                                                                    Exhibit 4.14

                                                                  EXECUTION COPY








                             GMH ACQUISITION CORP.

                      Senior Subordinated Notes due 2002

                              GMH HOLDINGS, INC.

                       Warrants to Purchase Common Stock











                        ______________________________


                               NOTE AND WARRANT
                              PURCHASE AGREEMENT

                        ______________________________











                         Dated as of December 21, 1995

                             TABLE OF CONTENTS

                                                                            Page
1.   Authorization of Notes and Warrants . . . . . . . . . . . . . . . .       1

2.   Sale and Purchase of Notes and Warrants . . . . . . . . . . . . . .       2
     2.1.   Purchase Price . . . . . . . . . . . . . . . . . . . . . . .       2
     2.2.   Issue Price. . . . . . . . . . . . . . . . . . . . . . . . .       2

3.   Closing; Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     3.1.   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     3.2.   Transaction Fee. . . . . . . . . . . . . . . . . . . . . . .       3
     3.3.   Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . .       3

4.   Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . .       3
     4.1.   Representations and Warranties . . . . . . . . . . . . . . .       3
     4.2.   Performance; No Default. . . . . . . . . . . . . . . . . . .       3
     4.3.   Compliance Certificate . . . . . . . . . . . . . . . . . . .       3
     4.4.   Opinions of Counsel. . . . . . . . . . . . . . . . . . . . .       4
     4.5.   Consummation of Acquisition. . . . . . . . . . . . . . . . .       4
     4.6.   Consummation of Merger . . . . . . . . . . . . . . . . . . .       4
     4.7.   Amendment of Certificate of Incorporation. . . . . . . . . .       5
     4.8.   Certain Agreements . . . . . . . . . . . . . . . . . . . . .       5
     4.9.   Consents, Agreements . . . . . . . . . . . . . . . . . . . .       5
     4.10.  Common Stock, Preferred Stock and Junior

            Subordinated Loans . . . . . . . . . . . . . . . . . . . . .       5
     4.11.  Senior Loans . . . . . . . . . . . . . . . . . . . . . . . .       6
     4.12.  Satisfaction of Obligations. . . . . . . . . . . . . . . . .       6
     4.13.  Compliance with Securities Laws. . . . . . . . . . . . . . .       6
     4.14.  No Adverse U.S. Legislation, Action or
            Decision, etc. . . . . . . . . . . . . . . . . . . . . . . .       6
     4.15.  No Actions Pending . . . . . . . . . . . . . . . . . . . . .       7
     4.16.  Purchase Permitted By Applicable Law, etc. . . . . . . . . .       7
     4.17.  Proceedings and Documents. . . . . . . . . . . . . . . . . .       7
     4.18.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
     4.19.  Transaction Expenses . . . . . . . . . . . . . . . . . . . .       7

5.   Representations and Warranties, etc.. . . . . . . . . . . . . . . .       7
     5.1.   Organization, Standing, etc. . . . . . . . . . . . . . . . .       7
     5.2.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .       9
     5.3.   Qualification. . . . . . . . . . . . . . . . . . . . . . . .       9
     5.4.   Business; Financial Statements . . . . . . . . . . . . . . .       9
     5.5.   Changes, etc.. . . . . . . . . . . . . . . . . . . . . . . .      10
     5.6.   Compliance with Other Instruments, etc.. . . . . . . . . . .      10
     5.7.   Governmental Consents, etc.. . . . . . . . . . . . . . . . .      10
     5.8.   Capital Stock and Related Matters. . . . . . . . . . . . . .      11
     5.9.   Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
     5.10.  Tax Returns and Payments . . . . . . . . . . . . . . . . . .      12
     5.11.  Title to Properties; Liens . . . . . . . . . . . . . . . . .      13
     5.12.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . .      13
     5.13.  Environmental Compliance . . . . . . . . . . . . . . . . . .      14
     5.14.  Patents, Trademarks, Authorizations, etc.. . . . . . . . . .      15
     5.15.  Federal Reserve Regulations. . . . . . . . . . . . . . . . .      15
     5.16.  Status Under Certain Federal Statutes. . . . . . . . . . . .      16
     5.17.  Foreign Assets Control Regulations, etc. . . . . . . . . . .      16
     5.18   Compliance with ERISA. . . . . . . . . . . . . . . . . . ...      16
     5.19.  Offer of Securities. . . . . . . . . . . . . . . . . . . . .      18
     5.20.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .      18
     5.21.  Solvency of the Company. . . . . . . . . . . . . . . . . . .      18
     5.22.  Certain Fees . . . . . . . . . . . . . . . . . . . . . . . .      19
     5.23.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .  .   19

6.   Purchase for Investment; Source of Funds. . . . . . . . . . . . . .      19

7.   Furnishing of Information . . . . . . . . . . . . . . . . . . . . .      20
     7.1.   Accounting; Financial Statements and Other
            Information. . . . . . . . . . . . . . . . . . . . . . . . .      20
     7.2.   Rule 144A. . . . . . . . . . . . . . . . . . . . . . . . . .      24

8.   Inspection; Confidentiality . . . . . . . . . . . . . . . . . . . .      25
     8.1.   Inspection . . . . . . . . . . . . . . . . . . . . . . . . .      25
     8.2.   Confidentiality. . . . . . . . . . . . . . . . . . . . . . .      25

9.   Prepayment of Notes . . . . . . . . . . . . . . . . . . . . . . . .      26
     9.1.   Required Prepayment Without Premium. . . . . . . . . . . . .      26
     9.2.   Optional Prepayments Without Premium . . . . . . . . . . . .      26
     9.3.   Optional Prepayments With Premium. . . . . . . . . . . . . .      26
     9.4.   Contingent Prepayments Upon Change of Control. . . . . . . .      26
     9.5    Master Premium Table . . . . . . . . . . . . . . . . . . . .      27
     9.6.   Notice of Optional Prepayments; Officers'
            Certificate. . . . . . . . . . . . . . . . . . . . . . . . .      27
     9.7.   Allocation of Partial Prepayments. . . . . . . . . . . . . .      28
     9.8.   Maturity; Surrender, etc.. . . . . . . . . . . . . . . . . .      28
     9.9.   Acquisition of Notes . . . . . . . . . . . . . . . . . . . .      28

10.  Business and Financial Covenants. . . . . . . . . . . . . . . . . .      28
     10.1.  Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
     10.2.  Liens, etc.. . . . . . . . . . . . . . . . . . . . . . . . .      29
     10.3.  Investments, Guaranties, etc.. . . . . . . . . . . . . . . .      31
     10.4.  Restricted Payments. . . . . . . . . . . . . . . . . . . . .      33
     10.5.  Consolidation, Merger, Sale of Assets, etc.. . . . . . . . .      33
     10.6.  Certain Financial Covenants. . . . . . . . . . . . . . . . .      35
     10.7.  Transactions with Affiliates . . . . . . . . . . . . . . . .      39
     10.8.  Corporate Existence, etc.; Business. . . . . . . . . . . . .      39
     10.9.  Subsidiary Stock and Indebtedness. . . . . . . . . . . . . .      40
     10.10. Payment of Taxes and Claims. . . . . . . . . . . . . . . . .      41
     10.11  Compliance with ERISA. . . . . . . . . . . . . . . . . . . .      41
     10.12. Maintenance of Properties; Insurance . . . . . . . . . . . .      42
     10.13. Other Loan Agreements. . . . . . . . . . . . . . . . . . . .      43

11.  Events of Default; Acceleration . . . . . . . . . . . . . . . . . .      43

12.  Remedies on Default, etc. . . . . . . . . . . . . . . . . . . . . .      46

13.  [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . .      47

14.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47

15.  Registration, Transfer and Substitution of Notes;
     Action by Noteholders . . . . . . . . . . . . . . . . . . . . . . .      61
     15.1.  Note Register; Ownership of Notes. . . . . . . . . . . . . .      61
     15.2.  Transfer and Exchange of Notes . . . . . . . . . . . . . . .      62
     15.3.  Replacement of Notes . . . . . . . . . . . . . . . . . . . .      62
     15.4.  Notes held by Company, etc., Deemed Not
            Outstanding. . . . . . . . . . . . . . . . . . . . . . . . .      62

16.  Payments on Notes . . . . . . . . . . . . . . . . . . . . . . . . .      62
     16.1.  Place of Payment . . . . . . . . . . . . . . . . . . . . . .      62
     16.2.  Home Office Payment. . . . . . . . . . . . . . . . . . . . .      63

17.  Expenses, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . .      63

18.  Survival of Representations and Warranties. . . . . . . . . . . . .      64

19.  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . .      64

20.  Notices, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .      65

21.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .      65

22.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .  . . .      66

SCHEDULE A   --     Schedule of Purchaser Information
SCHEDULE B   --     Schedule of Equity Purchasers
SCHEDULE C   --     Schedule of Debt and Liens
SCHEDULE D   --     Schedule of Investments
SCHEDULE E   --     Disclosure Schedule
EXHIBIT A    --     Form of Senior Subordinated Note due 2002
EXHIBIT B    --     Form of Warrant
EXHIBIT C-1  --     Form of Opinion of Company Counsel
EXHIBIT C-2  --     Form of Opinion of company's Georgia Counsel
EXHIBIT C-3  --     Form of Opinion of Purchaser's Counsel
EXHIBIT D    --     Form of Restated Certificate of Incorporation
                    of Holding
EXHIBIT E    --     Form of Stockholder's Agreement
EXHIBIT F    --     Form of Investors' Rights Agreement
EXHIBIT G    --     Form of Subordination Agreement

                             GMH Acquisition Corp.
                                 P.O. Box 1449
                           Waycross, Georgia  31502


                Senior Subordinated Notes due December 21, 2002
                       Warrants to Purchase Common Stock


                                                               December 21, 1995


The Equitable Life Assurance Society of the United States
787 Seventh Avenue
New York, New York  10019

Ladies and Gentlemen:

          GMF Acquisition Corp., a Delaware corporation (the "Company"), has entered into a Stock Purchase Agreement, dated as of October 10, 1995 (as amended, the "Stock Purchase Agreement"), with the Sellers (as defined in section 14), providing for the purchase of all of the issued and outstanding capital stock of General Manufactured Housing, Inc., a Georgia corporation ("GMH"). The Company is a wholly-owned subsidiary of GMH Holdings, Inc., a Delaware corporation ("Holding"). Concurrently with the consummation of the transactions contemplated by this Agreement, (i) the Company will acquire such stock of GMH and (ii) GMH Acquisition will be merged into GMH, with GMH as the surviving entity. For purposes of this Agreement, the term "Company" will refer to GMH Acquisition Corp. prior to such merger and to GMH, as the surviving entity with respect to such merger, thereafter.

          The transaction described above, together with the related transactions to be consummated on the Closing Date, are collectively sometimes referred to herein as the "Acquisition." Certain other capitalized terms used in this Agreement are defined in section 14; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

          The GMH Companies agree with you as follows:

          1. Authorization of Notes and Warrants. In connection with the Acquisition, (a) the Company will authorize the issue and sale of $17,243,295 aggregate principal amount of its Senior Subordinated Notes due December 21, 2002 (the "Notes," such term to include any such notes issued in substitution therefor pursuant to section 15), to be substantially in the form of the Note set out in Exhibit A, with such changes therefrom, if any, as may be approved by you and the Company; and (b) Holding will authorize the issue and sale of warrants (the "Warrants," such term to include any warrants issued in substitution therefor pursuant to section 12.3 of the Warrant) to purchase 350,000 shares of, at the election of the holder, either the Class A Common Stock or the Class B Common Stock of Holding at an initial exercise price of $.01 per share, to be substantially in the form of the Warrant set out in Exhibit B, with such changes therefrom, if any, as may be approved by you and Holding.

          2.   Sale and Purchase of Notes and Warrants.

          2.1. Purchase Price. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in section 3, Notes in the aggregate principal amount specified in section 1, and subject to the terms and conditions of this Agreement, Holding will issue and sell to you and you will purchase from Holding, at the Closing provided for in section 3, Warrants for the number of shares of Common Stock specified in section 1; for a combined purchase price of $15,000,000.

          2.2. Issue Price. The Company, Holding and you agree for U.S. federal income tax purposes (a) that (x) the present value as of the Closing Date of all payments under the Notes, using a discount rate based on a yield which the Company, Holding and you agree is the original yield of comparable debt instruments not issued as part of an investment unit (which rate is not less than the applicable federal rate on the date the Notes are issued), is $994.67 per $1,000 principal amount, and that (y) the aggregate "issue price" under 1273(b) of the Code of all of the Notes to be issued hereunder is $14,920,000; and (b) that the aggregate purchase price under 1273(b) of the Code of all of the Warrants to be issued hereunder is $80,000. The Company, Holding and you agree to use the foregoing issue price, purchase price, value and the yield which results in such issue price for U.S. f ederal income tax purposes with respect to this transaction.

          3.   Closing; Fees.

          3.1. Closing. The sale of the Notes and Warrants to be purchased by you shall take place at the offices of Nixon, Hargrave, Devans & Doyle LLP, 437 Madison Avenue, New York, New York 10022, at 10:00 a.m., New York City time, at a closing (the "Closing") on December 21, 1995 or on such other Business Day thereafter on or prior to December 31, 1995 as may be agreed upon by the Company and you. At the Closing (a) the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the closing and registered in your name (or in the name of your nominee), and (b) Holding will deliver to you the Warrants to be purchased by you in the form of a single warrant certificate (or such greater number of warrant certificates as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee); against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor. If at the Closing the Company or Holding shall fail to tender such Notes or such Warrants to you as provided above in this section 3, or any of the conditions specified in section 4 shall not have been fulfilled, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such nonfulfillment.

          3.2. Transaction Fee. On the date of the Closing, the Company will pay to Alliance Corporate Finance Group Incorporated, in immediately available funds, a transaction fee equal to $300,000.

          3.3. Legal Fees. On the date of the Closing, the Company will pay the fees and disbursements of your special counsel incurred in connection with the transaction contemplated by this Agreement and set forth in a statement delivered to the Company on or prior to the date of the Closing, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor, additional fees and disbursements of your special counsel, if any, incurred in connection with the closing of such transactions.

          4. Conditions to Closing. Your obligation to purchase and pay for the Notes and Warrants to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

          4.1. Representations and Warranties. The representations and warranties of the GMH Companies contained in this Agreement and those otherwise made in writing by either of the GMH Companies in connection with the Acquisition and the transactions contemplated by this Agreement shall be correct when made and at the time of the Closing, except as affected by the consummation of the Acquisition and any related transactions entered into in connection therewith.

          4.2. Performance; No Default. Each of the GMH Companies shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and at the time of the Closing no Event of Default or Potential Event of Default shall have occurred and be continuing.

          4.3. Compliance Certificate. The Company shall have delivered to you an Officers' Certificate of the Company, dated the date of the Closing, certifying that the conditions specified in sections 4.1 and 4.2 have been fulfilled and that, after giving effect to the issuance of all of the Notes and Warrants, each of the GMH Companies will be in compliance in all material respects with the most stringent limitations on the incurrence or maintenance of Debt contained in any instrument or agreement applicable to or binding on either of them or certifying that a complete and correct copy of a waiver or waivers of compliance with such limitations is attached to such officers' Certificate.

          4.4. Opinions of Counsel. You shall have received (a) from Nixon, Hargrave, Devans & Doyle LLP, counsel for the GMH Companies, (b) from Powell, Goldstein, Frazer & Murphy, special Georgia counsel for the GMH Companies and
(c) from Becker, Glynn, Melamed & Muffly LLP, your special counsel in connection with the transactions contemplated by this Agreement, favorable opinions substantially in the forms set forth in Exhibits C-1, C-2 and C-3, respectively, and covering such other matters incident to such transaction as you may reasonably request, each addressed to you, dated the date of the Closing and otherwise satisfactory in substance and form to you. You shall also have received copies of the opinions delivered by counsel for the GMH Companies and counsel for the Sellers in connection with the consummation of the Acquisition, accompanied by letters, dated the Closing Date and addressed to you, from such counsel stating that you are entitled to rely on such opinions as if they were addressed to you.

          4.5. Consummation of Acquisition. The transactions contemplated by the Stock Purchase Agreement shall have been duly consummated. The Stock Purchase Agreement shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived except with your prior written consent. The purchase price under the Stock Purchase Agreement shall have been paid in full in a combination of cash and Installment Promissory Notes, and the Company shall have no further obligation with respect to the purchase price except as set forth in the Stock Purchase Agreement. You and your special counsel shall have received complete and correct copies of the Stock Purchase Agreement as executed, with all exhibits and schedules thereto, and of each document required under the Stock Purchase Agreement to be delivered or filed in connection with the consummation of the Acquisition. All taxes, fees and other expenses incurred in connection with the transactions contemplated by the Stock Purchase Agreement which are required to be paid or provided for as a condition to the due consummation of such transactions shall have been duly paid or provided for by the Sellers or the Company. All governmental authorizations, consents, approvals, exemptions or other actions required in connection with the Acquisition shall have been duly received.

          4.6. Consummation of Merger. The Merger shall have been duly consummated in accordance with the laws of the States of Delaware and Georgia and the Plan of Merger and General Manufactured Housing, Inc., a Georgia corporation, shall be the surviving entity. The Plan of Merger shall be satisfactory to you in form and substance and shall have been duly filed with the Secretary of State of the States of Delaware and Georgia. All governmental authorizations, consents, approvals, exemptions or other actions required in connection with such Merger shall have been duly obtained or taken.

          4.7. Amendment of Certificate of Incorporation. The Certificate of Incorporation of Holding shall have been amended and restated to include substantially the provisions set forth in Exhibit D relating to the Class B Common Stock and, except as so amended, the Certificate of Incorporation shall not have been amended or modified without your prior written consent.

          4.8.  Certain Agreements.

          (a) Stockholders' Agreement. Holding and the Persons listed on part I of Schedule B shall have executed and delivered to you the Stockholders' Agreement substantially in the form of Exhibit E.

          (b) Investors' Rights Agreements. The Investors' Rights Agreement shall have been executed and delivered by the parties thereto, substantially in the form of Exhibit F.

          (c) Subordination Agreement. The Subordination Agreement shall have been executed and delivered by the parties thereto, substantially in the form of Exhibit G.

          4.9. Consents, Agreements. Each of the Company and Holding shall have obtained all consents and waivers, under any term of any agreement or instrument to which it is a party or by which it or any of its properties or assets is bound, or any term of any applicable law, ordinance, rule or regulation of any governmental authority (including without limitation the Department of Housing and Urban Development) or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, necessary or appropriate in connection with the Acquisition, and such consents and waivers shall be in full force and effect on the Closing Date. A complete and correct copy of each of such consents and waivers shall have been delivered to you.

          4.10. Common Stock, Preferred Stock and Junior Subordinated Loans. Holding shall have sold shares of Class A Common Stock to the purchasers of Class A Common Stock listed in part 1 of Schedule B and shall have received payment in full therefor in an amount in cash of not less than $1,318,750. Holding shall have sold shares of the Series A Preferred Stock to the purchasers of Series A Preferred Stock listed in part 2 of Schedule B and shall have received payment in full therefor in an aggregate amount in cash of not less than $7,720,000. Holding shall have sold shares of the Series B Preferred Stock to the purchasers of Series B Preferred Stock listed in part 3 of Schedule B and shall have received payment in full therefor in an aggregate amount in cash of not less than $2,150,000. The Company shall have issued $5,000,000 aggregate principal amount of the Junior Subordinated Notes and shall have received payment in full therefor in an amount in cash equal to the face amount thereof. The RFE Securities Purchase Agreement shall be satisfactory in form and substance to you and shall be in full force and effect on the Closing Date and no term or condition thereof shall have been amended or modified without your consent. A complete and correct copy of the RFE Securities Purchase Agreement shall have been delivered to you.

          4.11. Senior Loans. Concurrently with the Closing, the Company shall have borrowed from the Senior Lenders, as a term loan, the principal amount of $20,000,000 pursuant to the Senior Loan Agreement; and the Company shall have available to it under the Senior Loan Agreement an additional $6,000,000 principal amount as a revolving credit facility. The Senior Loan Agreement and the related security agreements shall be satisfactory in form and substance to you and shall be in full force and effect on the Closing Date and no term or condition thereof shall have been amended or modified without your consent. A complete and correct copy of each of the Senior Loan Agreement and such security agreements shall have been delivered to you, together with evidence satisfactory to you of such borrowings under the Senior Loan Agreement.

          4.12. Satisfaction of Obligations. All of the obligations of the GMH Companies shown on Schedule C as obligations that are required or intended to be satisfied on or prior to the Closing Date shall have been satisfied in full and all Liens securing any of such obligations shall have been released.

          4.13. Compliance with Securities Laws. The offering and sale of the Notes and Warrants to you, and the offering and sale of the Common Stock, the Preferred Stock and the Junior Subordinated Notes to be issued by Holding at or prior to the Closing, shall have complied with all applicable requirements of federal and state securities laws and you shall have received evidence thereof in form and substance satisfactory to you.

          4.14. No Adverse U.S. Legislation, Action or Decision, etc. No legislation shall have been enacted by either house of Congress or favorably reported by any committee thereof, no other action shall have been taken by any United States governmental authority, whether by order, regulation, rule, ruling or otherwise, and no decision shall have been rendered by any court of competent jurisdiction in the United States, which would materially and adversely affect the Notes or the Warrants being purchased by you hereunder.

          4.15. No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental body or any other Person or any other legal or administrative proceeding pending or, to the Company's knowledge, threatened, which questions the validity or legality of the Acquisition or the other transactions contemplated by this Agreement or which seeks damages or injunctive or other equitable relief in connection therewith.

          4.16. Purchase Permitted By Applicable Law, etc. On the date of the Closing, your purchase of Notes and Warrants (a) shall be permitted by the laws and regulations of each jurisdiction to which you are subject and (b) shall not subject you to any tax, penalty or, in your reasonable judgment, other onerous condition by reason of any change after the date of this Agreement in any applicable law or governmental regulation. If requested by you, you shall have received, at least five Business Days prior to the Closing, an Officers' Certificate of the Company certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

          4.17. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

          4.18. Fees. The fees required to be paid by sections 3.2 and 3.3 shall have been paid as therein provided.

          4.19. Transaction Expenses. The transaction fees and expenses payable in connection with the Acquisition and the other transactions contemplated by this Agreement, including without limitation the fees referred to in sections 3.2, 3.3 and 5.22, shall not exceed $4,100,000 in the aggregate, and the Company shall have delivered to you a letter to that effect.

          5. Representations and Warranties, etc. The Company and Holding hereby jointly and severally represent and warrant that:

          5.1.  Organization, Standing, etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties (including the properties to be owned and operated by it after consummation of the Acquisition), to carry on its business as now conducted and as proposed to be conducted following the Acquisition, to enter into this Agreement and the Operative Agreements to which it is a party, to issue and sell the Notes, and the' Junior Subordinated Notes to be issued by it in connection with the Acquisition, and to carry out the transactions contemplated by this Agreement and the Operative Agreements to which it is a party.

          (b) Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and as proposed to be conducted following the Acquisition, to enter into this Agreement and the Operative Agreements to which it is a party, to issue and sell the Warrants, and the Common Stock and Preferred Stock, and to carry out the transactions contemplated by this Agreement and the Operative Agreements to which it is a party.

          (c) The Company was organized on October 5, 1994 and has not engaged in any business other than the issuance of its capital stock and the negotiation and consummation of the transactions contemplated by this Agreement, the Stock Purchase Agreement, the RFE Securities Purchase Agreement and the Senior Loan Agreement, and has incurred no liabilities except for expenses and liabilities incident to its organization and to the carrying out of the transactions contemplated by this Agreement and the Operative Agreements.

          (d) Holding was organized cn November 20, 1995 and has not engaged in any business other than the issuance of its capital stock and the negotiation and consummation of the transactions contemplated by this Agreement, the Stock Purchase Agreement, the RFE Securities Purchase Agreement and the Senior Loan Agreement, and has incurred no liabilities except for expenses and liabilities incident to its organization and to the carrying out of the transactions contemplated by this Agreement and the Operative Agreements.

          (e) GMH is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and as proposed to be conducted following the Acquisition, to enter into this Agreement and the Operative Agreements to which it is a party and to carry out the transactions contemplated by this Agreement and the Operative Agreements to which it is a party.

          5.2. Subsidiaries. As of the date of this Agreement none of the GMH Companies has, and on the Closing Date after giving effect to the Acquisition and the other transactions contemplated by this Agreement, none of them will have, any Subsidiaries other than (in the case of Holding) the Company.

          5.3. Qualification. Each of the GMH Companies is, and after giving effect to the Acquisition will be, duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a materially adverse effect on the GMH Companies.

          5.4. Business; Financial Statements. The Company has delivered to you complete and correct copies of (a) the audited financial statements of GMH as and for the fiscal years ending December 31, 1992, 1993 and 1994 (including the balance sheets and the related statements of income and cash flows), with the report thereon of Arthur Andersen LLP, independent public accountants, for 1994, and of Earl A. Lawson, independent public accountant, for 1993 and 1992; (b) the audited balance sheet of GMH as and for the ten month period ending October 31, 1995, with the report thereon of Arthur Andersen LLP (the financial statements described in the foregoing clause (a) and in this clause (b) being referred to collectively as the "Audited Financial Statements"); (c) unaudited statements of income and cash flows for the ten months ended October 31, 1995 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"); and (d) the pro forma balance sheet of the Company as of November 30, 1995 (the "Pro Forma Balance Sheet"), giving pro forma effect to the Acquisition, the issuance of the Notes and Warrants hereunder, the borrowing under the Senior Loan Agreement and the issuance of the Common Stock, the Preferred Stock and the Junior Subordinated Notes as contemplated hereby, as if such transactions were consummated on the date of the Pro Forma Balance Sheet. The Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods specified (except such changes as are therein specified and except, in the case of the Unaudited Financial Statements, for the absence of footnotes and for year-end audit adjustments), and present fairly the financial position of GMH as of the respective dates specified and the results of its operations and changes in financial position for the respective periods specified. The Pro Forma Balance Sheet gives pro forma effect to the Acquisition and the other transactions contemplated hereby and by the Senior Loan Agreement and the issuance of the Common Stock, the Preferred Stock and the Junior Subordinated Notes in connection with such transactions. The Pro Forma Balance Sheet has been prepared on the basis stated therein (including the assumptions set forth therein, which were reasonable assumptions when made and are reasonable assumptions as of the date hereof).

          5.5. Changes, etc. There has been no materially adverse change in the assets, liabilities or financial condition of the Company since its incorporation other than changes contemplated by this Agreement and the Operative Agreements. Since December 31, 1994, (a) except as set forth in Schedule E, there has been no change in the assets, liabilities or financial condition of GMH, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to GMH, and (b) neither the business, operations or affairs nor any of the properties or assets of GMH have been affected by any occurrence or development (whether or not insured against) which has been, either in any case or in the aggregate, materially adverse to GMH.

          5.6. Compliance with Other Instruments, etc. None of the GMH Companies is, and after giving effect to the Acquisition and the financing thereof none of them will be, in violation of its Certificate of Incorporation or by-laws. None of the GMH Companies is, and after giving effect to the Acquisition and the financing thereof none of the GMH Companies will be, in violation of any term of any agreement or instrument to which it is a party or by which it or any of its properties or assets is bound, or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would have a materially adverse effect on the business, operations, affairs, condition (financial or otherwise), properties or assets of any of the GMH Companies; the execution, delivery and performance of this Agreement and the Notes and Warrants and the issuance of the Common Stock, the Preferred Stock and the Junior Subordinated Notes to be issued as contemplated hereby, and the execution, delivery and performance of the Operative Agreements, will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on any of the GMH Companies to create) any Lien, other than Liens described in section 10.2 hereof, upon any of the properties or assets of the GMH Companies pursuant to any such term; and there is no such term which materially adversely affects, or which in the future and after giving effect to the Acquisition would materially adversely affect the business, operations, affairs, condition (financial or otherwise), properties or assets of the GMH Companies.

          5.7. Governmental Consents, etc. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the GMH Companies is required for the.valid execution and delivery of this Agreement, the Stock Purchase Agreement or any of the other Operative Agreements (other than those which have been duly obtained or made and other than the filing of Uniform Commercial Code financing statements as required by the Senior Loan Agreement) or the consummation of the transactions contemplated hereby or thereby or the valid offer, issue, sale and delivery of the Notes and Warrants.

          5.8.  Capital Stock and Related Matters.

          (a) As of the Closing Date, the authorized capital stock of Holding will consist of 4,375,000 shares of Class A Common Stock, 787,500 shares of Class B Common Stock, 2,150,000 shares of Class C Common Stock, 8,000,000 shares of Series A Preferred Stock and 2,150,000 shares of Series B Preferred Stock. On the Closing Date after giving effect to the transactions contemplated by this Agreement and the Operative Agreements, 1,656,250 shares of the Class A Common Stock, no shares of Class B Common Stock, no shares of the Class C Common Stock, 8,000,000 shares of Series A Preferred Stock and 2,150,000 shares of the Series B Preferred Stock will be issued and outstanding. The shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, and the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock, have been duly authorized and validly reserved for issuance upon such exercise or conversion and, when so issued, will be validly issued, fully paid and non-assessable. As of the Closing Date, Holding will not have outstanding securities convertible into or exchangeable for any shares of its capital stock, nor will it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, other than
(i) as set forth in the Stockholders' Agreement and Investors' Rights Agreement,
(ii) as set forth in the Restated Certificate of Incorporation of Holding as of the Closing Date, (iii) the Warrants and (iv) the warrants issued to principals and employees of Larkspur Capital Corporation.

          (b) As of the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Operative Agreements, the authorized capital stock of the Company will consist of 100,000 shares of common stock, par value $100 per share, of which 5,250 shares will be issued and outstanding. As of the Closing Date, the Company will not have outstanding securities convertible into or exchangeable for any shares of its capital stock, nor will it have outstanding securities convertible into or exchangeable for any shares of its capital stork, nor will it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock.

          (c) As of the Closing Date and after giving effect to the Acquisition and the other transactions contemplated hereby, except as set forth in the Investors' Rights Agreement, none of the GMH Companies will be subject to any obligation (contingent or otherwise) to repurchase or otherwise to acquire or retire any shares of its capital stock. Except as set forth in the Stockholders' Agreement, none of the GMH Companies is required to file, nor has it filed, pursuant to Section 12 or Section 15(d) of the Exchange Act, a registration statement relating to any class of its debt or equity securities.

          5.9. Debt. Schedule C-1 correctly describes all secured and unsecured Debt of the GMH Companies, including Debt of GMH, outstanding, or for which any of them has commitments (other than the Notes, the Junior Subordinated Notes and the loans outstanding under the Senior Loan Agreement), and identifies the collateral securing any 'of such Debt that is secured. Except as set forth on Schedule C-2, on the Closing Date and after giving effect to the Acquisition the GMH Companies will have no Debt outstanding. On the Closing Date after giving effect to the repayment of the obligations that are shown on Schedule C-1 as obligations that are required or intended to be satisfied on or prior to the Closing Date, the GMH Companies will not be in default with respect to any Debt or any instrument or agreement relating thereto.

          5.10. Tax Returns and Payments. Neither the Company nor Holding has incurred any liability for any taxes, assessments or other governmental charges with respect to it or to any of its properties, assets, income or franchises, whether or not now due and payable (other than state franchise taxes and similar taxes payable solely as a result of the organization or qualification of Holding and the Company). GMH has filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges levied upon it and any of its properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest and those presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made. The Federal income tax liabilities of GMH has been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all fiscal periods through December 31, 1991. The charges, accruals and reserves on the book s of GMH in respect of income taxes for all fiscal periods are adequate in all material respects in the opinion of the Company, and the Company knows of no unpaid assessment for additional Federal, state or foreign income taxes for any period or any basis for any such assessment.

          5.11. Title to Properties; Liens. On the Closing Date and after giving effect to the Acquisition and the other transactions contemplated by this Agreement, each of the GMH Companies will have good and sufficient title to all of its properties and assets, including the properties and assets reflected in the Pro Forma Balance Sheet referred to in section 5.4 (other than inventory disposed of in the ordinary course of business after the respective dates thereof), and none of such properties or assets is subject to any Liens except such as are permitted by section 10.2. On the Closing Date and after giving effect to the Acquisition and the other transactions contemplated by this Agreement, each of the GMH Companies will enjoy peaceful and undisturbed possession under all leases necessary for the operation of its properties and assets, and all such leases will be valid and subsisting and will be in full force and effect. Except to perfect and protect security interests of the character permitted by section 10.2, no presently effective financing statement under the Uniform

Commercial Code which names Holding or the Company as debtor is on file in any jurisdiction, and neither Holding nor the Company has signed any presently effective financing statement or any presently effective security agreement authorizing any secured party thereunder to file any such financing statement. No presently effective financing statement under the Uniform Commercial Code which names GMH as debtor is on file in any jurisdiction and GMH has not signed any presently effective financing statement or any presently effective security agreement authorizing any secured party thereunder to file any such financing statement, except in each case for such financing statements or security agreements which will concurrently with the Closing be terminated and as to which Uniform Commercial Code termination statements have been or will concurrently with the Closing be filed in such jurisdiction or be delivered to the Senior Lenders for filing [; and except for financing statements relating to the Ware County Obligation].

          5.12. Litigation. There is no action, proceeding or investigation pending or, to the knowledge of any of the GMH Companies, threatened (or any basis therefor known to the Company) which questions the validity or legality of this Agreement, the Notes or the Warrants, or any action taken or to be taken pursuant to this Agreement, the Notes, the Warrants, the Stock Purchase Agreement or any of the other Operative Agreements or which would result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, condition (financial or otherwise), properties or assets of any of the GMH Companies, or in any liability on the part of the GMH Companies, which would be material to the GMH Companies, taken as a whole.

          5.13.  Environmental Compliance. Except as disclosed in Schedule E:

          (a) the Premises are not being and have not been used for the treatment, generation, transportation, processing, handling or production of any Hazardous Substance, or for the storage of petroleum or petroleum based products other than those referenced in the Environmental Reports;

          (b) the Premises are not being and have not been used for the disposal of any Hazardous Substance, or as a landfill, or other waste disposal site;

          (c) the Premises are not being and have not been used for storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Waste, or as a Hazardous Waste landfill or other Hazardous Waste disposal site;

          (d) underground storage tanks are not and have not been located on the Premises;

          (e) the soil, subsoil, bedrock, surface water and groundwater of the Premises are free of any Hazardous Substances;

          (f) there has been no Release nor is there the threat of a Release of any Hazardous Substance on, at or from the Premises which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Premises, and none of the GMH Companies has received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, licensee or occupant of the Premises or any other Person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Premises;

          (g) all necessary Environmental Permits have been obtained and are in full force and effect;

          (h) no event has occurred with respect to the Premises which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable current Environmental Law or non-compliance with any Environmental Permit, and at all times the Premises and all present and prior uses thereof have substantially complied with all Environmental Laws;

          (i) there are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Premises which require containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Premises;

          (j) there are no actions, suits, claims or proceedings, pending, or threatened, which would cause the incurrence of expenses or costs of any kind or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, the presence of any Hazardous Substance or a release or the threat of a Release of any Hazardous Substance on, at or from the Premises or human exposure to any Hazardous Substance;

          (k) GMH is in substantial compliance with all applicable Environmental Laws;

          (l) GMH has not received any notice of, or been subject to, any administrative or judicial proceeding pursuant to any applicable Environmental Law, either now or at any time during the past three years; and

          (m) there are no present facts or circumstances that form the basis for the assertion of any claim against GMH relating to environmental matters including, without limitation, any claim arising from past or present environmental practices asserted under CERCLA or RCRA or any other federal, state or local environmental statute.

          5.14. Patents, Trademarks, Authorizations, etc. After giving effect to the Acquisition, each of the GMH Companies will own, possess or be licensed or otherwise have the full right to use, all patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, technology, know-how and processes, and all rights with respect to the foregoing, necessary for the conduct of its business, without any known conflict with the rights of others.

          5.15. Federal Reserve Regulations. The GMH Companies will not, directly or indirectly, use any of the proceeds of the sale of the Notes and.Warrants for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock," or for any other purpose which might constitute this transaction a "purpose credit," in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended) or Regulation U of such Board (12 C.F.R. 221, as amended), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or Regulation U or of Regulation T (12 C.F.R. 22.0, as amended) or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board. No Debt of the GMH Companies, including Debt of GMH being reduced or retired out of the proceeds of the sale of the Notes and Warrants, was incurred for the purpose of purchasing or carrying any such "margin stock," and none of the GMH Companies owns or has any present intention of acquiring any such "margin stock."

          5.16. Status Under Certain Federal Statutes. None of the GMH Companies is, and after giving effect to the Acquisition none of them will be,
(a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act bf 1940, as amended;
(b) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; (c) a "public utility" as such term is defined in the Federal Power Act, as amended; or (d) a "rail carrier or a person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., or a "carrier" to which 49 U.S.C. 11301(b)(1) is applicable.

          5.17. Foreign Assets Control Regulations, etc. Neither the issue and sale of the Notes and Warrants by the GMH Companies nor their use of the proceeds thereof as contemplated by this Agreement will violate the Foreign Assets Control

Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Iranian Transactions Regulations, the Iraqi Sanctions Regulations, the Libyan Sanctions Regulations, or any similar foreign assets control or export control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V as amended) or the restrictions set forth in Executive Orders No. 8389, 9193, 12543 (Libya), 12544 (Libya), 12801 (Libya),
12722 (Iraq), 12724 (Iraq), as amended, of the President of the United States of America or of any rules or regulations issued thereunder.

          5.18.  Compliance with ERISA.

          (a) None of the GMH Companies has breached the fiduciary rules of ERISA or engaged in any prohibited transaction in connection with which it could be subjected to (in the case of any such breach) a suit for damages or (in the case of any such prohibited transaction) either a civil penalty assessed under section 502(i) of ERISA or a tax imposed by section 4975 of the Code, which suit, penalty or tax, in any case, would be materially adverse to any of the GMH Companies.

          (b) No Plan which is a defined benefit plan or any trust created under any such Plan has been terminated since September 2, 1974. None of the GMH Companies nor any Related Person has within the past six years contributed to a single employer plan which has at least two contributing sponsors not under common control or ceased operations at a facility in a manner which could result in liability of any of the GMH Companies under section 4062(f) of ERISA. No liability to the PBGC has been or is expected by any of the GMH Companies to be incurred with respect to any Plan which is or would be materially adverse to any of the GMH Companies. There has been no reportable event (within the meaning of section 4043(b) of ERISA) or any other event or condition with respect to any Plan which presents a risk of termination of any such Plan by the PBGC under circumstances which in any case could result in liability which would be materially adverse to any of the GMH Companies.

          (c) Full payment has been made of all amounts which any of the GMH Companies or any Related Person is required under the terms of each Plan to have paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof.

          (d) The present value of all vested accrued benefits under all Plans that are defined benefit plans, determined as of the end of each of the GMH Companies' most recently ended fiscal year on the basis of reasonable actuarial assumptions, does not exceed the current value of the assets of such Plans allocable to such vested accrued benefits. The terms "present value", "current value", and "accrued benefit" have the meanings specified in section 3 of ERISA.

          (e) None of the GMH Companies is or has ever been obligated to contribute to any Multiemployer Plan.

          (f) The execution and delivery of this Agreement and the issue and sale of the Notes hereunder will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the GMH Companies in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in section 6.2 of this Agreement as to the source of the funds used to pay the purchase price of the Notes purchased by you. None of the GMH Companies is a party in interest with respect to any employee benefit plan whose name has been disclosed to the Company pursuant to section 6.2 and securities of the GMH Companies are not employer securities with respect to any such plan. As used in this section 5.18(f), the terms "employee benefit plans" and "party in interest" have the respective meanings specified in section 3 of ERISA and the term "employer*securities" has the meaning specified in section 407 (d) (1) of ERISA.

          5.19. Offer of Securities. Neither the GMH Companies nor Larkspur Capital Corporation (the only Persons authorized or employed by any of the GMH Companies to act as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or Warrants or any similar securities of the GMH Companies) has directly or indirectly offered the securities to be purchased by you pursuant to this Agreement or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than, in the case of the Notes and the Warrants, you and approximately 32 other institutional investors and, in the case of the Class A Common Stock, the Preferred Stock and the Junior Subordinated Notes, to the purchasers listed in Schedule B. Neither the GMH Companies nor anyone acting on their behalf has taken or will take any action which would subject the issuance and sale of the Notes or the Warrants to the registration and prospectus delivery provisions of the Securities Act.

          5.20. Use of Proceeds. The GMH Companies will apply the proceeds of the sale of the Notes and the Warrants solely to the payment of the purchase price under the Stock Purchase Agreement and for the payment of expenses incurred in connection with the transactions contemplated hereby.

          5.21. Solvency of the Company. As of the Closing Date and after giving effect to the Acquisition and the other transactions contemplated hereby,
(a) the aggregate value of all of the assets of the GMH Companies, at a fair valuation (determined in accordance with applicable law), will exceed the total liabilities of such GMH Company (including contingent, subordinated, unmatured and unliquidated liabilities); (b) each GMH Company will be able to pay its debts as they mature; (c) neither of the GMH Companies will have unreasonably small capital for the business in which it is proposed to be engaged; and (d) each of the GMH Companies will be able to satisfy in full any final judgment which either results from an action for money damages pending against it on the Closing Date or was a judgment in such an action docketed against it on the Closing Date. For purposes of this section 5.21, the "fair valuation" of any asset will be that amount which may be realized within a reasonable time, either through collection or sale of such asset at fair market value, defining the latter as the amount which could be obtained for the property in question within such period by a willing seller from a willing buyer, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. None of the GMH Companies has any intent to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted or to incur debts that would be beyond its ability to pay as they mature.

          5.22. Certain Fees. Except for the fees referred to in section 3, the closing fee payable to SIHI in the amount of $500,000, the investment banking fee payable to Larkspur Capital Corporation in the amount of $1,565,000, and the broker's fee payable to R. Lewis Ray in the amount of $500,000, no broker's or finder's fee or commission has been paid or will be payable with respect to the offer, issue and sale of the Notes or the Warrants or with respect to the Acquisition, and each of the GMH Companies hereby indemnifies you against, and will hold you harmless from, any claim, demand or liability asserted against you for broker's or finder's fees alleged to have been incurred by any of the GMH Companies or any other Person (other than you or your Affiliates) in connection with any such offer, issue and sale or the Acquisition or any of the other transactions contemplated by this Agreement, the Stock Purchase Agreement or any of the other Operative Agreements.

          5.23. Disclosure. Neither this Agreement nor the Private Placement Memorandum nor any other document, certificate or instrument delivered to you by any of the GMH Companies or Larkspur Capital Corporation in connection with the transactions contemplated by this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any of the GMH Companies (other than matters of a general economic or political nature which do not affect the GMH Companies uniquely) which materially adversely affects the business, operations, affairs, condition (financial or otherwise), properties or assets of the GMH Companies, which has not been set forth in this Agreement or in the other documents, certificates and instruments delivered to you by the GMH Companies or Larkspur Capital Corporation in connection with the transactions contemplated hereby and thereby.

          6.   Purchase for Investment; Source of Funds.

          6.1. You represent and warrant that you are purchasing the Notes and Warrants for your own account not with a view to the distribution thereof or with any present intention of distributing or selling any of the Notes or Warrants, provided that the disposition of your or their property shall at all times be within your or their control.

          6.2. You represent that no part of the funds to be used by you to pay the purchase price of the Notes and Warrants constitutes assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest.

As used in this section 6.2, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

          7.   Furnishing of Information.

          7.1. Accounting; Financial Statements and Other Information. Holding will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles, and will accrue, and will cause each of its Subsidiaries to accrue, all such liabilities as shall be required by generally accepted accounting principles. The Company will deliver (in duplicate) to you, so long as you shall be entitled to purchase Notes and Warrants under this Agreement or you or your nominee shall be the holder of any Notes or Warrants, and to each other institutional holder of any Notes or Warrants:

               (a) within 45 days after the end of each of the first three quarterly fiscal periods in each fiscal year of Holding, consolidated and consolidating balance sheets of Holding and its Subsidiaries as at the end of such period and the related consolidated (and, as to statements of income and cash flows, consolidating) statements of income, stockholders' equity and cash flows of Holding and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated and (where applicable) consolidating figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of Holding as presenting fairly, in accordance with generally accepted accounting principles (except for the absence of notes thereto) applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

               (b) within 90 days after the end of each fiscal year of Holding, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated (and, as to statements of income and cash flows, consolidating) statements of income, stockholders' equity and cash flows of Holding and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated and (where applicable) consolidating figures for the previous fiscal year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon of Arthur Andersen LLP or other independent public accountants of recognized national standing selected by the Company (and reasonably satisfactory to you, so long as you shall be entitled to purchase Notes and Warrants under this Agreement or you or your nominee shall be the holder of any of the Notes or Warrants, and to the holder or holders of at least 66 2/3% in principal amount of the Notes then outstanding) (subject to section 15.4), which report shall state that such consolidated financial statements present fairly the financial position of Holding and its subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted standards and (ii) in the case of such consolidating financial statements, certified by a principal financial officer of Holding as presenting fairly, in accordance with generally accepted accounting principles applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

               (c) together with each delivery of financial statements pursuant to subdivisions (a) and (b) of this section 7.1, an Officers' Certificate of Holding (i) stating that the signers have reviewed the terms of this Agreement and of the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holding and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holding or the Company has taken or is taking or proposes to take with respect thereto, (ii) specifying the amount available at the end of such accounting period for Restricted Payments in compliance with section 10.4 and showing in reasonable detail all calculations required in arriving at such amount, and (iii) demonstrating -n reasonable detail compliance during and at the end of such accounting period with the restrictions contained in sections 10.1 through 10.6;

               (d) together with each delivery of financial statements pursuant to subdivision (b) of this section 7.1, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and of the Notes and that such review is sufficient to enable them to make the statement referred to in clause (iii) of this subdivision (d) (it being understood that no special audit procedures, other than those required by generally accepted auditing standards, shall be required), (ii) stating whether, in the course of their audit examination, they obtained knowledge (and whether, as of the date of such written statement, they have knowledge) of the existence of any condition or event which constitutes an Event of Default or Potential Event of Default, and, if so, specifying the nature and period of existence thereof, and (iii) stating that they have examined the Officers' Certificate delivered in connection therewith pursuant to subdivision (c) of this section 7.1 and that the matters set forth in such Officers' Certificate pursuant to clauses (ii) and (iii) of such subdivision (c) have been properly stated in accordance with the terms of this Agreement;

               (e) in addition to the financial statements required by subdivisions (a) and (b) of this section 7.1, within 30 days after the end of each month, consolidated balance sheets of Holding and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flows of Holding and its Subsidiaries for such month and (in the case of the second through twelfth month of the fiscal year) for the period from the beginning of the current fiscal year to the end of such month, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of Holding as presenting fairly, in accordance with generally accepted accounting principles (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

               (f) at least fifteen days prior to the commencement of each fiscal year commencing with the 1996 fiscal year, financial forecasts and budgets for such fiscal year (including consolidated and consolidating balance sheets, income statements and statements of cash flows), setting forth the principal assumptions upon which such forecasts and budgets are based;

               (g) promptly upon receipt thereof, copies of all reports submitted to any of the GMH Companies by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any Subsidiary made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

               (h) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by any of the GMH Companies to its security holders or by any Subsidiary to its security holders other than the Company or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses filed by any of the GMH Companies or any Subsidiary with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions, and of all press releases and other statements made available generally by any of the GMH Companies or any Subsidiary to the public concerning material developments in the business of the GMH Companies or their Subsidiaries;

               (i) immediately upon any principal officer of any of the GMH Companies or any other officer of any of the GMH Companies involved in their financial administration obtaining knowledge of any condition or event which constitutes an Event of Default or Potential Event of Default, or that the holder of any Note has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement or that any Person has given any notice to the any GMH Company or any Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in section 11(f) or (g), an Officers' Certificate describing the same and the period of existence thereof and what action the GMH Companies have taken, are taking and propose to take with respect thereto;

               (j) immediately upon any principal officer of any of the GMH Companies or any other officer of the GMH Companies involved in their financial administration obtaining knowledge of the occurrence of any
          (i) "reportable event," as such term is defined in

          section 4043 of ERISA, or (ii) "prohibited transaction," as such term is defined in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the GMH Companies have taken, are taking and propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto, provided that, with respect to the occurrence of any "reportable event" as to which the PBGC has waived the 30-day reporting requirement, such written notice need be given only at the time notice is given to the PBGC;

               (k) within ninety days after the end of each fiscal year of Holding, an Officers' Certificate of holding setting forth in reasonable detail the amount of the Company's Repurchase Obligations as of the end of such fiscal year and the amount of, and the circumstances relating to, any payments that were required to be made during such fiscal year in respect of the Repurchase obligations; and

               (l) with reasonable promptness, such other financial reports and information and data with respect to the GMH Companies or any of their Subsidiaries as from time to time may be reasonably requested by any holder of Notes.

          7.2.  Rule 144A.

          (a) Holding and the Company represent and warrant that neither the Notes nor the Warrants issued and sold to you hereunder, nor the shares of Common Stock issuable upon exercise of the Warrants, are of the same class as securities listed on a national securities exchange or quoted in a U.S. automated inter-dealer quotation system.

          (b) The Company agrees that, until such time as it may be subject either to Section 13 or to Section 15(d) of the Exchange Act, it will furnish to any holder of Notes or to a prospective purchaser, on or prior to the date such
Note is to be sold to such prospective purchaser, subject to a written confidentiality undertaking by such prospective purchaser satisfactory in form and substance to the Company, the following information (which shall be reasonably current in relation to the date of-such sale under this paragraph): a very brief statement of the nature of the business of the Company and the products and services it offers; and the Company's most recent audited consolidated balance sheets and profit and loss and retained earnings statement, and, if available, similar financial statements for the two preceding fiscal years.

          (c) Holding agrees that, until such time as it may be subject either to Section 13 or to Section 15(d) of the Exchange Act, it will furnish to any holder of Warrants or to a prospective purchaser, on or prior to the date such Warrant is to be sold to such prospective purchaser, subject to a written confidentiality undertaking by such prospective purchaser satisfactory in form and substance to Holding, the following information (which shall be reasonably current in relation to the date of such sale under this paragraph): a very brief statement of the nature of the business of Holding and the products and services it offers; and Holding's most recent audited consolidated balance sheets and profit and loss and retained earnings statement, and, if available, similar financial statements for the two preceding fiscal years.

          8.  Inspection; Confidentiality.

          8.1. Inspection. The GMH Companies will permit any authorized representatives designated by you, so long as you shall be entitled to purchase Notes and Warrants under this Agreement or you or your nominee shall be the holder of any Notes, Warrants or Common Stock or by any other institutional holder of any Notes, Warrants or Common Stock without expense to the GMH Companies, to visit and inspect any of the properties of the GMH Companies or any of their Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times and as often as may be reasonably requested, but in no event more than four times per annum unless there shall have occurred and be continuing an Event of Default or Potential Event of Default.

          8.2. Confidentiality. You agree that you will not disclose without the prior consent of the Company (other than to your employees, officers, directors, advisors, auditors or counsel or to another holder of the Notes or Warrants) any information with respect to the GMH Companies or any Subsidiary which is furnished pursuant to section 7 or this section 8, provided that you may disclose any such information (a) as has become generally available to the public (except by your or your affiliate's action in violation of this section),
(b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (c) as may be required in response to any summons or subpoena or in connection with any litigation (and you will use reasonable efforts, prior to any such disclosure, to give the Company advance notice thereof and to assist the Company in obtaining a protective order or otherwise to prevent such disclosure), (d) to the extent that you believe it appropriate in order to comply with any law, order, regulation or ruling applicable to you or (e) to the prospective transferee in connection with any contemplated transfer of any of the Notes by you, subject to the provisions of an appropriate confidentiality agreement.

          9.  Prepayment of Notes.

          9.1. Required Prepayment Without Premium. On March 31, 2001, the Company will prepay $2,243,295 principal amount of the Notes less any portion of the Accreted Discount previously prepaid (or such lesser principal amount as shall then be outstanding), at the principal amount of the Notes so prepaid, without premium.

          9.2. Optional Prepayments Without Premium. The Company may, at its option, upon notice as provided in section 9.6, prepay at any time a portion of the Notes (in integral multiples of $1,000) without premium, provided that the amount of such prepayment, when added to the sum of all prepayments theretofore made under this section 9.2, shall not exceed $2,250,000 in the aggregate.

          9.3. Optional Prepayments With Premium. The Company may, in addition to the optional prepayment at any time without premium permitted by section 9.2, at its option, upon notice as provided in section 9.6, prepay at any time after December 21, 1997, all, or from time to time after such date any part (in integral multiples of $1,000) of, the Notes, at the principal amount so prepaid, plus a premium applicable in accordance with the premium table set forth in section 9.5, depending upon the 12-month period in which the date fixed for such prepayment occurs.

          9.4. Contingent Prepayments Upon Change of Control. In the event of the occurrence of a Change of Control, the Company shall give prompt written notice thereof to each holder of the Notes, by registered mail (and shall confirm such notice by prompt telephonic advice to an investment officer of each such holder), which notice shall contain a written, irrevocable offer by the Company to prepay, on a date specified in such notice (which date shall be not less than 30 days and not more than 60 days after the date of such notice), the Notes held by such holder in full (and not in part). Upon the acceptance of such offer by any holder mailed to the Company at least 10 days prior to the date of prepayment specified in the Company's offer, such prepayment shall be made at the principal amount of the Notes held by such holder, plus a premium applicable in accordance with the premium table set forth in section 9.5, depending upon the 12-month period in which the date fixed for such prepayment occurs. Any offer by the Company to prepay the Notes pursuant to this section 9.4 shall be accompanied by an Officers' Certificate certifying that the conditions of this section 9.4 have been fulfilled and specifying the particulars of such fulfillment. If the holder of any Notes shall accept such offer, the principal amount of such Notes shall become due and payable on the date specified in such offer. In the event that there shall have been a partial prepayment of the Notes under this section 9.4, the Company shall promptly give notice to the holders of the Notes, accompanied by an Officers' Certificate setting forth the principal amount of each of the Notes that was prepaid and specifying how each such amount was determined.

          9.5.  Master Premium Table.

          (a) For the purposes of sections 9.3, 9.4 and 11, whenever a premium is required to be paid upon prepayment, or acceleration as provided in Section 11, of any Note, the applicable premium shall be determined in accordance with the following table, depending upon the period in which the date fixed for such prepayment or acceleration occurs:

               12-Month Period
           Commencing December 21,             Premium

                    1995                 Make-Whole Premium
                    1996                 Make-Whole Premium
                    1997                        9.67%
                    1998                        7.25%
                    1999                        4.83%
                    2000                        2.42%
                    2001                        0.00%

          (b)  For the purposes of any calculation of Make-Whole Premium under section 9.4 or 11, it will be assumed, as of the date for which the premium is to be calculated, that (i) the remaining principal amount of the Notes, for purposes of the calculation of Called Principal and Remaining Scheduled Payments, will be the Adjusted Principal Amount and (ii) the remaining cash interest payable on the Notes, for purposes of the calculation of Remaining Scheduled Payments, will be at the rate of 14.50%. For the purposes of any other calculation of premium hereunder, it will be assumed that the remaining principal amount of the Notes, on which the applicable premium percentage is to be calculated, will be the Adjusted Principal Amount.

          9.6. Notice of Optional Prepayments; Officers' Certificate. The Company will give each holder of any Notes written notice of each optional prepayment under section 9.2 or 9.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, in each case specifying such date, the aggregate principal amount of the Notes to be prepaid, the principal amount of each Note held by such holder to be prepaid, the portion thereof representing Accreted Discount, the premium, if any, applicable to such prepayment and the section of this Agreement under which such prepayment is to be made. Such notice shall be accompanied by an Officers' Certificate certifying that the conditions of such section have been fulfilled and specifying the particulars of such fulfillment.

          9.7. Allocation of Partial Prepayments. In the case of each partial prepayment paid or to be prepaid (except a prepayment pursuant to section 9.4 of the Notes held by some but not all holders), the principal amount of the Notes to be prepaid shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, with adjustments, to the extent. practicable, to compensate for any prior prepayments not made exactly in such proportion.

          9.8. Maturity; Surrender, etc. In the case of each prepayment, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, the Accreted Discount thereof as of such date and the applicable premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. In the case of any prepayment of the Notes in full, the amount to be prepaid shall be the Adjusted Principal Amount, together with the Accreted Discount, interest accrued and unpaid to the date of payment and any applicable premium.

          9.9. Acquisition of Notes. The Company will not, and will not permit any Subsidiary or Affiliate to, purchase, redeem or otherwise acquire any.Note except upon the payment or prepayment thereof in accordance with the terms of this Agreement and such Note.

          10. Business and Financial Covenants. The Company and Holding jointly and severally covenant that from the date of this Agreement through the Closing and thereafter so long as any of the Notes are outstanding:

          10.1. Debt. The GMH Companies will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except that:

               (a) the Company may become and remain liable with respect to the Debt evidenced by the Notes;

               (b) the Company may become and remain liable with respect to Debt outstanding pursuant to the Senior Loan Agreement in a principal amount not to exceed at any time of determination $26,000,000;

               (c) the Company may become and remain liable with respect to the Junior Subordinated Notes in a principal amount not to exceed $5,000,000 (plus any increase in principal resulting from the addition to principal of interest payments blocked pursuant to the Subordination Agreement);

               (d) the Company may become and, until not later than January 25, 1996, may remain liable with respect to the Installment Promissory Notes, if any, issued to the Sellers pursuant to section 3(a) of the Stock Purchase Agreement;

               (e) the Company may remain liable with respect to the Debt outstanding on the date hereof and referred to on Schedule C (other than Debt shown on Schedule C as obligations that are required or intended to be satisfied on or prior to the Closing Date); and

               (f) the Company may become and remain liable with respect to Debt in addition to that otherwise permitted by the foregoing provisions of this section 10.1 in an aggregate principal amount outstanding not to exceed at any time of determination $2,600,000.

For the purposes of this section 10.1, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Debt at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Debt shall be deemed to have incurred such Debt at the time of such extension, renewal or refunding.

          10.2. Liens, etc. The GMH Companies will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of any of the GMH Companies or any Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, except:

               (a) Liens for taxes, assessments or other governmental charges the payment of which is not at the time required by section 10.10;

               (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by section 10.10;

               (c) Liens (other than any Lien imposed by ERISA or the Code in connection with a Plan) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

               (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

               (e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar' charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any Subsidiary;

               (f) Liens existing on the date of this Agreement and described in Schedule C-1;

               (g) Liens incurred to secure the Debt of the Company outstanding in compliance with sections 10.1(b) and (f);

               (h) any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price, of property acquired by the Company after the Closing Date, provided that (i) any such Lien shall be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property, (ii) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to 80% (but 100% in the case of property the acquisition of which is financed through a Capital Lease Obligation) of the lesser of (A) the cost to the Company of the property so acquired and (B) the fair market value of such property (as determined in good faith by the Board) at the time of such acquisition, (iii) any such Lien shall be created within three months after, in the case of property, its acquisition, or, in the case of improvements, their completion; and
          (iv) the aggregate principal amount of all Debt secured by Liens outstanding under this subdivision (h) shall at no time exceed $75,000; and

               (i)  Liens incurred to secure the Ware County Obligation.

For the purposes of this section 10.2, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Debt secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

          10.3. Investments, Guaranties, etc. The GMH Companies will not, and will not permit any Subsidiary to, directly or indirectly (a) make or own any Investment in any Person, or (b) create or become or be liable with respect to any Guaranty, except:

          (i) the GMH Companies and their Subsidiaries may make and own Investments in

               (t) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof maturing within one year from the date of acquisition thereof,

               (u) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at any date of determination the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,

               (v) commercial paper maturing no more than 270 days from the date of creation thereof and having as at any date of determination the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,

               (w) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, each having as at any date of determination combined capital and surplus of not less than $500,000,000 ("Permitted Banks"),

               (x) bankers' acceptances eligible for rediscount under requirements of The Board of Governors of the Federal Reserve System and accepted by Permitted Banks,

               (y) obligations of the type described in clauses (t) through (w) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or a Permitted Bank as counterparty pursuant to a repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of ' the Company, Holding or a Subsidiary by a custodian which is a Permitted Bank and which is not the counterparty to the repurchase agreement in question, and

               (z) the securities of any investment company registered under the Investment Company Act of 1940 which is a "money market fund" within the meaning of regulations of the Securities and Exchange Commission, or an interest in a pooled fund maintained by a Permitted Bank having comparable investment restrictions;

          (ii) the Company may continue to own the Investments it owns on the date hereof in Persons which are listed in Schedule D;

          (iii) the Company and its Wholly-Owned Subsidiaries may make and own Investments in any Wholly-Owned Subsidiary or any Person which simultaneously therewith becomes a Wholly-Owned Subsidiary, if (x) such Subsidiary or such Person is a corporation organized under the laws of the United States or any state thereof or the District of

     Columbia, (y) substantial@ly all of its assets are located and substantially all of its business is conducted within the United States and
     (z) it is engaged primarily in the business of manufactured housing ;

          (iv) the GMH Companies may become and remain liable with respect to reimbursement obligations with respect to letters of credit issued pursuant to the Senior Loan Agreement; and

          (v) the Company may become and remain liable with respect to the Repurchase Obligations.

          10.4.  Restricted Payments.

          (a) Neither Holding nor the Company will directly or indirectly declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that:

               (i) Holding and the Company may make Restricted Payments in accordance with the Subordination Agreement; and

               (ii) each of the Company and its Subsidiaries may make payments to Holding equal to the Company's or such Subsidiary's share of amounts sufficient in the aggregate to enable Holding to pay the federal and state income tax liabilities of the affiliated group filing consolidated returns, provided that neither the Company nor such Subsidiary shall pay an amount exceeding the tax liabilities it would incur on a separate basis.

          (b) The Company will not declare any dividend (other than a dividend payable solely in shares of its own stock) on any shares of any class of its stock which is payable more than 60 days after the date of declaration thereof. The Company will not permit any Subsidiary, directly or indirectly, to declare, order, pay or make any Restricted Payment or to set apart any sum or property for any such purpose.

          10.5. Consolidation, Merger, Sale of Assets, etc. The GMH Companies will not, and will not permit any Subsidiary to, directly or indirectly,

          (a) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that:

               (i) any Subsidiary of the Company may consolidate with or merge into the Company or a Wholly-Owned Subsidiary of the Company if the Company or such Wholly-Owned Subsidiary, as the case may be, shall be the surviving corporation and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or Potential Event of Default;

               (ii) any corporation (other than a Subsidiary) may consolidate with or merge into any of the GMH Companies if such GMH Company shall be the surviving corporation and if, immediately after giving effect to such transaction, (x) substantially all of the assets of the Company shall be located and substantially all of its business shall be conducted within the United States and (y) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default; and

               (iii) any of the GMH Companies may consolidate with or merge into any other corporation if (w) the surviving corporation is a corporation organized and existing under the laws of the United States of America or a state thereof, with substantially all of its assets located and substantially all of its business conducted within the United States, (x) in the case of a consolidation or merger involving Holding or the

          Company, such corporation expressly assumes, by an agreement satisfactory in substance and form to the holders of more than 50% of the Notes outstanding (subject to section 15.4) (which agreement may require the delivery in connection with such assumption of such opinions of counsel as such ' holders may reasonably require), the obligations of Holding or the Company, as the case may be, under this Agreement and under the Notes, (y) immediately after giving effect to such transaction, such corporation shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement on the date of such transaction, and (z) immediately after giving effect to such transaction no condition or event shall exist which constitutes an Event of Default or a Potential Event of Default; or

          (b) sell, lease, abandon or otherwise dispose of all or substantially all its assets, except that:

               (i) any Subsidiary of the Company may sell, lease or otherwise dispose of all or substantially all its assets to the Company or a Wholly-Owned Subsidiary; and

               (ii) any of the GMH Companies may sell, lease or otherwise dispose of all or substantially all its assets to any corporation into which such Company could be consolidated or merged in compliance with subdivision (a)(iii) of this section 10.5, provided that (x) each of the conditions set forth in such subdivision (a)(iii) shall have been fulfilled, and (y) no such disposition shall relieve the Company or Holding from its obligations under this Agreement or the Notes; or

          (c) sell, lease, abandon or otherwise dispose of any of its assets (except in the ordinary course of business or in a transaction permitted by subdivision (b) of this section 10.5), except that the Company or its Subsidiaries (i) may sell or trade in obsolete or unusable items of equipment which promptly are replaced with new items of equipment of like function and comparable value to the obsolete or unusable items of equipment when new and
(ii) may sell assets in addition to those otherwise permitted by this paragraph
(c) in an aggregate amount not to exceed $50,000 per year.

          10.6.  Certain Financial Covenants.  The GMH Companies will

          (a) Current Ratio. Maintain at all times a minimum Current Ratio of not less than the ratio set forth below opposite the applicable period:

          Applicable Period                                           Ratio

          Closing Date to March 31, 1998                               1.00
          April 1, 1998 to December 31, 1998                           1.25
          January 1, 1999 and thereafter                               1.50

          (b) Adjusted Net Worth. Maintain an Adjusted Net Worth on the last day of each month during each period listed below of at least the amounts set forth opposite such period:

                                        Minimum Adjusted
                                            Net Worth
          Period                         (in $ millions)

          1/1/96 to 3/31/96                  10,200
          4/1/96 to 6/30/96                  10,900
          7/1/96 to 9/30/96                  11,500
          10/1/96 to 12/31/96                12,300
          1/1/97 to 3/31/97                  13,000
          4/1/97 to 6/30/97                  13,700
          7/1/97 to 9/30/97                  14,500
          10/1/97 to 11/30/97                15,200
          12/31/97                           15,600

          1/1/98 to 3/31/98                  17,700
          4/1/98 to 6/30/98                  19,000
          7/1/98 to 9/30/98                  20,400
          10/1/98 to 12/31/98                22,000
          1/1/99 to 3/31/99                  23,800
          4/1/99 to 6/30/99                  26,300
          7/1/99 to 9/30/99                  28,100
          10/1/99 to 12/31/99                30,000
          1/1/2000 to 3/31/2000              31,900
          4/1/2000 to 6/30/2000              34,100
          7/1/2000 to 9/30/2000              36,300
          10/1/2000 and thereafter           38,500

          (c) Net Cash Ratio. Not permit the ratio (as measured on the last day of any month beginning with the month ending on January 31, 1996) of Net Cash Generated to Total Fixed Charges for the twelve months ending on the last day of such month during each period listed below (or in the case of months ending on or before December 31, 1996, for the period from the Closing Date to the last day of such month treated as a single accounting period) to be less than the ratio listed below opposite such period:

                                           Minimum
          Period                             Ratio

          1/1/96 to 1/31/96                  0.50
          2/1/96 to 3/31/96                  0.80
          4/1/96 to 6/30/96                  0.80
          7/1/96 to 9/30/96                  0.80
          10/1/96 to 12/31/96                0.80
          1/1/97 to 3/31/97                  0.80
          4/1/97 to 6/30/97                  0.80
          7/1/97 to 9/30/97                  0.80
          10/1/97 to 12/31/97                0.85
          1/1/98 to 3/31/98                  0.90
          4/1/98 to 6/30/98                  0.90
          7/1/98 to 9/30/98                  0.90
          10/1/98 to 12/31/98                0.90
          1/1/99 to 3/31/99                  0.90
          4/1/99 to 6/30/99                  1.05
          7/1/99 to 9/30/99                  1.05
          10/1/99 to 12/31/99                1.05
          1/1/2000 to 3/31/2000              1.15
          4/1/2000 to 6/30/2000              1.20
          7/1/2000 to 9/30/2000              1.40
          10/1/2000 and thereafter           1.60

          (d) Total Liabilities Ratio. Not permit the ratio of (a) Total Liabilities to (b) Adjusted Net Worth to exceed on the last day of any month during any period set forth below, the ratio set forth opposite such period below:

                                            Maximum
          Period                             Ratio

          1/1/96 to 3/31/96                  5.00
          4/1/96 to 6/30/96                  5.00
          7/1/96 to 9/30/96                  4.50
          10/1/96 to 12/31/96                4.00
          1/1/97 to 3/31/97                  3.75
          4/1/97 to 6/30/97                  3.50
          7/1/97 to 9/30/97                  3.25
          10/1/97 to 12/31/97                2.75
          1/1/98 to 3/31/98                  2.50
          4/1/98 to 6/30/98                  2.25
          7/1/98 to 9/30/98                  2.00
          10/1/98 to 12/31/98                2.00
          1/1/99 to 3/31/99                  1.75
          4/1/99 to 6/30/99                  1.75
          7/1/99 to 9/30/99                  1.75
          10/1/99 to 12/31/99                1.75
          1/1/2000 to 3/31/2000              1.50
          4/1/2000 to 6/30/2000              1.50
          7/1/2000 to 9/30/2000              1.50
          10/1/2000 and thereafter           1.50

          (e) Annual Interest Coverage Ratio. Not permit the Interest Coverage Ratio Number 1 measured on January 31, 1996 and on the last day of any month thereafter for any twelve consecutive months ending on such last day (or in the case of any month ending on or before December 31, 1996, for the period from the Closing Date to the last day of such month treated as a single accounting period) to be less than the ratio listed below for the period during which such month occurs:

          Period                             Ratio

          Closing Date to 3/31/96            1.40
          4/1/96 to 6/30/96                  1.70
          7/1/96 to 9/30/96                  1.80
          10/1/96 to 12/31/96                1.90
          1/1/97 to 3/31/97                  2.00
          4/1/97 to 6/30/97                  2.10
          7/1/97 to 9/30/97                  2.15
          10/1/97 to 12/31/97                2.15
          1/1/98 to 3/31/98                  2.75
          4/1/98 to 6/30/98                  3.00
          7/1/98 to 9/30/98                  3.25
          10/1/98 to 12/31/98                3.75
          1/1/99 to 3/31/99                  4.00
          4/1/99 to 6/30/99                  4.00
          7/1/99 to 9/30/99                  4.50
          10/1/99 to 12/31/99                4.50
          1/1/2000 to 3/31/2000              5.00
          4/1/2000 to 6/30/2000              5.00
          7/1/2000 to 9/30/2000              5.00
          10/1/2000 and thereafter           5.00

          (f) Quarterly Interest Coverage Ratio. Not permit the Interest Coverage Ratio Number 2 for any period comprised of three consecutive calendar months (or in the case of the period ending on or before March 31, 1996, for the period from the Closing Date to the last day of such month treated as a single accounting period) and ending during any period specified below to be less than the ratio listed below for such period:

                                            Minimum
          Period                             Ratio

          1/1/96 to 3/31/96                  1.50
          4/1/96 to 6/30/96                  1.75
          7/1/96 to 9/30/96                  1.75
          10/1/96 to 12/31/96                2.10
          1/1/97 to 3/31/97                  2.10
          4/1/97 to 6/30/97                  2.10
          7/1/97 to 9/30/97                  2.20
          10/1/97 to 12/31/97                2.20
          1/1/98 to 3/31/98                  3.00
          4/1/98 to 6/30/98                  3.25
          7/1/98 to 9/30/98                  3.25
          10/1/98 to 12/31/98                3.25
          1/1/99 to 3/31/99                  4.00
          4/1/99 to 6/30/99                  4.00
          7/1/99 to 9/30/99                  4.00
          10/1/99 to 12/31/99                4.00
          1/1/2000 to 3/31/2000              4.00
          4/1/2000 to 6/30/2000              4.00
          7/1/2000 to 9/30/2000              4.00
          10/1/2000 and thereafter           4.00

          (g) Gross Capital Expenditures. Not directly or indirectly (by way of the acquisition of the securities of a Person or otherwise), make Gross Capital Expenditures, except that the Company may, so long as no Event of Default or Potential Event of Default shall exist or would result therefrom, make Gross Capital Expenditures in the ordinary course of business in an aggregate amount not to exceed (a) $500,000 for any Fiscal Year of the Company other than the Fiscal Year ending December 31, 1995 and (b) $83,000 for the Fiscal Year ending December 31, 1995; provided, that in the event the Company does not make Gross Capital Expenditures during any Fiscal Year, except for the Fiscal Year ending December 31, 1995, up to the amounts specified above, then the Gross Capital Expenditures permitted to be made in the succeeding Fiscal Year shall be increased by a positive amount, up to a maximum of $100,000, equal to (y) the applicable limit specified above minus (z) the actual amount of Gross Capital Expenditures expended during such prior Fiscal Year.

          10.7. Transactions with Affiliates. The GMH Companies will not, and will not permit any Subsidiary to, directly or indirectly, engage in any transaction material to any of the GMH Companies or any of their Subsidiaries (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service) with any Affiliate of any of the GMH Companies, except in the ordinary course of and pursuant to the reasonable requirements of such GMH Company's or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to such GMH Company or such Subsidiary, as the case may be, than those which would be obtained, in the good faith judgment of the Company, in an arm's length transaction at the time from Persons which are not such an Affiliate, provided that (a) the foregoing restrictions shall not apply to any transaction between a GMH Company and a Wholly-Owned Subsidiary or between one Wholly-Owned Subsidiary and another Wholly-Owned Subsidiary; (b) the Company may pay an annual base management fee to SIHI for management services rendered to the Company, up to a maximum annual amount of $250,000 plus, commencing in the 1997 fiscal year, an additional amount pursuant to the cost-of-living adjustment provisions of the Management Agreement between the Company and SIHI not to exceed 3% per year, plus reasonable out-of-pocket expenses of SIHI not to exceed $50,000 per year; and, to the extent permitted by the Subordination Agreement, an incentive management fee in a maximum annual amount of $250,000; (c) the Company may make payments in respect of the Installment Promissory Notes so long as such Notes are permitted to be outstanding under the terms of section 10.1; (d) the Company may reimburse Bulldog and SIHI-GMH LLC for expenses reasonably incurred by them not to exceed $5,000 per annum in the aggregate; and (e) the Company may carry out the terms of the Operative Agreements.

          10.8. Corporate Existence, etc.; Business. Each of the GMH Companies will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises deemed material to its business, and those of each of its Subsidiaries, except as otherwise specifically permitted by section 10.5 and except that the corporate existence of any Subsidiary may be terminated if, in the good faith judgment of the Board of the Company, such termination is in the best interest of the GMH Companies and is not disadvantageous to the holders of the Notes. The GMH Companies will not, and will not permit any Subsidiary to, engage in any business other than the business of manufactured housing.

          10.9.  Subsidiary Stock and Indebtedness.  Except as permitted by section 10.5, the GMH Companies will not:

          (a) directly or indirectly sell, assign, pledge (except as permitted by section 10.2) or otherwise dispose of any Debt of or any shares of stock of (or warrants, rights or options to acquire stock of) any Subsidiary except to a Wholly-Owned Subsidiary or as directors' qualifying shares if required by applicable law;

          (b) permit any Subsidiary directly or indirectly to sell, assign, pledge (except as permitted by section 10.2) or otherwise dispose of any Debt of any GMH Company or any other Subsidiary, or any shares of stock of (or warrants, rights or options to acquire stock of) any other Subsidiary, except to Holding or a Wholly-Owned Subsidiary or as directors' qualifying shares if required by applicable law;

          (c) permit any Subsidiary to have outstanding any shares of preferred stock other than shares of preferred stock which are owned by Holding or a Wholly-Owned Subsidiary; or

          (d) permit any Subsidiary directly or indirectly to issue or sell (including, without limitation, in connection with a merger or consolidation of a Subsidiary otherwise permitted by section 10.5(a)) any shares of its stock (or warrants, rights or options to acquire its stock) except to Holding or a Wholly-Owned Subsidiary or as directors' qualifying shares if required by applicable law;

provided that, subject to compliance with section 10.5(c), all Debt and shares of stock of any Subsidiary owned by Holding and its other Subsidiaries may be simultaneously sold as an entirety for a cash consideration at least equal to the fair value thereof (as determined in good faith by the Board of Holding) at the time of such sale if such Subsidiary does not at the time own (i) any Debt of any of the GMH Companies or (ii) any Debt or stock of any other Subsidiary which is not also being simultaneously sold as an entirety in compliance with this proviso or section 10.5(b)(ii) and if immediately after giving effect to such transaction no condition or event shall exist which constitutes an Event of Default or Potential Event of Default, and provided further that shares of stock of Subsidiaries owned by any of the GMH Companies and their Subsidiaries may be disposed of in connection with a sale or other disposition by such GMH Company or Subsidiary of all or substantially all of its assets in compliance with section 10.5(b)(ii).

          10.10. Payment of Taxes and Claims. Each of the GMH Companies will, and will cause each Subsidiary to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or would become a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

          10.11. Compliance with ERISA. The GMH Companies will not, and will not permit any Subsidiary to,

          (a) engage in any transaction in connection with which any of the GMH Companies or any Subsidiary could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate or withdraw from any Plan which is a defined benefit plan (other than a Multiemployer Plan) in a manner, or take any other action with respect to any such Plan which is a defined benefit plan (including, without limitation, a substantial cessation of operations within the meaning of section 4062(f) of ERISA), which could result in any liability of any of the GMH Companies or any Subsidiary to the PBGC, to a trust established pursuant to section 4041(c)(3)(B)(ii) or (iii) or 4042(i) of ERISA, or to a trustee appointed under section 4042(b) or (c) of ERISA, incur any liability to the PBGC on account of a termination of a Plan under section 4064 of ERISA, fail to make full payment when due of all amounts which, under the provisions of any Plan, any of the GMH Companies or any Subsidiary is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer Plan), if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on any of the GMH Companies or any of their Subsidiaries;

          (b) permit the present value of all vested accrued benefits under all Plans maintained at such time by the GMH Companies and their Subsidiaries (other than Multiemployer Plans) guaranteed under Title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits by more than $1,000,000;

          (c) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the GMH Companies and their Subsidiaries to exceed $1,000,000; or

          (d) permit the sum of (i) the amount by which the current value of all vested accrued benefits referred to in subdivision (b) of this section 10.11 exceeds the current value of the assets referred to in such subdivision (b) and
(ii) the
amount of the aggregate incurred withdrawal liability referred to in subdivision
(c) of this section 10.11 to exceed $1,000,000.

For the purposes of subdivisions (c) and (d) of this section 10.10, the amount of the withdrawal liability of the GMH Companies and their Subsidiaries at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under sections 4219 and 4221 of ERISA, the GMH Companies and their Subsidiaries will have no liability, and that the Company shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Company agrees (i) once in each calendar year to request and obtain a current statement of withdrawal liability from each Multiemployer Plan and (ii) to transmit a copy of such statement to you, so long as you or your nominee shall be the holder of any Notes or Warrants, and to each other institutional holder of any Notes or Warrants, within 15 days after the Company receives the same. As used in this section 10.11, the term "accumulated funding deficiency" has the meaning specified in section 302 of ERISA and section 412 of the Code, and the terms "present value," "current value" and "accrued benefit" have the meanings specified in section 3 of ERISA.

          10.12. Maintenance of Properties; Insurance. The GMH Companies will maintain or cause to be maintained in good repair, working order and condition, normal wear and tear excepted, all properties used or useful in the business of the GMH Companies and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The GMH Companies will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their properties and business and the properties and business of their Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance.

          10.13.  Other Loan Agreements.

          (a) Holding and the Company will not enter into any amendment or modification of the Senior Loan Agreement which increases the principal amount of the loans thereunder by more than $2,600,000, increases the interest rate or rates or the fees and charges applicable to such loans, shortens the final maturity or the maturity of any prepayment of such loans, or amends or modifies the covenants or events of default such that, after giving effect to such amendment or modification, the covenants and events of default in the Senior Loan Agreement, taken as a whole, would be materially more restrictive to Holding and the Company, taken as a whole.

          (b) Holding will not enter into any amendment or modification of the RFE Securities Purchase Agreement, any of the Junior Securities, or the Restated Certificate of Incorporation of Holding relating to any of the Preferred Stock if such amendment or modification is adverse to the interests of the holders of the Notes.

          (c) The Company will promptly deliver to each holder of the Notes a copy of each amendment to the Senior Loan Agreement or the RFE Securities Purchase Agreement, each amendment of any of the Junior Securities and each agreement or instrument evidencing any other Debt of the GMH Companies entered into after the date of the Closing.

          11. Events of Default; Acceleration. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

          (a) if the Company shall default in the payment of any principal of or premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) if the Company shall default in the payment of any interest on any Note for more than 10 days after the same becomes due and payable; or

          (c) if the Company shall default in the performance of or compliance with any term contained in section 7.1(i) or 10.1 through 10.6, inclusive; or

          (d) if the Company shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in this section 11 and such default shall not have been remedied within 30 days after such failure shall first have become known to any officer of the Company or written notice thereof shall have been received by the Company from any holder of any Note; or

          (e) if any representation or warranty made in writing by or on behalf of Holding or the Company in this Agreement or in any instrument furnished in compliance with this Agreement shall prove to have been false or incorrect in any material respect on the date as of which made; or

          (f) if any GMH Company or any Subsidiary shall default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Debt (other than the Notes and other than Senior Debt) which is outstanding in a principal amount of at least $1,000,000, or if any event shall occur or condition shall exist in respect of any such Debt or under any evidence of any such Debt or of any mortgage, indenture or other agreement relating thereto, the effect of which default, event or condition is to cause or to permit the holders of such Debt to cause the acceleration of the payment of such Debt, or to require or to permit the holders of such Debt to require any GMH Company or Subsidiary to repurchase such Debt, before its stated maturity or before its regularly scheduled dates of payment; or

          (g) if any GMH Company or any Subsidiary shall default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Senior Debt which is outstanding in a principal amount of at least $1,000,000, or if any event shall occur or condition shall exist in respect of any such Senior Debt or under any evidence of any such Senior Debt or of any mortgage, indenture or other agreement relating thereto, the effect of which default, event or condition is to cause the acceleration of the payment of such Senior Debt, or to require any GMH Company or Subsidiary to repurchase such Senior Debt, before its stated maturity or before its regularly scheduled dates of payment; or

          (h) if any GMH Company or any Material Subsidiary shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) be adjudicated insolvent or (vi) take corporate action for the purpose of any of the foregoing; or

          (i) if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by any GMH Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any GMH Company or any Material Subsidiary, or if any petition for any such relief shall be filed against any GMH

Company or a Material Subsidiary and such petition shall not be dismissed within 30 days; or

          (j) if a final judgment or judgments shall be rendered against the GMH Companies and Subsidiaries for the payment of money in excess of $500,000 in excess of insurance coverage in the aggregate and any one of such judgments shall not be discharged or execution thereon stayed pending appeal, within 60 days after entry thereof, or, in the event of such a stay, such judgment shall not be discharged within 60 days after such stay expires; then, (x) upon the occurrence of any Event of Default described in subdivision (h) or (i) of this section 11 with respect to the Company (other than such an Event of Default described in clause (i) of subdivision (h) or described in clause (vi) of subdivision (h) by virtue of the reference in such clause (vi) to such clause
(i)), the Adjusted Principal Amount and Accreted Discount of and accrued interest on the Notes shall automatically become due and payable or (y) upon the occurrence of any other Event of Default, (i) in the case of any Event of Default described in subdivision (a) or (b) of this section 11, an Original Holder or any holder or holders of 25% or more in principal amount of the Notes at the time outstanding (subject to section 15.4) or (ii) in the case of any Event of Default described in any other subdivision of this section 11, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding (subject to section 15-4) may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon the Adjusted Principal Amount of all the Notes shall forthwith mature and become due and payable, together with interest accrued thereon and the Accreted Discount thereof, and, to the extent permitted by applicable law, a premium determined in accordance with the premium table set forth in section 9.5, all without presentment, demand, protest or notice, which are hereby waived, provided, that during the existence of an Event of Default described in subdivision (a) or (b) of this section 11 then, irrespective of whether any Original Holder or the holder or holders of 25% or more in principal amount of Notes then outstanding shall have declared all the Notes to be due and payable pursuant to this section 11, any holder of the Notes (other than the Company or any of its Subsidiaries or Affiliates) may, at its option, by notice in writing to the Company, declare the Notes then held by such holder to be due and payable, whereupon the Adjusted Principal Amount of all the Notes then held by such holder shall forthwith mature and become due and payable together with interest accrued thereon and the Accreted Discount thereof, and, to the extent permitted by law, a premium determined in accordance with the premium table set forth in section 9.5, without presentment, demand, protest or notice, which are hereby waived.

          At any time after the principal of, and interest accrued on, any or all of the Notes are declared due and payable, the holders of not less than 75% in aggregate principal amount of the Notes then outstanding (subject to section 15.4), by written notice to the Company may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on the Notes, the principal of and premium, if any, on any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue principal and premium and (to the extent permitted by applicable law) any overdue interest in respect of the Notes at the rate equal to 2.0% plus the otherwise applicable rate, (y) all Events of Default, other than non-payment of amounts which have become due solely by reason of such declaration, and all conditions and events which constitute Events of Default or Potential Events of Default have been cured or waived pursuant to section 19, and (z) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement; but no such rescission and annulment shall extend to or affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

          12. Remedies on Default, etc. In case any one or more Events of Default or Potential Events of Default shall occur and be continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any principal of or premium, if any, or interest on any Note, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

          13.  [Intentionally Omitted].

          14. Definitions. As used herein the following terms have the following respective meanings:

          Accreted Discount: with respect to the Notes, as of any date of determination, the portion of the $2,243,295 original issue discount applicable thereto which, as of such date, has accreted in accordance with customary financial practice; and, with respect to any particular Note or part thereof, the portion of such accreted discount attributable to such Note or part thereof.

          Acquisition: the meaning specified in the introductory paragraphs of this Agreement.

          Adjusted Net Worth: at any date, (a) $10,000,000, plus (b) Net Income plus (c) depreciation and amortization expenses, to the extent that the same are deducted in determining Net Income, for the period beginning on the Closing Date to and including the date of calculation (treating such period as one accounting period), less (d) unless subtracted in determining Net Income and without double counting, all amounts paid by Holding or the Company to purchase, redeem or otherwise acquire any Equity Interests.

          Adjusted Operating Profit: for any period, Net Income for such period plus (a) any amount which, in conformity with generally accepted accounting principles, would be set forth opposite the caption "income tax expense" (including deferred income taxes) (or any like caption) on an income statement of Holding and its consolidated Subsidiaries for such period, less (b) any amount which, in conformity with generally accepted accounting principles, would be set forth opposite the caption "extraordinary pre-tax gain" (or any like caption) on such an income statement, plus (c) Interest Expense for such period, plus (d) any amount which, in conformity with generally accepted accounting principles, would be set forth opposite the caption "depreciation and amortization expenses" (or any like caption) (including, without limitation, amortization of Intangible Assets) on such an income statement for such period, to the extent the same are deducted from the net revenues of Holding, in conformity with generally accepted accounting principles, in determining Net Income for such period, plus (e) any amount permitted to be and actually paid in respect of Management Fees pursuant to section 10.7.

          Adjusted Principal Amount: with respect to the Notes, as of any date of determination, $15,000,000 less the amount of any principal of the Notes theretofore prepaid (other than the prepayment of principal made pursuant to section 9.1); and, with respect to any particular Note, the portion of such principal amount attributable to such Note.

          Affiliate: any Person directly or indirectly controlling or controlled by or under common control with any of the GMH Companies or any Subsidiary, including (without limitation) any Person beneficially owning or holding 5% or more of any class of voting securities of any of the GMH Companies or any Subsidiary or any other corporation of which any of the GMH Companies or any Subsidiary owns or holds 5% or more of any class of voting securities, provided that, for purposes of this' definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and provided further that neither you nor any other Person which is an institution shall be deemed to be an Affiliate of any of the GMH Companies or any of their Subsidiaries solely by reason of ownership of the Notes or Warrants or other securities issued in exchange for the Notes or Warrants or by reason of having the benefits of any agreements or covenants of Holding and the Company contained in this Agreement.

          Asset Sale: any sale, assignment, conveyance,, transfer or other disposition of any assets of the GMH Companies permitted by section 10.5(c).

          Asset Sale Proceeds: the aggregate cash proceeds payable to the Company in connection with any Asset Sale, after deduction of all reasonable, customary and documented costs and expenses of such Asset Sale.

          Board: with respect to any GMH Company, the Board of Directors of such GMH Company or a committee of three or more directors lawfully exercising the relevant powers of such Board.

          Bulldog:  Bulldog Holdings LLC, a New York limited liability company.

          Business Day: any day except a Saturday, a Sunday or other day on which commercial banks in New York City or Georgia are required or authorized by law to be closed.

          Capital Lease: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

          Capital Lease Obligation: with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with generally accepted accounting principles, appear on a balance sheet of such lessee in respect of such Capital Lease.

          Cash Equivalents:  Investments of the GMH Companies permitted by section 10.3(i).

          Cash Instruments: all cash, checks, drafts and other similar writings for the payment of money, including without limitation all insurance and condemnation proceeds, Asset Sale Proceeds and Equity Sale Proceeds.

          CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.).

          Change of Control: (a) the sale, lease, abandonment or other disposition by any GMH Company of all or substantially all of its assets; (b) at any time prior to the occurrence of an IPO, Bulldog and the RFE Group, together ceasing to be the beneficial owner or owners, directly or indirectly, of at least 70% (or 51% if as a result of acquisition of Voting Stock by third parties and not as a result of sales by Bulldog or the RFE Group) of the Voting Stock of Holding on a fully-diluted basis; or (c) at any time from and after the occurrence of an,IPO, any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than SIHI or the RFE Group, or any such "group" which consists entirely of SIHI and the RFE Group) (i) being or becoming the beneficial owner, directly or indirectly, of more than 30% of the Voting Stock of Holding or (ii) causing its nominees, or possessing the right to name its nominees, to hold half or more of the seats on the Board of Holding.

          Class A Common Stock: the Class A Common Stock, par value $.001 per share, of Holding.

          Class B Common Stock: the Class B Common Stock, par value $.001 per share, of Holding.

          Class C Common Stock: the Class C Common Stock, par value $.001 per share, of Holding.

          Code: the Internal Revenue Code of 1986, as amended from time to time.

          Common Stock: the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

          Company: prior to the Merger, GMH Acquisition Corp., a Delaware corporation, and thereafter, General Manufactured Housing, Inc., a Georgia corporation.

          Current Assets: at any date, the amount which, in conformity with generally accepted accounting principles, would be set forth opposite the caption "total current assets" (or any like caption) on a balance sheet of Holding and its consolidated Subsidiaries at such date, less, without duplication, cash, Cash Instruments and Cash Equivalents.

          Current Liabilities: at any date, the amount which, in conformity with generally accepted accounting principles, would be set forth opposite the caption "total current liabilities" (or any like caption) on a balance sheet of Holding and its consolidated Subsidiaries at such date, less any portion thereof attributable to the Notes, Debt of the GMH Companies outstanding under the Senior Loan Agreement, Capital Leases, or bank overdrafts (but only to the extent repaid in full on the Business Day following creation thereof).


Current Ratio: at any date, the ratio on such date of (a) Current Assets (excluding Intangible Assets) to (b) Current Liabilities.

          Debt:  as applied to any Person (without duplication):

               (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed; and

               (b) any indebtedness, whether or not for borrowed money, secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; and

               (c) any indebtedness, whether or not for borrowed money, including any Capital Lease Obligation, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise (excluding accounts payable incurred in the ordinary course of business to finance the purchase of property and services from trade suppliers, if such accounts payable are not more than 90 days past due); and

               (d) any indebtedness of such Person consisting of unpaid reimbursement obligations in respect of drawings under letters of credit issued for the account of such Person; and

               (e) any indebtedness of any other Person of the character referred to in subdivision (a), (b), (c) or (d) of this definition with respect to which the Person whose Debt is being determined has become liable by way of a Guaranty (other than in respect of the Repurchase Obligations).

          Environment: any water or water vapor, including groundwater and surface water, any land, including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

          Environmental Laws: all federal, state and local environmental, health, chemical use, safety and sanitation laws, environmental permit requirements statutes, ordinances, rules, regulations and codes relating to the protection of the Environment, including, but not limited to those laws and requirements governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, those laws with regard to record keeping, notification and reporting requirements respecting hazardous materials, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          Environmental Permits: all permits, certificates, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law, or required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

          Environmental Reports: the following reports prepared by United Consulting Group, Ltd.: Phase 1 Environmental Site Assessment Report for Plants 1, 2 and 3 dated August 25, 1995; Asbestos Survey, Radon Gas Testing and Sanborn Map Review for Plants 1, 2, 3 and 4 dated September 18, 1995; Phase 2 Environmental Site Assessment Report for Plants 1, 2 and 3 dated September 21, 1995; Phase 1 Environmental Site Assessment Report for Plant 4 dated October 2, 1995; Phase 1 Environmental Site Assessment Report for Plant 5 dated October 11, 1995; Proposal for Additional AST Investigation on Plant 1 and Plant 2, dated September 25, 1995; Proposal for Phase 2 Environmental Site Assessment on Plant 4, dated October 4, 1995; Report regarding Asbestos Abatement Cost Estimate, dated October 12, 1995; and Report regarding Well Survey for Plants 1 and 2, dated October 20, 1995.

          Equity Interests: any of the capital stock, and any options, warrants and other rights to acquire the capital stock, of Holding.

          Equity Sale: any issuance, sale, conveyance, transfer or other disposition of any Equity Interests.

          Equity Sale Proceeds: the aggregate cash proceeds payable to Holding in connection with any Equity Sale, after deduction of all reasonable, customary and documented costs and expenses of such Equity Sale.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.

          Exchange Act: the Securities Exchange Act of 1934, as amended from time to time.

          Event of Default:  the meaning specified in section 11.

          Fiscal Year: the fiscal year of the GMH Companies for financial accounting purposes, which fiscal year ends on December 31. The 1995 Fiscal Year of the GMH Companies shall commence on the Closing Date and end on December 31, 1995.

          Fiscal Year 1995 Percentage:  the percentage calculated by dividing
(a) the number of days from and including the Closing Date to and including December 31, 1995 by (b) 365.

          GMH:  General Manufactured Housing, a Georgia corporation.

          GMH Companies: Collectively, Holding, the Company and, as the context may require, GMH.

          Gross Capital Expenditures: for any period, the total of all expenditures incurred by the GMH Companies in respect of the purchase or other acquisition of fixed or capital assets during such period, without any deduction for trade-ins, salvage values, resales or similar recoveries, including the amount which in accordance with generally accepted accounting principles is or should be initially posted to the balance sheet of Holding and its consolidated Subsidiaries with respect to Capital Leases.

          Guaranty: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guaranty shall be equal to the outstanding principal amount of the obligation guaranteed.

          Hazardous Materials: materials defined as "hazardous substances," "hazardous wastes" or "solid wastes" in CERCLA, RCRA or in any similar federal, state or local environmental statute.

          Hazardous Substance: without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, without limitation, waste petroleum and waste petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants, and hazardous or toxic substances or related materials, or chemicals posing an unreasonable risk of harm to health or the environment, as regulated or defined under CERCLA, RCRA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), or any other applicable Environmental Law and the regulations promulgated thereunder.

          Hazardous Waste: the meanings specified therefor in RCRA, CERCLA, or comparable state Environmental Laws and the regulations thereunder.

          Holding:  GMH Holdings, Inc., a Delaware corporation.

          Installment Promissory Notes: the Installment Promissory Notes to be delivered by Holding to the Sellers on the Closing Date, pursuant to the Stock Purchase Agreement, in the form attached as Exhibit E to the Stock Purchase Agreement as in effect on the Closing Date.

          Intangible Assets: licenses, franchises, patents, patent applications, trademarks, trademark applications, tradenames, copyrights, copyright applications, computer software rights, goodwill and research and development expenses or other intangibles shown on the balance sheet of Holding and its consolidated Subsidiaries.

          Interest Coverage Ratio Number 1: for any period, the ratio of (a) Adjusted Operating Profit for such period less the aggregate amount incurred by the GMH Companies during such period on account of Gross Capital Expenditures for such period to (b) Interest Expense for such period.

          Interest Coverage Ratio Number 2: for any period, the ratio of (a) Adjusted Operating Profit for such period to (b) Interest Expense for such period.

          Interest Expense: for any period, the amount which, in conformity with generally accepted accounting principles, would be set forth opposite the caption "interest expense" (or any like caption) on an income statement of Holding and its consolidated Subsidiaries.

          Investment: as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Debt and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business, and excluding prepaid expenses and lease, utility, workers compensation, performance and other similar deposits, in each case incurred in the ordinary course of business. In computing the amount involved in any Investment at the time outstanding, (a) undistributed earnings of, and interest accrued in respect of Debt owing by, such other Person accrued after the date of such Investment shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person, and (c) unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of Investments in such other Person shall be disregarded.

          Investors' Rights Agreement: the Investors' Rights Agreement, dated as of December 21, 1995, among Holding, The Equitable Life Assurance Society of the United States, Bulldog and the RFE Group, substantially in the form of Exhibit F.

          IPO: the issuance by Holding in a registered public offering under the Securities Act of a number of shares of Common Stock such that, after giving effect to such offering, there shall be outstanding pursuant to one or more such public offerings shares of Common Stock equal to at least 20% of the capital stock of Holding on a fully-diluted basis.

          Junior Securities: the Series A Preferred Stock, the Series B Preferred Stock and the Junior Subordinated Notes.

          Junior Subordinated Notes: the Junior Subordinated Notes to be issued by the Company to the RFE Group on the Closing Date, in the principal amount of $5,000,000, in the form attached as Exhibit B to the RFE Securities Purchase Agreement.

          Lien: as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

          Make-Whole Premium: with respect to any Note, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (a) such Called Principal plus (b) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Make-Whole Premium shall in no event be less than zero. As used in this definition, the following terms have the following meanings:

               Called Principal: with respect to any Note, the principal of such Note that is to be prepaid, subject to a Make-Whole Premium, pursuant to section 9.3 or is declared to be immediately due and payable pursuant to section 11, as the context requires.

               Discounted Value: with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

               Reinvestment Yield: with respect to the Called Principal of any Note, the sum of (a) 2.5% plus (b) the yield to maturity determined by reference to the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15
          (519) (or, if such Statistical Release is not published, any publicly available source of similar market data acceptable to the holders of more than 50% in principal amount of the Notes being prepaid or accelerated) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, (x) by converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) by linear interpolation between reported yields.

               Remaining Average Life: with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (ii) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

               Remaining Scheduled Payments: with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

               Settlement Date: with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to section 9.3 or is declared to be immediately due and payable pursuant to section 11, as the context requires.

          Management Fees: the fees and expenses payable by the Company to SIHI pursuant to the Management Agreement, dated as of December 21, 1995.

          Material Subsidiary: a Subsidiary which, at the date of determination, has assets with a book value in excess of 5% of the aggregate book value of all assets of Holding. and its Subsidiaries at the end of the then most recently completed fiscal year of Holding, or which produced net income during such fiscal year which is more than 5% of Net Income for such fiscal year.

          Merger: the merger of GMH Acquisition Corp., a Delaware corporation, into General Manufactured Housing,, Inc., a Georgia corporation, with the latter company as the surviving entity.

          Multiemployer Plan: any Plan which is a "multi-employer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          Net Cash Generated: for any period, an amount equal to (a) Adjusted Operating Profit for such period, less (b) Gross Capital Expenditures incurred during such period, plus (c) the amount of any reduction (minus the amount of any increase) in Working Capital in such period.

          Net Income: for any period, net income or loss of Holding and its consolidated Subsidiaries as it would appear on an income statement of Holding and its consolidated Subsidiaries for such period prepared in accordance with generally accepted accounting principles, less, to the extent not subtracted from gross income in computing net income, the amounts paid or payable by the GMH Companies in respect of Restricted Payments permitted under section 10.4 and Management Fees permitted by section 10.7.

          Officers' Certificate: a certificate executed on behalf of Holding or the Company, as the context may require, by its Chairman of the Board of Directors (if an officer) or its President or one of its Vice Presidents and its Treasurer or one of its Assistant Treasurers.

          Operative Agreements: the Stock Purchase Agreement, the RFE Securities Purchase Agreement, the Stockholders' Agreement, the Investors' Rights Agreement, the Subordination Agreement and the Senior Loan Agreement.

          Original Holder: The Equitable Life Assurance Society of the United States or any affiliate thereof to which any of the Notes shall subsequent to the Closing Date have been transferred.

          PBGC: the Pension Benefit Guaranty Corporation or any governmental authority succeeding to any of its functions.

          Person: an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a business, a trust, an unincorporated organization or a government or any department, agency or subdivision thereof.

          Plan: an "employee pension benefit plan" (as defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Holding or any of its Related Persons, or an employee pension benefit plan as to which Holding or any of its Related Persons would be treated as a contributing sponsor under section 4069 of ERISA if it were to be terminated, or such a plan as to which Holding or any of its Related Persons would be treated as a contributing sponsor under section 4212(c) of ERISA.

          Plan of Merger: the Plan of Merger, dated as of December 21, 1995, between GMH Acquisition Corp., a Delaware corporation, and General Manufactured Housing, Inc., a Georgia corporation.

          Potential Event of Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

          Preferred Stock: the Series A Preferred Stock and the Series B Preferred Stock.

          Premises: the facilities owned or leased by GMH, which are identified in the Environmental Reports.

          Private Placement Memorandum: the Confidential Private Placement Memorandum, dated July 18, 1995, as supplemented on December 14, 1995, prepared by Larkspur Capital Corporation in connection with the offer and issuance of the Notes and Warrants.

          RCRA: the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.).

          Repurchase Obligations: the contingent obligations of the Company under agreements with the lenders to the purchasers of the Company's inventory (each a "dealer") relating to inventory purchased by such dealer pursuant to which the Company agrees to repurchase any new and unused inventory remaining in the possession of such dealer or repossessed by such dealer's lender after a default under the financing agreements between such dealer and its lender, subject to the terms and conditions of such repurchase agreements.

          RFE:  RFE Investment Partners V, L.P., a Delaware limited partnership.

          RFE Group: collectively, RFE, the State of Michigan and Sterling Commercial Capital, Inc.

          RFE Securities Purchase Agreement: the Securities Purchase Agreement, dated as of December 21, 1995, among RFE, the Company, Holding and the purchasers listed therein.

          Release: any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance), including the meaning as given to that term in CERCLA and the regulations promulgated thereunder.

          Related Person: any trade or business, whether or not incorporated, which, together with Holding, is treated as a single employer under section 414 of the Code.

          Restricted Payment: with reference to Holding or the Company, as the context requires, (a) any dividend or other distribution, direct or indirect, on account of any shares of any.class of stock of Holding or the Company, as the case may be, now or hereafter outstanding, except a dividend payable solely in. shares of common stock; (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of Holding or the Company, as the case may be, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of stock of Holding or the Company; and (c) any payment, direct or indirect, of or on account of any principal of or premium on any Junior Securities of Holding or any other subordinated Debt of Holding or the Company now or hereafter outstanding or any redemption, retirement, purchase or other acquisition, direct or indirect, of any such Junior Securities or subordinated Debt.

          Securities Act: the Securities Act of 1933, as amended from time to time.

          Sellers: Kelly Scott Herold, as Trustee, Gregory Keith Scott, Drew Eric Scott, Samuel P. Scott, Individually, and as Joint Tenant with Sherry J. Scott; as "Sellers" under the Stock Purchase Agreement.

          Senior Debt: all principal of and premium, if any, and interest on Debt of the Company outstanding from time to time under (a) the Senior Loan Agreement and (b) other Debt of the Company outstanding in compliance with section 10.1(f) unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such Debt is junior and subordinate to other Debt of the Company or its Subsidiaries.

          Senior Lenders: First Source Financial LLP, as Lender under the Senior Loan Agreement and any other "Lender" that may after the Closing Date become an assignee of First Source Financial LLP under the Senior Loan Agreement.

          Senior Loan Agreement: The Loan Agreement, dated as of December 21, 1995, between the Company and First Source Financial LLP, as amended from time to time.

          Series A Preferred Stock: the Series A Redeemable Preferred Stock, par value $.001 per share, of Holding, to be issued on the Closing Date to the RFE Group, having an aggregate liquidation preference of $8,000,000.

          Series B Preferred Stock: the Series B Convertible Preferred Stock, par value $.001 per share, of Holding, to be issued on the Closing Date to Bulldog and the RFE Group, having an aggregate liquidation preference of $2,150,000.

          State of Michigan: the Treasurer of the State of Michigan, as Custodian for the Michigan Public School Employees Retirement System, the Michigan State Employees Retirement

System, the Michigan State Police Retirement System and the Michigan Judges Retirement System.

          Stock Purchase Agreement: the Stock Purchase Agreement, dated as of October 10, 1995, between the Company and the Sellers named therein, as amended to the date hereof.

          Stockholders' Agreement: the Stockholders' Agreement, dated as of December 21, 1995, among Holding, The Equitable Life Assurance Society of the United States and the Persons listed in Schedule B, substantially in the form set forth in Exhibit E.

          SIHI:  Strategic Investments & Holdings, Inc., a Delaware corporation.

          Subordination Agreement: the Subordination Agreement, dated as of December 21, 1995, among Holding, The Equitable Life Assurance Society of the United States, the RFE Group, SIHI and First Source Financial LLP, substantially in the form of Exhibit G.

          Subsidiary: with reference to any of the GMH Companies, as the context may require, any corporation at least 50% (by number of votes) of the Voting Stock of which is at the time owned by the such GMH Company or by one or more Subsidiaries of such GMH Company or by such GMH Company and one or more Subsidiaries.

          Total Fixed Charges: for any period, the sum of (a) all scheduled or accelerated payments of interest or principal on account of Debt of Holding or its consolidated Subsidiaries, including any and all penalties, premiums, prepayment fees or the like thereon (including without limitation any "Scheduled Reduction" in the "Revolving Loan Commitment" (as such terms are defined in the Senior Loan Agreement), whether or not such reduction gives rise to a payment of any loans outstanding under the Senior Loan Agreement) with respect to such period plus (b) taxes paid or payable with respect to such period directly by the GMH Companies to any governmental authority, plus (c) to the extent not subtracted in determining Net Income and without double counting, all amounts paid by Holding and its consolidated Subsidiaries with respect to such period to purchase, redeem or otherwise acquire any Equity Interests. For purposes of the foregoing, "scheduled payments" shall not include repayment of Loans (i) pursuant to clauses eighth and ninth of section 7.3 of the Senior Loan Agreement or (ii) following any reductions or termination of the Commitments pursuant to section 2.5 or 2.6 of the Senior Loan Agreement.

          Total Liabilities: at any date, the sum of (a) the amount which, in conformity with generally accepted accounting principles, would be set forth opposite the caption "liabilities" (or any like caption) on a balance sheet of Holding and its consolidated Subsidiaries at such date plus (b) the aggregate amount of Guaranties of Holding and its consolidated Subsidiaries outstanding on such date (other than those which would constitute liabilities under clause (a) above).

          Voting Stock: with reference to any corporation, stock of any class or classes (or equivalent interests), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

          Ware County Obligation: the Corporate Guaranty of Deed to Secure Debt made by Waycross and Ware County Development Authority to Patterson Bank, dated December 30, 1993, to secure Promissory Note in the original principal amount of $613,727.63.

          Warrants:  the meaning specified in section 1.

          Wholly-Owned: as applied to a Subsidiary of any GMH Company, a Subsidiary all the outstanding shares (other than directors' qualifying shares, if required by law) of every class of stock of which are at the time owned by such GMH Company or by one or more Wholly-Owned Subsidiaries thereof or by such GMH

Company and one or more Wholly-Owned Subsidiaries thereof.

          15. Registration, Transfer and Substitution of Notes; Action by Noteholders.

          15.1. Note Register; Ownership of Notes. The Company will keep at its principal office a register in which the Company will provide for the registration of Notes and the registration of transfers of Notes. The Company may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and the premium, if any, and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Note shall mean the Person in whose name such Note is at the time
 .registered on such register.

          15.2. Transfer and Exchange of Notes. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes in denominations of at least $100,000 (except one Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than $100,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor.

          15.3. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note held by you or another institutional holder or your or its nominee, of an indemnity agreement from you or such other holder) or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Company at its principal office, the Company at its expense will execute and deliver, in lieu thereof, a new Note in the unpaid principal amount of such lost, stolen, destroyed or mutilated Note, dated so that there will be no loss of interest on such Note and otherwise of like tenor. Any Note in lieu of which any such new Note has been so executed and .delivered by the Company shall not be deemed to be an outstanding Note for any purpose of this Agreement.

          15.4. Notes held by Company, etc., Deemed Not Outstanding. For the purposes of determining whether the holders of the Notes of the requisite principal amount at the time outstanding have taken any action authorized by this Agreement with respect to the giving of consents or approvals or with respect to acceleration upon an Event of Default, any Notes directly or indirectly owned by the Company or any of its Subsidiaries or Affiliates shall be disregarded and deemed not to be outstanding.

          16.  Payments on Notes.

          16.1. Place of Payment. Payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made at the principal office of The Chase Manhattan Bank, N.A. in the Borough of Manhattan, the City and State of New York, unless the Company, by written notice to each holder of any Notes, shall designate the principal office of another bank or trust company in such Borough as such place of payment, in which case the principal office of such other bank or trust company shall thereafter be such place of payment.

          16.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in section 16.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by the method and at the address specified for such purpose in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that any Note paid or prepaid in full shall be surrendered to the Company at its principal office or at the place of payment maintained by the Company pursuant to section 16.1 for cancellation. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to section 16.2. The Company will afford the benefits of this section 16.2 to any institutional investor which is the direct or indirect transferee of any Note purchased by you under this Agreement and which has made the same agreement relating to such Note as you have made in this section 16.2.

          17. Expenses, etc. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay all expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Notes and the Warrants, including, without limitation: (a) the cost and expenses of preparing and reproducing this Agreement, the Notes or the Warrants, of furnishing all opinions by counsel for the GMH Companies (including any opinions requested by your special counsel as to any legal matter arising hereunder) and all certificates on behalf of the GMH Companies, and of the GMH Companies' performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the cost of delivering to your principal office, insured to your satisfaction, the Notes and Warrants sold to you hereunder and any Notes or Warrants delivered to you upon any substitution of Notes or Warrants pursuant to section 15 and of your delivering any Notes or Warrants, insured to your satisfaction, upon any such substitution; (c) the reasonable fees, expenses and disbursements of your special counsel in connection with such transactions and any such amendments or waivers; and (d) the reasonable out-of-pocket expenses incurred by you in connection with such transactions and any such amendments or waivers. The Company also will pay, and will save you and each holder of any Notes harmless from, all claims in respect of the fees, if any, of brokers and finders and any and all liabilities with respect to any taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Notes and Warrants and any amendment or waiver under or in respect of this Agreement, the Notes and the Warrants. The obligation of the Company under this section 17 shall survive any disposition or payment of the Notes and the termination of this Agreement and the expiration of the Warrants.

          18. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by Holding or the Company in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by you or on your behalf and the purchase of the Notes and Warrants by you under this Agreement. All statements contained in any certificate or other instrument delivered by or on behalf of Holding or the Company pursuant to this Agreement shall be deemed representations and warranties of Holding and the Company under this Agreement.

          19. Amendments and Waivers. Any term of this Agreement or of the Notes may be amended and the observance of any term of this Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of more than 50% in principal amount of the Notes at the time outstanding (subject to section 15.4), provided that, without the prior written consent of the holders of all the Notes at the time outstanding (subject to section 15.4), no such amendment or waiver shall (a) change the maturity or the principal amount of, or reduce the rate or change the time of payment of interest on, or change the amount or the time of payment of any principal or premium payable on any prepayment of, any Note, (b) reduce the aforesaid percentages of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (c) change the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in section 11, (d) modify the proviso to the first sentence of section 11, or (e) decrease the percentage of the principal amount of the Notes the holders of which may rescind and-annul any such declaration as provided in section 11. Any amendment or waiver effected in accordance with this section 19 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Company.

          20. Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, or mailed by registered or certified mail, return receipt requested, addressed, (a) if to you, at the address set forth in Schedule A or at such other address as you shall have furnished to the Company in writing, except as otherwise provided in section 16.2 with respect to payments on Notes held by you or your nominee, or (b) if to any other holder of any Note, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address, then to and at the address of the last holder of such Note who has furnished an address to the Company, or (c) if to Holding or the Company, at its address set forth at the beginning of this Agreement, to the attention of the Chief Financial Officer of the Company, or at such other address, or to the attention of such other officer, as the Company shall have furnished to you and each such other holder in writing. Any notice so addressed and delivered by hand or courier shall be deemed to be given when received, and any notice so addressed and mailed by registered or certified mail shall be deemed to be given three Business Days after being so mailed.

          21. Indemnification. The Company will indemnify and hold harmless each of you and each person who controls you within the meaning of the Securities Act or the Exchange Act and each of your subsidiaries and each of your and their respective directors, officers, employees, agents and advisors (any and all of whom are referred to as the "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the @reparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), which such Indemnified Party actually and reasonably incurs (whether or not such Indemnified Party is a party thereto) under any applicable federal or state law or otherwise, caused by or arising out of, or allegedly caused by or arising out of, the Acquisition or the Note Agreement or any transaction contemplated hereby or thereby, other than, with respect to any Indemnified Party, losses, claims, damages or liabilities that are the result of any representation made by such Indemnified Party in section 6 or the result of the gross negligence or willful misconduct of such Indemnified Party.

          Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this section 21 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel reasonably satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Company not advisable, but the Company will not be obligated to pay the fees and expenses of more than one counsel for all

Indemnified Parties.

          22. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Notes or any part thereof. Except as stated in section 18, this Agreement embodies the entire agreement and understanding between you, Holding and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement and the Notes shall be construed and enforced in accordance with and governed by the law of the State of New York. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between you, Holding and the Company.

                                   Very truly yours,

                                   GMH ACQUISITION CORP.


                                   By: /s/ Gary M. Brost
                                      ________________________________
                                      Title:  President

                                   GMH HOLDINGS, INC.


                                   By: /s/ Gary M. Brost
                                      ________________________________
                                      Title:  President


The foregoing Agreement is
hereby agreed to as of the
date thereof.

THE EQUITABLE LIFE ASSURANCE
  SOCIETY OF THE UNITED STATES


By: James K. [illegible]
   Investment Officer

                               SCHEDULES TO
                    NOTE AND WARRANT PURCHASE AGREEMENT
                       DATED AS OF DECEMBER 21, 1995
              AMONG GMH ACQUISITION CORP., GMH HOLDINGS, INC.
                     AND THE EQUITABLE LIFE ASSURANCE
                       SOCIETY OF THE UNITED STATES



     All capitalized terms contained in these schedules shall have the meanings set forth in the Note and Warrant Purchase Agreement. Any item disclosed on any schedule shall be deemed to have been disclosed on all schedules.

                                SCHEDULE A

                           Purchaser Information


The Equitable Life Assurance Society
  of the United States
787 Seventh Avenue
New York, New York 10019

                                  SCHEDULE B

                               Equity Purchasers


STOCKHOLDER                                    NUMBER OF SHARES

                                   SERIES A        SERIES B          CLASS A
                                   PREFERRED       PREFERRED         COMMON
Bulldog Holdings LLC                               1,400,000

RFE Investments Partners V, L.P.   4,690,351         439,720         714,546

State Treasurer of the State of
  Michigan, Custodian of the
  Michigan Public School
  Employees' Retirement System,
  State Employees' Retirement
  System, Michigan State Police
  Retirement System, and Michigan
  Judges Retirement System         3,076,922         288,462         468,750

Sterling Commercial Capital, Inc.    232,727          21,818          35,454

The Equitable Life Assurance
  Society of the United States

Eileen V. Austen

Paul C. Cronson

Robert C. Goodwin

Robert C. Mayer

Samuel P. Scott and Sherry J.
  Scott, as Joint Tenants                                             92,749

Kelly Scott Herold, as Trustee
  for the Kelly Scott Herold
  Revocable Trust - 1995                                              71,167

Gregory Keith Scott                                                   71,167

Drew Eric Scott                                                       71,167

Lannis Thomas                                                         28,000

Wayne Roberts                                                         28,000

Thomas M. Vinson                                                      21,000

Bruce Hallock                                                         14,000

Michael O'Gorman                                                      14,000

Benny Bryan                                                           13,125

James H. McClellan                                                    13,125

                                   ________        _________        __________

TOTAL                             8,000,000        2,150,000       1,656,250

                                  SCHEDULE C

                                Debt and Liens

C-1.

a. Debt to The Patterson Bank in the original principal amount of $613,727.63 in connection with sale and lease-back transaction.

     i)   Collateral:

          Deed to secure debt to Patterson Bank described dated 12/30/93 from Waycross and Ware County Development Authority encumbering Plants 2 and 3.

b. Installment Promissory Notes of GMH Acquisition Corp. to each of Samuel J. Scott and Sherry J. Scott, as joint tenants, Drew Eric Scott, Gregory Keith Scott, and Kelly Scott Herold, as Trustee, due January 25, 1996 in the aggregate principal amount of $45,000,000.


C-2.

a.   Debt to First Source LLP in a principal amount up to $26,000,000

b. Debt to the Equitable Life Assurance Society of the United States in an amount up to $17,243,298.

c. Debt to RFE Investment Partners V, L.P., State of Michigan, as Custodian, and Sterling Commercial Capital, Inc. in the amount of $5,000,000.

d. Promissory Note in the original principal amount of $600,000 dated 8/24/94 in favor of Nationsbank of Georgia, N.A., secured by Security Agreement dated 8/24/94 encumbering aircraft, engines, propellers, accessories and parts including UCC and FAA filings to be removed immediately following the Closing.

e.   Reimbursement obligations of GMH with respect to the following:

     1) Letter of Credit No. PB020 dated 5/22/95 issued by The Patterson Bank in favor of Tim-Bar Corporation in the maximum amount of $207,000 (said balance declining at the rate of $9,000 per month) as Security Deposit under Lease between Hi-Tech and Tim-Bar for Plant 4

     2) Irrevocable Letter of Credit No. PB013 dated 5/18/93 issued by The Patterson Bank in favor of Bankers Insurance Company for $50,000, securing South Carolina Manufacturer's Representative License Bonds

                                  SCHEDULE D

                                  Investment


          The Company owns all of the outstanding stock of General Manufactured Housing, Inc.

                                  SCHEDULE E



A.        ENVIRONMENTAL COMPLIANCE

1. There are two (2) 500 gallon above ground storage tanks (AST) at Plant Nos. 1,2 and 3. One AST contains diesel fuel and the other AST contains gasoline. The ASTs at Plant Nos. 1 and 2 had petroleum residue underneath them. All three AST locations have no sealed concrete floor beneath them. Elevated concentration levels of petroleum constituents were detected in the soil and ground water below the ASTs at Plant Nos. 1 and 2.

2. Plant No. 3 has a welding and painting Facility for Constructing steel platforms. Stained soil is present at the maintenance/welding shop. The painting area and nearby soil is also stained with a black coating paint. The stained soil at the maintenance/welding shop was removed. The painting area does not pose a threat.

3.        Stained soil was evident around an air compressor located at Plant No.
          2 and was removed.

4. Mineral spirits are stored in 55-gallon drums at Plant No. 1. Stained soil was observed beneath thus storage area, but analytical results from samples collected in this area were below state guidance levels.

5.        Surface tar areas are located at Plant Nos. 1 and 2.

6. Contact adhesive containing acetone, toluene, and N-hexane are present and used at each Plant. Scrapwood, steel parts and sheetrock are stored at each Plant. Paint and non-toxic glue are present and used at each Plant. Plastic roof cement and Plaster of Paris are stored at Plant No. 2. Steel drums containing hydraulic oil is stored at Plant No. 3.

7. Plant Nos. 1, 2, and 3 are located in an industrial park. General American Transportation Corp. (GATX) is located adjacent to Plant No. 2 and is a listed CERCLIS site. A registered leaking underground storage tank is located within a .5 mile radius of the Plants. RCRA hazardous waste generators are located in the industrial park.

8. Asbestos containing pipe fitting insulation is located throughout the ceiling areas and the boiler room in Plant No. 2 Asbestos containing linoleum floor materials is located in Plant Nos. 1 and 3.

9. Plant No. 4 was used previously as a cardboard plant. A 10,000 gallon diesel UST had previously been stored and removed. Two 270-gallon steel ASTs currently are used. One AST contains diesel fuel and the other AST contains gasoline.

10. Contact adhesive, glue, thread cutting oil, roof adhesive, roof element, paint, oil/water mixture, hydraulic oil, formaldehyde resin, and caustic soda beads are stored and used at Plant No. 4.

11. An old compressor is stored at Plant No. 4 and stained concrete is present in the area of the compressor.

12. GATX is a listed CERCLIS site and RCRA hazardous waste generator and is located adjacent to Plant No. 4. Groundwater beneath the GATX site is contaminated with naphthalene. A registered leaking underground storage tank is located within .5 miles of Plant No. 4

13. Plant No. 5 was used previously as a warehouse and was listed on federal and state databases as a small quantity generator of hazardous wastes.

14. Four (4) ASTs are located 200 feet northeast of Plant No. 5 and stained soil is present beneath these tanks. Three (3) registered leaking underground storage tanks are located within a .5 mile radius of Plant No. 5.


B.        MATERIAL ADVERSE CHANGE

1. Borrower and Oakwood Mobile Homes, a manufacturer and retailer headquartered in North Carolina, had an agreement pursuant to which Borrower was to supply 24 foot, double-wide homes to Oakwood's captive retail network. Borrower expected to use Plant No. 4 located in Waycross, Georgia exclusively for the construction of these homes. Oakwood gave notice to Borrower, on or about August 25, 1995, that it would not be ordering any further homes from Borrower for the foreseeable future due to over manufacturing by Oakwood of its own products, and the desire for their retail network to sell Oakwood's products before those manufactured by Borrower. All homes that had been ordered to that time were completed by Borrower and purchased by Oakwood. Borrower has shifted double-wide production to Plant No. 4 in order to reduce its considerable backlog of orders. In its notification, Oakwood characterized this situation as temporary; however, no assurances can be given that such suspension may not be permanent. Sales to Oakwood accounted for approximately 10% of Borrower's total revenues during the first six months of 1995.

                                   EXHIBIT A

                              Form of Senior Note

                                                                  EXHIBIT A


                      GENERAL MANUFACTURED HOUSING, INC.

                Senior Subordinated Note due December 21, 2002

PPN# 37029* AA 7
No. R                                                        New York, N.Y.
$                                                                    , 19__


          GENERAL MANUFACTURED HOUSING, INC. a Georgia corporation (the "Company"), for value received, hereby promises to pay to _________________________, or registered assigns, the principal amount of $______ on December 21, 2002, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal amount at the rate of (a) for the period from the date hereof to and including March 31, 2001, 10.87% per annum, and (b) 14.50% per annum thereafter, payable quarterly on each March 31, June 30, September 30 and December 31 after the date hereof, commencing March 31, 1996, until such unpaid balance shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue interest, at the rate of 2.00% per annum plus the otherwise applicable rate until paid, payable quarterly as aforesaid or, at the option of the holder hereof, on demand. Payments of principal, premium, if any, and interest on this Note shall be made in lawful money of the United States of America at the principal office of The Chase Manhattan Bank, N.A., in the Borough of Manhattan, the City and State of New York, or at such other office or agency in such Borough as the Company shall have designated by written notice to the holder of this Note as provided in the Note and Warrant Purchase Agreement referred to below.

          This Note is one of the Company's Senior Subordinated Notes due December 21, 2002 (the "Notes"), originally issued in the aggregate principal amount of $17,243,295 pursuant to the Note and Warrant Purchase Agreement, dated as of December 21, 1995, as from time to time amended, between the Company and the institutional investor referred to therein. The holder of this

Note is entitled to the benefits of such Note and Warrant Purchase Agreement and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

          The obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement, dated as of December 21, 1995 (the "Subordination Agreement"), among the Company, The Equitable Life Assurance Society of the United States, RFE Investment Partners V, L.P., Sterling Commercial Capital, Inc., the State Treasurer of the State of Michigan, as Custodian, and First Source Financial LLP (the "Senior Lender"), to the obligations (including interest) owed by the Company to the holders of all the Notes issued pursuant to that certain Secured Credit Agreement, dated as of December 21, 1995, between the Company and the Senior Lender, as such Secured Credit Agreement has been and hereafter may be supplemented and amended from time to time; and each holder hereof, by its acceptance hereof, agrees to be bound by the provisions of the Subordination Agreement.

          This Note is a registered Note and is transferable only upon surrender of this Note for registration or transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder hereof or his attorney duly authorized in writing. References in this Note to a "holder" shall mean the person in whose name this Note is at the time registered on the register kept by the Company as provided in such Note and Warrant Purchase Agreement and the Company may treat such person as the owner of this Note for the purpose of receiving payment and for all other purposes of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

          The Notes are subject to required and optional prepayment, in whole or in part, in certain cases with a premium and in other cases without a premium, all as specified in such Note and Warrant Purchase Agreement.

          In case an Event of Default, as defined in such Note and Warrant Purchase Agreement, shall occur and be continuing, the unpaid balance of the principal of this Note may become due and payable to the extent provided in such Note and Warrant Purchase Agreement.

          This Note is made and delivered in New York, New York, and shall be governed by the laws of the State of New York.

                                               GENERAL MANUFACTURED HOUSING INC.



                                               By_______________________________
                                                  Title:

                                                                 SCHEDULE A


                            SCHEDULE OF PURCHASERS

                                             Principal Amount of
                 Name and Address              Notes; Number of
                   of Purchaser                     Warrants

THE EQUITABLE LIFE ASSURANCE SOCIETY         Principal Amount of
THE UNITED STATES                            Note:

(1)  All payments by wire transfer of            $17,226,308
     immediately available funds (other
     than in respect of transaction
     fees) to:                               Number of Warrants:

     The Chase Manhattan Bank, N.A.                  350,000
     110 West 52nd Street
     New York, New York  10019
     ABA No. 021-000021

     A/C The Equitable Life Assurance
     Society of the United States
     Account No. 037-2-409417

     Each such wire transfer shall set
     forth the name of the Company,
     the private placement number,
     the due date of the payment
     being made and if such payment
     is a final payment.

     Payments by wire transfer of
     immediately available funds
     in respect of transaction
     fees to:

     Citibank, N.A.
     399 Park Avenue
     New York, New York  10021
     ABA No. 021000089

     A/C Alliance Corporate Finance Group
     Incorporated
     Account No. 3849-3365

     (2)  All notices of payment and written
     confirmation of such wire transfers to

     The Equitable Life Assurance Society
     of the United States
     c/o Alliance Capital Management L.P.
     135 West 50th Street
     6th Floor
     New York, New York  10020
     Attention:  Cash Operations

     (3)  All other communications to be
     sent to:

     The Equitable Life Assurance Society
     of the United States
     c/o Alliance Corporate Finance Group
     Incorporated
     1345 Avenue of the Americas
     39th Floor
     New York, New York  10105

     (4)  Securities to be delivered to:

     The Equitable Life Assurance Society
     of the United States
     787 Seventh Avenue
     TW/41
     New York, New York  10019
     Attention:  Celeste Greenidge

     (5)  TIN 13-5570651

                                   EXHBIIT B

                                Form of Warrant

                                                                  EXHIBIT B



                              GMH HOLDINGS, INC.





                         COMMON STOCK PURCHASE WARRANT




                          Expiring December 21, 2002




This Warrant and any shares acquired upon the exercise of this Warrant have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. This Warrant and such shares are also subject to certain restrictions on transferability imposed by a certain Stockholders' Agreement, a copy of which is on file at the offices of the Company.

                               TABLE OF CONTENTS




1.   Exercise of Warrant . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1. Manner of Exercise . . . . . . . . . . . . . . . . . . . . . .  1
     1.2. When Exercise Deemed Effected. . . . . . . . . . . . . . . . .  2
     1.3. Delivery of Stock Certificates, etc. . . . . . . . . . . . . .  2
     1.4. Company to Reaffirm Obligations. . . . . . . . . . . . . . . .  3
     1.5. Payment by Application of the Notes. . . . . . . . . . . . . .  3

2.   Adjustments; Dividends. . . . . . . . . . . . . . . . . . . . . . .  3
     2.1. Number of Shares; Warrant Price. . . . . . . . . . . . . . . .  3
     2.2. Adjustment of Warrant Price; Payment of Regular
          Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          2.2.1.  Issuance of Additional Shares of Common
                  Stock. . . . . . . . . . . . . . . . . . . . . . . . .  4
          2.2.2.  Dividends and Distributions. . . . . . . . . . . . . .  4
     2.3. Treatment of Options and Convertible Securities. . . . . . . .  5
     2.4. Treatment of Stock Dividends, Stock Splits, etc. . . . . . . .  7
     2.5. Computation of Consideration . . . . . . . . . . . . . . . . .  7
     2.6. Adjustments for Combinations, etc. . . . . . . . . . . . . . .  9
     2.7. Dilution in Case of Other Securities . . . . . . . . . . . . .  9
     2.8. Minimum Adjustment of Warrant Price. . . . . . . . . . . . .   10

3.   Consolidation, Merger, Sale of Assets,
     Reorganization, etc . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.1. General Provisions . . . . . . . . . . . . . . . . . . . . . . 10
     3.2. Assumption of Obligations. . . . . . . . . . . . . . . . . . . 12

4.   Other Dilutive Events . . . . . . . . . . . . . . . . . . . . . . . 12

5.   No Dilution or Impairment . . . . . . . . . . . . . . . . . . . . . 12

6.   Accountants' Report as to Adjustments . . . . . . . . . . . . . . . 13

7.   Notices of Corporate Action . . . . . . . . . . . . . . . . . . . . 14

8.   Restrictions on Transfer. . . . . . . . . . . . . . . . . . . . . . 15
     8.1. Restrictive Legends. . . . . . . . . . . . . . . . . . . . . . 15
     8.2. Notice of Proposed Transfer; Opinions of Counsel . . . . . . . 15
     8.3. Termination of Restrictions. . . . . . . . . . . . . . . . . . 16

9.   Registration under Securities Act . . . . . . . . . . . . . . . . . 17

10.  Financial Information . . . . . . . . . . . . . . . . . . . . . . . 17
     10.1.  Financial Statements . . . . . . . . . . . . . . . . . . . . 17
     10.2.  Availability of Information. . . . . . . . . . . . . . . . . 18

11.  Reservation of Stock, etc . . . . . . . . . . . . . . . . . . . . . 18

12.  Ownership, Transfer and Substitution of Warrants. . . . . . . . . . 19
     12.1.  Ownership of Warrants. . . . . . . . . . . . . . . . . . . . 19
     12.2.  Transfer and Exchange of Warrants. . . . . . . . . . . . . . 19
     12.3.  Replacement of Warrants. . . . . . . . . . . . . . . . . . . 19

13.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

14.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

15.  No Rights or Liabilities as Stockholder . . . . . . . . . . . . . . 26

16.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

17.  Expiration; Notice. . . . . . . . . . . . . . . . . . . . . . . . . 26

18.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

                         Common Stock Purchase Warrant
                          Expiring December 21, 2002


                                                       New York, New York
                                                         __________, 19__


PPN# 36189# 11 1
No. W-1


          GMH HOLDINGS, INC., a Delaware corporation (the "Company"), for value received, hereby certifies that _________________________________________ or registered assigns, is entitled to purchase from the Company _______ duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), which may be either Class B Common Stock or (at the election of the holder of this Warrant if such holder is an Eligible Holder) Class A Common Stock or (in the case of an Eligible Holder) any combination thereof, at the purchase price per share of $.01, at any time or from time to time prior to 3:00 P.M., New York City time, on December 21, 2002, all subject to the terms, conditions and adjustments set forth below in this Warrant.

          This Warrant is one of the Common Stock Purchase Warrants (the "Warrants", such term to include all Warrants issued in substitution therefor) originally issued in connection with the issue and sale by General Manufactured Housing, Inc., a wholly-owned subsidiary of the Company, of $17,243,295 aggregate principal amount of its Senior Subordinated Notes due 2002 (together with all notes issued in substitution therefor, the "Notes"), pursuant to the Note and Warrant Purchase Agreement (the "Purchase Agreement"), dated as of December 21, 1995, between the Company and the institutional investor named therein (the "Purchaser"). The Warrants originally so issued evidence rights to purchase an aggregate of 350,000 shares of Common Stock, subject to adjustment as provided herein. Certain capitalized terms used in this Warrant are defined in section 13.

          1. Exercise of Warrant. 1.1. Manner of Exercise. This Warrant may be exercised by the holder hereof, in whole or in part, during normal business hours on any Business Day by surrender of this Warrant, with the form of subscription at the end hereof (or a reasonable facsimile thereof), setting forth such holder's election to receive Class A Common Stock or Class B Common Stock or a combination thereof, duly executed by such holder, to the Company at its principal office (or, if such exercise shall be in connection with an underwritten Public Offering of shares of Common Stock (or Other Securities) subject to this Warrant, at the location at which the Company shall have agreed to deliver the shares of Common Stock (or Other Securities) subject to such offering), accompanied by payment, in cash or by certified or official bank check payable to the order of the Company or by application of Notes in the manner provided in section 1.5 (or by a combination of such methods), in the amount obtained by multiplying (a) the number of shares of Common Stock (without giving effect to any adjustment therein) designated in such form of subscription by (b) $.01, and such holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) determined as provided in sections 2 through 4.

          1.2. When Exercise Deemed Effected. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been surrendered to the Company as provided in section 1.1, and at such time the person or persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise as provided in section 1.3 shall be deemed to have become the holder or holders of record thereof.

          1.3. Delivery of Stock Certificates, etc. As soon as practicable after the exercise of this Warrant, in whole or in part, and in any event within five Business Days thereafter (unless such exercise shall be in connection with an underwritten Public Offering of shares of Common Stock (or Other Securities) subject to this Warrant, in which event concurrently with such exercise), the Company at its expense (including the payment by it of any applicable taxes other than transfer taxes) will cause to be issued in the name of and delivered to the holder hereof or, subject to section 8, as such holder (upon payment by such holder of any applicable transfer taxes) may direct,

          (a) a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock or Class B Common Stock (or Other Securities) to which such holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Market Price per share of such Common Stock (or Other Securities) on the Business Day next preceding the date of such exercise, and

          (b) in case such exercise is in part only, a new Warrant or Warrants of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the holder upon such exercise as provided in section 1.1.

          1.4. Company to Reaffirm Obligations. The Company will, at the time of or at any time after each exercise of this Warrant, upon the request of the holder hereof or of any shares of Common Stock (or Other Securities) issued upon such exercise, acknowledge in writing its continuing obligation to afford to such holder all rights (including, without limitation, any right of registration of any shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant pursuant to section 9) to which such holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if any such holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Company to afford such rights to such holder.

          1.5. Payment by Application of the Notes. Upon any exercise of this Warrant, the holder hereof may, at its option, instruct the Company, by so specifying in the form of subscription submitted therewith as provided in section 1.1, to apply to the payment required by section 1.1 all or any part of the principal amount then unpaid and of the interest on such principal amount then accrued on any one or more Notes at the time held by such holder, in which case the Company will accept the aggregate amount of principal and accrued interest on such principal specified in such form of subscription in satisfaction of a like amount of such payment. In case less than the entire unpaid principal amount of any Note shall be so specified, the principal amount so specified shall be credited, as of the date of such exercise, against the installments of principal then remaining unpaid on such Note pro rata to all such remaining installments. Within ten days after receipt of any such notice, the Company will pay to the holder of the Notes submitting such form of subscription, in the manner provided in such Notes and the Purchase Agreement, all unpaid interest accrued to the date of exercise of such Warrant on the principal amount so specified in such form of subscription that is not applied to the payment required by section 1.1 under this section 1.5. In the event that the entire unpaid principal amount of any Note is applied to the payment required by section 1.1 under this section 1.5, such Note shall be promptly surrendered and cancelled in accordance with the Purchase Agreement.

          2. Adjustments; Dividends. 2.1. Number of Shares; Warrant Price. The number of shares of Common Stock which the holder of this Warrant shall be entitled to receive upon each exercise hereof shall be determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of this section 2) be issuable upon such exercise, as designated by the holder hereof pursuant to section 1.1, by a fraction of which (a) the numerator is $.01 and (b) the denominator is the Warrant Price in effect on the date of such exercise. The "Warrant Price" shall initially be $.01 per share, shall be adjusted and readjusted from time to time as provided in this section 2 and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this section 2.

          2.2. Adjustment of Warrant Price; Payment of Regular Dividends. 2.2.1. Issuance of Additional Shares of Common Stock. In case the Company, at any time or from time to time after December 21, 1995 (the "Initial Date"), shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to section 2.3 or 2.4) without consideration or for a consideration per share less than the Current Market Price in effect, in each case, on the date of and immediately prior to such issue or sale, then, and in each such case, subject to section 2.8, such Warrant Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .0001 of a cent) determined by multiplying such Warrant Price by a fraction,

          (a) the numerator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Current Market Price, and

          (b) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale,

provided that, for the purposes of this section 2.2.1 (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to section 2.3 or 2.4, such Additional Shares shall be deemed to be outstanding, and (y) treasury shares shall not be deemed to be outstanding.

          2.2.2. Dividends and Distributions. In case the Company at any time or from time to time after the Initial Date shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or Options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on any Common Stock, other than a dividend payable in Additional Shares of Common Stock or in Options for Common Stock, then, and in each such case, the holder of this Warrant shall be entitled to receive the amount in cash or other property to which such holder would actually have been entitled as a shareholder upon the payment thereof by the Company if such holder had exercised this Warrant immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend.

          2.3. Treatment of Options and Convertible Securities. In case the Company at any time or from time to time after the Initial Date shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then, and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be issued for purposes of section 2.1 as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to section 2.5) of such shares would be less than the Current Market Price in effect, in each case, on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued,

          (a) no further adjustment of the Warrant Price shall be made upon the subsequent issue or sale of Additional Shares of Common Stock or Convertible Securities upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

          (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Warrant Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

          (c) upon the expiration of any such Options or of the rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or upon purchase by the Company and cancellation or retirement of any such Options which shall not have been exercised or of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Warrant Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

               (x) in the case of options for Common Stock or of Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was (i) an amount equal to (A) the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus (B) the consideration actually received by the Company upon such exercise, minus (C) the consideration paid by the Company for any purchase of such Options which were not exercised, or (ii) an amount equal to (A) the consideration actually received by the Company for the issue, sale, grant or assumption of all such Convertible Securities which were actually converted or exchanged, plus (B) the additional consideration, if any, actually received by the Company upon such conversion or exchange, minus (C) the consideration paid by the Company for any purchase of such Convertible Securities the rights of conversion or exchange under which were not exercised, and

               (y) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have then been issued was an amount equal to (i) the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus (ii) the consideration deemed to have been received by the Company (pursuant to section 2.5) upon the issue or sale of the Convertible Securities with respect to which such Options were actually exercised, minus (iii) the consideration paid by the Company for any purchase of such Options which were not exercised;

          (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing the Warrant Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such options or Convertible Securities; and

          (e) in the case of any such Options which expire by their terms not more than 30 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Warrant Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

          In case at any time after the Initial Date the Company shall be required to increase the number of Additional Shares of Common Stock subject to any Option or into which any Convertible Securities (other than the Warrants) are convertible or exchangeable pursuant to the operation of anti-dilution provisions applicable thereto, such Additional Shares shall be deemed to be issued for purposes of section 2.1 as of the time of such increase.

          2.4. Treatment of Stock Dividends, Stock Splits, etc. In case the Company at any time or from time to time after the Initial Date shall declare or pay any dividend or other distribution on any class of stock of the Company payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

          2.5.  Computation of Consideration. For the purposes of this section
2:

          (a) The consideration for the issue or sale of any Additional Shares of Common Stock or for the issue, sale, grant or assumption of any Options or Convertible Securities, irrespective of the accounting treatment of such consideration, shall

               (x) insofar as it consists of cash, be an amount equal to the amount of cash received by the Company, without deducting any expenses paid or incurred by the Company or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services and any accrued interest or dividends in connection with such issue or sale,

               (y) insofar as it consists of consideration (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company, without deducting any expenses paid or incurred by the Company for any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services and any accrued interest or dividends in connection with such issue or sale, and

               (z) in case Additional Shares of Common Stock are issued or sold or Convertible Securities are issued, sold, granted or assumed together with other stock or securities or other assets of the Company for a consideration which covers both, be the proportion of such consideration so received, computed as provided in subdivisions (x) and (y) above, allocable to such Additional Shares of Common Stock or Convertible Securities, as the case may be, all as determined in good faith by the Board of Directors of the Company.

          (b) All Options issued, sold, granted or assumed together with other stock or securities or other assets of the Company for a consideration which covers both, all Additional Shares of Common Stock, Options or Convertible Securities issued in payment of any dividend or other distribution on any class of stock of the Company and all Additional Shares of Common Stock issued to effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassi-fication or otherwise than by payment of a dividend in Common Stock) shall be deemed to have been issued without consideration (unless, in the case of Options issued, sold, granted or assumed together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration allocated to the Options is specifically stated under the terms of such transaction).

          (c) Additional Shares of Common Stock deemed to have been issued for consideration pursuant to section 2.3, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

               (x) the total amount, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible

          Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing sub-division (a), by

               (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (d) Additional Shares of Common Stock issued or deemed to have been issued pursuant to the operation of anti-dilution provisions applicable to Convertible Securities (other than the Warrants), Options or other securities of the Company (either as a result of the adjustments provided for by the Warrants or otherwise) shall be deemed to have been issued without consideration.

          2.6. Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Warrant Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          2.7. Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or Other Securities) of the Company (or any issuer of Other Securities or any other Person referred to in section 3) or to subscription, purchase or other acquisition pursuant to any Options issued or granted by the Company (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this section 2, the purchase rights granted by this Warrant, then, and in each such case, the computations, adjustments and readjustments provided for in this section 2 with respect to the Warrant Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the exercise of the Warrants, so as to protect the holders of the Warrants against the effect of such dilution.

          2.8. Minimum Adjustment of Warrant Price. If the amount of any adjustment of the Warrant Price required pursuant to this section 2 would be less than one percent of the Warrant Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent of such Warrant Price; provided that, upon the exercise of this Warrant, all adjustments carried forward and not theretofore made up to and including the date of such exercise shall be made to the nearest one one-hundredth of a cent.

          3. Consolidation, Merger, Sale of Assets, Reorganization, etc. 3.1. General Provisions. In case the Company, after the Initial Date, (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, Common Stock or Other Securities shall be changed into or exchanged for cash, stock or other securities of any other Person or any other property, or (c) shall transfer all or substantially all of its properties and assets to any other Person, or (d) shall effect a capital reorganization or reclassification of Common Stock or Other Securities (other than a capital reorganization or reclassification resulting in the issue of Additional Shares of Common Stock for which adjustment in the

Warrant Price is provided in section 2.2.1 or 2.2.2), then, and in the case of each such transaction, the Company shall give written notice thereof to each holder of any Warrant not less than 30 days prior to the consummation thereof and proper provision shall be made so that, upon the basis and the terms and in the manner provided in this section 3, the holder of this Warrant, upon the exercise hereof at any time after the consummation of such transaction, shall be entitled to receive, at the aggregate Warrant Price in effect at the time of such consummation for all Common Stock (or other Securities) issuable upon such exercise immediately prior to such consummation, in lieu of the Common Stock (or Other Securities) issuable upon such exercise prior to such consummation, either of the following, as such holder shall elect by written notice to the Company on or before the date immediately preceding the date of the consumma-tion of such transaction (and, in the absence of such notice, the provisions of subdivision
(y) below shall be deemed to have been elected by such holder):

          (x) the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder upon such consummation if such holder had exercised this Warrant immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in section 2 and this section 3, provided that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such purchase, tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, and if the holder of this Warrant so designates in such notice given to the Company, the holder of this Warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if the holder of this Warrant had exercised this Warrant prior to the expiration of such purchase, tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such purchase, tender or exchange offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in section 2 and this section 3; or

          (y) the number of shares of Voting Common Stock (or equivalent equity interests) of the Acquiring Person or, if the Acquiring Person fails to meet, but its Parent meets, the requirements set forth in the proviso below, of its Parent, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in section 2 and this section 3, determined by dividing (x) the product obtained by multiplying (A) the number of shares of Common Stock (or Other Securities) to which the holder of this Warrant would have been entitled had such holder exercised this Warrant immediately prior to the consummation of such transaction, times (B) the greater of the Acquisition Price and the Warrant Price in effect on the date immediately preceding the date of such consummation, by (y) the Current Market Price per share of the Voting Common Stock (or equivalent equity interests) of the Acquiring Person or its Parent, as the case may be, on the date immediately preceding the date of such consummation.

          3.2. Assumption of Obligations. Notwithstanding anything contained in this Warrant or the Purchase Agreement to the contrary, the Company will not effect any of the transactions described in subdivisions (a) through (d) of section 3.1 unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any cash, stock or other securities or other property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of this Warrant, (a) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant) and
(b) the obligation to deliver to such holder such cash, stock or other securities or other property as, in accordance with the foregoing provisions of this section 3, such holder may be entitled to receive, and such Person shall have similarly delivered to such holder an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to such holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of section 2 and this section 3) shall be applicable to the cash, stock or other securities or other property which such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto. Nothing in this section 3 or in section 7 shall be deemed to authorize the Company to enter into any transaction not otherwise permitted by the Purchase Agreement.

          4. Other Dilutive Events. In case any event shall occur as to which the provisions of section 2 or section 3 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such sections, then, in each such case, the Company shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in sections 2 and 3, necessary to preserve, without dilution, the purchase rights represented by this Warrant. Upon receipt of such opinion the Company will promptly mail a copy thereof to the holder of this Warrant and shall make the adjustments described therein.

          5. No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities (other than the shares of Common Stock and Preferred Stock issued on the date of the Closing under the Purchase Agreement and any securities issued upon conversion or exchange thereof) or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock upon the exercise of all of the Warrants from time to time outstanding, (c) will not take any action which results in any adjustment of the Warrant Price if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock (or other Securities) then authorized by the Company's certificate of incorporation and available for the purpose of issue upon such exercise and, (d) will not issue any capital stock of any class which has the right to more than one vote per share or which is preferred as to dividends or as to the dis-tribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless such stock is sold for a cash consideration at least equal to the amount of its preference upon voluntary or involuntary dissolution, liquidation or winding-up and the rights of the holders thereof shall be limited to a fixed percentage (not exceeding 15%) of such cash consideration in respect of participation in dividends.

          6. Accountants' Report as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the exercise of the Warrants, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms of the Warrants and cause independent public accountants of recognized national standing selected by the Company (which may be the regular auditors of the Company) to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including without limitation a statement of (a) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Warrant Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by section 2) on account thereof. The Company will forthwith mail a copy of each such report to each holder of a Warrant and will, upon the written request at any time of any holder of a Warrant, furnish to such holder a like report setting forth the Warrant Price at the time in effect and showing in reasonable detail how it was calculated. The Company will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any holder of a Warrant or any prospective purchaser of a Warrant designated by the holder thereof.

          7.   Notices of Corporate Action.  In the event of

          (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the Company to any other Person, or

          (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to each holder of a Warrant a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 20 days prior to the date therein specified, in the case of any date referred to in the foregoing subdivision (x), and at least 90 days prior to the date therein specified, in the case of the date referred to in the foregoing subdivision (y).

          8. Restrictions on Transfer. 8.1. Restrictive Legends. Except as otherwise permitted by this section 8, each Warrant originally issued pursuant to the Purchase Agreement and each Warrant issued upon direct or indirect transfer or in substitution for any Warrant pursuant to section 12 shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "This Warrant and any shares acquired upon the exercise of this Warrant have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. This Warrant and such shares are also subject to certain restrictions on transferability imposed by a certain Stockholders' Agreement, a copy of which is on file at the offices of the Company."

Except as otherwise permitted by this section 8, each certificate for Common Stock (or Other Securities) issued upon the exercise of any Warrant and each certificate issued upon the direct or indirect transfer of any such Common Stock (or Other Securities) shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. Such shares are also subject to certain restrictions on transferability imposed by Common Stock Purchase Warrants expiring December 21, 2002 and by a certain Stockholders' Agreement, copies of which are on file at the offices of the Company."

          8.2. Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act (other than a transfer pursuant to Rule 144 or any comparable rule under such Act), the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with this section 8.2. Each such notice (a) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (b) shall designate counsel for the holder giving such notice (who may be internal counsel for such holder). The holder giving such notice will submit a copy thereof to the counsel designated in such notice and the Company will promptly submit a copy thereof to its counsel. The following provisions shall then apply:

          (x) If in the opinion of each such counsel the proposed transfer may be effected without registration, such holder shall thereupon be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such holder to the Company. Each Warrant or certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in section 8.1 unless, in the opinion of each such counsel, such legend is no longer required to insure compliance with the Securities Act. If for any reason counsel for the Company shall fail to deliver to the Company an opinion upon such matters, or the Company shall fail to notify such holder thereof, within 15 days after counsel for such holder shall have delivered its opinion upon such matters to such holder (with a copy to the Company), then for all purposes of such Restricted Securities the opinion for the Company shall be deemed to be the same as the opinion of counsel for such holder.

          (y) If the opinion of either or both such counsel is not to the effect that the proposed transfer may legally be effected without registration of such Restricted Securities under the Securities Act (such opinion or opinions to state the basis of the legal conclusions reached therein), the Company will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such Restricted Securities (other than in a transfer pursuant to Rule 144 or any comparable rule under the Securities Act) until the conditions specified in subdivision (x) above shall be satisfied or until registration of such Restricted Securities under the Securities Act has become effective.

Notwithstanding the foregoing provisions of this section 8.2, the holder of any Restricted Securities shall be permitted to transfer any such Restricted Securities pursuant to Rule 144A under the Securities Act, provided that each transferee agrees in writing to be bound by all the restrictions on transfer of such Restricted Securities contained in this section 8.2. The Company and the holder of Restricted Securities will pay the fees and disbursements of their respective counsel in connection with all opinions rendered by them pursuant to this section 8.2 and pursuant to section 8.3.

          8.3. Termination of Restrictions. The restrictions imposed by this section 8 upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities (a) when such securities shall have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Restricted Securities, (b) when, in the opinions of both counsel for the holder thereof and counsel for the Company, such restric-tions are no longer required in order to insure compliance with the Securities Act, or (c) when such securities have been beneficially owned, by a person who has not been an affiliate of the Company for at least three months, for a period of at least three years, all as determined under Rule 144 under the Securities Act. Whenever such restrictions shall terminate as to any Restricted Securities, as soon as practicable thereafter and in any event within five days, the holder thereof shall be entitled to receive from the Company, without expense (other than transfer taxes, if any), new securities of like tenor not bearing the applicable legend set forth in section
8.1 hereof.

          9. Registration under Securities Act. The holders of Registrable Securities shall have the rights with respect to the registration of Registrable Securities set forth in Exhibit B (Registration Rights) of the Stockholders' Agreement.

          10. Financial Information. 10.1. Financial Statements. Until the occurrence of an IPO, the Company will deliver to each holder of Registrable
Securities:

          (a) within 45 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as presenting fairly, in accordance with generally accepted accounting principles (except for the absence of notes thereto) applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

          (b) within 90 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in compara-tive form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Arthur Andersen LLP or other independent public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Requisite Holders, which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c)  in addition to the financial statements required by subdivisions
     (a) and (b) of this section 10.1, within 30 days after the end of each month, consolidated balance sheets of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such month and (in the case of the second through twelfth month of the fiscal year) for the period from the beginning of the current fiscal year to the end of such month, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as presenting fairly, in accordance with generally accepted accounting principles (except for the absence of notes thereto) applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments; and

          (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders, of all regular and periodic reports and all registration statements and prospectuses filed by the Company or any Subsidiary with any securities exchange or with the Commission, and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company or its Subsidiaries.

          10.2. Availability of Information. The Company will cooperate with each holder of any Restricted Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities.

          11. Reservation of Stock, etc. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, the number of shares of Common Stock (or Other Securities) from time to time issuable upon exercise of all Warrants at the time outstanding. All shares of Common Stock (or Other Securities) shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable, with no liability on the part of the holders thereof.

          12. Ownership, Transfer and Substitution of Warrants. 12.1. Ownership of Warrants. The Company may treat the person in whose name any Warrant is registered on the register kept at the principal office of the Company as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the contrary. Subject to section 8 a Warrant, if properly assigned, may be exercised by a new holder without first having a new Warrant issued.

          12.2. Transfer and Exchange of Warrants. Upon the surrender of any Warrant, properly endorsed, for registration of transfer or for exchange at the principal office of the Company, the Company at its expense will (subject to compliance with section 8, if applicable) execute and deliver to or upon the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

          12.3. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant held by a Person other than the Purchaser or any institutional investor, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the principal office of the Company, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

          13. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

          Acquiring Person: the continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), the transferee of substantially all of the properties and assets of the Company, the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, or, in the case of a capital reorganization or reclassification, the Company.

          Acquisition Price: as applied to the Common Stock, with respect to any transaction to which section 3 applies, (a) the price per share equal to the greater of the following, determined in each case as of the date immediately preceding the date of consummation of such transaction: (x) the Market Price of the Common Stock and (y) the highest amount of cash plus the Fair Value of the highest amount of securities or other property which the holder of this Warrant would have been entitled as a shareholder to receive upon such consummation if such holder had exercised this Warrant immediately prior thereto, or (b) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than 50% of the outstanding shares of Common Stock, the greater of (i) the price determined in accordance with the foregoing subdivision
(a) and (ii) the price per share equal to the greater of the following, determined in each case as of the date immediately preceding the acceptance of such offer by the holders of more than 50% of the outstanding shares of Common
Stock: (A) the Market Price of the Common Stock and (B) the highest amount of cash plus the Fair Value of the highest amount of securities or other property which the holder of this Warrant would be entitled as a shareholder to receive pursuant to such offer if such holder had exercised this Warrant immediately prior to the expiration of such offer and accepted the same.

          Additional Shares of Common Stock: all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to section 2.3 or 2.4, deemed to be issued) by the Company after the Initial Date hereof, whether or not subsequently reacquired or retired by the Company, other than (a) shares of Common Stock issued upon the exercise of Warrants, (b) shares of Common Stock issued upon the exercise of shares of the Series B Preferred Stock issued on the Initial Date, (c) the shares of Common Stock issued upon the conversion of the Series B Convertible Preferred Stock, par value $.001 per share, of the Company and (d) the shares of Common Stock and Preferred Stock issued on the date of the Closing under the Purchase Agreement and any securities issued upon conversion or exchange thereof.

          Business Day: any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law to be closed, provided that, in determining the period within which certificates or Warrants are to be issued and delivered pursuant to section 1.3 at a time when shares of Common Stock (or Other Securities) are listed or admitted to trading on any national securities exchange or in the over-the-counter market and in determining the Market Price of any securities listed or admitted to trading on any national securities exchange or in the over-the-counter market, "Business Day" shall mean any day when the principal exchange in which securities are then listed or admitted to trading is open for trading or, if such securities are traded in the over-the-counter market in the United States, such system is open for trading, and provided, further, that any reference to "days" (unless Business Days are specified) shall mean calendar days.

          Class A Common Stock: the Company's Class A Common Stock, par value $.001 per share, as constituted on the date hereof and any stock into which such Class A Common Stock shall have been changed or any stock resulting from any reclassi-fication of such Class A Common Stock.

          Class B Common Stock: the Company's Class B Common Stock, par value $.001 per share, as constituted on the date hereof and any stock into which such Class B Common Stock shall have been changed or any stock resulting from any reclassi-fication of such Class B Common Stock.

          Class C Common Stock: the Company's Class C Common Stock, par value $.001 per share, as constituted on the date hereof and any stock into which such Class C Common Stock shall have been changed or any stock resulting from any reclassi-fication of such Class C Common Stock.

          Commission: the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

          Common Stock: the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and all other stock of any class or classes (however designated) of the Company (other than the Warrants) the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

          Company: GMH Holdings, Inc., a Delaware corporation.

          Convertible Securities: any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

          Current Market Price: on any date specified herein, (a) with respect to Common Stock or to Voting Common Stock (or equivalent equity interests) of an Acquiring Person or its Parent, (x) the average daily Market Price during the period of the most recent 20 consecutive Business Days ending on such date, or
(y) if shares of Common Stock or such Voting Common Stock (or equivalent equity interests), as the case may be, are not then listed or admitted to trading on any national securities exchange and if the closing bid and asked prices thereof are not then quoted or published in the over-the-counter market, the Market Price on such date; and (b) with respect to any other securities, the Market Price on such date.

          Eligible Holder: a holder of this Warrant that is not The Equitable Life Assurance Society of the United States or an insurance company affiliate thereof.

          Exchange Act: the Securities Exchange Act of 1934, or any similar Federal statute, and the rules and regulations of the commission thereunder, all as the same shall be in effect at the time of determination.

          Fair Value: with respect to any securities or other property, the fair value thereof as of a date which is within 15 days after the date as of which the determination is to be made (a) determined by an agreement between the Company and the Requisite Holders or (b) if the Company and the Requisite Holders fail to agree, determined jointly by a nationally recognized independent investment banking or a nationally recognized securities valuation firm retained by the Company and by a nationally recognized independent investment banking or a nationally recognized securities valuation firm retained by the Requisite Holders, either of which firms may be an independent investment banking or securities valuation firm regularly retained by the Company or any such holder or (c) if the Company or such holders shall fail so to retain an independent investment banking or securities valuation firm within ten Business Days after the retention of such firm by such holders or the Company, as the case may be, determined solely by the firm so retained or (d) if the firms so retained by the Company and by such holders shall be unable to reach a joint determination within 15 Business Days after the retention of the last firm so retained, determined by another nationally recognized independent investment banking or nationally recognized securities valuation firm which is not a regular investment banking or securities valuation firm of the Company or any such holder chosen by the first two such firms.

          Initial Date: the meaning specified in section 2.2.

          Market Price: on any date specified herein, (a) with respect to Common Stock, or with respect to Voting Common Stock (or equivalent equity interests) of an Acquiring Person or its Parent, the amount per share equal to (x) the last sale price of shares of such security, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the same are then listed or admitted to trading, or (y) if no shares of such security are then listed or admitted to trading on any national securities exchange but such security is designated as a national market system security by the NASD, the last trading price of such security on such date, or if such security is not so designated, the average of the reported closing bid and asked prices thereof on such date as shown by the NASDAQ system or, if no shares thereof are then quoted in such system, as published by the National Quotation Bureau, Incorporated or any successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Company, or (z) if no shares of such security are then listed or admitted to trading on any national exchange or designated as a national market system security and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the higher of
(x) the book value thereof as determined by agreement between the Company and the Requisite Holders, or if the Company and the Requisite Holders fail to agree, by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company, as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made and (y) the Fair Value thereof; and (b) with respect to any other securities, the Fair Value thereof.

          NASD: the National Association of Securities Dealers.

          NASDAQ: the Automated Quotation System of the NASD.

          Notes: the meaning specified in the opening paragraphs of this Warrant.

          Options: rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

          Other Securities: any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to section 3 or otherwise.

          Parent: as to any Acquiring Person, any corporation which (a) controls the Acquiring Person directly or indirectly through one or more intermediaries,
(b) is required to include the Acquiring Person in its consolidated financial statements under generally accepted accounting principles and (c) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

          Person: an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a business, a trust, an unincorporated organization or a government or any department, agency or subdivision thereof.

          Public Offering: any offering of Common Stock or Other Securities, or any securities issued or issuable with respect to any Common Stock or Other Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case to the public pursuant to an effective registration statement under the Securities Act.

                    Purchase Agreement: the meaning specified in the opening
               paragraphs of this Warrant.

                    Purchaser: the meaning specified in the opening paragraphs of this Warrant.

                    Registrable Securities: (a) the Warrants, (b) any shares of
               Common Stock or Other Securities issued or issuable upon exercise of the Warrants and (c) any securities issued or issuable with respect to any Common Stock or Other Securities referred to in subdivision (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been sold as permitted under Rule 144 (or any successor provision) under the Securities Act, or (z) they shall have ceased to be outstanding.

                    Requisite Holders: the holders of more than 50% of (a) the
               Warrants at the time outstanding determined on the basis of the number of shares of Common Stock or Other Securities deliverable upon exercise thereof and (b) as to any Warrants that shall have been exercised, the number of shares of Common Stock or Other Securities outstanding after giving effect to such exercise; voting as a single class.

                    Restricted Securities: (a) any Warrants bearing the
               applicable legend set forth in section 8.1, (b) any shares of Common Stock (or Other Securities) which have been issued upon the exercise of Warrants and which are required to be evidenced by a certificate or certificates bearing the applicable legend set forth in such section, and (c) unless the context otherwise requires, any shares of Common Stock (or Other Securities) which are at the time issuable upon the exercise of Warrants and which, when so issued, will be required to be evidenced by a certificate or certificates bearing the applicable legend set forth in such section.

                    Securities Act: the Securities Act of 1933, or any similar
               Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time of determination.

                    Series B Preferred Stock: the Series B Convertible Preferred
               Stock, par value $.001 per share, of the Company.

                    Stockholders' Agreement: the Stockholders' Agreement, dated as of December 21, 1995, among the Company and the Stockholders signatory thereof.

                    Subsidiary: any corporation, association or other business entity a majority (by number of votes) of the Voting Common Stock of which is at the time owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

                    Transfer: unless the context otherwise requires, any sale, assignment, transfer, pledge, hypothecation, mortgage, charge, lien, encumbrance gift, bequest, transmission or other disposition of any security, provided that the encumbrances contemplated by, and transfers of securities pursuant to the terms and provisions of, the Stockholders' Agreement shall not be deemed to be "transfers".

                    Voting Common Stock: with respect to any corporation,
               association or other business entity, stock of any class or classes (or equivalent interest), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of such corporation, association or business entity, even if the right so to vote has been suspended by the happening of such a contingency.

                    Warrant Price: the meaning specified in section 2.1.

                    Warrants: the meaning specified in the opening paragraphs of this Warrant.

                    14. Remedies. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

                    15. No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof any rights as a stockholder of the Company or as imposing any liabilities on such holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

                    16. Notices. All notices and other communications under this Warrant shall be in writing and shall be mailed by registered or certified mail, return receipt requested, addressed
               (a) if to any holder of any Warrant or any holder of any Common Stock (or Other Securities), at the registered address of such holder as set forth in the register kept at the principal office of the Company, or (b) if to the Company, to the attention of its Chief Financial Officer at its principal office, provided that the exercise of any Warrant shall be effected in the manner provided in section 1.

                    17. Expiration; Notice. The right to exercise this Warrant shall expire at 3:00 P.M., New York City time, December 21, 2002.

                    18. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. The agreements of the Company contained in this Warrant other than those applicable solely to the Warrants and the holders thereof shall inure to the benefit of and be enforceable by any holder or holders at the time of any Common Stock (or Other Securities) issued upon the exercise of Warrants, whether so expressed or not. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of New York. The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof.


                                             GMH HOLDINGS, INC.


                                             By:___________________________
                                                Title:

                           FORM OF SUBSCRIPTION


     (To be executed only upon exercise of Warrant)



                    To _________________

                    The undersigned registered holder of the within Warrant
               hereby irrevocably exercises such Warrant for, and purchases thereunder, __________ shares of Class A Common Stock and __________ shares of Class B Common Stock of GMH HOLDINGS, INC., a Delaware corporation, and herewith makes payment of $_________ therefor [by application pursuant to section 1.5 of such Warrant of $________ aggregate principal amount of Notes (as defined in such Warrant) plus $ _______ accrued interest thereon], and requests that the certificates for such shares be issued in the name of, and delivered to ______________, whose address is
               ______________.

               Dated: ________________




                                         _____________________

                                         (Signature must conform in all respects
                                         to name of holder as specified on the
                                         face of this Warrant)

                                         [insert address]

                            FORM OF ASSIGNMENT


     (To be executed only upon transfer of Warrant)

                    For value received, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto _____________________ the right represented by such Warrant to purchase __________ shares of Common Stock of GMH HOLDINGS, INC., a Delaware corporation, to which such Warrant relates, and appoints ______________ Attorney to make such transfer on the books of __________ maintained for such purpose, with full power of substitution in the premises.

               Dated: ________________



                                         ______________________

                                         (Signature must conform in all respects
                                         to name of holder as specified on the
                                         face of this Warrant)

                                         [insert address]



               Signed in the presence of:


               __________________________

                                EXHIBIT C-1
                    Form of Opinion of Company Counsel

            [Letterhead of Nixon, Hargrave, Devans & Doyle LLP]



                             December 21, 1995



               The Equitable Life Assurance Society
                 of the United States
               787 Seventh Avenue
               New York, New York 10019

                                   General Manufactured Housing, Inc.
                                   Senior Subordinated Notes due 2002
                                            GMH Holdings, Inc,
                                   Warrants to Purchase Common Stock

               Ladies and Gentlemen:

                    We have acted as counsel to GMH Acquisition Corp., a
               Delaware corporation ("Acquisition Co.") and its successor by merger, General Manufactured Housing, Inc., a Georgia corporation (together with Acquisition Co., the "Company") and GMH Holdings, Inc., a Delaware corporation ("Holdings"), and have acted in such capacity in connection with:

                         (a) the issue and sale to you today by the Company of $17,243,295 aggregate principal amount of its Senior Subordinated Notes due 2002 (the "Notes") pursuant to the Note and Warrant Purchase Agreement, dated as of the date hereof (the "Note Agreement") among Acquisition Co., Holdings and you;

                         (b) the issue and sale to you today by Holdings of warrants (the "Warrants") to purchase shares of the common stock, par value $.001 per share (the "Common Stock"), of Holdings;

                         (c) the acquisition by Acquisition Co., pursuant to the Stock Purchase Agreement, dated as of October 10, 1995, as amended (the "Stock Purchase Agreement"), between Acquisition Co. and the sellers named therein, of all of the issued and outstanding shares of the capital stock of the Company; and the merger of Acquisition Co. into the Company pursuant to the Plan of Merger, dated December 21, l995 (the "Merger Agreement"), between Acquisition Co. and the Company (the transactions contemplated by the Stock Purchase Agreement and the merger of Acquisition Co. into the Company, being sometimes collectively referred to herein as the "Acquisition);

                         (d) the issuance and sale (i) by the Company and Holdings to RFE Investment Partners V, L.P., the State of Michigan and Sterling Commercial Capital, Inc., pursuant to the Securities Purchase Agreement, dated as of December 21, 1995 (the "RFE Securities Purchase Agreement"), of 8,000,000 shares of the Series A Preferred Stock, 750,000 shares of the Series B Preferred Stock, 1,218,750 shares of the Class A Common Stock and $5,000,000 aggregate principal amount of the Junior Subordinated Notes of the Company and (ii) by Holdings to Bulldog Holdings LLC, pursuant to the Subscription Agreement, dated as of December 21, 1995 (the "Bulldog Subscription Agreement"), of 1,400,000 shares of the Series B Preferred Stock (the shares of Common Stock and Preferred Stock and the Junior Subordinated Notes issued pursuant to the RFE Securities Purchase Agreement and the Bulldog Subscription Agreement being referred to herein collectively as the "Junior Securities");

                         (e) the entering into by Holdings and its stockholders of the Stockholders' Agreement, dated as of the date hereof (including the Registration Rights provisions attached as Exhibit B thereto, the "Stockholders' Agreement"), and by Holdings and certain stockholders of the Investors' Rights Agreement, dated as of the date hereof (the "Investors' Rights Agreement"), setting forth certain agreements as to the transfer and registration of the shares of Preferred Stock and Common Stock held by such stockholders; and

                         (f)  the restatement of the Certificate of
               Incorporation of Holdings set forth in the Restated Certificate of Incorporation, dated December 20, 1995 (the "Restated Certificate").

                    The Company, Acquisition Co. and Holdings are sometimes
               hereinafter referred to as the "GMH Companies." The Note Agreement, the Stockholders' Agreement and the Investors' Rights Agreement are sometimes hereinafter referred to collectively as the "Holdings Agreements"). Other capitalized terms used herein without definition have the meanings specified therefor in the Note Agreement.

                    In rendering these opinions, we have examined the following
               (each of which is dated as of the Closing Date unless another date is indicated):

                    (a)  the Notes;

                    (b)  the Warrants;

                    (c)  the Holdings Agreements; and

                    (d) the Certificate of Incorporation and By-Laws of each of Acquisition Co. and Holdings and all amendments thereto and restatements thereof (including the Restated Certificate), each dated as set forth therein.

                    In addition, we have examined such other records and
               documents as we have deemed relevant or material in order to enable us to render the opinions herein, including, without limitation, originals or copies, certified or otherwise identified to our satisfaction, of all such records of the GMH Companies, certificates of public officials, certificates of officers or other representatives of the GMH Companies, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including certified copies of certain resolutions duly adopted by the Stockholders and Board of Directors of each of the GMH Companies.

                    We have obtained and relied on evidence or advice
               satisfactory to us from the Secretary of State of the States of Delaware and New York, as the case may be, with respect to: (a) the corporate good standing of Acquisition Co. in Delaware; (b) the corporate good standing of Holdings in Delaware; (c) the authority to do business and good standing of Holdings in New York; and (d) the effectiveness of the Merger in Delaware.

                    In all such examinations, we have assumed the genuineness of all signatures by each party (other than signatures of the GMH Companies), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. For the purposes of the opinions hereinafter expressed, we have further assumed (a) the due formation, organization or qualification to do business, valid existence and good standing of each entity which is a party to any of the Holdings Agreements (other than the GMH Companies) under the laws of each jurisdiction in which such entity does business; (b) the legal capacity of all natural persons executing the Holdings Agreements; (c) due execution and delivery, pursuant to due authorization, of each Holdings Agreement referred to in this opinion by each party thereto (other than the GMH Companies) and
               (d) that each Holdings Agreement constitutes the valid and binding obligation of each party thereto (other than the GMH Companies), enforceable against such party in accordance with its terms.

                    Based upon and subject to the foregoing, and to the
               qualifications and limitations set forth below, we are of the following opinion:

                    1. Incorporation, Standing, etc. (a) Acquisition Co. Acquisition Co. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Agreement and to carry out the terms of the Note Agreement.

                         (b) Holdings. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into each of the Holdings Agreements, to issue and sell the Warrants and to carry out the terms of the Holdings Agreements and the Warrants.

                    2. Qualification. Holdings is duly qualified and in good standing as a foreign corporation authorized to do business in the State of New York.

                    3.   Compliance with Other Instruments, etc.

                         (a) Neither Acquisition Co. nor Holdings, after giving effect to the Acquisition, is in violation of any term of its certificate of incorporation or by-laws or of any term of any agreement or instrument to which it is a party or by which it is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or, to our knowledge, any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority binding on it, the consequences of which violation would have a material adverse effect on the business, operations, affairs, condition (financial or otherwise), properties or assets of either of them. Neither the execution and delivery nor the performance of the Note Agreement by Acquisition or the Note Agreement, the Stockholders' Agreement, the Investors' Rights Agreement and the Warrants by Holdings will result in any violation of or constitute a default under any agreement to which such corporation is a party or result in the creation of (or impose any obligation on either Acquisition Co. or Holdings to create) any Lien upon any of the properties or assets of either Acquisition Co. or Holdings pursuant to any such agreement.

                         (b) The Company is not in default under any terms of any material agreement or instrument to which it is a party or by which it is bound. Neither the execution and delivery nor the performance of the Notes by the Company will result in any violation of or constitute a default under any term of any agreement or instrument to which it is a party or by which it is bound or any term of any applicable New York or federal law, ordinance, rule or regulation of any New York or federal governing authority binding upon it.

                    4. Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of any of the GMH Companies is required for the valid execution and delivery of the Note Agreement, the Stockholders' Agreement or the Investors' Rights Agreement or the valid offer, issue, sale and delivery of the Notes or the Warrants pursuant to the Note Agreement or the offer, issue, sale and delivery of the Junior Securities, other than (a) the filing of the Restated Certificate with the Secretary of State of the State of the State of Delaware and (b) such consents, approvals, authorizations, declarations or filings which have been duly obtained and are in full force and effect.

                    5. Certain Regulatory Matters. (a) None of the GMH Companies, after giving effect to the Acquisition, is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                         (b) None of the GMH Companies, after giving effect to the Acquisition, is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                         (c) None of the GMH Companies, after giving effect to the Acquisition, is a "public utility" as such term is defined in the Federal Power Act, as amended.

                         (d) The issue and sale of the Notes and Warrants do not violate Regulation G, T, X or U of the Board of Governors of the Federal Reserve System.

                    6. Agreements, Notes and Warrants. The Note Agreement, the Stockholders' Agreement, the Investors' Rights Agreement and the Warrants have been duly authorized by all necessary corporate action on the part of Holdings. The Note Agreement has been duly executed and delivered by Acquisition Co. and, as a result of the Acquisition, constitutes the legal, valid and binding obligation of Acquisition Co., enforceable against Acquisition Co. in accordance with its terms. The Holdings Agreements and the Warrants have been duly executed and delivered by Holdings and constitute legal, valid and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms. The Notes have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                    7. Acquisition. The Acquisition, including the acquisition of stock pursuant to the Stock Purchase Agreement and the merger of Acquisition Co. into the Company, has been duly consummated. The Merger Agreement is in proper form for filing and has been duly filed in the offices of the Secretary of State of the State of Delaware. All other consents, approvals and authorizations of and all declarations and filings with all governmental authorities required on the part of any GMH Company in order to consummate the Acquisition have been duly obtained and made and are in full force and effect.

                    8. Restated Certificate. The Restated Certificate is in proper form for filing with the Secretary of State of the State of Delaware, has been duly adopted by all necessary corporate action on the part of Holdings, has been duly executed and acknowledged by a duly authorized officer of Holdings and has been duly filed with such Secretary of State. The terms of Article FOURTH of such Certificate of Amendment are valid under the laws of the State of Delaware, and the shares of Common Stock issuable upon exercise of the Warrants have or upon such issuance will have the terms set forth in such Article FOURTH.

                    9. Holdings Capital Stock. The authorized capital stock of Holdings consists of 17,462,500 shares of common stock, par value $.001 per share, divided into 4,375,000 shares of the Class A Common Stock, of which 1,656,250 shares have been issued and are outstanding; 787,500 shares of the Class B Common Stock, none of which shares have been issued and are outstanding; 2,150,000 shares of the Class C Common Stock, none of which shares have been issued and are outstanding; and 10,150,000 shares of preferred stock, par value $.001 per share, divided into 8,000,000 shares of Series A Redeemable Preferred Stock, all of which shares have been issued and are outstanding, and 2,150,000 shares of Series B Convertible Preferred Stock, all of which shares have been issued and are outstanding; in each case after giving effect to the Acquisition. The shares of Class A Common Stock and Class B Common Stock issuable upon the exercise of the Warrants have been duly authorized and validly reserved for issuance upon such exercise and, when so issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, and except as set forth in the Stockholders Agreement, there are no preemptive rights of stockholders with respect to the issuance of such shares upon such exercise. All of the outstanding shares of the Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and the certificates evidencing such shares have been duly executed and delivered by Holdings and are in proper form under the Delaware General Corporation Law. Other than (i) the Series B Preferred Stock, (ii) the Class A Common Stock,
               (iii) the Class B Common Stock, (iv) the Warrants and (ii) the warrants to purchase an aggregate of 218,750 shares of Class A Common Stock issued to principals and employees of Larkspur Capital Corporation, Holdings does not have outstanding securities convertible into or exchangeable for any shares of its capital stock. Except as set forth in the Investors' Rights Agreement and the Stockholders' Agreement, Holdings does not have any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock; and Holdings is not subject to any obligation (contingent or otherwise) to repurchase or otherwise to acquire or retire any shares of its capital stock, except as set forth in the Investors' Rights Agreement.

                    10. Securities Act and Trust Indenture Act. The offer, issue, sale and delivery of the Notes, the Warrants and the Junior Securities, in each case under the circumstances contemplated by the Note Agreement, the RFE Securities Purchase Agreement and the Bulldog Subscription Agreement, constitute exempted transactions under the registration provisions of the Securities Act, and neither the registration of the Notes, the Warrants or the Junior Securities under the Securities Act nor the qualification of an indenture in respect of the Notes or any Junior Securities under the Trust Indenture Act of 1939, as amended, is required in connection with such offer, issue, sale and delivery.

                    11. Litigation. There is, to our knowledge, no action, proceeding or investigation pending or threatened which questions the validity of any of the Holdings Agreements, the Notes or the Warrants or any action taken or to be taken pursuant to the Holdings Agreements, the Notes or the Warrants, or which if rendered adversely, would result, either in any case or in the aggregate, in any adverse change in the business, operations, affairs, condition (financial or otherwise), properties or assets of the GMH Companies, taken as a whole or in any liability on the part of any GMH Company which would be material to the GMH Companies, taken as a whole.

                    Our opinions are qualified as follows:

                    a. The enforceability of the Holdings Agreements, the Warrants and the Notes is subject to or limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                    b. With respect to our opinions regarding enforceability, we call your attention to the fact that we express no opinion with respect to the enforceability of (i) the indemnification provisions contained in the Holdings Agreements to the extent that such provisions may be construed to include indemnification for liabilities arising under federal or state securities or blue sky laws, (ii) any Holdings Agreements against any person or entity who or which is not a party thereto or with respect to any provisions thereof requiring a party thereto to cause such person or party to take or further refrain from taking specified actions or (iii) any provisions which expressly purport to waive statutory rights, including without limitation, the statutory right of redemption.

                    c. With respect to our opinions regarding the enforceability of the Holdings Agreements, we have assumed compliance by all persons other than Acquisition Co. and Holdings with the terms, conditions and restrictions set forth in the Holdings Agreements.

                    d. We express no opinion regarding the status of title to any real or personal property.

                    e. We express no opinion with respect to the Investment Advisors Act of 1940 or the provisions of the Securities Exchange Act of 1934 regarding registration of brokers and dealers.

                    f. No opinion is expressed herein as to the enforceability of choice of law provisions (except as to the Note Agreement, the Notes and the Warrants), or any waivers of jurisdiction or venue.

                    g. We express no opinion with respect to Paragraph 4 hereof as to any authorization, consent, approval, license, exemption of or filing or registration by any of the GMH Companies which they may be required to obtain as a result of the involvement of parties other than such Person, and the transactions contemplated by the Holdings Agreements, the Warrants or the Notes because of any of such other party's legal or regulatory status or because of any other facts specifically pertaining to any of such other parties.

                    h. We express no opinion with respect to statutes and ordinances, administrative decisions and rules and regulations, in each case of counties, towns, municipalities and special political subdivisions, and judicial decisions to the extent they deal with any of the foregoing.

                    As to any facts material to our opinions, we have relied
               upon oral or written statements and certifications of officers and other representatives of the GMH Companies and others, upon certificates and other documents from public officials and upon the accuracy of the representations and warranties contained in the Holdings Agreements. We have not independently investigated or verified such facts and do not opine as to their accuracy.

                    The phrases "to our knowledge" or "known to us," when used herein, mean that our opinion is based solely on matters within the actual knowledge of the attorneys in this Firm actively involved in the transactions contemplated by the Holdings Agreements which, in the case of factual information with respect to the GMH Companies, is derived from inquiry of the appropriate officers of the GMH Companies (without independent investigation), reviewing certificates of such officers, reviewing our files, and reviewing the documents described herein.

                    In rendering the opinions expressed in Paragraphs 1 and 2
               above, we have relied solely upon certificates of public officials as to the qualification to do business and good standing of Acquisition Co. and Holdings.

                    We are licensed to practice law under the laws of the State of New York. The opinions herein expressed are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and to the extent not otherwise excluded herein, the federal laws of the United States of America. Insofar as any of the opinions contained herein involve matters of Georgia law, we have relied on the opinion of Powell, Goldstein, Frazer & Murphy dated the date hereof, a copy of which is attached hereto.

                    The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.

                    This opinion is being furnished to you at the direction, and with the authorization of the Acquisition Co. pursuant to Section 4.4(a) of the Note Agreement, solely for your benefit and may be relied upon by you with respect to the transactions recited herein and therein. This opinion may not be relied upon by, quoted in any manner to or delivered to, any person or entity without, in each instance, our prior written consent; provided, however, that any of your assignees or participants permitted under the Note Agreement shall be entitled to rely on such opinions as if it were addressed to them.


                                                    Very truly yours,


                                         /s/ Nixon, Hargrave, Devans & Doyle LLP

           [On Letterhead of Powell, Goldstein, Frazer & Murphy]



                             December 21, 1995



               The Equitable Life Assurance Society
                  of the United States
               787 Seventh Avenue
               New York, New York  10019

                    Re:  General Manufactured Housing, Inc.

               Ladies and Gentlemen:

                    We have served as Georgia local counsel to General
               Manufactured Housing, Inc., a Georgia corporation and successor by merger to GMH Acquisition Corp., a Delaware corporation (the "Company"), and have acted in such capacity in connection with:

                         (a) the issue and sale to you today by the Company of $17,243,295.00 aggregate principal amount of its Senior Subordinated Notes due 2002 (the "Notes") pursuant to the Note and Warrant Purchase Agreement, dated as of December 21, 1995 (the "Note Agreement"), among GMH Acquisition Corp., a Delaware corporation ("Acquisition"), GMH Holdings and you;

                         (b) the acquisition by Acquisition, pursuant to the Stock Purchase Agreement, dated as of October 10, 1995, as amended (the "Stock Purchase Agreement"), between Holdings and the sellers named therein, of all the issued and outstanding shares of the capital stock of the Company; and the merger of Acquisition into the Company pursuant to the Plan of Merger, dated December 21, 1995 (the "Merger Agreement") between Acquisition and the Company (the transactions contemplated by the Stock Purchase Agreement and the merger of Acquisition into the Company being sometimes collectively referred to herein as the "Transaction"); and

                         (c) The issuance and sale by the Company to RFE Investment Partners V, L.P., the State of Michigan and Sterling Commercial Capital, Inc., pursuant to the Securities Purchase Agreement, dated as of December 21, 1995 (the "RFE Securities Purchase Agreement"), of $5,000,000 aggregate principal amount of the Junior Subordinated Notes of the Company (the "Junior Securities").

                         The Notes, the Note Agreement, the Stock Purchase
               Agreement and the Merger Agreement are referred to collectively as the "Documents."

                         This opinion letter is limited by, and is in accordance
               with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference and are attached as Exhibit A. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards or the Note Agreement, as appropriate.

                         In rendering this opinion we have examined copies of
               the Documents forwarded to us by your counsel dated December 21, 1995, certified copies of the articles of incorporation, bylaws and corporate resolutions of the Company and a certificate of good standing for the Company from the State of Georgia. In giving the opinions hereinafter expressed, we have relied only upon our examination of the foregoing documents and certificates, and we have made no independent verification of the factual matters set forth in such documents or certificates and no other investigation or inquiry. With respect to the due execution and delivery of the Documents by the Company, we have relied solely upon a facsimile copy of an officer's certificate from an officer of the Company in the form of Exhibit B hereto.

                         The opinions set forth herein are limited to the laws
               of the State of Georgia.

                         For purposes of this opinion, we have assumed that:

                         (i) The execution and delivery of the Documents and other documents reviewed by us, and the entry into and performance of the transactions contemplated by the Documents, by all parties other than the company have been duly authorized by all necessary actions and constitute the valid and bonding obligations of all parties other than the Company.

                         (ii) The necessary merger documents were duly filed
               with the Secretary of State of Delaware to effect the merger of Acquisition with and into the Company as of the Closing Date under the laws of the state of Delaware.

                         (iii) All of the Documents are enforceable, to the
               extent not controlled by the laws of the State of Georgia.

                         We are of the following opinion:

                         1. Incorporation, Standing, etc. The Company is a corporation validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own and use its properties, to carry on its business as now conducted, to enter into the Note Agreement, to issue and sell the Notes and to carry out the terms of the Note Agreement and the Notes.

                         2. Compliance with Charter. The Transaction does not violate of any term of the Company's articles of incorporate or bylaws or any term of any applicable law, ordinance, rule or regulation of any governmental authority of the State of Georgia.

                         3. Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any governmental authority of the State of Georgia on the part of the Company is required for the valid execution and delivery of the Note Agreement, or the valid offer, issue, sale and delivery of the Notes pursuant to the Note Agreement or the offer, issue, sale and delivery of the Junior Securities.

                         4. Agreement and Notes. The Note Agreement and the Notes have been duly authorized by all necessary corporate action on the part of this Company. The Notes have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; the Note Agreement was duly executed and delivered by Acquisition and, as a result of the Transaction, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms; except in each case (a) that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or effecting the rights and remedies of creditors, (b) that acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, and (c) no opinion is expressed as to any provision for the indemnification of persons for liability under any federal or state securities laws.

                         5. The Transaction. The Merger Agreement is in proper form for filing and has been duly filed in the office of the Secretary of State of Georgia and the merger was effective as of the Closing Date in accordance with such agreement and the laws of the State of Georgia. All other consents, approvals and authorizations of the declarations and filings with all governmental authorities or offices of public registry of the state of Georgia required on the part of the Company in order to consummate the Transaction have been duly obtained and made and are in full force and effect.

                         6.   The Company. After giving effect to the
          Transaction, the authorized capital stock of the Company consists of 100,000 shares of the common stock, par value $100.00 per share, of which 5,250 shares have been issued and are outstanding. All of the outstanding shares of such common stock have been duly authorized and are validly issued, fully paid and nonassessable. The form of stock certificate attached hereto as Exhibit C is in proper form under the laws of the State of Georgia.

                         Our opinions expressed in this letter are subject to the following qualifications:

                         (a)  We express no opinion as to the enforceability of
               (A) provisions which purport to appoint the Lender, in any capacity, as the attorney-in-fact or proxy of the Borrower, and
               (B) provisions which purport to waive rights which cannot be waived by law. In particular, we point out that in an opinion issued July 11, 1994, the Supreme Court of Georgia held that pre-litigation contractual waivers of trial by jury are not enforceable in Georgia, Bank South, N.A. vs. Howard, 264 Ga. 339
               (1994).

                         (b) We point out that O.C.G.A. 13-1-11 limits the enforceability of attorneys fees provisions to an amount not in excess of 15 percent of the principal and interest owing on the evidence of indebtedness [the statutory definition of the term "reasonable attorneys fees" in a note or other evidence of indebtedness in O.C.G.A. 13-1-11(a)(2) being an amount equal to 15 percent of the first $500.00 of principal and interest owing and 10 percent of the principal and interest owing in excess of $500.00]. We further point out that a lender's right to collect attorneys fees in the event of a default under an evidence of indebtedness is limited by O.C.G.A. 13-1-11, in that, upon acceleration of payment of an indebtedness under Georgia law, the obligated party has a period of ten days from the receipt of notice of acceleration within which to pay all principal and interest without the payment of attorneys fees. We express no opinion as to the ability of the Lender to collect actual attorneys fees, regardless of their reasonableness, incurred in enforcing rights under the Documents.

                         This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. This opinion letter is provided to you for your exclusive use solely in connection with the transactions listed in paragraphs (a) through (c) above, and may not be relied upon by any other person or for any other purpose without our prior written consent; provided, however that any of your assignees or participants permitted under the Documents shall be entitled to rely on this opinion letter as if it were addressed to them and provided further that Nixon, Hargrave, Devans & Doyle LLP may rely on this opinion solely for the purpose of rendering an opinion to you with respect to the transactions set forth herein, to the extent their opinion relates to the laws of the State of Georgia.

                                        Very truly yours,



                                        /s/ Powell, Goldstin, Frazer & Murphy
                                        Powell, Goldstein, Frazer & Murphy

                                 Exhibit A

                          INTERPRETIVE STANDARDS

                   APPLICABLE TO CERTAIN LEGAL OPINIONS
                TO THIRD PARTIES IN CORPORATE TRANSACTIONS

                         Effective January 1, 1992


                Purpose and Scope of Interpretive Standards



          The purpose of these Interpretive Standards is to explain the meaning of Opinion Letters (which incorporate these Interpretive Standards by reference) addressed to non-client third parties in connection with corporate acquisition or financing transactions. Included in these Interpretive Standards are general qualifications to legal opinions, common assumptions as to fact and law, standards governing an opinion that an agreement is "enforceable" and interpretations of certain recurring legal opinions and confirmations of fact. Incorporation in an Opinion Letter of these Interpretive Standards is intended to shorten the content of the letter while expanding the mutual understanding of its meaning. Any part of these Interpretive Standards, however, may be overridden by a specific statement in an Opinion Letter which supersedes a contrary Interpretive Standard.

                Definitions of Terms Used in Interpretive Standards

          The following capitalized terms have the following meanings when used in these Interpretive Standards:

          Agreement means the primary legal document which evidences the Transaction.

          Assets means all of the tangible and intangible real and personal property of Company.

          Company means the entity which is the client of Opinion Giver and on whose behalf the Opinion Letter is given.

          Documents means the Agreement, together with any other document identified in the Opinion Letter, which contains one or more obligations of Company related to the Transaction.

          GBCC means the Georgia Business Corporation Code in effect on the date of the Opinion Letter.

          Law(s), whether or not a capitalized term, means the constitution, statutes, judicial and administrative decisions, and rules and regulations of governmental agencies of the Opining Jurisdiction and, unless otherwise specified, federal law.

          Local Law means the statutes, administrative decisions, and rules and regulations of any county, municipality or subdivision, whether created at the federal, state or regional level.

          Opining Jurisdiction means a jurisdiction, the law of which Opinion Giver addresses.

          Opinion means a legal opinion contained in an Opinion Letter.

          Opinion Giver means the law firm or lawyer giving an Opinion.

          Opinion Letter means the letter containing one or more Opinions or confirmations of fact by Opinion Giver.

          Opinion Recipient means the person or persons to whom the Opinion Letter is addressed.

          Other Agreements means documents (other than the Documents) to which Company is a party or by which Company is bound.

          Other Counsel means counsel (other than Opinion Giver) providing a legal opinion or confirmation of fact on aspects of the Transaction directed to Opinion Recipient or Opinion Giver or both.

          Other Jurisdiction means any jurisdiction (other than the Opining Jurisdiction) the law of which is stipulated to be the governing law.

          Personal Property means all of the tangible and intangible personal property of Company.

          Primary Lawyer Group has the meaning discussed in Interpretive Standard 7.

          Public Authority Documents means certificates issued by a governmental office or agency, such as the Secretary of State, or by a private organization having access to and regularly reporting on government files and records, as to a person's property or status.

          Remedies Opinion means an Opinion dealing with the enforceability against Company of one or more Documents.

          Transaction means the transaction with respect to which the Opinion Letter is given.

                      Qualifications To Each Opinion

          1.   Law Addressed by Opinion.

          If an Opinion Letter is expressly limited to the Law of one or more specified jurisdictions or to one or more discrete laws within one or more jurisdictions, an Opinion with respect to any other law, or the effect of any other law, is disclaimed.

          2.   Scope of Opinion.

          An Opinion covers only those matters both essential to the conclusion stated by the Opinion and, based upon prevailing norms and expectations found among experienced legal practitioners in the Opining Jurisdiction, reasonable in the circumstances. Other matters are not included in an Opinion by implication. The following matters, including their effects and the effects of noncompliance, are not covered by implication or otherwise in any Opinion, unless coverage is specifically addressed in the Opinion Letter as provided by Interpretive Standard 11:

          (1)   Local Law
          (2) Law relating to permissible rates, computation or disclosure of interest, e.g., usury
          (3)   Antitrust and unfair competition law
          (4)   Securities law
          (5)   Fiduciary obligations
          (6)   Pension and employee benefit law, e.g., ERISA
          (7) Regulations G, T, U and X of the Board of Governors of the Federal Reserve System
          (8)   Fraudulent transfer law
          (9)   Environmental law
          (10)  Land use and subdivision law
          (11) Except with respect to a No Consent Opinion (interpretative Standard 28), Hart-Scott-Rodino, Exon-Florio and other laws related to filing requirements, other than charter-related filing requirements, such as requirements for filing articles of merger
          (12) Except with respect to a No Violation Opinion (interpretive Standard 27), law concerning creation, attachment, perfection or priority of a security interest in any Assets
          (13)  Bulk transfer law
          (14)  Tax law
          (15) Patent, copyright, trademark and other intellectual property law
          (16)  Racketeering law, e.g., RICO
          (17) Criminal statutes of general application, e.g., mail fraud and wire fraud
          (18)  Health and safety law, e.g., OSHA
          (19)  Labor law
          (20)  Law concerning national or local emergency

          3.   Unwarranted Reliance.

          Opinion Giver may not rely for purposes of the Opinion Letter upon information, whether or not in a Public Authority Document, or (except in the case of arbitrary or hypothetical assumptions contained in an overriding agreement referred to in Interpretive Standard 11 or as stated in Interpretive Standard 22 with respect to choice of law) upon an assumption otherwise appropriate, if Opinion Giver has knowledge that such information or assumption is false, or recognizes factors that compel the conclusion that reliance upon such information or assumption would be unreasonable. "Knowledge" or "recognizes" for purposes of the foregoing sentence and wherever used in these Interpretive Standards means the current awareness of information by any lawyer in the Primary Lawyer Group.

          4.   Reliance on Other Sources of Information.

          Subject to Interpretive Standard 3, Opinion Giver may rely, without investigation, upon facts established by a Public

     Authority Document, facts provided by an agent of Company or others and, if disclosed in the Opinion Letter, facts asserted by a party to the Transaction in a representation or warranty embodied in the Documents, provided:

               (1) if not established by a Public Authority Document, the facts do not constitute a statement, directly or in practical effect, of the legal conclusion in question;

               (2) the person providing facts is, in Opinion Giver's professional judgment, an appropriate source; and

               (3) if the facts are set forth in a certificate, Opinion Giver has used reasonable professional judgment as to its form and content.

          5.   Scope of Opinion Giver's Inquiry.

          Opinion Giver is presumed to have reviewed such documents and given consideration to such matters of law and fact as Opinion Giver deemed appropriate in order to give an Opinion or confirmation of fact, unless Opinion Giver has expressly limited the scope of inquiry in the Opinion Letter. A recital of specific documents reviewed or specific procedures followed, without more, is not a limitation on the scope of Opinion Giver's inquiry for purposes of the foregoing presumption.

          6.   Opinion or Confirmation Qualified by Knowledge of Opinion Giver.

          Whenever an Opinion Letter qualifies an Opinion or confirmation of fact by the words "to our knowledge," known to us" or words of similar meaning, the quoted words mean the current awareness by lawyers in the Primary Lawyer Group of information such lawyers recognize as relevant to the Opinion or confirmation so qualified. The quoted words do not include within what is "known" information not within such current awareness that might be revealed if a canvass of lawyers outside the Primary Lawyer Group were made, if the Opinion Giver's files were searched or if any other investigation were made.

          7.   "Primary Lawyer Group."

          "Primary Lawyer Group" means that lawyer in Opinion Giver's organization who signs the Opinion Letter and, solely as to information relevant to an Opinion or confirmation issue, any lawyer in Opinion Giver's organization who is primarily responsible for providing the response concerning the particular issue.

          8.   Who May Rely On Opinion.

          Opinion Recipient and designated principals of Opinion Recipient, if Opinion Recipient is identified in the Opinion Letter as an agent for designated principals, are the only persons entitled to rely upon any Opinion or confirmation of fact contained in the Opinion Letter, and then only for purposes of the Transaction.

          9.   Other Counsel.

          Opinion Giver's responsibility for the opinion of Other Counsel depends upon what is stated in the Opinion Letter. A statement that Opinion Giver has relied on an opinion of Other Counsel means only that Opinion Giver believes that (i) based upon Other Counsel's professional reputation, it is competent to render such opinion, and (ii) such opinion on its face appears to address the matters upon which Opinion Giver places reliance. A statement that Opinion Giver believes that Opinion Recipient is justified in relying on an opinion of Other Counsel means only that Opinion Giver believes that, based upon Other Counsel's professional reputation, it is competent to render such opinion. A statement that Opinion Giver concurs in an opinion of Other Counsel means that Opinion Giver has assumed the responsibility for verifying the accuracy of the opinion of Other Counsel. If no concurrence by Opinion Giver is expressed, no concurrence is implied. If Opinion Giver merely identifies or remains silent with respect to the opinion of Other Counsel, Opinion Giver assumes no responsibility for Other Counsel's opinion, and Opinion Recipient may not assume that Opinion Giver has relied upon Other Counsel's opinion.

          10.  Updating.

          An Opinion Letter speaks as of the date of its delivery, and Opinion Giver has no obligation to advise Opinion Recipient or anyone else of any matter of fact or law thereafter occurring, whether or not brought to the attention of Opinion Giver, even though that matter affects any analysis or conclusion in the Opinion Letter.

          11.  Overriding Agreement.

          Opinion Giver and Opinion Recipient may agree upon arbitrary or hypothetical assumptions that may not be true and upon qualifications, standards or interpretations inconsistent with these Interpretive Standards. Any such agreement with respect to such assumptions, qualifications, standards or interpretations, when described with reasonable particularity in the Opinion Letter, will supersede any contrary provision of these Interpretive Standards.

                                  Assumptions

          12.  Assumptions As To Parties Other Than Company.

          Opinion Recipient in the Transaction has acted in good faith and without notice of any defense against enforcement or rights created by, or adverse claim to any property transferred as part of, the Transaction. Each party to the Transaction other than Company has complied with all laws applicable to it that affect the Transaction.

          13.  Assumptions As To Natural Persons and Documents.

          Each natural person acting on behalf of any party to the Transaction has sufficient legal competency to carry out such person's role in the Transaction. Each document submitted to Opinion Giver for review is accurate and complete, each document purporting to be original is authentic, each document purporting to be a copy conforms to an authentic original, and each signature on a document is genuine.

          14.  Assumptions As To Transaction.

          The Transaction complies with any test required by law of good faith or fairness. Each party will act in accordance with the terms and conditions of the Documents.

          15.  Assumption As To Accessibility of Laws.

          Each Law for which Opining Giver is deemed to be responsible is published, accessible and generally available to lawyers practicing in the Opining Jurisdiction.

          16.  Assumptions As To Company.

          No discretionary act of Company or on its behalf will be taken after the date of the Transaction if such act might result in a violation of law or breach or default under any agreement, decree, writ, judgment or court order. Company will obtain all permits and governmental approvals and take all other actions which are both (i) relevant to performance of the Documents or consummation of the Transaction, and (ii) required in the future under applicable law. Company holds requisite title and rights to its Assets.

          17.  Assumptions As To Other Agreement.

          Any Other Agreement will be enforced as written.

          18.  Assumption As To Understandings.

          There is no understanding or agreement not embodied in a Document among parties to the Transaction that would modify any term of a Document or any right or obligation of a party.

          19.  Assumption As To Absence of Mistake or Fraud.

          With respect to the Transaction and the Documents, there has been no mutual mistake of fact and there exists no fraud or duress.

          20.  Assumption As To Invalidity.

          No issue of unconstitutionality or invalidity of a relevant Law exists unless a reported case has so held.

                          Remedies Opinion Standards

          21.  Meaning of Remedies Opinion.

          A. General Meaning. The Remedies Opinion, with respect to any referenced Document, and subject to the limitations contained in these Interpretive Standards and in the Opinion Letter, means that:

                    (i) a contract has been formed under the law of contracts of the jurisdiction applicable under Interpretive Standard 22; and

                    (ii) under laws normally applicable to contracts like the Document, to parties like the Company and to transactions like the Transaction, each obligation imposed on Company by the Document, each agreement made by Company in the Document, and each right, benefit and remedy conferred by Company in the Document, will be given effect as stated in the Document.

          B. Existence of Contract. The professional judgment reflected in subparagraph A(i) above requires the Opinion Giver to conclude that:

                    (i) All legal requirements under contract law for the formation of a contract of the type involved in the referenced Document effective against Company (other than requirements that would be covered by a Corporate Status Opinion, a Corporate Powers Opinion and a Corporate Acts Opinion discussed at Interpretive Standards 24, 25 and 26) are met, such as necessary formalities (including compliance with any applicable statute of frauds), consideration (where necessary), definiteness, and the inclusion of essential terms.

                    (ii) The Document does not violate a law as to formation of contracts that would prevent a court presented with the Document from enforcing it.

                    (iii) Company does not presently have available any contractual defense to the Document, such as the statute of limitations.

          22.  Choice of Law in Remedies Opinion.

          If a Document covered by the Remedies Opinion contains no governing law provision, or contains a governing law provision which names the Opining Jurisdiction, the Remedies Opinion means that if Company is brought before a proper court of the Opining Jurisdiction to enforce rights under the Document, and if such court applies the substantive law of the Opining Jurisdiction, the result will be as stated in the Opinion and these Interpretive Standards.

          If the Document contains a governing law provision which names a jurisdiction other than the Opining Jurisdiction, the Remedies Opinion does not opine whether any court of any jurisdiction will give effect to the governing law provision in the Agreement, but assumes that if Company is brought before a proper court of the Opining Jurisdiction to enforce rights under the Document, such court will apply the substantive law of the Opining Jurisdiction, notwithstanding the governing law provision in the Document, and based upon such assumption the result will be as stated in the Opinion and these Interpretive Standards.

          The Remedies Opinion does not extend to the content or effect of any law other than the law of the Opining Jurisdiction and federal law.

          23.  Exceptions To The Remedies Opinion.

          Any Remedies Opinion contained in an Opinion Letter which incorporates these Interpretive Standards by reference will be deemed not to address the matters excluded in Interpretive Standard 2 and subject to the following exceptions:

                    (i) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors. This includes the effect of the Federal Bankruptcy Code in its entirety, including matters of contract rejection, fraudulent conveyance and obligation, turn-over, preference, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation, and substantive consolidation. This also includes state laws regarding fraudulent transfers, obligations, and conveyances, including O.C.G.A. 18-2-20, et seq., and state receivership laws.

                   (ii) The effect of general principles of equity, whether applied by a court of law or equity. This includes the following concepts: (a) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (b) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (c) good faith and fair dealing; (d) reasonableness; (e) materiality of the breach; (f) impracticability or impossibility of performance; (g) the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than Company;
               (h) the effect of Section 1-102(3) of the Uniform Commercial Code; and (i) unconscionability.

                  (iii) The effect and possible unenforceability of contractual provisions providing for choice of governing law.

                   (iv) The possible unenforceability of provisions purporting to waive certain rights of guarantors .

                    (v) The possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy.

                   (vi) The possible unenforceability of provisions purporting to require arbitration of disputes.

                  (vii) The possible unenforceability of provisions prohibiting competition, the solicitation or acceptance of customers, of business relationships or of employees, the use or disclosure of information, or other activities in restraint of trade.

                 (viii) The possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on prepayment, acceleration, redemption, cancellation, or termination, to the extent any such provisions are deemed to be penalties or forfeitures.

                   (ix) The possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitation, marshalling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the right to jury trial or, in certain cases, notice.

                    (x) The possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind.

                    (xi) The effect of curse of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

                   (xii) The possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

                  (xiii) The effect of O.C.G.A. 13-1-11 on provisions relating to attorneys fees.

                   (xiv) The possible unenforceability of provisions that determinations by a party or a party's designee are conclusive.

                    (xv) The possible unenforceability of provisions permitting modifications of an agreement only in writing.

                   (xvi) The possible unenforceability of provisions that the provisions of an agreement are severable.

                  (xvii)   The effect of laws requiring mitigation of damages.

                 (xviii)   The possible unenforceability of provisions
               permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

                   (xix) The effect of agreements as to rights of set off otherwise than in accordance with the applicable law.

                                Interpretations

          24.  Corporate Status Opinion.

          An Opinion to the effect that Company was duly organized as a corporation and is existing in good standing under the laws of the State of Georgia (Corporate Status Opinion) is subject to the following understandings:

               (1) "duly organized" means that Company (i) properly complied with the Georgia statutory requirements for incorporation, and (ii) thereafter properly complied with the Georgia statutory requirements for organization;

               (2) "is existing" means that company is a corporation which has not ceased to exist under the GBCC;

               (3) the Opinion refers to the status of Company only for purposes of and under the GBCC; and

               (4) "good standing" has no official meaning under the GBCC, and for purposes of any Opinion with respect to a corporation subject to the GBCC means:

                    (i)  Company has filed no notice of intent to dissolve under
               Section 1403 of the GBCC;

                   (ii) the Secretary of State has signed no certificate of dissolution with respect to Company;

                  (iii) the Superior Court of the county of Company's registered office has entered no decree ordering

               Company dissolved; and

                    (iv) Company has satisfied its tax and annual registration requirements under Section 1420 of the GBCC.

          An Opinion limited to the conclusion that the Company "is a corporation" means that third parties may not challenge Company's corporate existence, the State of Georgia recognizes such existence, and the state may challenge Company's incorporation only under the circumstances described in Section 203(b) of the GBCC.

          25.  Corporate Powers Opinion.

          An Opinion to the effect that Company has the corporate power to execute and deliver a Document, to perform its obligations under a Document, to own and use its Assets and to conduct its business (Corporate Powers Opinion) is subject to the following understandings:

               (1) the Opinion refers only to the GBCC and Company's articles of incorporation as sources of corporate power;

               (2) "power" refers only to whether the acts referenced in the Opinion are ultra vires;

               (3) the Opinion is built upon an assumption that the Corporate Status Opinion could also be given;

               (4) "own and use" refers to every right Company has in the Assets;

               (5) the Opinion refers to Assets owned and used and business conducted on the date of the Opinion, and not those contemplated for future ownership, use or conduct except to the extent the acquisition of the Assets or conduct of the business is concurrent with, and recognized by Opinion Giver as constituting part of, the consummation of the Transaction; and

               (6) the Opinion does not affirm that Company is engaged in no unlawful business and in no business which Georgia law would not permit to be conducted by a corporation incorporated under the GBCC.

          26.  Corporate Acts Opinion.

          An Opinion to the effect that Company has duly authorized the execution and delivery of, and performance by Company under, the Documents and has duly executed and delivered the Documents (Corporate Acts Opinion) is subject to the following understandings:

               (1) the Opinion affirms compliance with all corporate action necessary under the GBCC, Company's articles of incorporation and bylaws and, if applicable, Company's duly adopted policies and practices for delegation of authority in order to authorize the execution and delivery of, and performance under, the Documents;

               (2) the Opinion affirms that the execution and delivery of the Documents was, and Company's performance of its obligations under the Documents in accordance with the Documents as written will be, in accordance with the authorization;

               (3) the Opinion is built upon an assumption that the Corporate Status Opinion and the Corporate Powers Opinion could also be given:

               (4) the Opinion addresses no law other than the GBCC and applicable law of agency.

          27.  No Violation Opinion.

          An Opinion to the effect that Company's execution and delivery of the Documents do not, and if Company were now to perform its obligations under the Documents such performance would not, result in (i) a violation of Company's articles of incorporation, bylaws or any law to which Company or its Assets are subject, or (ii) a breach of or default under described agreements, or (iii) a creation or imposition of contractual liens or security interests arising out of described agreements, or (iv) a violation of any known judicial or administrative decree, writ, judgment or order to which Company or its Assets are subject (No Violation Opinion) is subject to the following understandings:

               (1) a "violation" or "breach or default" means any act or omission that, by itself or upon notice or the passage of time or both, would constitute a violation, breach or default giving rise to a remedy under the document or law in question;

               (2) the Opinion addresses only the relevant facts and law as they exist on the date of the Opinion Letter;

               (3) "agreements" refers to agreements, indentures, documents and other instruments in writing, identified in the Opinion Letter;

               (4) references to any law or to "decree, writ, judgment or order" or the like include only those (i) which either prohibit performance by Company under the Documents or subject Company to a fine, penalty or other similar sanction, and (ii) which a lawyer, using customary professional diligence, would reasonably recognize as applicable to Company and the Transaction;

               (5) the Opinion addresses only whether the specific terms of the relevant Document violate law or cause a breach of or default under the specific terms of an obligation created by a described Other Agreement, taking into account information provided in accordance with Interpretive Standard 4 and other facts known to Opinion Giver;

               (6) the Opinion does not address acts permitted or contemplated but not required, or inferred but not set forth, by the relevant Documents, except to the extent such acts are concurrent with, and recognized by Opinion Giver as constituting part of, the consummation of the Transaction;

               (7) to the extent the interpretation of words in described agreements requires resort to law, the law is that of the Opining Jurisdiction; and

               (8) the Opinion does not address liens or security interests created by or in favor of Opinion Recipient, created under a Document or arising by operation of law.

          28.  No Consent Opinion.

          An Opinion to the effect that no consent, approval, authorization or other action by, or filing with, any governmental authority is required for Company's execution and delivery of the Documents and consummation of the Transaction (No Consent Opinion) is subject to the understandings set forth in Interpretive Standards 2 and 27(2) and (4). "Required" means that there is no governmental consent, approval, authorization or filing, the absence of which would either prohibit performance by Company of its obligations under the Documents or subject Company to a fine, penalty or other similar sanction.

          29.  Capitalization Opinion.

          An Opinion to the effect that described shares have been duly authorized and are, or upon issuance will be, validly issued, fully paid and nonassessable (Capitalization Opinion) is subject to the following understandings:

               (1) the Opinion affirms compliance with all corporate action necessary to create and issue the shares under the Georgia corporate law in effect at the time of such creation and issuance ("Corporate Code") and Company's articles of incorporation and bylaws;

               (2) "duly authorized" means Company had the corporate power to create the shares, the shares so created have the rights and attributes required by the Corporate Code, and the rights and attributes of the shares so created were permitted by the Corporate Code and are permitted by the GBCC and Company's articles of incorporation and bylaws;

               (3) "validly issued" means that at the time of issuance Company had sufficient authorized and unissued shares to permit the shares to be issued, Company took the steps necessary to accord shareholder status to the persons to whom the shares were issued and Company has taken no step to deprive the shares of the "validly issued" status;

               (4) "fully paid and nonassessable" means that the consideration received upon issuance of the shares (i) was legally sufficient, (ii) satisfied the requirements of the Corporate Code, Company's articles of incorporation and bylaws, and relevant corporate resolutions, (iii) was approved (e.g., as to value of property or services) by the directors or shareholders, as required, and (iv) was in fact received, subject to paragraph (1) above; and

               (5) the Opinion is based upon the assumption that the Corporate Status Opinion could also be given.

          30.  Share Transfer Opinion.

          The only laws addressed in any Opinion as to the rights of a seller in shares of Company acquired by any purchaser are the GBCC and Article 8 of the UCC, and no Opinion is given regarding liens (other than UCC security interests) that may be perfected without filing or possession of the share certificate. The Opinion is based upon the assumption that the Capitalization Opinion could also be given.

          31.  Personal Property Transfer Opinion.

          An Opinion as to Company's transfer of Personal Property expresses no opinion as to Company's title. See Interpretive Standard 16.

          32.  Foreign Qualification Confirmation.

          A confirmation to the effect that Company is qualified to transact business as a foreign corporation in any one or more named jurisdictions is not a legal opinion, but a statement which may be based solely upon one or more certificates referenced in the Opinion Letter and limited in meaning to the words of each certificate. No implication arises from such confirmation that certificates have been acquired from all jurisdictions in which Company is required to be qualified, or that certificates obtained are from the appropriate public officials in the jurisdictions referenced.

          33.  Litigation Confirmation.

          A confirmation regarding litigation pending or threatened in writing against Company or any Assets derives from Opinion Giver's knowledge as defined at Interpretive Standard 6 and certificate reliance discussed at Interpretive Standard 4, but not from any reviews of public or court records or files of Opinion Giver or others.

                       Incorporation by Reference Accord

          34. These Interpretive Standards may be incorporated by reference in the Opinion Letter by a statement similar to the following:

               The Opinion Letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this Opinion Letter by this reference.

                      OPINION LETTER CERTIFICATE

          The undersigned, being the duly elected and appointed President of General Manufactured Housing, Inc., a Georgia corporation (the "Company"), hereby gives this certificate to induce Powell, Goldstein, Frazer & Murphy to issue (i) an opinion letter in favor of First Source Financial LLP and Katten Muchin & Zavis in connection with a credit facility to the Company being made pursuant to the terms and conditions of a certain Secured Credit Agreement of even date herewith between the Company and First Source Financial LLP (the "Agreement") (the "First Source Opinion"); (ii) an opinion letter in favor of RFE Associates V, L.P., the State of Michigan and Sterling Commercial Capital, Inc. in connection with the issuance and sale by the Company of $5,000,000 aggregate principal amount of its Junior Subordinated Notes, and (iii) an opinion letter in favor of The Equitable Life Assurance Society of the United States in connection with the issuance and sale by the Company of $15,000,000 aggregate principal amount of its Senior Subordinated Notes.

          The undersigned hereby certifies as follows:

          A. Attached hereto as Exhibit A are the Articles of Incorporation of the Company which have been certified by the Secretary of State of Georgia, as in full force and effect as of the date hereof. No amendment to such Articles of Incorporation has been filed in the office of the Secretary of State of Georgia since the effective date of certification of such Articles of Incorporation by the Secretary of State of Georgia;

          B. Attached hereto as Exhibit B are true, complete and correct copies of the By-laws of the Company, and all amendments thereto, as in full force and effect as of the date hereof;

          C. Attached hereto as Exhibit C are true, complete and correct copies of resolutions of the Board of Directors of the Company (collectively, the "Company Resolutions"). The Company Resolutions have not been amended or revoked since the date of adoption and are the only resolutions relating to the Agreement and were adopted in compliance with all procedural requirements of the Company's Articles of Incorporation and Bylaws and the Georgia Business Corporation Code;

          D. Attached hereto as Exhibit D is a copy of the stock certificate issued to GMH Holdings, Inc., a Delaware corporation and the sole shareholder of the Company, representing 5250 shares of common stock of the Company;

          E. The directors voting on the Company Resolutions and the officers acting on behalf of Company in the transactions contemplated by the Agreement were duly appointed and incumbent in the offices at the time of all relevant corporate action and at all relevant times thereafter;

          F. As of the date hereof, the Company has not received any notice from the Secretary of Georgia of a determination that any grounds exist for administratively dissolving the Company, and the Company has not received notice of a commencement of any action to judicially dissolve the Company;

          G. Neither the board of directors nor the shareholders of the Company has taken any action with respect to dissolution of the Company, and the Company has not filed any notice of intent to dissolve with the State of Georgia; and

          H. Purchaser does not report to, and is not regulated by, any federal or state governmental regulatory agency.


          IN WITNESS WHEREOF, the undersigned has executed this Certificate, as of the 21st day of December, 1995.



                              GENERAL MANUFACTURED HOUSING, INC.

                              By: /s/ Gary M. Brost
                                 ________________________________
                              Title:   President


               I, James DelZoppo, Assistant Secretary of the Company, do hereby certify that Gary M. Brost is the duly elected, qualified and acting President of the Company, and that the signature of Gary M. Brost set forth above is his true and genuine signature.



                               /s/ James C. DelZoppo
                              ___________________________________
                              By:  James C. DelZoppo
                              Title:  Assistant Secretary

                                 EXHIBIT A
                         ARTICLES OF INCORPORATION

                           AMENDED AND RESTATED
                        ARTICLES OF INCORPORATION

                                   OF

                   GENERAL MANUFACTURED HOUSING, INC.



                                      I.

               The name and style of the Corporation shall be GENERAL MANUFACTURED HOUSING, INC.

                                      II.
               General Manufactured Housing, Inc. is organized pursuant to the Georgia Business Corporation Code.

                                     III.
               General Manufactured Housing, Inc. is incorporated as a Georgia For-Profit Corporation and is organized for the following purposes: To construct, manufacture, assemble, buy, and sell all types of manufactured buildings, structures and homes; to engage in any activity incidental to or connected with the construction, erection, etc. of the manufactured buildings, structures and homes; and to engage in any other for profit business authorized under the laws of the State of Georgia.

                                      IV.
               The Corporation has the authority to issue not more than 100,000 shares of common stock at a par value of $100.00 per share.

                                      V.
               The Board of Directors is hereby expressly authorized to make, alter or repeal the by-laws of the corporation.

                                      VI.
               The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in any manner now or hereafter prescribed by statute in the State of Georgia, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     VII.
               Except as prohibited by law, the Corporation may indemnify any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the Corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification.

                                     VIII.
               No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for
     (a) any appropriation, in violation of his duties, or any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code; or (d) any transaction from which the director derived an improper personal benefit.

                                      IX.
               Except for the Merger of GMH Acquisition Corp. into the Corporation which is occurring simultaneously with the filing of these Amended and Restated Articles of Incorporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of its shareholders:

               (i) authorize, approve or consummate any of the following transactions or series of transactions: (A) any acquisition of the Corporation by means of merger of the Corporation with or into any other corporation or other entity or person or other form of corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such merger or reorganization (other than a mere reincorporation transaction) or a transaction in which the Corporation is the surviving entity but the shares of the Corporation's capital stock outstanding immediately prior to the transaction are exchanged or converted by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, or (B) a sale of all or substantially all of the assets of the Corporation, or (C) a liquidation, dissolution or winding up of the Corporation;

             (ii) make any loan, advance or capital contribution to, or investment in, any of the officers, directors, employees, providers, consultants, agents or other representatives of the Corporation, other than travel or salary advances in the ordinary course of business in a manner consistent with past practice;

            (iii) incur or assume or permit to exist any indebtedness for borrowed money (including capitalized leases) other than amounts owing under (A) that certain Secured Credit Agreement dated as of December 21, 1995 by and between the Corporation and First Source Financial LLP plus up to $2,600,000, (B) that certain Note and Warrant Purchase Agreement dated as of December 21, 1995 by and between the Corporation, GMH Holdings, Inc. ("Holdings") and The Equitable Life Assurance

                    Society of the United States and (C) that certain Securities Purchase Agreement dated as of December 21, 1995 between and among the Corporation, Holdings, RFE Investment Partners V, L.P., Sterling Commercial Capital, Inc. and the State Treasurer of the State of Michigan, as Custodian, as each such documents may be amended, restated, supplemented or otherwise modified from time to time, or issue any debt securities or assume, guarantee, endorse (other than in the ordinary course of business consistent with past practice) or otherwise as an accommodation become responsible for, liabilities of any other person;

             (iv) purchase, hold or own any capital stock, evidence of indebtedness or other security of any subsidiary of the Corporation or other corporation, partnership, or other entity, unless such corporation, partnership or other entity is a wholly-owned subsidiary of the Corporation;

              (v) engage in any new line of business outside the purposes set forth in these Articles of Incorporation;

             (vi) authorize or issue shares of any equity securities of the Corporation, including any preferred stock, options or warrants to purchase any such equity security;

            (vii) make any acquisition of, or loan, advance or capital contribution to, or investment in any business entity, which, individually or together with any related series of such transactions, exceeds $1,000,000;

           (viii) make any capital expenditures in any one fiscal year in excess of the sum of (A) $500,000 plus (B) the difference between $500,000 and any unexpended amounts from prior years; or

             (ix) enter into any contract or transaction with an affiliate of the Corporation that does not deal at arm's length with the Corporation or which exceeds $25,000 in amount.

                          GENERAL MANUFACTURED HOUSING, INC.



                          BY:  /s/ Shawn M. Martin
                              _____________________________________
                                Shawn M. Martin
                                Vice President

                                   EXHIBIT B
                                    BY-LAWS

                             AMENDED AND RESTATED
                                    BYLAWS
                                      OF
                      GENERAL MANUFACTURED HOUSING, INC.
                           (amended as of 12/21/95)

                                   ARTICLE I
                                    OFFICES

               The Corporation shall at all times maintain a registered office in the State of Georgia and a registered agent at that address but may have other offices located within or outside the State of Georgia as the Board of Directors may determine.

                                  ARTICLE II
                             SHAREHOLDERS' MEETING

              2.1 Annual Meetings. The annual meeting of the shareholders for the election of directors and the transaction of other business as may come before the meeting shall be held each year on such day and at such hour as shall be fixed by the Board of Directors.

              2.2 Special Meetings. A special meeting of the shareholders may be called at any time by the President or any holder or holders of as much as twenty-five percent of the votes entitled to be cast on any issue proposed to be considered at the meeting. Special meetings shall be held at such a time and place and on such date as shall be specified in the notice of the meeting.

              2.3 Place. Annual or special meetings of shareholders may be held within or without the State of Georgia.

              2.4 Notice. Notice of annual or special shareholders meetings stating place, day and hour of the meeting shall be given in writing not less than ten nor more than fifty days before the date of the meeting, either mailed to the last known address or personally given to each shareholder and First Source Financial LLP ("First Source") at 2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois 60008. Notice of a meeting may be waived by an instrument in writing executed before or after the meeting. The waiver need not specify the purpose of the meeting or the business transacted, unless one of the purposes of the meeting concerns a plan of merger or consolidation, in which event the waiver shall comply with the further requirements of law concerning such waivers. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof. Notice of any special meeting at which amendments to or restatements of the articles of incorporation, merger or consolidation of the Corporation, or the disposition of corporate assets requiring shareholder approval are to be considered shall state such purpose, and further comply with all requirements of law.

              2.5 Quorum. At all meetings of shareholders, shares representing a majority of the votes entitled to be cast shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of the holders of a majority of the shares represented at the meeting and entitled to vote. A lesser number may adjourn from day to day, and shall announce the time and place to which the meeting is adjourned.

              2.6 Action in Lieu of Meeting. Any action to be taken at a meeting of the shareholders of the Corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by the holders of all the shares entitled to vote with respect to the subject matter thereof, or by the holders of such lesser number of shares as may be required in accordance with any lawful provision of the Articles of Incorporation, and any further requirements of law pertaining to such consents have been complied with.

                                  ARTICLE III
                                   DIRECTORS

              3.1 Management. Subject to these Bylaws, or any lawful agreement between the shareholders, the full and entire management of the affairs and business of the Corporation shall be vested in the Board of Directors, which shall have and may exercise all of the powers that may be exercised or performed by the Corporation.

              3.2 Number of Directors. The shareholders shall fix by resolution the precise number of members of the Board of Directors, provided that the Board of Directors shall consist of at least one (1) member. Directors shall be elected at each annual meeting of the shareholders and shall serve for a term of one year and until their successors are elected. A majority of said directors shall constitute a quorum for the transaction of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the directors present at the meeting.

               3.3 Vacancies. The directors may fill the place of any director which may become vacant prior to the expiration of his term, such appointment by the directors to continue until the expiration of the term of the director whose place has become vacant, or may fill any directorship created by reason of an increase in the number of directors, such appointment by the directors to continue for a term of office until the next election of directors by the shareholders and until the election of the successor.

               3.4 Meetings. The directors shall meet annually, without notice, following the annual meeting of the shareholders provided, however, that notice shall be provided to First Sorce at the address set forth above. Special meetings of the directors may be called at any time by the President or by any two directors, on two days' notice to each director and First Source at the address set forth above, which notice shall specify the time and place of the meeting. Notice of any such meeting may be waived by an instrument in writing executed before or after the meeting. Directors may attend and participate in meetings either in person or by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such communication equipment shall constitute presence in person at any meeting. Attendance in person at such meeting shall constitute a waiver of notice thereof.

               3.5 Action in Lieu of Meeting. Any action to be taken at a meeting of the directors, or any action that may be taken at a meeting of the directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors and any further requirements of law pertaining to such consents have been complied with.

               3.6 Executive and Other Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an Executive Committee and one or more other committees, each consisting of three or more directors of the Corporation and each having such power and authority as the Board of Directors may by resolution provide (except as limited by the laws of the State of Georgia). The Board of Directors may authorize any such committee to exercise all or some of the powers and authority of the Board of Directors in the management of the property, business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority in reference to:

               (a)  Amending the Certificate of Incorporation,
               (b)  Adopting an agreement of merger or consolidation,
               (c) Recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets,
               (d) Recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution,
               (e)  Amending the By-laws of the Corporation,
               (f)  Declaring dividends, or
               (g)  Authorizing the issuance of stock.

     Subject to any requirements of law, each committee shall take action in accordance with such rules as are provided by resolution of the Board of Directors or as the committee members shall unanimously agree upon.

               3.7 Compensation Committee. The Board of Directors shall appoint a Compensation Committee, consisting of any number of its members as it may designate, consistent with the Articles of Incorporation, the bylaws and the laws of the State of Georgia. Notwithstanding the foregoing, RFE Investment Partners V, L. P. shall have the right to designate a member of the Compensation Committee so long as it remains a holder of Preferred Stock and Common Stock of the Corporation. The Compensation Committee shall establish a general compensation policy for the Corporation and shall have responsibility for the approval of increases in directors' fees and in salaries.

               3.8 Audit Committee. The Board of Directors shall appoint an Audit Committee consisting of any number of its members as it may designate, consistent with the Articles of Incorporation, the Bylaws and the laws of the State of Georgia. Notwithstanding the foregoing, RFE Investment Partners V, L.P. shall have the right to designate a member of the Audit Committee so long as it remains a holder of Preferred Stock and Common Stock of the Corporation. The Audit Committee shall select and engage on behalf of the Corporation, subject to the consent of the shareholders, and fix the compensation of, a firm of certified public accountants whose duty it shall be to audit the books and accounts of the Corporation and its subsidiaries for the fiscal year in which they are appointed, and who shall report to such Committee. The Audit Committee shall confer with the auditors and shall determine, and from time to time shall report to the Board of Directors upon, the scope of the auditing of the books and accounts of the Corporation and its subsidiaries. The Audit Committee shall also be responsible for determining that the business practices and conduct of employees and other representatives of the Corporation, and its subsidiaries comply with the policies and procedures of the Corporation.

               3.9 Observatory Seat. So long as any Liabilities (as defined in the Secured Credit Agreement dated as of December 21, 1995 between the Corporation and First Source) remain outstanding, a representative of First Source may attend meetings of the Board as an observer and have the right to receive a copy of all Board materials.

               3.10 Removal. Any director may be removed from office, with or without cause, upon the vote of the shareholders holding a majority of the shares entitled to be cast with respect to the election of directors, at a meeting with respect to which notice of such purpose is given.

                                  ARTICLE IV
                                   OFFICERS

               4.1 General Provisions. The officers of the Corporation shall consist of a President, a Secretary and a Treasurer who shall be elected by the Board of Directors, and such other officers as may be elected by the Board of Directors or appointed as provided in these Bylaws. Each officer shall be elected or appointed for a term of office running until the meeting of the Board of Directors following the next annual meeting of the shareholders of the Corporation, or such other term as provided by resolution of the Board of Directors or the appointment to office. Each officer shall serve for the term of office for which he is elected or appointed and until his successor has been elected or appointed and has qualified or his earlier resignation, removal from office or death. Any two or more offices may be held by the same person.

               4.2 President. The President shall be the chief executive officer of the Corporation and shall have general and active management of the operation of the Corporation. He shall be responsible for the administration of the Corporation, including general supervision of the policies of the Corporation and general and active management of the financial affairs of the Corporation, and shall execute bonds, mortgages or other contracts in the name and on behalf of the Corporation.

               4.3 Secretary. The Secretary shall keep minutes of all meetings of the shareholders and directors and have charge of the minute books, stock books and seal of the Corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.

               4.4 Treasurer. The Treasurer shall be charged with the management of the financial affairs of the Corporation, shall have the power to recommend action concerning the Corporation's affairs to the President, and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.

               4.5 Assistant Secretaries and Treasurers. Assistants to the Secretary and Treasurer may be appointed by the President or elected by the Board of Directors and shall perform such duties and have such powers as shall be delegated to them by the President or the Board of Directors.

               4.6 Vice Presidents. The Corporation may have one or more Vice Presidents, elected by the Board of Directors, who shall perform such duties and have such powers as may be delegated by the President or the Board of Directors.

                                   ARTICLE V
                                 CAPITAL STOCK

               5.1 Share Certificates. Share certificates shall be numbered in the order in which they are issued. They shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary and the seal of the Corporation shall be affixed thereto. Share certificates shall be kept in a book and shall be issued in consecutive order therefrom. The name of the person owning the shares, the number of shares, and the date of issue shall be entered on the stub of each certificate. Share certificates exchanged or returned shall be cancelled by the Secretary or an Assistant Secretary and placed in their original place in the stock book.

               5.2 Transfer of Shares. Transfer of shares shall be made on the stock books of the Corporation by the holder in person or by power of attorney, on surrender of the old certificate for such shares, duly assigned.

               5.3 Voting. The holders of the capital stock shall be entitled to one vote for each share of stock standing in their name.

                                  ARTICLE VI
                                     SEAL

               The seal of the Corporation shall be in such form as the Board of Directors may from time to time determine. In the event it is inconvenient to use such a seal at any time, the signature of the Corporation followed by the word "Seal" enclosed in parentheses or scroll shall be deemed the seal of the Corporation. The seal shall be in the custody of the Secretary and affixed by him or by his assistants on the certificates of stock and other appropriate papers.

                                  ARTICLE VII
                                   AMENDMENT

               These Bylaws may be amended by majority vote of the Board of Directors of the Corporation or by vote of the shareholders holding a majority of the shares entitled to vote, provided that the shareholders may provide by resolution that any Bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the Board of Directors.

                                 ARTICLE VIII
                                INDEMNIFICATION

               Each person who is or was a director of officer of the Corporation, and each person who is or was a director or officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer or trustee of another Corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director of officer of this Corporation or of any such other enterprise. Such indemnification shall be made only in accordance with the laws of the State of Georgia and subject to the conditions prescribed therein.

          In any instance where the laws of the State of Georgia permit indemnification to be provided to persons who are or have been an officer or director of the Corporation or who are or have been an officer, director, partner, joint venturer or trustee of any such other enterprise only on a determination that certain specified standards of conduct have been met, upon application for indemnification by any such person the Corporation shall promptly cause such determination to be made (i) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (ii) if a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting of two or more directors not at the time parties to the proceeding; (iii) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (i) or (ii), or if a quorum of the Board of Directors cannot be obtained under (i), and a committee cannot be designated under (ii), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate) or (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

          As a condition to any such right of indemnification, the Corporation may require that it be permitted to participate in the defense of any such action or proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.

          The Corporation may purchase and maintain insurance on behalf of any such persons whether or not the Corporation would have the power to indemnify such officers and directors against any liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, the Corporation shall provide notice of such payment to the shareholders in accordance with the provisions of the laws of the State of Georgia.

                                   EXHIBIT C
                              COMPANY RESOLUTIONS

                      GENERAL MANUFACTURED HOUSING, INC.


                 _____________________________________________

                  ACTION TAKEN BY UNANIMOUS WRITTEN CONSENT
                             OF BOARD OF DIRECTORS
                 _____________________________________________



          The undersigned, being all of the directors of General Manufactured Housing, Inc. (the "Corporation") hereby consent, pursuant to Article III,
Section 3.5 of the By-laws of the Corporation and Section 14-2-821 of the Georgia Business Corporation Code of the State of Georgia, to the adoption of the following resolutions with the same force and effect as if said resolutions had been duly adopted at a meeting of the Board of Directors of the Corporation, and direct that this Consent be filed with the minutes of the Board of
Directors:


                         Election of Officers.

          RESOLVED: That the following are hereby elected officers of the Corporation until their successors are elected and have qualified:

               Gary M. Brost               President
               Dennis C. Martin            Vice President
               Gary M. Brost               Treasurer
               Dennis C. Martin            Secretary
               James C. DelZoppo           Assistant Secretary


                                  Merger

          RESOLVED: That the Corporation hereby approves the merger into itself of GMH Acquisition Corp., a Delaware Corporation (the "Parent"), owning 100% of all issued and outstanding shares of the Corporation; and further

          RESOLVED: That the merger shall become effective when the Articles of Merger (the "Articles of Merger") have been filed in the office of the Secretary of State of the State of Georgia and the Certificate of Ownership and Merger (the "Certificate of Ownership and Merger") has been filed in the office of the Secretary of State of Delaware; and further

          RESOLVED: That the Articles of Incorporation, By-Laws, directors and officers of the Corporation shall be the Articles of Incorporation, By-Laws, directors and officers of the surviving corporation provided, however, that the Articles of Incorporation of the Corporation shall be amended and restated, upon filing of the Articles of Merger, to read in its entirety as set forth in Exhibit A attached hereto; and further

          RESOLVED: That the Corporation has authorized one hundred thousand (100,000) shares of common stock, $100.00 par value, of which five thousand two hundred and fifty (5,250) shares of common stock are issued and outstanding, of which five thousand two hundred and fifty (5,250) shares are owned by the Parent. At the time the merger becomes effective, all of the issued and outstanding shares of the Parent shall be cancelled. The authorized capital stock of the Corporation outstanding at the time of the merger, all of which is owned by the Parent shall, at the time the merger becomes effective, be reissued to GMH Holdings, Inc., a Delaware corporation; and further

          RESOLVED: That the Plan of Merger, the Articles of Merger and the Certificate of Ownership and Merger presented to the Board of Directors on the date hereof are hereby authorized and approved.

                Secured Credit Agreement and Related Documents

          RESOLVED: That the Secured Credit Agreement to be entered into by and between First Source Financial LLP ("First Source") and the Corporation (the "Secured Credit Agreement"), in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved; and further

          RESOLVED: That the Revolving Note in the maximum principal amount of $16,000,000 made by the Corporation to First Source (the "Revolving Note"), in substantially the form presented to the Directors on the date hereof is hereby authorized and approved; and further

          RESOLVED: That the Working Capital Note in the maximum principal amount of $6,000,000 made by the Corporation to First Source (the "Working Capital Note"), in substantially the form presented to the Directors on the date hereof is hereby authorized and approved; and further

          RESOLVED: That the Term Loan Note in the maximum principal amount of $4,000,000 made by the Corporation to First Source (the "Term Loan Note"), in substantially the form presented to the Directors on the date hereof is hereby authorized and approved; and further

          RESOLVED: That the Security Agreement to be entered into by the Corporation in favor of First Source (the "Security Agreement") and the Assignment of Trademarks contemplated thereby (the "Assignment of Trademarks"), in substantially the form presented to the Directors on the date hereof, are hereby authorized and approved.


                            Subordination Agreement

          RESOLVED: That the Subordination Agreement to be entered into by and among the Corporation, First Source, The Equitable Life Assurance Society of the United States ("Equitable"), RFE Investment Partners V, L.P. ("RFE"), Sterling Commercial Capital, Inc. ("Sterling"), the State Treasurer of the State of Michigan, Custodian of the Michigan Public School Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges' Retirement System (" State of Michigan"), GMH Holdings, Inc. and Strategic Investments & Holdings, Inc. (the "Subordination Agreement"), in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved.


                           Senior Subordinated Note

          RESOLVED: That the Senior Subordinated Note in the maximum principal amount of $17,243,295 ("Senior Subordinated Note") made by the Corporation to Equitable in the execution form presented to the Directors on the date hereof, is hereby authorized and approved.


                         Securities Purchase Agreement

          RESOLVED: That the Securities Purchase Agreement (the "Securities Purchase Agreement") to be entered into by and among the Corporation, GMH Holdings, Inc., RFE, Sterling and State of Michigan, in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved.


                           Junior Subordinated Notes

          RESOLVED: That the Junior Subordinated Notes in the aggregate maximum principal amount of $5,000,000 ("Junior Subordinated Notes") made by the Corporation to each of RFE, Sterling and State of Michigan, in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved.


                              Solvency Affidavit

          RESOLVED: That the Solvency Affidavit to be executed by the Corporation for the benefit of First Source, in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved.


                              Deed to Secure Debt

          RESOLVED: That the Deed to Secure Debt with respect to the property known as 2255 Industrial Boulevard, Waycross, Georgia (the "Deed to Secure Debt") to be executed by the Corporation in favor of First Source, in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved.


                             Assignments of Leases

          RESOLVED: That the Assignments of Leases with respect to the properties known as Plant 2, Plant 3, Plant 4, Vacant Lot adjacent to Plant 4 and Airplane Hangar (the "Assignments of Leases"), to be executed by the Corporation in favor of First Source, in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved.

                              Leasehold Mortgage

          RESOLVED: That the Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement (the "Leasehold Mortgage"), to be executed by the Corporation in favor of First Source, in substantially the form presented to the Directors on the date hereof, is hereby authorized and approved.


                            Execution of Documents

          RESOLVED: That the President, any Vice President and any Executive Vice Presidents, the Treasurer, the Secretary and the Assistant Secretary of the Corporation, acting singly, be and hereby are authorized to execute and deliver the First Amendment, the Articles of Merger, Certificate of Ownership and Merger, the Secured Credit Agreement, Revolving Note, Working Capital Note, Term Loan Note, Subordination Agreement, Senior Subordinated Note, Securities Purchase Agreement, Junior Subordinated Notes, Solvency Affidavit, Deed to Secure Debt, Assignments of Leases, Security Agreement, Assignment of Trademarks and Leasehold Mortgage on behalf of the Corporation with such changes therein as the officer executing the same may approve (his execution and delivery thereof to be conclusive evidence of such approval), and each officer of the Corporation is hereby authorized to take all such actions and execute and deliver all such other agreements, certificates, instruments and other documents, and to affix thereto the Corporation's seal as required, as may be necessary or appropriate to perform and to carry out the purposes and intent of the foregoing resolutions and the consummation of the transactions contemplated thereby.


                             General Ratifications

          RESOLVED: That the appropriate officers of the Corporation are authorized to execute and deliver all such instruments, and amendments to instruments, on behalf of the Corporation, and to take all such action, as they deem necessary or appropriate to carry out the intent of the agreements and documents referenced above and the above resolutions and to consummate the Transactions. All acts authorized in the above resolutions, but performed prior to the adoption of these resolutions, are hereby ratified and affirmed.

          RESOLVED: That any and all actions heretofore taken in furtherance of the transactions authorized or contemplated by the foregoing resolutions by each officer of the Corporation, be and hereby are, ratified, approved and confirmed, including without limiting the foregoing, the execution and delivery of any agreements, certificates, financing statements, filings, affidavits, instruments and other documents as may be or have been necessary or appropriate in order to effectuate the purposes of the foregoing resolutions, and the consummation of all transactions contemplated thereby and in connection therewith.

      This consent may be executed in two or more counterparts, each of which shall be deemed to be an original and all which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have signed this Consent as of the 21st day of December, 1995.


                                         /s/ Gary M. Brost
                                        ________________________________
                                        Gary M. Brost
                                        Director

                      GENERAL MANUFACTURED HOUSING, INC.


                        ACTION TAKEN BY WRITTEN CONSENT
                              OF SOLE STOCKHOLDER

      The undersigned, being the sole stockholder of General Manufactured Housing, Inc., a Georgia corporation (the "Corporation"), does hereby consent, pursuant to Article II, Section 2.6 of the By-Laws of the Corporation and
Section 12-2-704 of the Georgia Business Corporation Code, to the adoption of the following resolutions with the same force and effect as if said resolutions had been duly adopted at a meeting of the stockholders of the Corporation, and direct that this Consent be filed with the minutes of the stockholders:

                                    Merger

      RESOLVED: That GMH Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Parent") be merged into the Corporation; and further

      RESOLVED: That the merger shall become effective when the Articles of Merger (the "Articles of Merger") have been filed in the office of the Secretary of State of the State of Georgia and the Certificate of Ownership and Merger (the "Certificate of Ownership and Merger") has been filed in the office of the Secretary of State of Delaware; and further

      RESOLVED: That the Articles of Incorporation, By-Laws, directors and officers of the Corporation shall be the Articles of Incorporation, By-Laws, directors and officers of the surviving corporation provided, however, that the Articles of Incorporation of the Corporation shall be amended and restated, upon filing of the Articles of Merger, to read in their entirety as set forth in Exhibit A attached thereto; and further

      RESOLVED: That the Corporation has authorized one hundred thousand (100,000) shares of common stock, $100.00 par value, of which five thousand two hundred and fifty (5,250) shares of common stock are issued and outstanding, of which five thousand two hundred and fifty (5,250) shares are owned by the Parent. At the time the merger becomes effective, all of the issued and outstanding shares of the Parent shall be cancelled. The authorized capital stock of the Corporation outstanding at the time of the merger, all of which is owned by the Parent shall, at the time the merger becomes effective, be reissued to GMH Holdings, Inc., a Delaware corporation, which, prior to the merger, is the sole shareholder of Parent; and further

      RESOLVED: That the Plan of Merger, the Articles of Merger and the Certificate of Ownership and Merger presented to the Board of Directors on the date hereof are hereby authorized and approved; and further

      RESOLVED: That the undersigned hereby acknowledges that the 5,250 shares of common stock of the Corporation (the "Shares") being converted in the merger are being converted for the undersigned's own account without the participation of any other person, with the intent of holding the Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares or any portion thereof, nor is the undersigned aware of the existence of any distribution of the Corporation's securities.

      RESOLVED: That the President, any Vice President or Executive Vice President, the Treasurer, the Secretary and the Assistant Secretary of the Corporation, acting singly, be and hereby are authorized to execute and deliver the Articles of Merger and the Certificate of Ownership and Merger on behalf of the Corporation with such changes therein as the officer executing the same may approve (his execution and delivery thereof to be conclusive evidence of such approval), and each officer of the Corporation is hereby authorized to take all such actions and execute and deliver all such other agreements, certificates, instruments and other documents, and to affix thereto the Corporation's seal as required, as may be necessary or appropriate to perform and to carry out the purposes and intent of the foregoing resolutions and the consummation of the transactions contemplated thereby.

      IN WITNESS WHEREOF, the undersigned have executed this Consent as of the 21st day of December, 1995.

                                        GMH ACQUISITION CORP.,
                                        as sole stockholder

                                        By: /s Gary M. Brost
                                            _______________________________
                                            Gary M. Brost, President

                             GMH ACQUISITION CORP.

                      GENERAL MANUFACTURED HOUSING, INC.


             ____________________________________________________

                        ACTION TAKEN BY WRITTEN CONSENT
                           IN LIEU OF JOINT MEETING
             ____________________________________________________


      The undersigned, being the sole director of GMH Acquisition Corp., a Delaware corporation ("Acquisition"), and of General Manufactured Housing , Inc., a Georgia corporation ("GMH"), (collectively, the "Corporations"), does hereby consent, pursuant to Article II, Section 7 of the By-Laws of Acquisition and Section 141(f) of the General Corporation Law of the State of Delaware and
Article III, Section 3.5 of the By-laws of GMH and Section 14-2-821 of the Georgia Business Corporation Code to the adoption of the following resolutions with the same force and effect as if said resolutions had been duly adopted at a meeting of the Boards of Directors of each of the Corporations, and direct that this Consent be filed with the minutes of the Board of Directors of each:

Election of Officers

      RESOLVED: That the following are hereby elected officers of each of the
      Corporations:

               Shawn M. Martin     Vice President
               Carol McEwen        Assistant Secretary


                         Execution of Merger Documents

      RESOLVED: That any Vice President and any Assistant Secretary of the Corporations, acting singly, be, and each of them hereby is, authorized to execute and deliver the Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger") merging Acquisition into GMH with the latter surviving, to be filed with the Secretary of State of the State of Georgia on behalf of the Corporations with such changes therein as the officer executing the same may approve (his or her execution and delivery thereof to be conclusive evidence of such approval), and each officer of the Corporations is hereby authorized to take all such actions and execute and deliver all such other documents, and to affix thereto the Corporations' respective seals as required, as may be necessary or appropriate to perform and to carry out the purposes and intent of the foregoing resolutions and the consummation of the transactions contemplated thereby.

      Execution of Amended and Restated Articles of Incorporation

      RESOLVED: That any Vice President and any Assistant Secretary of the Corporations, acting singly, be, and each of them hereby is, authorized to execute and deliver the Amended and Restated Articles of Incorporation of GMH attached to the Articles of Merger, with such changes therein as the officer executing the same may approve (his or her execution and delivery thereof to be conclusive evidence of such approval), and each officer of the Corporations is hereby authorized to take all such actions and execute and deliver all such other documents, and to affix thereto the Corporations' respective seals as required, as may be necessary or appropriate to perform and to carry out the purposes and intent of the foregoing resolutions and the consummation of the transactions contemplated thereby.

                           Resignation of Officers.

      RESOLVED: That, effective immediately following the execution and filing of the Articles of Merger, with the attached Amended and Restated Articles of Incorporation, with the Secretary of State of the State of Georgia, the resignations of Shawn M. Martin and Carol McEwen as officers of the Corporations are accepted by each of the Corporations.

      IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 21st day of December, 1995.

                                        /s/ Gary M. Brost
                                        ___________________________________
                                        Gary M. Brost, Sole Director
                                        of GMH Acquisition Corp. and
                                        Sole Director of  General
                                        Manufactured Housing, Inc.

                                   EXHIBIT A
                              ARTICLES OF MERGER

                                   EXHIBIT D
                               STOCK CERTIFICATE

[Form of Stock Certificate No. 27 for 5,250 shares of Common Stock of General Manufactured Housing, Inc. issued to GMH Holdings, Inc. on December 21, 1995.]

                                   EXHIBIT C

                                  EXHIBIT C-2
                      Form of Opinion of Georgia Counsel



                        See attachment to Exhibit C-1.

                                  EXHIBIT C-3
                      Form of Opinion of Company Counsel



                                 Not Included.

                                   EXHIBIT D
                 Form of Restated Certificate of Incorporation

                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              GMH HOLDINGS, INC.



          Pursuant to the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware (the "G.C.L.") the undersigned, Gary M. Brost and James C. DelZoppo, the President and Assistant Secretary, respectively, of GMH HOLDINGS, INC., a corporation organized and existing in the State of Delaware (the "Corporation"), do hereby certify as follows:

          FIRST: The name of the Corporation is GMH HOLDINGS, INC.

          SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State on November 20, 1995.

          THIRD: This Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation. This Restated Certificate of Incorporation amends the authorized capital stock of the Corporation and the relative rights and preferences thereof. The Corporation has not received any payment for any of its stock, and this Restated Certificate of Incorporation has been duly adopted by the Directors of the Corporation in accordance with the provisions of Sections 241 and 245 of the G.C.L.

          FOURTH: The capital of the Corporation will not be reduced under or by reason of the amendments to the Certificate of Incorporation effected hereby.

          FIFTH: The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

          FIRST: The corporate name of the corporation (hereinafter called the "Corporation") is GMH HOLDINGS, INC.

          SECOND: The address of the registered office of the Corporation in the State of Delaware is located at 32 Loockerman Square, Suite 400, County of Kent, City of Dover, State of Delaware 19901, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Prentice-Hall Corporation/System, Inc.

          THIRD: The purposes for which the Corporation is organized shall include the transaction of any or all lawful business for which corporations may be organized under the provisions of the General Corporation Law of the State of Delaware.

          FOURTH:   A.  The Corporation is authorized to issue four (4) classes of capital stock, to be designated, respectively, Preferred Stock ("Preferred Stock"), Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, "Common Stock"). The total number of shares of capital stock which the Corporation is authorized to issue is Seventeen Million, Four Hundred Sixty-Two Thousand, Five Hundred (17,462,500). The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Ten Million, One Hundred Fifty Thousand (10,150,000). The total number of shares of Class A Common Stock which the Corporation shall have the authority to issue is Four Million, Three Hundred Seventy-five Thousand (4,375,000). The total number of shares of Class B Common Stock which the Corporation shall have the authority to issue is Seven Hundred Eighty-Seven Thousand, Five Hundred (787,500). The total number of shares of Class C Common Stock which the Corporation shall have authority to issue is Two Million, One Hundred Fifty Thousand (2,150,000). The Preferred Stock shall have a par value of $.001 per share, the Class A Common Stock shall have a par value of $.001 per share, the Class B Common Stock shall have a par value of $.001 per share and the Class C Common Stock shall have a par value of $.001 per share.

               B. The Preferred Stock shall be divided into series. The first series shall consist of 8,000,000 shares and is designated "Series A Redeemable Preferred Stock" (the "Series A Preferred Stock"). The second series shall consist of 2,150,000 shares and is designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of all or any of the remaining shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A or Series B Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination as to the following:

               (a) The number of shares constituting that series and the distinctive designation of that series;

               (b) The dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (h) Any other relative rights, preferences and limitations of that series.

               C. The following is a statement of the powers, designations, preferences, privileges, rights, qualifications, limitations and restrictions in respect to the Class A Common Stock, Class B Common Stock, Class C Common Stock, the Series A Preferred Stock and the Series B Preferred Stock of the
Corporation:

          1. Identical Rights of Class A, Class B and Class C Common Stock. Except as otherwise provided in this Article FOURTH, all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

          2.   Dividends; Other Distributions.

               (a) The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series B Preferred Stock, Common Stock or other equity securities of the Corporation, at the annual rate of twelve cents ($0.12) per share (as adjusted for any combinations, consolidations or stock distributions or dividends with respect to such shares) payable, only if and to the extent there exist cumulative earnings sufficient to pay such dividend, quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year commencing March 31, 1996. Such dividends shall accrue on each share from the date of filing this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Original Issue Date") and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current quarterly dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Series B Preferred Stock, the Common Stock or any other equity securities of the Corporation.

               (b) The holders of shares of Series B Preferred Stock shall not be entitled to receive dividends on such shares.

               (c) No dividends or distributions may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation so long as any Series A Preferred Stock or Series B Preferred Stock remains outstanding. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends, except that if dividends are declared which are payable in shares of Common Stock, dividends shall be declared which are payable at the same rate on all classes of stock, but such dividends shall be payable only in shares of Class A Common Stock to holders of Class A Common Stock, shall be payable only in shares of Class B Common Stock to holders of Class B
          Common Stock and shall be payable only in shares of Class C Common Stock to holders of Class C Common
          Stock.

               (d) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined.

          3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

               (a) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series B Preferred Stock or the Common Stock, by reason of their ownership of such stock, (i) the amount of $1.00 per share (the "Series A Original Cost") for each share of Series A Preferred Stock then held by them, adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares, plus (ii) an amount equal to the accrued but unpaid dividends whether or not earned or declared, on such share of Series A Preferred Stock (such sum being referred to herein as the "Series A Liquidation Value"). The assets and funds thus distributed among the holders of the Series A Preferred Stock shall be distributed among the holders of the Series A Preferred Stock in proportion to the full Series A Liquidation Value each such holder is otherwise entitled to receive in accordance with the preceding sentence.

               (b) If, upon the completion of the distributions contemplated by Section C.3(a) of this Article FOURTH, assets and funds remain available for distribution by the Corporation, the holders of the Series B Preferred Stock and Class C Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Class A and Class B Common Stock, by reason of their ownership of such stock, (i) the amount of $1.00 per share (the "Series B and Class C Liquidation Value") for each share of Series B Preferred Stock and Class C Common Stock then held by them, adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares. The assets and funds thus distributed among the holders of the Series B Preferred Stock and Class C Common Stock shall be distributed among the holders of the Series B Preferred Stock and Class C Common Stock in proportion to the full Series B and Class C Liquidation Value each such holder is otherwise entitled to receive in accordance with the preceding sentence.

               (c) If, upon the completion of the distributions contemplated by Sections C.3(a) and (b) of this Article FOURTH, assets and funds remain available for distribution by the Corporation, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Series B Preferred Stock and the Common Stock in proportion to the number of shares of the Series B Preferred Stock and of the Common Stock then held by them such that each share of Series B Preferred Stock and each share of Common Stock shall be entitled to a ratable distribution of such assets and funds.

               (d) For purposes of this Section C.3, unless otherwise approved by the holders of at least 66-2/3% of the then outstanding Series A Preferred Stock voting as a class, (i) any acquisition of the Corporation by means of merger of the Corporation with or into any other corporation or other entity or person or other form of corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such merger or reorganization (other than a mere reincorporation transaction) or a transaction in which the Corporation is the surviving entity but the shares of the Corporation's capital stock outstanding immediately prior to the transaction are exchanged or converted by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, or (ii) a sale of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock, the Series B Preferred Stock and the Class C Common Stock to receive at closing, in cash, securities or other property (valued as provided in Section C.3(e)) in amounts as specified in Sections C.3(a) and (b) of this Article FOURTH.

               (e) Whenever the distribution provided for in this Section C.3 shall be payable in securities or property other than cash, the "fair value" of the assets or property to be distributed in such event shall be determined in good faith by the Board of Directors of the Corporation.

          4.   Voting Rights.

               (a) General Voting Rights. Except as otherwise provided herein and in Section C.7 of this Article FOURTH, and except as otherwise required by law, (i) the holder of each share of Class A Common Stock and Class C Common Stock issued and outstanding shall have one vote per share, and (ii) the holder of each share of Series B Preferred Stock shall be entitled to the number of votes as is equal to the number of shares of Class C Common Stock into which such holder's shares of Series B Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Class C Common Stock (except as otherwise expressly required by law), such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Except as expressly provided herein, the Class B Common Stock and the Series A Preferred Stock shall be non-voting. Holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall be entitled to notice of any stockholders, meeting in accordance with the By-laws of the Corporation. Fractional votes by the holders of Series B Preferred Stock, as the case may be, shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest lower whole number.

               (b) Special Voting Rights. No amendment to, or modification or waiver of, any provision of this Certificate of Incorporation or the By-Laws of the Corporation that (i) alters or changes the powers, preferences or rights of the shares of Class B Common Stock or (ii) modifies the provisions of Section C.5(b)(iii) of this Article FOURTH as to shares of Class A Common Stock shall be effective without the vote as a separate class of the holders of at least 66-2/3% of the shares of the Class B Common Stock.

               (c) Meeting Procedures. At every meeting of the holders of the Class A and Class C Common Stock, such holders shall vote together as a class. At every meeting of the holders of the Class A, Class B and Class C Common Stock at which the holders of Class B Common Stock are entitled to vote on any matter, such holders shall, except as otherwise provided in subdivision (b), vote together as a single class.

               (d) Board Voting Matters. The Board of Directors shall consist of seven (7) members. The holders of Series A Preferred Stock, as a class, shall be entitled to elect two (2) members of the Board of Directors. The holders of the Series B Preferred Stock and Class C Common Stock, voting together as a class, shall be entitled to elect four (4) members of the Board of Directors. The holders of the Class A Common Stock as a class, shall be entitled to elect the remaining member of the Board of Directors.

               (e) Board Vacancy Procedures. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock, Series B Preferred Stock and/or Class C Common Stock and Class A Common Stock, as the case may be, pursuant to Section C.4(d) of this Article FOURTH, the Corporation shall, promptly, but in any event within five (5) days after the creation of such vacancy, call a special meeting of stockholders for the purpose of filling any vacancy created in the Board, in accordance with the By-Laws of the Corporation. The Corporation shall immediately thereafter give the stockholders of the Corporation notice of such special meeting. At such special meeting, the stockholders entitled to elect the director(s) as to which the vacancy relates shall be entitled to elect a director to fill each such vacancy for the unexpired term of such Board seat, and such director or directors shall serve until the next annual meeting of stockholders or until his successor or successors shall have been duly elected and shall qualify. Any director who shall have been elected by the holders of the Series A Preferred Stock, Series B Preferred Stock and/or Class C Common Stock or Class A Common Stock, as the case may be, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock and/or Class C Common Stock or Class A Common Stock, as the case may be, that elected such director.

               (f) So long as any shares of the Series A Preferred Stock remain outstanding, in the event of (i) a failure of the Corporation to redeem shares of Series A Preferred Stock as required pursuant to Section C.6 of this Article FOURTH; (ii) a failure of the Corporation to pay dividends on the Series A Preferred Stock as provided in Section C.2 of this Article FOURTH and such failure continues such that the Corporation shall have accrued and unpaid dividends in respect of the Series A Preferred Stock in excess of $2,500,000; or
          (iii) the Corporation or any subsidiary of the Corporation shall default in the payment of any of the Corporation's (or such subsidiary's) indebtedness for borrowed money (including capitalized leases) in an amount in excess of $10,000, and such default shall continue unwaived or uncured for a period of 180 days or more (the "Events of Default"), then the holders of the Series A Preferred Stock, as a class, shall (immediately upon the giving of written notice to the Corporation by the holders of a majority of the then outstanding shares of Series A Preferred Stock) be entitled to elect the smallest number of directors that shall constitute a majority of the authorized number of directors of the Corporation, and the holders of the Class A Common Stock, Class C Common Stock and Series B Preferred Stock, as a class, voting together as a single class, shall be entitled to elect the remaining members of the Board of Directors in accordance with the procedures set forth in Section C.4(g). Upon the election by the holders of the Series A Preferred Stock, as a class, of the directors they are entitled to elect as provided in the immediately preceding sentence, the terms of office of all persons who were theretofore directors of the Corporation shall forthwith terminate, whether or not the holders of the Class A Common Stock, Class C Common Stock and Series B Preferred Stock, voting together as a single class, shall then have elected the remaining directors of the Corporation. If, after the election of a new Board of Directors pursuant to this Section C.4(f), the Events of Default are cured (which for purposes of clause (ii) of this subparagraph (f) shall mean that accrued and unpaid dividends on the Series A Preferred Stock in excess of $500,000 shall have been paid to the holders thereof and for purposes of clause (iii) of this subparagraph (f) shall mean that no default in the payment of any of the Corporation's (or such subsidiary's) indebtedness for borrowed money shall exist), then the holders of the Series A Preferred Stock shall be divested of the special voting rights specified in this section, and the voting procedures set forth in Section C.4(d) of this Article FOURTH shall immediately, without any further action, apply. However, the special voting rights of this section shall again accrue to the holders of the shares of the Series A Preferred Stock, as a class, in case of any later occurrence of an Event of Default. Upon the termination of any such special voting rights as hereinabove provided, the Board of Directors shall promptly call a special meeting of the stockholders at which all directors will be elected in accordance with the provisions of Section C.4(d) of this Article FOURTH, and the terms of office of all persons who are then directors of the Corporation shall terminate immediately upon the election of their successors.

               (g) Whenever under the provisions of Section C.4(f) hereof, the right shall have accrued to the holders of the Series A Preferred Stock, as a class, to elect a majority of the Corporation's directors, the Board of Directors shall, within ten (10) days after delivery to the Corporation at its principal office of a request to such effect by the holders of a majority of the then outstanding shares of the Series A Preferred Stock, call a special meeting of the stockholders for the election of directors, to be held upon not less than ten (10) nor more than twenty (20) days' notice to such holders. If such notice of meeting is not given within the ten (10) days required above, the holders of Series A Preferred Stock requesting such meeting may also call such meeting and for such purposes shall have access to the stock books and records of the Corporation. At any meeting so called or at any other meeting held for the election of directors while the holders of shares of Series A Preferred Stock shall have the voting power provided in Section C.4(f), the holders of a majority of the shares of Series A Preferred Stock present in person or by proxy or voting by written consent, shall be sufficient to constitute a quorum for the election of directors as herein provided. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Series A Preferred Stock pursuant to Section C.4(f), the remaining directors so elected by that class may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one) elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant, provided that if there are no remaining directors so elected by that class, the vacancies may be filled by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Any directors who shall have been elected by the holders of Series A Preferred Stock or by any directors so elected as provided in the next preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock who elected such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of Series A Preferred Stock represented at such meeting or pursuant to such written consent.

          5.   Conversion.

               (a) The holders of the Series B Preferred Stock and Class C Common Stock shall have conversion rights as follows:

               (i) Right to Convert. (A) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Class C Common Stock as is determined by dividing the initial Series B Conversion Price by the Series B Conversion Price then in effect. The "initial Series B Conversion Price" for the Series B Preferred Stock shall be $1.00. The initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. No amount shall be payable by a shareholder in respect of the conversion of any share of Series B Preferred Stock.

               (ii) Automatic Conversion.

                    (A) Each share of Series B Preferred Stock shall be converted into one or more share(s) of Class A Common Stock at the then-effective Series B Conversion Price for such share of Series B Preferred Stock, at the option of the Corporation, immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of shares of the Corporation's Common Stock for the account of the Corporation and/or selling stockholders to the public at a price per share of not less than $5.00 per share (appropriately adjusted for any recapitalization, stock split, reverse stock split, stock dividend or the like) and resulting in aggregate net proceeds to the Corporation (after deducting underwriters' discounts and expenses relating to the issuance, including fees of the Corporation's counsel) of not less than $10,000,000 (a "Qualified Offering") if and only if the holders of the Series B Preferred Stock are first paid their liquidation preference provided for in Section C.3(b) hereof.

                    (B) Each share of Class C Common Stock shall be converted into one share of Class A Common Stock, at the option of the Corporation, immediately upon the closing of a Qualified Offering if and only if the holders of the Class C Common Stock are first paid their liquidation preference provided for in Section C.3(b) hereof.

               (iii) Mechanics of Conversion. No fractional shares of Class A Common Stock or Class C Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Class A Common Stock or Class C Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B

          Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class A Common Stock or Class C Common Stock, the Corporation shall, in lieu of issuing any fractional shares to which the holder would be otherwise entitled, pay cash equal to the fair market value of such fractional share on the date of conversion, which fair market value shall be determined in good faith by the Board of Directors. Before any holder of Series B Preferred Stock shall convert into full shares of Class A Common Stock or Class C Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at the office of the Corporation or at such transfer agent's office to such holder of Series B Preferred Stock, (i) a certificate or certificates for the number of shares of Class A Common Stock or Class C Common Stock to which such holder shall be entitled as aforesaid, and (ii) cash or a check payable to the holder of such Series B Preferred Stock in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common Stock or Class C Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preferred Stock to be converted, or, in the case of a conversion at the option of the Corporation pursuant to Section C.5(a)(ii), immediately prior to the closing of the Qualified Offering, and the person or persons entitled to receive the Class A Common Stock or Class C Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock or Class C Common Stock on the date of such conversion. If the conversion is in connection with a Qualified Offering the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock, until immediately upon the closing of such sale of securities.

               (iv)  Adjustments to Conversion Price for Certain Issues.

                    (A) Adjustments for Subdivisions, Combinations or Consolidation of Class A or Class C Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Class A Common Stock or Class C Common Stock payable in Class A Common Stock or Class C Common Stock or in any right to acquire Class A Common Stock or Class C Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Class A Common Stock or Class C Common Stock into a greater number of shares of Class A Common Stock or Class C Common Stock (by stock split, reclassification or otherwise than by a payment of a dividend in Class A Common Stock or Class C Common Stock or in any right to acquire Class A Common Stock or Class C Common Stock), or in the event the outstanding Class A Common Stock or Class C Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class A Common

               Stock or Class C Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Class A Common Stock or Class C Common Stock payable in any right to acquire Class A Common Stock or Class C Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Class A Common Stock or Class C Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Class A Common Stock or Class C Common Stock.

                    (B) Adjustments for Reclassification, Exchange and Substitution. If the Class A Common Stock or Class C Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series B Conversion Price then in effect for each share of the Series B Preferred Stock, shall, concurrently with the effectiveness of such reorganization, reclassification or other event, be proportionately adjusted such that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock or Class C Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock or other securities equivalent to the number of shares of Class A Common Stock or Class C Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

                    (v) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section C.5 of this Article FOURTH and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                    (vi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section C.5 of this Article FOURTH, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (x) such adjustments and readjustments,
               (y) the Series B Conversion Price at the time in effect, and (z) the number of shares of Class A Common Stock or Class C Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series B Preferred Stock.

                    (vii) Notices of Record Date. In the event that the Corporation shall propose at any time:

                         (A) to declare any dividend or distribution upon its Class A Common Stock or Class C Common Stock, whether or not a regular cash dividend or a dividend payable in shares of Class A Common Stock or Class C Common Stock, and whether or not out of earnings or earned surplus;

                         (B) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                         (C) to effect any reclassification or recapitalization of its Class A Common Stock or Class C Common Stock outstanding involving a change in the Class A Common Stock or Class C Common Stock; or

                         (D) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up or to enter into any other transaction contemplated by Section C.3(d)(i) or (ii);

                    then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock and Series B Preferred Stock:

                         (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Class A Common Stock or Class C Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (C) and (D) above; and

                         (2)  in the case of the matters referred to in (C) and
                    (D) above, in the event a record date is taken with respect to any such matter, at least 20 days' prior written notice of such record date or, if no such record date is taken, at least 20 days' prior written notice of the date when such matters shall take place (and specifying the date on which the holders of Class A Common Stock or Class C Common Stock shall be entitled to exchange their shares of Class A Common Stock or Class C Common Stock for securities or other property deliverable upon the occurrence of ouch event).

                    Each such written notice shall be delivered personally or sent by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock and/or Series B Preferred Stock, as the case may be, at the address for each such holder as shown on the books of the Corporation.

                    (viii) Issue Taxes. The Corporation shall pay any and all issue and other takes that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                    (ix) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class C Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Class A Common Stock and Class C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class C Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or Class C Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, utilizing its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

               (b) The holders of Class A and Class B Common Stock shall have conversion rights as follows:

                    (i) Mandatory Conversion of Class B Common Stock Upon Certain Transfers. Immediately upon the transfer of any shares of Class B Common Stock to any Person other than an Insurance Company Affiliate of the holder of such shares, such shares shall, automatically and without any action on the part of the holder thereof, be converted into the same number of shares of Class A Common Stock as the number of shares of Class B Common Stock so being transferred. Upon the surrender for registration of transfer of any certificates which prior to the transfer thereof represented shares of Class B Common Stock, (A) the Corporation shall issue one or more new certificates, in such denominations as may be requested, for the same aggregate number of shares of Class A Common Stock represented by the certificates so surrendered, and registered as the holder thereof may request, and (B) the rights of the holder of such shares of Class B Common Stock shall cease with respect to the number of shares so transferred and the person or persons in whose name or names the certificates for shares of Class A Common Stock are to be issued upon such transfer shall be deemed to have become the holders of record of the shares of Class A Common Stock represented thereby.

                    (ii) Mandatory Conversion of Class B Common Stock upon Registration and Sale of Securities. Immediately upon the sale of shares of Common Stock pursuant to an effective registration statement filed under Section 5 of the Securities Act, each share of Class B Common Stock sold pursuant to such registration statement shall, automatically and without any action on the part of the holder thereof, be converted into a share of Class A Common Stock. Upon the surrender for registration of transfer of any certificate or certificates which prior to the registered sale thereof represented shares of Class B Common Stock, (A) the Corporation shall issue one or more new certificates, in such denominations as may be requested, for the same aggregate number of shares of Class A Common Stock represented by the certificates so surrendered, and registered as the purchaser of such shares of Class B Common Stock may request and (B) the rights of the holder of such shares of Class B Common Stock shall cease with respect to the number of shares so sold and the person or persons in whose name or names the certificates for share of Class A Common Stock are to be issued upon such sale shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

                    (iii) Mandatory Conversion of Class A Common Stock Upon Certain Transfers. Immediately upon the transfer of any shares of Class A Common Stock to any person who is a holder of Class B Common Stock, such shares of Class A Common Stock shall, automatically and without any action on the part of the holder thereof, be converted into the same number of shares of Class B Common Stock as the number of shares of Class A Common Stock so being transferred. Upon the surrender for registration of transfer of any certificates which prior to the transfer thereof represented shares of Class A Common Stock, (A) the Corporation shall issue one or more new certificates, in such denominations as may be requested, for the same aggregate number of shares of Class A Common Stock represented by the certificates so surrendered, and registered as the purchaser of such shares may request and (B) the rights of the holder of such shares of Class A Common Stock shall cease with respect to the number of shares so sold and the person or persons in whose name or names the certificates for shares of Class B Common Stock are to be issued upon such sale shall be deemed to have become the holder or holders of record of the shares of Class B Common Stock represented thereby.

                    (iv) Reservation of Shares, Validity, etc. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as provided in this Section C.5(b), such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, or its treasury shares, solely for the purpose of issue upon the conversion of the Class A Common Stock as provided in this Section C.5(b), such number of shares Class B Common Stock as are then issuable upon the conversion of all outstanding shares of Class A Common Stock. The Corporation covenants that all shares of Class A Common Stock and Class B Common Stock which are issuable upon conversion shall, when issued, be duly and validly issued, fully paid and nonassessable and free of all liens and charges. The Corporation shall take all such action as may be necessary to assure that all such shares of Class A Common Stock or Class B Common Stock may be so issued without violation of any law or any regulation, rule or other requirement of any governmental authority applicable to the Corporation or any requirement of any securities exchange upon which shares of Class A Common Stock or Class B Common Stock may be listed. The Corporation shall not take any action which would affect the number of shares of Class A Common Stock or Class B Common Stock outstanding or issuable for any purposes unless immediately following such action the Corporation would have authorized but unissued shares of Class A Common Stock and Class B Common Stock, or treasury shares, not then reserved or required to be reserved for any purpose other than the purpose of issue upon conversion of Class B Common Stock or Class A Common Stock, as the case may be, sufficient to meet the reservation requirements of the first two sentences of this subdivision (v).

                    (v) Registration and Listing. If any shares of Class A Common Stock or Class B Common Stock required to be reserved for purposes of conversion hereunder require, before such shares may be issued upon conversion, registration with or approval of any governmental authority under any federal or state law (other than any registration under the Securities Act or any state securities law required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, the Corporation shall, at its expense and as promptly as possible, use its best efforts to cause such shares to be duly registered or approved or listed, as the case may be.

                    (vi) Charges. The issue of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock and certificates for shares of Class B Common Stock upon conversion of shares of Class A Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issue of shares of Class A Common Stock and or Class B Common Stock, as the case may be; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the Class B Common Stock converted or the holder of the Class A Common Stock converted, as the case may be.

                    (vii) Definitions. As used in this Section C.5(b), the following terms shall have the following meanings:

                    Affiliate of a Person means another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person and shall include any portfolio or investment fund of which such Person is the sole investment advisor. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                    Insurance Company Affiliate of a Person means an Affiliate of such Person that is an insurance company subject to regulation as such under the insurance laws of the jurisdiction of its organization or in which it conducts business.

                    Person means an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization or a government or any department, agency or subdivision thereof.

          6.   Redemption.

               (a) The Corporation shall redeem, from any source of funds legally available therefor, all of the outstanding Series A Preferred Stock, on December 31, 2003 (the "Series A Redemption Date"). The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to the Series A Original Cost (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accumulated but unpaid dividends on such shares (the "Series A Redemption Price").

               (b) At least 15 but no more than 30 days prior to the Series A Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Series A Redemption Date, the Series A Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section C.6(c), on or after the Series A Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after the Series A Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Series A Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Series A Redemption Date, but which it has not redeemed.

               (d) On or prior to the Series A Redemption Date, the Corporation shall deposit the Series A Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Series A Redemption Price for such shares to their respective holders on or after the Series A Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section C.6(b) above. As of the Series A Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Series A Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Series A Redemption Price of the shares, without interest, upon surrender of their certificates therefor.

          7. Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than (a) 66.67% of such outstanding shares of Series A Preferred Stock with respect to clauses (ii), (iv), (vi), (vii), (viii) and (ix) below and (b) 50.1% of such outstanding shares of Series A Preferred Stock with respect to clauses
     (i), (iii), (v), (x), (xi) and (xii) below:

               (i) pay or declare any dividend on the Corporation's Common Stock, Series B Preferred Stock or any other equity securities (including options or warrants) of the Corporation (other than the Series A Preferred Stock) or redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of the Corporation's Common Stock, Series B Preferred Stock or any other equity securities of the Corporation, or apply any of the Corporation's assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any of the Corporation's Common Stock, Series B Preferred Stock, or other equity securities of the Corporation, except for (x) redemptions of Series A Preferred Stock as provided in Section
          C.6 hereof, and (y) repurchases of Common Stock pursuant to that certain Investors' Rights Agreement dated as of the Original Issue Date among the Corporation, and the other parties thereto (the "Investors' Rights Agreement");

               (ii) authorize, approve or consummate any transaction or series of transactions contemplated by Section C.3(d) of this Article FOURTH with respect to the Corporation or any subsidiary of the Corporation;

               (iii) make any loan, advance or capital contribution to, or investment in, or permit or cause any subsidiary of the Corporation to make any loan, advance or capital contribution to, or investment in any of the officers, directors, employees, providers, consultants, agents or other representatives of the Corporation, other than (A) travel or salary advances in the ordinary course of business in a manner consistent with past practice, and (B) loans evidenced by promissory notes in connection with the purchase of Common Stock under employment or restrictive stock purchase agreements entered into by the Corporation or the Investors' Rights Agreement;

               (iv) incur or assume or permit to exist or permit or cause any subsidiary of the Corporation to incur or assume or permit to exist any indebtedness for borrowed money (including capitalized leases) other than amounts owing under (A) that certain Secured Credit Agreement dated as of December 21, 1995 by and between General Manufactured Housing, Inc. ("Subsidiary") and First Source Financial LLP, (B) that certain Note and Warrant Purchase Agreement dated as of December 21, 1995 by and between the Corporation, Subsidiary and The Equitable Life Assurance Society of the United States and (C) that certain Securities Purchase Agreement dated as of December 21, 1995 between and among the Corporation, Subsidiary, RFE Investment Partners V L.P., Sterling Commercial Capital, Inc. and the State Treasurer of the State of Michigan, as custodian in excess of $2,600,000 in the aggregate, or issue any debt securities or assume, guarantee, endorse (other than in the ordinary course of business consistent with past practice) or otherwise as an accommodation become responsible for, liabilities of any other person;

               (v) purchase, hold or own, or permit or cause any subsidiary of the Corporation to purchase, hold or own any capital stock, evidence of indebtedness or other security of any subsidiary of the Corporation or other corporation, partnership, or other entity, unless such corporation, partnership or other entity is a wholly-owned subsidiary of the Corporation.

               (vi) permit or cause the Corporation or any subsidiary of the Corporation to engage in any new line of business outside the construction, manufacture, assembling, purchasing and selling all types of manufactured buildings, structures and homes;

               (vii) authorize or issue shares of any equity securities of the Corporation, including any preferred stock, options or warrants to purchase any such equity security;

               (viii) amend or repeal any provision of, add any provision to, or waive any provision (including any of these protective provisions) of the Corporation's Certificate of Incorporation or By-laws, or alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock or cause or permit any subsidiary of the Corporation to do the same;

               (ix) make any acquisition of, or loan, advance or capital contribution to, or investment or permit any subsidiary of the Corporation to make any acquisition of, or loan, advance or capital contribution to, or investment in any business entity, which, individually or together with any related series of such transactions, exceeds $1,000,000;

               (x) make or permit or cause any subsidiary of the Corporation to make any capital expenditures in any one fiscal year in excess of the sum of (A) $500,000 plus (B) the difference between $500,000 and any unexpended amounts from prior years;

               (xi) enter into any contract or transaction with an affiliate of the Corporation (or cause or permit any subsidiary of the Corporation to do the same) that does not deal at arm's length with the Corporation or which exceeds $25,000 in amount; or

               (xii) reclassify any shares of Common Stock or any other shares of the Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock.

          In the event that the Corporation shall propose at any time to take any action specified in this Section C.7, then the Corporation shall send to the holders of the Series A Preferred Stock at least 5 days prior written notice of the date on which the vote of the holders of the Series A Preferred Stock shall be taken with respect to such matter.

          8. Increasing Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

          9. No Reissuance of Series A Preferred Stock or Series B Preferred Stock. No shares of Series A Preferred Stock or Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and any such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue; provided, however, that any such redeemed or purchased shares of Preferred Stock shall be eliminated from the shares which the Corporation shall be authorized to issue only upon the filing with the Secretary of State of the State of Delaware of a certificate of amendment of this Restated Certificate of Incorporation in compliance with the General Corporation Law of the State of Delaware.

          FIFTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the G.C.L. or (iv) for any transaction from which the director derived an improper personal benefit. If the G.C.L. is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the G.C.L. as so amended. The provisions of this Article FIFTH are not intended to, and shall not, limit, supersede or modify any other defense available to a Director under applicable law. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to the time of such repeal or modification.

          SIXTH: In accordance with the provisions of Section 103(d) of the G.C.L., the Restated Certificate of Incorporation set forth above shall become effective upon its filing date.

          IN WITNESS WHEREOF, the President of the Corporation has executed, and the Secretary of the Corporation has attested to, this Restated Certificate of Incorporation this 20th day of December, 1995.

                                   GMH HOLDINGS, INC.


                                   By:    /s/ Gary M. Brost
                                        ----------------------------------------
                                        Name:   Gary M. Brost
                                        Title:  President


ATTEST:


By:    /s/ James C. DelZoppo
     -----------------------------
     Name:   James C. DelZoppo
     Title:  Assistant Secretary

                                   EXHIBIT E
                        Form of Stockholder's Agreement

                   ____________________________________

                              GMH HOLDINGS, INC.
                            STOCKHOLDERS' AGREEMENT
                   _____________________________________

                               TABLE OF CONTENTS

     Section                                                      Page
     1.   Definitions. . . . . . . . . . . . . . . . . . . . .     2

     2.   Representations of the Stockholders; Indemnity . . .     9

     3.   Restrictions on Transfers of Securities. . . . . . .    11

          (a)  General Restrictions. . . . . . . . . . . . . .    11
          (b)  Restrictions on Stockholder Groups. . . . . . .    12

     4.   Permitted Transfers of Securities. . . . . . . . . .    13

          (a)  A Stockholder Transfers . . . . . . . . . . . .    13
          (b)  B Stockholder Transfers . . . . . . . . . . . .    15

     5.   Transfers to the Corporation . . . . . . . . . . . .    17

     6.   Offer of Securities. . . . . . . . . . . . . . . . .    18

     7.   Transfers with Respect to Employee Stockholders. . .    20

     8.   Closing of Transfers . . . . . . . . . . . . . . . .    22

     9.   Come Along . . . . . . . . . . . . . . . . . . . . .    23

          (a)  Come Along. . . . . . . . . . . . . . . . . . .    23
          (b)  Warrants. . . . . . . . . . . . . . . . . . . .    25

     10.  Election of Directors and Other Voting Requirements.    25

          (a)  Voting for Directors. . . . . . . . . . . . . .    25
          (b)  Nominations . . . . . . . . . . . . . . . . . .    27
          (c)  Vacancies . . . . . . . . . . . . . . . . . . .    26
          (d)  Removal of Directors. . . . . . . . . . . . . .    26
          (e)  Written Consent . . . . . . . . . . . . . . . .    26
          (f)  Directors Expenses. . . . . . . . . . . . . . .    27
          (g)  Special Election Matters. . . . . . . . . . . .    27
          (h)  Committees of the Board . . . . . . . . . . . .    28
          (i)  GMH Board . . . . . . . . . . . . . . . . . . .    28
          (j)  Equitable's Rights. . . . . . . . . . . . . . .    28

     11.  Special Voting Requirements. . . . . . . . . . . . .    29

          (a)  Required Stockholder Approval While
               Series A Preferred Share are Outstanding. . . .    29
          (b)  Required Stockholder Approval After
               Series A Preferred Shares are Redeemed. . . . .    32

     12.  Share and Warrant Certificates . . . . . . . . . . .    33

          (a)  Restrictive Endorsement . . . . . . . . . . . .    33
          (b)  Replacement Certificates. . . . . . . . . . . .    34

     13.  No Default . . . . . . . . . . . . . . . . . . . . .    35

     14.  Preemptive Rights. . . . . . . . . . . . . . . . . .    35

     15.  Registration Rights . . . . . . . . . . . . . . . . .   37

     16.  Miscellaneous. . . . . . . . . . . . . . . . . . . .    37

          (a)  Notices . . . . . . . . . . . . . . . . . . . .    37
          (b)  Termination; Amendment. . . . . . . . . . . . .    38
          (c)  Waiver. . . . . . . . . . . . . . . . . . . . .    39
          (d)  Counterparts. . . . . . . . . . . . . . . . . .    39
          (e)  Governing Law . . . . . . . . . . . . . . . . .    39
          (f)  Benefit and Binding Effect. . . . . . . . . . .    39
          (g)  Further Assurances. . . . . . . . . . . . . . .    40
          (h)  Specific Performance. . . . . . . . . . . . . .    40
          (i)  Voting Percentages. . . . . . . . . . . . . . .    41

     Exhibit A      Schedule of Stockholders

     Exhibit B      Registration Rights

                            STOCKHOLDERS' AGREEMENT

          THIS STOCKHOLDERS' AGREEMENT dated as of December 21, 1995, by and among GMH Holdings, Inc., a Delaware corporation (the "Company"), and each other party executing this Agreement or a counterpart hereof (hereinafter referred to collectively as "Stockholders" and individually as a "Stockholder").


                             W I T N E S S E T H:

          WHEREAS, the Company is authorized to issue an aggregate of 4,375,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Shares"), of which 1,656,250 Class A Common Shares are currently issued and outstanding, 787,500 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Shares"), none of which Class B Common Shares are currently issued and outstanding, 2,150,000 shares of Class C Common Stock, par value $.001 per share (the "Class C Common Shares" and together with the Class A Common Shares and the Class B Common Shares, the "Common Shares"), none of which Class C Common Shares are currently issued and outstanding, 8,000,000 shares of Series A Redeemable Preferred Stock, par value $.001 per share (the "Series A Preferred Shares"), all of which Series A Preferred Shares are currently issued and outstanding, and 2,150,000 shares of Series B Convertible Preferred Stock, par value, $.001 per share (the "Series B Preferred Shares"), all of which Series B Preferred Shares are currently issued and outstanding (the Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares and Series B Preferred Shares are collectively referred to as the "Shares"); and

          WHEREAS, each Stockholder is the record and beneficial owner of the number of Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares and Series B Preferred Shares appearing opposite his or its name on Exhibit A attached hereto, free and clear of all options, liens, encumbrances or charges of any kind, except this Agreement; and

          WHEREAS, the Company has issued to The Equitable Life Assurance Society of the United States and to certain principals of Larkspur Capital Corporation warrants dated the date hereof to purchase an aggregate of 568,750 Class A Common Shares or Class B Common Shares at a price of $.01 per share (the "Warrants"); and

          WHEREAS, the parties deem it in the best interests of the Company to provide for continuity in the control and operation of the Company and to restrict the transfer of the Shares (including the Common Shares issuable upon conversion of the Series B Preferred Shares or upon exercise of the Warrants), as herein provided;

          NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto agree as follows:

               1.   Definitions.

               As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

               "A Stockholder" shall mean (i) any Stockholder that is designated one of the Group A Stockholders in Exhibit A to this Agreement and (ii) any Person who acquires Securities after the date hereof and is designated as an A Stockholder in accordance with the provisions of this Agreement.

               "Act" shall mean the Securities Act of 1933, as amended.

               "Affiliate", as applied to any Person, means any other person, directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and in all events, GMH shall be deemed to be an Affiliate of the Company.

               "B Stockholder" shall mean (i) any Stockholder that is designated one of the Group B Stockholders in Exhibit A to this Agreement and (ii) any Person who acquires Securities after the date hereof and is designated as a B Stockholder in accordance with the provisions of this Agreement.

               "Bulldog" shall mean Bulldog Holdings LLC, a New York limited liability company.

               "Business Day" shall mean any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized to close.

               "Cause" shall mean, with respect to any Employee Stockholder, any of the following: (a) any deliberate or intentional act or omission by the Employee Stockholder with the intent of causing damage to the Company's or GMH's relationships with its lenders, suppliers or customers; (b) any fraud, misappropriation or embezzlement by the Employee Stockholder involving properties, assets or funds of the Company or of GMH; (c) a conviction of the Employee Stockholder, or plea of nolo contendere by the Employee Stockholder, to any crime or offense involving monies or other property of the Company or GMH or any other felony or criminal act involving moral turpitude; (d) any usurpation by the Employee Stockholder of a corporate opportunity of the Company or GMH or the Employee Stockholder's willful and continual neglect of or willful and continual failure to perform any of his material duties, responsibilities or obligations as an employee of the Company or GMH, but only after notice of such usurpation, neglect or failure is delivered to the Employee Stockholder and the Employee Stockholder fails or refuses to remedy such usurpation, neglect or failure to the reasonable satisfaction of the Board of Directors of the Company or GMH, as applicable, within thirty (30) days after the receipt of such notice; provided, that any act or omission taken by the Employee Stockholder in good faith and in the reasonable belief that such action or omission was in the best interests of the Company or GMH shall not constitute "Cause"; or (e) the violation by the Employee Stockholder of Section 7 of his Employment Agreement or of any other non-competition agreement or covenant binding upon the Employee Stockholder.

               "Certificate of Incorporation" shall mean the Company's Certificate of Incorporation, as amended or restated from time to time.

               "Co-Sale Transfer" shall mean any sale by any Stockholder of such number of the Voting Shares held by such Stockholder in a bona fide, arms-length transaction to any Person who is not then either a party to this Agreement or a Related Transferee of such Stockholder, as the case may be, which results in such Person owning in excess of 10% of the then issued and outstanding Voting Shares.

               "Employee Stockholder" shall mean any of Samuel P. Scott, Kelly Scott Herold, as Trustee, Drew Eric Scott, Gregory Keith Scott, Lannis Thomas, Wayne Roberts, Thomas M. Vinson, Bruce Hallock, Michael O'Gorman, Benny Bryan or James H. McClellan.

               "Equitable" shall mean The Equitable Life Assurance Society of the United States, a New York insurance company.

               "Fundamental Change" shall have the meaning set forth in Section 11(b) hereof.

               "GMH" shall mean, prior to the Merger, GMH Acquisition Corp., a Delaware corporation, and after the Merger, General Manufactured Housing, Inc., a Georgia corporation.

               "Group A Offerees" shall mean Bulldog, RFE, Michigan and
     Sterling.

               "Investors Rights Agreement" shall mean that certain Investors Rights Agreement dated as of the date hereof between and among the RFE Group, Bulldog, Equitable and the Company.

               "Merger" shall mean the merger of GMH Acquisition Corp. with and into General Manufactured Housing, Inc., with General Manufactured Housing, Inc. as the surviving corporation.

               "Michigan" shall mean the State Treasurer of the State of Michigan, Custodian of the Michigan Public School Employees' Retirement System, State Employees Retirement System, Michigan State Police Retirement System and the Michigan Judges' Retirement System.

               "Non-Selling Stockholder Group" shall mean the following Employee
     Stockholders: Lannis Thomas, Wayne Roberts, James H. Vinson, Bruce Hallock, Michael O'Gorman, Benny Bryan and Thomas M. McClellan.

               "Person" shall mean a natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

               "Put Date" shall mean the date which is the eighth (8th) anniversary of the date hereof.

               "Put Rights" shall mean the rights granted by the Company to the RFE Group and Equitable pursuant to Section 1.1 of the Investors Rights Agreement.

               "Related Transferees" shall mean, (i) with respect to each Stockholder who is a natural person, such Stockholder's spouse, any lineal descendant (whether by birth or adoption), and trusts for the benefit of his spouse or lineal descendants (whether by birth or adoption), and, upon the death, disability or incompetence of such Stockholder, his estate or personal representative and (ii) with respect to any Stockholder who is not a natural person, the Affiliates of such Stockholder, any partner of any Stockholder which is a partnership and any successor trustee of any Stockholder which is a trustee.

               "RFE" shall mean RFE Investment Partners V, L.P., a Delaware limited partnership.

               "RFE Group" shall mean RFE, Michigan and Sterling.

               "Securities" shall mean and include (i) all Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares, Series B Preferred Shares and Warrants owned, of record or beneficially, by any Stockholder, (ii) all Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares, Series B Preferred Shares and Warrants hereafter acquired, directly or indirectly, by any Stockholder, including the Common Shares issuable upon conversion of the Series B Preferred Shares or upon exercise of any Warrant, and (iii) all other Securities of the Company acquired by any Stockholder by way of dividend or upon an increase, reduction, substitution or reclassification of stock of the Company or upon any reorganization of the Company.

               "Securities Acts" shall mean any applicable statute, rule, regulation or administrative or regulatory requirement applicable to the transfer of securities of the Company, including the Act, and the rules and regulations promulgated thereunder, and all applicable state securities or "blue sky" laws.

               "Selling Stockholder Group" shall mean the following Employee
     Stockholders: Samuel P. Scott, Kelly Scott Herold, as Trustee, Gregory Keith Scott and Drew Eric Scott.

               "Sterling" shall mean Sterling Commercial Capital, Inc., a New York corporation.

               "Stockholder Group" shall mean, with respect to any Stockholder, such Stockholder, each of his or its Related Transferees and each of their respective successor Related Transferees.

               "transfer" shall mean any sale, assignment, transfer, pledge, hypothecation, mortgage, charge, lien, encumbrance, gift, bequest, transmission or other disposition of Securities, provided that the encumbrances contemplated by, and transfers of Securities pursuant to the terms and provisions of Section 4 hereof shall not be deemed to be "transfers".

               "Voting Shares" shall mean the Series B Preferred Shares, the Class A Common Shares, the Class B Common Shares issuable upon exercise of the Warrant issued to Equitable (notwithstanding that the Class B Common Shares are non-voting) and the Class C Common Shares, including (a) any Class C Common Shares issued upon conversion of the Series B Shares or (b) Class A Common Shares or Class B Common Shares issued upon exercise of the Warrants.

               "Warrants" shall have the meaning set forth in the recitals hereto.

               2.   Representations of the Stockholders; Indemnity.

               (a) Each Stockholder other than Michigan and Equitable, severally represents and warrants as follows:

                    (i) this Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief or other equitable remedies;

                   (ii) the execution, delivery and performance of this Agreement by such Stockholder does not (A) violate or result in a breach of or constitute a default under any of the organizational or constituent documents of any Stockholder which is not a natural Person, or any contract, agreement, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which such Stockholder is a party or by which it or any of its assets are bound or affected or (B) require any permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity, except for those which have already been obtained; and

                  (iii) such Stockholder, if not a natural person, has all requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

               (b) Each Stockholder, other than Michigan and Equitable, agrees to indemnify and hold harmless the other Stockholders and the Company and its directors, employees, affiliates and agents from and against any and all damages, losses, costs and expenses (including reasonable attorneys' fees) which any of them may incur by reason of the failure of such Stockholder to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by such Stockholder in this Agreement.

               3.   Restrictions on Transfers of Securities.

               (a) General Restrictions. During the term of this Agreement, none of the Securities may be the subject of a transfer unless:

                    (i) such transfer shall be made in accordance with the provisions of this Agreement and Exhibit B hereto, relating to the Stockholders' rights to register their Common Shares or Warrants under the Securities Acts;

                   (ii) the proposed transferee shall deliver to the Company a written acknowledgment that the Securities to be transferred are subject to this Agreement and that the proposed transferee and his or its successors in interest agree to be and are bound hereby and thereby to the same extent and in the same manner as the transferor of such Securities; provided, that from and after the Put Date, the restrictions contained in this Agreement shall cease to apply to any Shares which are covered by the Put Rights; and

                  (iii) such transfer shall be made in compliance with the Securities Acts, and prior to any such transfer, the Stockholder proposing to transfer Securities shall give the Company (A) notice describing the manner and circumstances of the proposed transfer and
          (B) if reasonably requested by the Company, a written opinion of legal counsel reasonably satisfactory to the Company and its counsel, in form and substance reasonably satisfactory to the Company and its counsel, to the effect that the proposed transfer of Securities will be in compliance with the Securities Acts; provided, however, that for transactions made pursuant to Rule 144 under the Act, an opinion of counsel shall only be required if reasonably requested by the Company and which shall be to the effect that the proposed transfer of Securities may be effected without registration under the Act; and provided, further, that no such opinion of counsel shall be necessary for a transfer by a Stockholder which is (1) a partnership to its partners or retired partners in accordance with partnership interests,
          (2) an individual to a Related Transferee or trust for the benefit of such individual or Related Transferee or (3) a trustee for the benefit of others to a successor trustee.

          Upon the transfer of Securities in accordance with this Agreement, the transferee of such Securities shall be deemed a "Stockholder" hereunder. Any attempted transfer of Securities other than in accordance with this Agreement and the Registration Rights Agreement shall be null and void, and the Company shall not recognize any such attempted transfer nor reflect in its records any change in ownership of Securities pursuant thereto, nor issue any certificate or other evidence of ownership of Securities in connection therewith.

               (b) Restrictions on Stockholder Groups. Any Securities transferred upon satisfaction of the conditions contained in this Agreement shall be held subject to the terms of this Agreement and the holder thereof shall be deemed a Stockholder for purposes of this Agreement, as follows:

                    (i) Any Securities transferred to, or any Securities held by, any one of the A Stockholders shall be held by such A Stockholder subject to the provisions hereof governing Securities held by A Stockholders.

                   (ii) Any Securities transferred to, or any Securities held by any one of the B Stockholders shall be held by such B Stockholder subject to the provisions hereof governing Securities held by B Stockholders.

                  (iii) Any Securities transferred to any Person that is not a Stockholder prior to such transfer shall, unless otherwise provided herein, be held by such Person subject to the provisions hereof governing Securities held by the Stockholder that transferred Shares to such Person.

               4. Permitted Transfers of Shares. Notwithstanding the provisions of Section 3(a) hereof, during the term of this Agreement, any Stockholder may transfer any or all of his or its respective Securities, subject to the restrictions contained in Section 3 hereof and upon compliance with the following terms and conditions:

               (a)  A Stockholder Transfers. Subject to the provisions of
     Section 11(a)(xiii), any A Stockholder may transfer any or all of his, her or its Securities as follows:

                    (i) to any Related Transferee of the A Stockholder making such transfer, provided that any Securities transferred to such Related Transferee shall be held by such Related Transferee subject to the provisions hereof governing A Stockholders;

                    (ii) to the Company in accordance with the procedures described in Section 5 hereof;

                    (iii) Bulldog may transfer its Securities to the RFE Group in accordance with the option granted to the RFE Group pursuant to
          Section 2 of the Investors Rights Agreement;

                    (iv) Equitable may transfer its Securities to a Person (A) for whom Alliance Corporate Finance Group Incorporated is the sole investment advisor and (B) in connection with such Person becoming the holder of any of the Senior Subordinated Notes of GMH originally issued to Equitable; or

                    (v) to any Person, including any Stockholder (other than the Persons described in (i), (ii), (iii) and (iv) above), provided that (A) such Securities are first offered for sale to the Group A Offerees (excluding any member of the Group A Offerees who is the transferor), pro rata in accordance with the procedures described in
          Section 6 hereof, (B) if the Group A Offerees do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered to all other A Stockholders, pro rata in accordance with the procedures described in Section 6 hereof, (C) if the Group A Offerees and such other A Stockholders do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all B Stockholders, pro rata in accordance with the procedures described in Section 6 hereof and (D) if any such transfer involves a Co-Sale Transfer, it shall be made in accordance with the procedures described in Section 9 hereof; and provided, further, that from and after the Put Date, the provisions of this Section 4(a)(iv) shall cease to apply to any transfer of Voting Shares held by any A Stockholder which are subject to the Put Rights.

               (b)  B Stockholder Transfers. Subject to the provisions of
     Section 11(a)(xiii), any B Stockholder may transfer any or all of his, her or its Securities as follows:

                    (i)  INTENTIONALLY DELETED

                    (ii) to any other B Stockholder; provided, that, (A) such Securities are first offered for sale to the members of the Selling Stockholder Group, pro rata in accordance with the procedures described in Section 6 hereof and (B) if the members of the Selling Stockholder Group do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to the members of the Non-Selling Stockholder Group, pro rata in accordance with the procedures described in Section 6 hereof;

                    (iii) to the members of the Selling Stockholder Group in accordance with the provisions of Section 7(a);

                    (iv) to any Related Transferee of the B Stockholder making such transfer, provided that any Securities transferred to such Related Transferee shall be held by such Related Transferee subject to the provisions governing B Stockholders;

                    (v) to the Company in accordance with the procedures described in Section 5 hereof; or

                    (vi) to any Person, including a Stockholder (other than the Persons described in (i), (ii), (iii), (iv) and (v) above), provided that (A) such Securities are first offered for sale to the Group A Offerees, pro rata in accordance with the procedures described in
          Section 6 hereof (except that if a member of the Non-Selling Stockholder Group is the transferor, such Securities shall first be offered for sale to the members of the Selling Stockholder Group, pro rata in accordance with the procedures described in Section 6 hereof, and if the members of the Selling Stockholder Group do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are then offered for sale to the Group A Offerees),
          (B) if the Group A Offerees do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all other B Stockholders, pro rata in accordance with the procedures described in Section 6 hereof, (C) if the Group A Offerees and such other B Stockholders do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all A Stockholders (other than the Group A Offerees), pro rata in accordance with the procedures described in
          Section 6 hereof and (D) if such transfer involves a Co-Sale Transfer, it shall be made in accordance with the procedures described in
          Section 9 hereof.

               5. Transfers to the Corporation. Any Stockholder may transfer any or all of his or its Securities to the Company, on such terms and conditions as the Stockholder and the Corporation may agree; provided, however, that except for (a) any redemption of the Series A Preferred Shares in accordance with the Certificate of Incorporation or (b) any repurchase of Voting Shares pursuant to the Put Rights, the Company shall not repurchase or redeem any Securities without the written consent of the Stockholders required pursuant to the provisions of Sections 11(a) or (b) hereof, as applicable. Any Securities purchased or redeemed by the Company shall be retired and not be reissued. If the Company is legally or contractually restricted from purchasing all of such Securities, the Company shall, at such time, purchase the portion of the Securities which it is legally or contractually permitted to purchase, and shall purchase the balance of the Securities as soon thereafter as it is legally or contractually able to do so.

               6. Offer of Securities. Whenever any Stockholder is required to offer Securities for sale to other Stockholders pursuant to Section 4 hereof, the following procedures shall apply:

               (a) The Stockholder proposing to make such a transfer (the "Transferor") shall deliver a written notice of the proposed transfer (the "Transfer Notice") to the Company and to each of the other Stockholders entitled to receive an offer to purchase under the provisions of this Agreement. The Transfer Notice shall contain a description of the proposed transaction and the terms thereof, including the number of Securities to be transferred, the name of each Person to whom or in favor of whom the proposed transfer shall be made (the "Transferee"), and a description of the consideration to be received by the Transferor upon transfer of the Securities which must be cash.

               (b) At the same time as the delivery of the Transfer Notice, the Transferor shall deliver a written offer to sell to each of the other Stockholders entitled to receive such an offer under other provisions of this Agreement, a pro rata (in accordance with the percentage of Voting Shares then held by the other Stockholders) portion of the Securities offered for sale by the Transferor, as required under other provisions of this Agreement. Such offer to sell shall contain the same terms and conditions and shall be for the same consideration as described in the Transfer Notice.

               (c) For a period of twenty-five (25) days after the offer described in (b) above is sent to Stockholders, each such Stockholder may, by written notice to the Transferor and to the Company, accept in whole or in part the offer to sell Securities. Such acceptance shall specify the amount of Securities to be purchased by such Stockholder and a proposed date for closing such purchase, which date shall not exceed sixty (60) days from the date the offer described in (b) above is sent to Stockholders. If any Stockholder does not accept the offer to purchase all of the Securities offered by the Transferor, the Transferor shall make one or more additional offers of the remainder of such Securities to Stockholders who have agreed to purchase all of the Securities previously offered to them by the Transferor. Such additional offer or offers shall be made for a period of ten (10) days to each of such Stockholders in the same ratio that the amount of Voting Shares which such Stockholder has agreed to purchase bears to the total amount of Voting Shares which all Stockholders to whom such additional offer or offers are made have agreed to purchase.

               (d) In the event that the other Stockholders do not agree to purchase all of the Securities offered for sale by the Transferor, the Transferor shall have the right at his or its election:

                    (i) to proceed with the sale of such Securities as other Stockholders have agreed to purchase;

                    (ii) to cancel all of the offers to other Stockholders and not sell; or

                    (iii) to cancel all of the offers to other Stockholders and make a bona fide sale or other transfer of the Securities to the Transferee named in the Transfer Notice, but only in strict accordance with the terms and for the consideration stated in the Transfer Notice and within ninety (90) days of the last offer to Stockholders hereunder.

               7.   Transfers with Respect to Employee Stockholders.

               (a) If any member of the Non-Selling Stockholder Group voluntarily ceases to serve as an employee or officer of the Company or GMH without the consent of the Company or GMH, as applicable, or his employment is terminated for any reason other than death or disability, in each case, on or prior to the third anniversary of the date of this Agreement, all Securities held by such Stockholder and his Related Transferees, if any, shall, immediately upon such termination of employment, be transferred to the members of the Selling Stockholder Group (pro rata in accordance with the percentage of Voting Shares then held by the members of the Selling Stockholder Group) for a purchase price equal to the total number of Shares so transferred multiplied by the par value of such Shares.

               (b) If (i) the employment of any member of the Non-Selling Stockholder Group with the Company or GMH terminates by reason of death or disability or (ii) after the third anniversary of the date of this Agreement but prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) the date upon which a Co-Sale Transfer occurs, any member of the Non-Selling Stockholder Group voluntarily ceases to serve as an employee or officer of the Company or GMH without the consent of the Company or GMH, as applicable, or his employment with the Company or GMH is terminated for any reason other than death or disability, then such Person shall immediately surrender to the Corporation all Shares held by him and his Related Transferees, if any, in exchange for an equal number of Class B Common Shares.

               (c) If prior to the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date upon which a Co-Sale Transfer occurs, any member of the Selling Stockholder Group voluntarily ceases to serve as an executive officer of the Company or GMH or his employment with the Company or GMH is terminated for Cause, then such Person shall immediately surrender to the Corporation all Shares held by him and his Related Transferees, if any, (and who, in the case of Samuel P. Scott, shall mean his Related Transferees, if any, who have acquired Securities by transfer from him after the date hereof), in exchange for an equal number of Class B Common Shares.

               (d) Immediately upon the occurrence of any event set forth in paragraphs (b) or (c) above which requires the exchange of Class A Common Shares for certificates of Class B Common Shares, the rights of the holder of such Class A Common Shares shall automatically cease, and such Person shall be deemed to have become a holder of Class B Common Shares.

               8. Closing of Transfers. The closing for all purchases and sales of Securities provided for in this Agreement hereof shall be held at the offices of the Company. If any Stockholder (or a Related Transferee) who has become obligated to purchase or sell Securities hereunder is deceased on the closing date for such purchase or sale and such deceased person's personal representative shall not have been appointed and qualified by such date, then the closing shall be postponed until the 10th day after the appointment and qualification of such personal representative. If the closing date of such purchase or sale falls on a Saturday, Sunday or legal holiday, then the closing shall be held on the next succeeding business day. The purchase price for the Securities shall be paid at the closing by certified check or by cashier's or official bank check. At the closing, the seller(s) shall deliver to the purchaser(s) the certificate or certificates representing the Securities to be sold, duly endorsed in blank and bearing the necessary documentary stamps. Any Stockholder (or his personal representative or any Related Transferee of such Stockholder) which transfers Securities shall (a) do all things and execute and deliver all such papers as may be necessary or reasonably requested by the Company in order to consummate such transfer, (b) pay to the Company such amounts as may be required for any applicable stock transfer taxes and (c) pay to the Company any expenses incurred by the Company in connection with such transfer (including reasonable attorneys fees). In the event that a Stockholder (or, his personal representative or any Related Transferee of such Stockholder) having become obligated to sell Securities hereunder shall fail to deliver such Securities in accordance with the terms of this Agreement, the purchasers may, at their option, in addition to all other remedies they may have, send to the sellers by personal delivery or registered mail, return receipt requested, the purchase price of such Securities as is hereinabove specified. Thereupon, the Company shall (i) cancel on its books the certificate or certificates representing the Securities to be sold, (ii) issue, in lieu thereof, a new certificate or certificates in the name of the purchasers representing such Securities, (iii) deliver such new certificate or certificates to the Purchasers and (iv) give notice thereof to the sellers, and thereupon all of the sellers' rights in and to such Securities shall terminate.

               9.   Come Along.

               (a) Come Along. If any Stockholder proposes to transfer Voting Shares in a Co-Sale Transfer (the "Selling Stockholder"), it shall give notice of such proposed sale (the "Sale Notice") to the Company and the other Stockholders (the "Other Stockholders"), which notice shall set forth at least the name and address of the proposed transferee (the "Buyer") and the price and terms of such proposed sale. Any of the Other Stockholders shall then be entitled to give, within 20 days after the giving of such Sale Notice, a counter-notice to the Company, the Selling Stockholder, and to the Buyer at the address specified in the Sale Notice, that it elects to have the Buyer choose to purchase the number of Voting Shares owned by such Other Stockholder (and the Voting Shares of his, her or its Related Transferees, if any) equal to (i) the number of Voting Shares held by such Other Stockholder and his, her or its Related Transferees, if any, multiplied by (ii) a fraction, the numerator of which is the number of Voting Shares proposed to be acquired by the Buyer from the Selling Stockholder and the denominator of which is the total number of Voting Shares held by the Selling Stockholder (before giving effect to the proposed sale to the Buyer), at the same price and upon the same terms and conditions as contained in the Sale Notice. In the event any Other Stockholder makes the aforesaid election, the Buyer shall purchase and such Other Stockholder (and his, her or its Related Transferees, if any) shall sell such number of Voting Shares owned (or deemed owned) by them at the same price and upon the same terms and conditions as contained in the Sale Notice; provided, that if the Buyer is not willing to purchase the total number of Voting Shares held by the Selling Stockholder and the

     Other Stockholders who have elected to participate in such sale, the Buyer shall purchase that number of Voting Shares that it wishes to purchase (but not less than the number set forth in the Sale Notice), and the Selling Stockholder and the Other Stockholders shall each sell that number of Voting Shares to the Buyer equal to the product of (x) the aggregate number of Voting Shares to be purchased by the Buyer and (y) a fraction, the numerator of which is the number of Voting Shares then owned by such Stockholder, and the denominator of which is the aggregate number of Voting Shares owned by the Selling Stockholder and the Other Stockholders who have elected to participate in such sale.

               (b) Warrants. For purposes of Section 9(a), any Stockholder which holds Warrants and which, if such Warrants had been exercised, would be permitted to sell the resulting Voting Shares under Section 9(a), shall have the right to sell Warrants for the number of Voting Shares which, together with the number of Voting Shares, if any, such Stockholder elects to sell, equals the number of Voting Shares such Stockholder is permitted to sell under Section 9(a), without any requirement that such Warrants be exercised and converted to Voting Shares before a sale under Section 9(a). The purchase price per Warrant shall be the purchase price per Voting Share less the exercise price of the Warrant.

               10.  Election of Directors and other Voting
                    Requirements.

                    (a) Voting for Directors. During the term of this Agreement, (i) there shall be seven directors of the Company and (ii) at each meeting of the Stockholders of the Company for the election of directors, the Stockholders shall vote all Voting Shares held by them for the election of the seven persons nominated pursuant to Section 10(b).

                    (b) Nominations. During the term of this Agreement, directors shall be nominated by the Stockholders as follows: the nominees for directors shall be (i) the four persons nominated by Bulldog, (ii) the two persons receiving a plurality of votes cast by all members of the RFE Group, including one nominee designated by RFE and (iii) Samuel P. Scott.

                    (c) Vacancies. During the term of this Agreement, should a vacancy in the Board of Directors be caused by death, resignation, removal or any other reason, each of the Stockholders agrees to vote all Voting Shares owned by such Stockholder for (i) the one person receiving a plurality of votes cast by all B Stockholders at a meeting of B Stockholders held to nominate directors, in the case of a vacancy caused by the death, resignation, removal or other reason with respect to Samuel P. Scott or (ii) the nominee selected by Bulldog or the RFE Group, as the case may be, as provided in Section 10(b) hereof.

                    (d) Removal of Directors. If at any time any Stockholder proposes to remove any director who was nominated by such Stockholder as provided in Section 10(b) hereof, each Stockholder agrees to vote all of the Voting Shares owned by such Stockholder for such removal if removal has been approved by the persons who would be entitled to fill a vacancy pursuant to Section 10(c) hereof.

                    (e) Written Consent. Notwithstanding any reference herein to votes cast at a meeting of the Stockholders, directors may be chosen for nomination by the Stockholders acting by written consent without a meeting and directors may be elected by the Stockholders acting by written consent without a meeting to the extent permitted by law, by the certificate of incorporation and the by-laws of the Company; provided, however, that nothing in this Section 10(e) shall authorize the nomination, election or removal of directors other than in accordance with the provisions of this
     Section 10.

                    (f) Directors Expenses. Each director of the Company (and any observer pursuant to Section 10(j)) shall be reimbursed for his actual out of pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof. In addition, if any of the directors nominated by the RFE Group pursuant to Section 10(b)(ii) is a person with outside operating experience and not otherwise affiliated with any member of the RFE Group, the Company will pay such director reasonable directors fees.

                    (g) Special Election Matters. Notwithstanding anything contained in this Section 10 to the contrary, if an Event of Default, as defined in the Certificate of Incorporation has occurred and not been cured, the Stockholders shall (to the limited extent, if at all, necessary to accomplish the following) vote all Voting Shares held by them at the time to accomplish the nomination and election of that number of nominees of the holders of the Series A Preferred Shares as constitute the smallest number of directors which shall constitute a majority of the Company's Board of Directors (including, but not limited to, voting to remove members of the Board of Directors serving prior to such election).

                    (h) Committees of the Board. The Board of Directors of each of the Company and GMH shall establish an Audit Committee and a Compensation Committee in accordance with the By-laws of the Company and GMH and so long as the RFE Group owns at least 10% of the issued and outstanding Voting Shares, such committees shall include a representative of the RFE Group.

                    (i) GMH Board. Each of the Stockholders and the Company hereby agrees to take such action as may be required so that the Board of Directors of GMH is at all time identical to the Board of Directors of the Company.

                    (j) Equitable's Rights. So long as Equitable continues to own at least 70% of the initial purchase percentage of the Warrants issued to it, Equitable will have (i) the ability to have a representative attend meetings of the Board of Directors of each of the Company and GMH as an observer, (ii) the right to receive all materials sent to such Boards of Directors by the Company or GMH, as applicable, (iii) the right to inspect the Company's and GMH's books and records and, upon reasonable notice, visit the Company and GMH and (iv) consult with management of the Company and GMH. Holders of the Warrants issued to Equitable shall receive monthly unaudited financial statements and annually, a copy of management's budget for the succeeding year, each at the same time as such financial statements and budget are delivered to the Company's and GMH's lenders.

               11.  Special Voting Requirements.

                    (a) Required Stockholder Approval While Series A Preferred Shares are Outstanding. At any time during the term of this Agreement that Series A Preferred Shares are outstanding, the approval by the affirmative vote or written consent of the Stockholders holding not less than (x) 66-2/3 of all of the issued and outstanding Series A Preferred Shares with respect to paragraphs (ii), (iv), (vi), (vii), (viii) or (ix) below and (y) 50.1% of the issued and outstanding Series A Preferred Shares with respect to paragraphs (i), (iii), (v), (x), (xi), (xii) and (xiii) below shall be required to authorize any of the following:

                    (i) the payment or declaration of any dividend on the Common Shares, Series B Preferred Shares or any other equity securities (including options or warrants) of the Company (other than the Series A Preferred Shares) or the redemption, purchase or other acquisition for value (or the payment into or setting aside for a sinking fund for such purpose) any of the Common Shares, Series B Preferred Shares or any other equity securities of the Company, or the application of any of the Company's assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any of the Common Shares, Series B Preferred Shares or other equity securities of the Company, except for
          (A) redemptions of Series A Preferred Shares as provided in accordance with the provisions of the Certificate of Incorporation, and (B) repurchases of Common Shares pursuant to the Investors' Rights Agreement;

                    (ii) (A) any acquisition of the Company by means of a merger of the Company with or into any other corporation or other entity or person or other form of corporate reorganization in which the Company shall not be the continuing or surviving entity of such merger or reorganization (other than a mere reincorporation transaction) or a transaction in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the transaction are exchanged or converted by virtue of the transaction into other property, whether in the form of securities, cash or otherwise or (B) a sale of all or substantially all of the assets of the Company, or in either case, any such action with respect to any subsidiary of the Company;

                    (iii) the making of any loan, advance or capital contribution to, or investment in, or permitting or causing any subsidiary of the Company to make any loan, advance or capital contribution to, or investment in any of the officers, directors, employees, providers, consultants, agents or other representatives of the Company, other than (A) travel or salary advances in the ordinary course of business in a manner consistent with past practice, and (B) loans evidenced by promissory notes in connection with the purchase of Common Shares under employment or restrictive stock purchase agreements or the Investors' Rights Agreement;

                    (iv) any incurrence or assumption or permitting to exist of or permitting or causing any subsidiary of the Company to incur or assume or permit to exist any indebtedness for borrowed money (including capitalized leases) other than the indebtedness owing to
          (A) First Source Financial LLP pursuant to the terms of the Secured Credit Agreement dated as of the date hereof by and between First Source Financial LLP and GMH, (B) Equitable pursuant to the terms of the Note and Warrant Purchase Agreement dated as of the date hereof by and between Equitable, the Company and GMH, and (C) the RFE Group pursuant to the terms of the Securities Purchase Agreement dated as of the date hereof between and among the RFE Group, the Company and GMH in excess of $2,600,000 in the aggregate, or the issuance of any debt securities or the assumption, guarantee, endorsement (other than in the ordinary course of business consistent with past practice) or otherwise as an accommodation becoming responsible for, liabilities of any other Person;

                    (v) any purchase, holding or owning, or permitting or causing any subsidiary of the Company to purchase, hold or own any capital stock, evidence of indebtedness or other security of any subsidiary of the Company or other corporation, partnership or other entity, unless such corporation, partnership or other entity is a wholly owned subsidiary of the Company;

                    (vi) permitting or causing the Company, or any subsidiary of the Company, to engage in any new line of business outside the construction, manufacture, assembling, purchasing and selling all types of manufactured buildings, structures and homes;

                    (vii) any authorization or issuance of any equity securities of the Company, including any preferred stock, options or warrants to purchase any such equity security;

                    (viii) any amendment or repeal of any provision of, the addition of any provision to, or the waiver of any provision of the Company's Certificate of Incorporation or By-Laws, or any alteration or change in the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares, or causing or permitting any subsidiary of the Company to do the same;

                    (ix) the making of any acquisition of, or loan, advance or capital contribution to, or investment in or permitting any subsidiary of the Company to make any acquisition of, or loan, advance or capital contribution to, or investment in any business entity, which, individually or together with any related series of such transactions, exceeds $1,000,000;

                    (x) the making of or permitting or causing any subsidiary of the Company to make any capital expenditures in any one fiscal year in excess of the sum of (A) $500,000 plus (B) the difference between $500,000 and any unexpended amounts from prior years;

                    (xi) the entering into of any contract or transaction with an Affiliate of the Company that does not deal at arm's length with the Company or which exceeds $25,000 in amount, or causing or permitting any subsidiary of the Company to do the same;

                    (xii) the reclassification of any shares of Common Stock or any other shares of the Company into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock; or

                    (xiii) the transfer of (A) any Shares of the Company held by any of Samuel P. Scott, Gregory Keith Scott, Drew Eric Scott or Bulldog, (B) any membership interests in Bulldog held by SIHI-GMH LLC or (C) any membership interest in SIHI-GMH LLC held by either Gary M. Brost or Dennis C. Martin, in each case in excess of 10% of the Shares or membership interests originally held by them, in any transaction or series of transactions, except for (I) transfers to Related Transferees (or Persons who would be Related Transferees of SIHI-GMH LLC, Gary M. Brost or Dennis C. Martin if they were parties to this Agreement) and (II) transfers by Bulldog to the RFE Group pursuant to the Investors Rights Agreement in any transaction or series of transactions.

               (b) Required Stockholder Approval After Series A Preferred Shares are Redeemed. At any time during the term of this Agreement that there are no Series A Preferred Shares outstanding, the approval by the affirmative vote or written consent of the Stockholders holding not less than 70% of all of the issued and outstanding Voting Shares shall be required to authorize any of the following:

               (i)  the repurchase or redemption of any of the Shares;

               (ii) any amendment of the Certificate of Incorporation or By-Laws of the Company or any consent by the Company to any amendment of the Certificate of Incorporation or By-Laws of GMH;

               (iii) any authorization of or any issuance of any authorized but unissued capital stock of the Company, except the issuance of Securities upon the exercise of the Warrants or upon conversion of any Series B Preferred Shares;

               (iv) any sale of the Company's entire interest in GMH;

               (v) the sale, lease or exchange of all or substantially all of the Company's assets or any consent by the Company to any sale, lease or exchange by GMH of all or substantially all of the assets of GMH;

               (vi) any merger or consolidation of the Company or GMH with or into any other corporation;

               (vii) the dissolution of the Company or GMH;

               (viii) the adoption of a plan of liquidation of the Company or GMH;

               (ix) any action by the Company to commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or GMH, or seeking to adjudicate it or GMH a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or

     GMH or its or GMH's debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or GMH or for all or any substantial part of its or GMH's assets, or making a general assignment for the benefit of its or GMH's creditors;

               (x) any recapitalization of the Company or GMH; or

               (xi) except as provided in the Registration Rights Agreement, any public offering of securities of the Company or any consent by the Company to GMH authorizing any public offering of securities of GMH.

               (c) Any of the actions described in Section 11(b) above are herein referred to as a "Fundamental Change".

               (d) For purposes of Section 11(a), as to any matter set forth therein which requires the approval or consent of the Stockholders holding not less than 66-2/3% of all of the issued and outstanding Series A Preferred Shares, such matter shall be deemed approved or consented to unless the Company shall have received written notice from the requisite percentage of holders of Series A Preferred Shares that they do not approve or consent to such matter within ten (10) Business Days after the holders of the Series A Preferred Shares have received a written request from the Company asking for such approval or consent.

               12.  Share and Warrant Certificates.

                    (a) Restrictive Endorsement. Each certificate representing Securities now or hereafter held by a Stockholder shall be stamped with legends in substantially the following form:

               "THE SHARES [WARRANTS] REPRESENTED BY
               THIS CERTIFICATE ARE SUBJECT TO A
               STOCKHOLDERS' AGREEMENT DATED AS OF
               DECEMBER __, 1995, COPIES OF WHICH ARE
               AVAILABLE AT THE OFFICE OF THE COMPANY
               AND MAY BE INSPECTED BY ANY PROSPECTIVE
               TRANSFEREE OF THE SHARES [WARRANTS]
               REPRESENTED HEREBY ON REQUEST. SUCH
               STOCKHOLDERS' AGREEMENT PROVIDES, AMONG
               OTHER THINGS, FOR CERTAIN RESTRICTIONS
               ON THE SALE, ASSIGNMENT, TRANSFER,
               PLEDGE, HYPOTHECATION, MORTGAGE, CHARGE,
               LIEN, ENCUMBRANCE, GIFT, BEQUEST,
               TRANSMISSION OR OTHER DISPOSITION OF THE
               SHARES [WARRANTS] REPRESENTED BY THIS
               CERTIFICATE."

               THE SALE AND ISSUANCE OF THE SECURITIES
               REPRESENTED BY THIS CERTIFICATE HAVE NOT
               BEEN REGISTERED UNDER THE SECURITIES ACT
               OF 1933, AS AMENDED (THE "ACT"), OR
               UNDER THE SECURITIES LAW OF ANY STATE OR
               OTHER JURISDICTION.  THESE SECURITIES
               HAVE BEEN ACQUIRED FOR INVESTMENT AND
               NOT WITH A VIEW TO, OR IN CONNECTION
               WITH, THE DISTRIBUTION THEREOF.  THESE
               SECURITIES MAY NOT BE OFFERED, SOLD,
               PLEDGED, OR TRANSFERRED UNLESS (I) A
               REGISTRATION STATEMENT UNDER THE ACT IS
               IN EFFECT AS TO THESE SECURITIES AND
               SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS
               IN COMPLIANCE WITH APPLICABLE SECURITIES
               LAW OF ANY STATE OR OTHER JURISDICTION
               OR (II) THERE IS AN OPINION OF COUNSEL
               OR OTHER EVIDENCE, SATISFACTORY TO THE
               CORPORATION, THAT AN EXEMPTION THEREFROM
               IS AVAILABLE AND THAT SUCH OFFER, SALE,
               PLEDGE, OR TRANSFER IS IN COMPLIANCE
               WITH APPLICABLE SECURITIES LAW OF ANY
               STATE OR OTHER JURISDICTION.

          Each Stockholder agrees that he or it will deliver all certificates for Securities owned by him or it to the Company for the purpose of affixing such legend thereto.

               (b) Replacement Certificates. Upon presentation of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities and indemnity agreement reasonably satisfactory to the Company, and upon reimbursement to the Company of all its reasonable expenses incident thereto, and upon surrender of such certificate or instrument, if mutilated, to the Company, each Stockholder agrees to use his or its best efforts to cause the Company deliver a new certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated certificate.

               13. No Default. Notwithstanding anything to the contrary contained in this agreement, none of the Stockholders shall take any action hereunder which would cause the Company or any of its subsidiaries or Affiliates to breach any material agreement to which the Company, such subsidiary or Affiliate is a party.

               14.  Preemptive Rights.

                    (a) In the event that the Company should determine to (i) authorize and issue any shares of its capital stock or other equity securities (other than securities issued (A) pursuant to the conversion of the Series B Shares, (B) pursuant to the exercise of the Warrants, (C) pursuant to the acquisition of another corporation by the Company or issued in connection with any merger, consolidation, combination, purchase of all or substantially all of the assets or other reorganization which has been approved by the Board of Directors of the Company and the Stockholders in accordance with the provisions of this Agreement, (D) pursuant to any rights or agreements, including without limitation convertible securities, provided that the rights established by this Section 14 apply with respect to the initial sale or grant by the Company of such rights or agreements (other than the rights or agreements described in clause (F) below), (E) in connection with any stock split, stock dividend or recapitalization of the Company, (F) to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining such employees, consultants, officers or directors services and which are outstanding on the date hereof or are hereafter approved by the Board of Directors and the Stockholders in accordance with the terms of this Agreement, and (G) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of securities for the account of the Company and/or selling shareholders to the public) or (ii) to reissue any treasury shares previously acquired by the Company, then the Company shall notify each Stockholder holding Voting Shares and each Warrant holder of such proposed offering and the price thereof, and for a period of 30 days after such notice, each such Stockholder and Warrant holder may purchase a pro rata (in accordance with the percentage of Voting Shares then held by such Stockholder and Warrant holder) amount of the shares being offered by delivery of the purchase price therefor to the Company. If any Stockholder or Warrant holder does not accept the offer to purchase all of his or its pro rata share of the shares being offered, the Company shall make one or more additional offers of the remainder of such shares to Stockholders or Warrant holders who have agreed to purchase all of the shares previously offered. Such additional offer or offers shall be made for a period of 10 days to each of such Stockholders and Warrant holders in the same ratio that the amount of shares which such Stockholder or Warrant holder has agreed to purchase bears to the total amount of shares which all Stockholders and Warrant holders to which such additional offer or offers are made have agreed to purchase. Any shares not so purchased may be sold by the Company to a third party who agrees to be bound by the terms of this Agreement and who shall become a Stockholder hereunder.

                    (b) For purposes of any calculation of the number of shares of Voting Shares held or outstanding under this Section 14, the conversion of all securities convertible into or exchangeable for Voting Shares and the exercise of all outstanding rights, options and warrants to acquire Voting Shares shall be assumed.

               15. Registration Rights. The Stockholders shall have the registration rights set forth on Exhibit B hereto.

               16.  Miscellaneous.

                    (a) Notices. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given in writing by messenger, electronic transmission, telegraph, telex or postage prepaid, registered or recorded delivery, air mail letter sent to the address set forth under each Stockholder's name at the foot of this Agreement, or to such other address as the party affected may hereafter designate in writing to the Company and all other Stockholders; together with a copy to the Company at the address set forth at the foot of this Agreement. Any such notice shall be effective when received by the party to whom addressed; provided that if given or made by postage prepaid, registered or recorded delivery, airmail letter or by telegraph or telex, it shall be deemed to have been received at the earlier of (i) when actually received or (ii) five (5) business days after the same was posted or sent (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid or sent), and provided that if given or made by telegraph or telex, it shall be deemed to have been received at the time of dispatch.

               (b) Termination; Amendment. This Agreement (i) may be terminated or amended at any time by the written consent of the Company and the holders of seventy percent (70%) of the Voting Shares and notice of such to the Company and all Stockholders, provided that no amendment that adversely affects the interest of any Stockholder shall be effective against such Stockholder absent such Stockholder's prior written consent, and (ii) shall be terminated (A) upon the consummation of (1) a registered public offering of the Common Shares or (2) a Fundamental Change of the type described in
     Section 11(b)(iv), (vi), (vii), (viii) or (ix) of this Agreement or (B) ten years from the date hereof, unless, at anytime within two years prior to any date upon which termination would occur under this clause (B), all of the parties extend its duration for an additional period, not to exceed ten years.

               (c) Waiver. No failure or delay on the part of the Stockholders or any of them in exercising any right, power or privilege hereunder, and no course of dealing between the Stockholders or any of them shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Stockholders or any of them would otherwise have. No notice to or demand in any case shall entitle the recipient thereof to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Stockholders or any of them to take any other or further action in any circumstances without notice or demand.

               (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               (e) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

               (f) Benefit and Binding Effect. Except as expressly contemplated herein, this Agreement may not be assigned or transferred. This Agreement shall be binding upon and shall inure to the benefit of the Company and each of the Stockholders and their respective executors, administrators and personal representatives and heirs and their permitted successors and assigns hereunder and shall be binding upon their successors and assigns. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

          (g) Further Assurances. Each party hereto agrees to use its best efforts to take, and to use its best efforts to cause the Company to take, any action which may be reasonably requested by any other party hereto in order to effectuate or implement the provisions of this Agreement; provided that no party shall be required to take any requested action or cause the Company to take any requested action not specifically required under this Agreement if such requested action might adversely affect the interest of such party or the Company.

          (h) Specific Performance. Due to the fact that the Securities cannot be readily purchased or sold in the open market, and that legal remedies may be inadequate to enforce this Agreement, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent mandatory injunction, or any appropriate decree of specific performance, without any bond or security being required and without being required to show any actual damage or that monetary damages would not provide an adequate remedy.

          (i) Voting Percentages. Whenever any provision in this Agreement provides for a specified percentage of Voting Shares to authorize or approve any action, such percentage shall be calculated as if all Warrants had been exercised and all shares convertible into Voting Shares had been converted. In addition, each member of the RFE Group hereby grants to Bulldog the right to vote 29.1667% of the Series B Preferred Shares and/or Class C Common Shares held by it as if it were the record and beneficial owner thereof; provided, however, that the rights granted to Bulldog under this sub-paragraph (i) shall not affect the calculation of the number of Voting Shares owned by any member of the RFE Group for purposes of any other provision of this Agreement; and provided, further, that if Bulldog distributes the Series B Preferred Shares or Class C Common Shares owned by it, the voting rights granted in this sub-paragraph (i) shall cease to apply.

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                              GMH HOLDINGS INC.



                              By: /s/ Gary M. Brost
                                  ___________________________
                                   Name:  Gary M. Brost
                                   Title: President
                              369 Franklin Street
                              Buffalo, New York  14202

                              A STOCKHOLDERS:

                              BULLDOG HOLDINGS LLC



                              By: /s/ Gary M. Brost
                                  ____________________________
                              Name:  Gary M. Brost
                              Title: President
                              369 Franklin Street
                              Buffalo, New York  14202


                              RFE INVESTMENT PARTNERS, V, L.P.
                              By: RFE Associates V, L.P., general
                              partner

                              By: ____________________________
                              Name:
                              Title:  General Partner
                              36 Grove Street
                              New Canaan, Connecticut  06840


                              STERLING COMMERCIAL CAPITAL, INC.


                              By: /s/ Harvey Rosenblatt
                                  ____________________________
                                   Name:  Harvey Rosenblatt
                                   Title: Executive Vice-
                                          President
                                   175 Great Neck Road
                                   Great Neck, New York  11021


                              STATE TREASURER OF THE STATE OF
                              MICHIGAN, CUSTODIAN OF THE MICHIGAN
                              PUBLIC SCHOOL EMPLOYEES' RETIREMENT
                              SYSTEM, STATE EMPLOYEES RETIREMENT
                              SYSTEM, MICHIGAN STATE POLICE
                              RETIREMENT SYSTEM, AND MICHIGAN
                              JUDGES' RETIREMENT SYSTEM



                              By: /s/ Paul E. Rice
                                  ____________________________
                                   Paul E. Rice
                                   Administrator
                                   Alternate Investments Division
                                   430 West Allegan
                                   Lansing, Michigan  48922


                              THE EQUITABLE LIFE ASSURANCE
                              SOCIETY OF THE UNITED STATES



                              By: ____________________________
                              Name:
                              Title:
                                   787 7th Avenue
                                   New York, New York  10019



                              /s/ Robert C. Mayer,Jr.
                              ________________________________
                              Robert C. Mayer, Jr.
                              114 River Road
                              Scarborough, New York  10510



                              /s/ Robert L. Goodwin
                              ________________________________
                              Robert L. Goodwin
                              27 Meadow Lane
                              Greenwich, Connecticut  06831


                              /s/ Paul C. Cronson
                              ________________________________
                              Paul C. Cronson
                              111 E. 80th Street
                              New York, New York  10021



                              /s/ Eileen V. Austen
                              ________________________________
                              Eileen V. Austen

                              3630 Meadville Drive
                              Sherman Oaks, California  91403


                              B STOCKHOLDERS:



                              /s/ Samuel P. Scott
                              ________________________________
                              Samuel P. Scott
                              4300 South Fletcher Avenue
                              Fernandina Beach, FL  32034




                              /s/ Kelly Scott Herold
                              ________________________________
                              Kelly Scott Herold, as Trustee
                              1230 Greenridge Road
                              Jacksonville, FL  32207


                              /s/ Gregory Keith Scott
                              ________________________________
                              Gregory Keith Scott
                              3136-A South Fletcher Avenue
                              Fernandina Beach, FL  32034



                              /s/ Drew Eric Scott
                              ________________________________
                              Drew Eric Scott
                              3000-B South Fletcher Avenue
                              Fernandina Beach, FL  32034



                              /s/ Wayne Roberts
                              ________________________________
                              Wayne Roberts
                              2255 Industrial Blvd.
                              Waycross, GA  32503



                              /s/ Lannis Thomas
                              ________________________________
                              Lannis Thomas
                              2255 Industrial Blvd.
                              Waycross, GA  32503



                              /s/ Thomas M. Vinson
                              ________________________________
                              Thomas M. Vinson
                              2255 Industrial Blvd.
                              Waycross, GA  32503



                              /s/ Bruce Hallock
                              ________________________________
                              Bruce Hallock
                              2255 Industrial Blvd.
                              Waycross, GA  32503



                              /s/ Michael O'Gorman
                              ________________________________
                              Michael O'Gorman
                              2255 Industrial Blvd.
                              Waycross, GA  32503



                              /s/ Benny Bryan
                              ________________________________
                              Benny Bryan
                              2255 Industrial Blvd.
                              Waycross, GA  32503



                              /s/ James H. McClellan
                              ________________________________
                              James H. McClellan
                              2255 Industrial Blvd.
                              Waycross, GA  32503

                                                EXHIBIT A
                                        SCHEDULE OF STOCKHOLDERS

STOCKHOLDER                                          NUMBER OF SHARES                                       GROUP
                                 SERIES A    SERIES B       CLASS A   CLASS B   CLASS C
                                 PREFERRED   PREFERRED      COMMON    COMMON    COMMON       WARRANTS
Bulldog Holdings LLC                         1,400,000                                                        A
RFE Investments
   Partners V, L.P.              4,690,351     439,720      714,546                                           A
State Treasurer of
   the State of
   Michigan, Custodian           3,076,922     288,462      468,750                                           A
Sterling Commercial
  Capital, Inc.                    232,727      21,818       35,454                                           A
The Equitable Life
  Assurance Society of
  the United States                                                                          350,000          A
Eileen V. Austen                                                                              54,687          A
Paul C. Cronson                                                                               54,687          A
Robert C. Goodwin                                                                             54,688          A
Robert C. Mayer                                                                               54,688          A
Samuel P. Scott                                              92,749                                           B
Kelly Scott Herold,
  as Trustee                                                 71,167                                           B
Gregory Keith Scott                                          71,167                                           B
Drew Eric Scott                                              71,167                                           B
Lannis Thomas                                                28,000                                           B
Wayne Roberts                                                28,000                                           B
Thomas M. Vinson                                             21,000
Bruce Hallock                                                14,000                                           B
Michael O'Gorman                                             14,000                                           B
Benny Bryan                                                  13,125                                           B
James H. McClellan                                           13,125                                           B
                                 _________     _________  _________    ________    ______    ________
TOTAL                            8,000,000     2,150,000  1,656,250       0           0      568,750

                                   EXHIBIT B

                              REGISTRATION RIGHTS

                            REGISTRATION RIGHTS


          1. Definitions. Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Stockholders' Agreement to which this Exhibit B is attached. The following terms shall have the following respective meanings:

               Commission: the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

               Equitable Initiating Holders: any holder or holders of more than 50% of the Warrants.

               Exchange Act: the Securities Exchange Act of 1934, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time of determination.

               Initiating Holders: each of (a) The Equitable Initiating Holders and (b) the RFE Initiating Holders, together with their successors and permitted assigns.

               IPO: the issuance by the Company in a Public Offering under the Act of a number of shares of Common Stock such that, after giving effect to such Public Offering, there shall be outstanding pursuant to one or more such Public Offerings shares of Common Stock equal to at least 20% of the capital stock of the Company on a fully-diluted basis.

               Other Securities: any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to
Section 3 of the Warrant Agreement or otherwise.

               Public Offering: any offering of Common Stock or Other Securities, or any securities issued or issuable with respect to any Common Stock or Other Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case to the public pursuant to an effective registration statement under the Act.

               Registrable Securities: (a) any shares of Common Stock issued and outstanding as of the date hereof, (b) the Warrants, (c) any shares of Common Stock or Other Securities issued or issuable upon exercise of the Warrants or upon conversion of the Series B Preferred Shares and (d) any securities issued or issuable with respect to any Common Stock or Other Securities referred to in subdivision (c) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable

Securities, once issued such securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been sold as permitted under Rule 144 (or any successor provision) under the Securities Act, or (z) they shall have ceased to be outstanding.

               Registration Expenses: all expenses incident to the Company's performance of or compliance with the provisions of this Exhibit B, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, the reasonable fees and disbursements of a single counsel and single firm of accountants retained by the holders of the Registrable Securities being registered, premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts, commissions, transfer taxes and any other compensation paid to underwriters or other agents or brokers to effect the sale, if any, provided that, in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of Company personnel or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company, or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event.

               Requesting Holder:  the meaning in paragraph 7.

               RFE Initiating Holders:  RFE and Michigan.

               Warrant Agreement: the Common Stock Purchase Warrant expiring December 21, 2002 issued by the Company.

               Warrants: the meaning specified in the opening paragraph of the Warrant Agreement.

          2.   Registration on Request.

               (a) Request. At any time and from time to time after the 180th day following the consummation of an IPO, upon the written request of one or more Initiating Holders, requesting that the Company effect the registration under the Securities Act of all or part of such Initiating Holders' Registrable Securities and specifying the intended method of disposition thereof, the Company will promptly give written notice of such requested registration to all holders of outstanding Registrable Securities, and thereupon will use its best efforts to effect its registration under the Securities Act of:

               (i) the Registrable Securities which the Company has been so requested to register by such Initiating Holder or Holders for disposition in accordance with the intended method of disposition stated in such request; and

              (ii) all other Registrable Securities the Holders of which have made written requests to the Company for registration thereof within 20 Business Days after the giving of such written notice by the Company (which request shall specify the intended method of disposition thereof), all to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that the Company shall not be required to effect the registration pursuant to this Section 2 of any Warrants (but shall be required to effect the registration of Registrable Securities described in clauses (b) and
(c) of the definition of Registrable Securities), and provided, further, that any holder of Registrable Securities to be included in any such registration, may, by written notice to the Company within 10 Business Days after its receipt of a copy of a notice from the managing underwriter delivered pursuant to paragraph (g) below, withdraw such request and, on receipt of such notice of the withdrawal of such request from holders comprising at least a majority of the holders of Registrable Securities to be included in such registration, the Company may elect not to effect such registration. Subject to paragraph (g) below, the Company may include in such registration other securities for sale for its own account or for the account of any other Person.

               (b) Number of Registrations. The Company shall not be required to effect more than two registrations for the RFE Initiating Holders and two registrations for the Equitable Initiating Holders pursuant to this Section 2, provided that such registrations, taken together, shall permit the disposition of at least 80% of the Registrable Securities which the Company has been so requested to register, and provided, further, that if two such registrations shall not permit the disposition of at least 80% of such Registrable Securities, the Company shall be required to effect additional registrations pursuant to this Section 2 until they have permitted the disposition of at least 80% of such Registrable Securities.

               (c)  Registration Statement Form. Registrations under this
Section 2 shall be on such appropriate registration form of the Commission (i) as shall be selected by the Company and as shall be acceptable to at least a majority of the holders of Registrable Securities to be included in such registration and (ii) as shall permit the disposition of the Registrable Securities which the Company has been requested to register under this Section 2 in accordance with the intended method or methods of disposition specified in the request for their registration. The Company may, if permitted by law, effect any registration requested under this Section 2 by the filing of a registration statement on Form S-3 (or any successor or similar short form registration statement) unless the holders holding at least a majority (by number of shares) of the Registrable Securities as to which such registration relates (and, if such registration involves an underwritten Public Offering of such Registrable Securities, the managing underwriter of such Public Offering) shall notify the Company in writing that, in the judgment of such holders (and, if applicable, such managing underwriter), the use of a more detailed form specified in such notice is of material importance to the success of the Public Offering of such Registrable Securities, in which case such registration shall be effected on the form so specified. Upon the request of at least a majority of the holders of Registrable Securities, registration under this Section 2 shall be by means of a shelf registration pursuant to Rule 415 under the Securities Act (but only if the Company is then eligible to use Form S-2 or S-3 (or any successor forms)).

               (d) Expenses. The Company will pay all Registration Expenses in connection with the first two registrations for each of the RFE Initiating Holders and the Equitable Initiating Holders effected pursuant to this Section 2, and, if such registrations, taken together, shall not permit the disposition of at least 80% of the Registrable Securities which the Company has been requested to register under this Section 2, the Company will pay all Registration Expenses in connection with each additional registration pursuant to this Section 2 until such registrations, taken together, shall have permitted the disposition of at least 80% of such Registrable Securities.

               (e) Selection of Underwriters. If, in the discretion of the holders of a majority (by number of shares) of the Registrable Securities, any offering pursuant to this Section 2 shall constitute an underwritten offering, the underwriter or underwriters thereof shall be selected, after consultation with such holders, by the Company and shall be acceptable to the holders of at least a majority of the holders of Registrable Securities to be included in such offering, who shall not unreasonably withhold their acceptance of such underwriter or underwriters.

               (f) Effective Registration Statement. A registration requested pursuant to this Section 2 will not be deemed to have been effected and a demand shall not be deemed to have been made (i) unless it has become effective, (ii) if the registration does not remain effective for a period of at least 120 days (or, with respect to any registration statement filed pursuant to Rule 415 under the Securities Act, for a period of at least 2 years) or, if earlier, until all the Registrable Securities requested to be registered in connection therewith were sold, (iii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, or (iv) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than by reason of some act or omission by such Initiating Holders.

               (g) Priority in Requested Registrations. If a requested registration pursuant to this Section 2 involves an underwritten offering, and the managing underwriter shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number which can be sold in such offering, the Company will include in any such registration to the extent of the number which the Company is so advised can be sold in such offering (i) first, Registrable Securities requested to be included in such registration by the holder or holders of Registrable Securities who are Initiating Holders, pro rata among such holders on the basis of the number of Registrable Securities requested to be included by such holders, and (ii) second, other securities of the Company proposed to be included in such registration, in accordance with the priorities, if any, then existing among the Company and the holders of such other securities.

          3.   Incidental Registration.

               (a) Right to Include Registrable Securities. Notwithstanding any limitation contained in Section 2, if the Company at any time proposes to register any of its securities under the Securities Act (other than by a registration on Form S-4 or S-8 or any successor or similar forms), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, each such time, it will give prompt written notice to all holders of Registrable Securities of its intention to do so and of such holders' rights under this
Section 3. Upon the written request of any such holder made within 20 days after receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register, provided that (i) the Company shall not be required to effect the registration pursuant to this
Section 3 of any Warrants (but shall be required to effect the registration of Registrable Securities described in clauses (b) and (c) of the definition of Registrable Securities) and (ii) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder or holders of Registrable Securities entitled to request that such registration be effected as a registration under Section 2, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 3 shall relieve the Company of its obligation to effect any registration statement upon request under Section 2. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 3.

               (b) Priority in Incidental Registrations. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, securities determined as follows:

               (i) if such registration as initially proposed by the Company was solely a primary registration of its securities, (x) first, the securities proposed by the Company to be sold for its own account, (y) second, any Registrable Securities requested to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of Registrable Securities requested to be included by such holders and (z) third, any other securities of the Company proposed to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holders; and

              (ii) if such registration as initially proposed by the Company was in whole or in part requested by holders of securities of the Company, other than holders of Registrable Securities, pursuant to Section 2 hereof, such securities held by the holders initiating such registration, any Registrable Securities requested to be included in such registration, and any other securities of the Company proposed to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holders.

               4. Registration Procedures. If and whenever (a) the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2 and 3 or (b) there is a Requesting Holder in connection with any other proposed registration by the Company under the Securities Act, the Company will as expeditiously as possible:

               (i) prepare and file with the Commission the requisite registration statement (including such audited financial statements as may be required by the Securities Act or the rules and regulations promulgated thereunder) to effect such registration and use its best efforts to cause such registration statement to become effective, provided that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities whose Registrable Securities are to be included in such registration copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and provided, further, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

              (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (A) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (B) the expiration of 120 days after such registration statement becomes effective, except with respect to any such registration statement filed pursuant to Rule 415 (or any successor Rule) under the Securities Act, in which case such period shall be 2 years;

             (iii) furnish to each seller of Registrable Securities covered by such registration statement and each Requesting Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

              (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller thereof and each Requesting Holder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

               (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

              (vi) furnish to each seller of Registrable Securities and each Requesting Holder a signed counterpart, addressed to such seller (and the underwriters, if any), of

                    (A) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

                    (B) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten Public Offerings of securities and, in the case of the accountants' letter, such other financial matters, as such seller (or the underwriters, if any) may reasonably request;

             (vii) immediately notify each seller of such Registrable Securities, and (if requested by any such seller) confirm such advice in writing, (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

            (viii) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time;

              (ix) immediately notify each holder of Registrable Securities covered by such registration statement and each Requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such holder promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

               (x) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and not file any amendment or supplement to such registration statement or prospectus to which any such seller or any Requesting Holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the require-ments of the Securities Act or of the rules or regulations thereunder, having been furnished with a copy thereof at least five business days prior to the filing thereof;

              (xi) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

             (xii) cooperate with the sellers of such Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which securities shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company; and enable such Registrable Securities to be in such denominations and registered in such names as such sellers may request at least two Business Days prior to any sale of Registrable Securities;

            (xiii)  use its best efforts (A) to cause all such

     Registrable Securities covered by such registration statement to be listed on a national securities exchange (if such Registrable Securities are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule llAa2-1 of the Commission or, failing that, secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

             (xiv) provide a CUSIP number for all Registrable Securities, not later than the effective date of the applicable registration statement; and

              (xv) enter into such agreements and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such holder and the distribution of such securities as the Company may from time to time reasonably request in writing.

          5.   Underwritten Offerings.

               (a) Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to the registration requested under Section 2, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be satisfactory in substance and form to each such holder and the underwriters and to contain such representations and warranties by the Company and such other terms as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 8. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. No holder of Registrable Securities shall be required (i) to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder and such holder's intended method of distribution and any other representation required by law or (ii) to indemnify (or to contribute with respect to an indemnifiable claim) the Company or any underwriters of the Registrable Securities, except as set forth in Section 8.

               (b) Incidental Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 3 and such securities are to be distributed by or through one or more underwriters, the Company will, subject to the provisions of
Section 3(b), use its best efforts, if requested by any holder of Registrable Securities, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. No holder of Registrable Securities shall be required (i) to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder and such holder's intended method of distribution and any other representation required by law or (ii) to indemnify (or to contribute with respect to an indemnifiable claim) the Company or any underwriters of the Registrable Securities, except as set forth in Section 8.

               (c)  Holdback Agreements.

               (i) Each holder of Registrable Securities agrees, if so required by the managing underwriter, not to effect any public sale or distribution of securities of the Company of the same class as the securities included in such Registration Statement, during the seven days prior to the date on which any underwritten registration pursuant to Section 2 or 3 has become effective and the 90 days thereafter, except as part of such underwritten registration or to the extent that such holder is prohibited by applicable law from agreeing to withhold Registrable Securities from sale or is acting in its capacity as a fiduciary or an investment adviser. Without limiting the scope of the term "fiduciary," a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the Registrable Securities proposed to be sold are subject to ERISA, the Investment Company Act of 1940 or the Investment Advisers Act of 1940 or if such Registrable Securities are held in a separate account under applicable insurance law or regulation.

              (ii) The Company agrees (A) not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the seven days prior to the date on which any underwritten registration pursuant to
     Section 2 or 3 has become effective and the 90 days thereafter, except as part of such underwritten registration and except pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto, and (B) to cause each holder of its equity securities or of any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a Public Offering), to agree not to effect any such public sale or distribution of such securities, during such period, except as part of such underwritten registration.

          6. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act, the Company will give the holders of Registrable Securities to be registered under such registration statement, their underwriters, if any, each Requesting Holder and one firm of counsel and accountants on behalf of such Requesting Holders, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company agrees to include in any such registration statement all information which any holder of Registrable Securities being registered, upon advice of counsel, shall reasonably request.

          7. Rights of Requesting Holders. The Company will not file any registration statement under the Securities Act, whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account (other than by a registration on Form S-4, S-8 or any successor form thereto), unless it shall first have given to each Person which holds any Registrable Securities issued by the Company at least 30 days' prior written notice thereof. Any such holder who shall so request within 30 days after such notice (a "Requesting Holder") shall have the rights of a Requesting Holder provided in Sections 4, 6 and 8. In addition, if any registration statement refers to any Requesting Holder by name or otherwise as the holder of any securities of the Company, then such holder shall have the right to require (a) the insertion therein of language, in form and substance reasonably satisfactory to such holder, to the effect, if true, that the holding by such holder of such securities does not necessarily make such holder a "controlling person" of the Company within the meaning of the Securities Act and is not to be construed as a recommendation by such holder of the investment quality of the Company's debt or equity securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (b) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any rules and regulations promulgated thereunder, the deletion of the reference to such holder.

          8.   Indemnification.

               (a) The Company will, and hereby does, indemnify, to the extent permitted by applicable law, each holder of Registrable Securities and its Affiliates and their respective officers and directors, if any, and each Person, if any, who controls such holder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information furnished in writing to the Company by such holder expressly for use therein. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, no action or failure to act on the part of such underwriters (whether or not any such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters, and the Company agrees to indemnify such underwriters, their officers and directors, if any, and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the holders of Registrable Securities; provided that the Company shall not be required to indemnify any such underwriter, or any officer or director of such underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter's failure to send or give a copy of the amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was given notice of the availability of such amended or supplemented final prospectus.

               (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will indemnify, to the extent permitted by applicable law, the Company, its officers and directors and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act, common law or otherwise), caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so furnished in writing by such holder expressly for use therein; provided that such holder's obligations hereunder shall be limited to an amount equal to the net proceeds to such holder of the Registrable Securities sold pursuant to such registration statement.

               (c) Any Person entitled to indemnification under the provisions of this Section 8 shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this
Section 8, except to the extent that the indemnifying party is actually prejudiced by such failure) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party; and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party, and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any registration statement provided for under this Agreement shall so provide. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect to such claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a participating holder of Registrable Securities, its officers, directors or any Person, if any, who controls such holder as aforesaid, and shall survive the transfer of such securities by such holder.

               (d) If the indemnification provided for in this Section 8 shall for any reason be held by a court to be unavailable to an indemnified party under Section 8(a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under Section 8(a) or (b), the indemnified party and the indemnifying party under Section 8(a) or (b) shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective sellers of Registrable Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and such prospective sellers from the offering of the securities covered by such registration statement, provided, that for purposes of clauses (i) or (ii), the relative benefits received by the prospective sellers shall be deemed not to exceed the amount of proceeds received by such prospective sellers, and no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under subsection (b) of this Section 8 was available. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Such sellers' obligations to contribute as provided in this Section 8(d) are several in proportion to the relative value of their respective Registrable Securities covered by such registration statement and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

               (e) Indemnification and contribution similar to that specified in the preceding subdivisions of this Section 8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act.

               (f) An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 8 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due or payable, subject to an undertaking by the Indemnified Party to repay all such amounts if a court of competent jurisdiction determines that such Indemnified Party is not entitled to indemnity or the benefits of contribution hereunder.

          9. Adjustments Affecting Registrable Securities. The Company will not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in any registration of its securities contemplated by this Exhibit B or the marketability of such Registrable Securities under any such registration.

          10. Registration Rights to Others. The Company shall not, without the prior written consent of the holders of a majority of Registrable Securities, provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Act which are more favorable to such holder than the terms and conditions provided in this Exhibit B to holders of Registrable Securities. The Company shall provide to the holders of Registrable Securities copies of any agreements which purport to grant rights with respect to the registration of any of the Company's securities to any holder or prospective holder thereof promptly upon executing the same.

          11. Other Registration of Common Stock. If any shares of the Common Stock required to be reserved for purposes of issuance upon exercise of the Warrants in connection with their sale in a registration pursuant to Section 2 or 3 require registration with or approval of any governmental authority under any federal or state law (other than the Securities Act) before such shares may be issued upon such exercise, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be.

          12. Nominees for Beneficial Owners. For purposes of this Exhibit B, in the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Exhibit B or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Exhibit B. If the beneficial owner of any Registrable

Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

          13. Rule 144 and Rule 144A. The Company shall take all actions reasonably necessary to enable holders of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the provisions of Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended from time to time, or any similar rules or regulations hereafter adopted by the Commission, including, without limitation, filing on a timely basis all reports required to be filed pursuant to the Exchange Act.

          14. Transfer; Assignment. Upon a transfer of Registrable Securities by the holder thereof, the rights granted hereunder to the holders of Registrable Securities may be transferred to such transferee.

          15. Amendment. Notwithstanding the provisions of the Stockholders Agreement to which this Exhibit B is attached, this Exhibit B may not be amended or modified without the prior written consent of holders of more than 50% of the Registrable Securities. Any approval, action or waiver of any provision contained in this Exhibit B shall require the prior approval or consent of holders of more than 50% of the Registrable Securities, and upon receiving such approval or consent, such approval, action or waiver shall be binding upon all holders of Registrable Securities; provided, that if any amendment is adverse to any holder of Registrable Securities, the same must be approved by such holder.

                                 EXHIBIT F
                    Form of Investor's Rights Agreement

                            GMH HOLDINGS, INC.

                        INVESTORS' RIGHTS AGREEMENT

                             December 21, 1995

                             TABLE OF CONTENTS


SECTION 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

PUT/CALL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Put Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Repurchase Rights. . . . . . . . . . . . . . . . . . . . . . .  3

SECTION 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

BULLDOG OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.1  Option . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.1  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.2  Successors and Assigns; Assignment of Rights . . . . . . . . .  5
     3.3  Entire Agreement; Amendment; Waiver. . . . . . . . . . . . . .  6
     3.4  Notices, etc.. . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.5  Delays or Omissions. . . . . . . . . . . . . . . . . . . . . .  6
     3.6  Rights; Separability . . . . . . . . . . . . . . . . . . . . .  6
     3.7  Titles and Subtitles . . . . . . . . . . . . . . . . . . . . .  7
     3.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.9  No Third Party Beneficiaries . . . . . . . . . . . . . . . . .  7
     3.10 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.11 Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  7

                            GMH HOLDINGS, INC.

                        INVESTORS' RIGHTS AGREEMENT


     This Investors' Rights Agreement (this "Agreement") is made and entered into as of the 21st day of December, 1995, by and among GMH HOLDINGS, INC., a Delaware corporation (the "Company"), the persons identified on Exhibit A attached hereto (the "Purchasers"), BULLDOG HOLDINGS LLC, a New York limited liability company ("Bulldog") and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES (the "Equitable").

     WHEREAS, the Purchasers are parties to the Securities Purchase Agreement dated as of the date hereof between the Company, General Manufactured Housing, Inc. and the Purchasers (the "Series A Agreement"), certain of the Company's and such Purchasers' obligations under which are conditioned upon the execution and delivery by such Purchasers, Bulldog, Equitable and the Company of this Agreement;

     For purposes of Sections 1.1, 1.2(c) and 3 of this Agreement only, Equitable shall be deemed to be a Purchaser.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:



                                 SECTION 1

                                 PUT/CALL

     1.1 Put Rights. (a) At any time, and from time to time, commencing December 30, 2003, a Purchaser may, by notice to the Company and to the other Purchasers (a "Put Notice") elect to require the Company (subject to the conditions set forth below), to purchase (a "Put") all of the Common Stock and Series B Shares owned by such Purchaser at a price equal to the Fair Market Value (as defined below) determined as of the date of the Put Notice, and the Company, subject to the conditions set forth below, shall thereupon become obligated to purchase all of such Common Stock and Series B Shares at the Fair Market Value. In the event that the Fair Market Value is less than the price at which such Purchaser is willing to Put such Common Stock and Series B Shares, then, within 30 days after the date of the determination of Fair Market Value, the Purchaser may withdraw such Put Notice and the obligations of the Purchaser and the Company pursuant to this Section 1.1 with respect to such Put shall be terminated. During the thirty (30) day period following the delivery of any Put Notice, each Purchaser shall have the right to exercise a Put on equal priority with the Purchaser who delivered the Put Notice initiating such process with respect to all Common Stock and Series B Shares owned by such Purchaser.

          (b) The Company's obligations with respect to a Put(s) shall be limited to the extent of its funds legally available for the purchase of capital stock of the Company. In the event that the Company is so limited in its ability to fulfill any Put, the Company will use its reasonable efforts to arrange financing on commercially reasonable terms and conditions in an amount sufficient to enable it to fulfill its obligations in respect of all Common Stock and Series B Shares Put by Purchasers during the 30 day period following delivery of the initiating Put Notice. If, notwithstanding such efforts, after a period of 90 days following the determination of Fair Market Value as of the date of the initiating Put Notice, the Company is unable to acquire for cash all of the Common Stock and Series B Shares which have been Put, then the Company shall issue to each Purchaser who has

          Put Common Stock and Series B Shares a Promissory Note of the Company in the original principal amount equal to the Fair Market Value of the Common Stock and Series B Shares so Put which the Company is unable to acquire for cash (prorating the cash to be paid and principal amount of Promissory Notes to be delivered based upon the number of shares (calculated on an as converted and/or as exercised basis) Put by each Purchaser as compared to the total number of shares Put by all Purchasers). Any such promissory note shall bear interest at the rate per annum equal to the then prevailing rate for three year U.S. Treasury obligations plus 500 basis points on the outstanding principal amount thereof, shall be mandatorily prepayable out of excess cash flow of the Company and its subsidiaries on a consolidation basis, and shall mature on the third anniversary of the Put Notice applicable thereto. Such Promissory Note shall contain such subordination provisions as the Company's senior lenders shall reasonably request. The Promissory Note shall be secured by a pledge of the securities with respect to which the Put has been exercised. The Promissory Note shall be substantially in the form of Exhibit I attached to this Agreement. The securities pledged to secure the Promissory Note shall be endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by the Company, and shall be delivered to the Purchaser, together with a pledge agreement executed by the Company in substantially the form of Exhibit II attached to this Agreement and the Promissory Note, at the Closing of such Put.

               (c) The closing of any Put transaction shall take place on a date (such date to be as soon as practicable after the Valuation has been delivered) and at the offices of the Company. The Company, will pay for the Common Stock and Series B Shares to be purchased pursuant to a Put by wire transfer to the Purchaser to the extent provided above, and, if required pursuant to subparagraph (b) above by delivery of a Promissory Note duly executed by the Company. The Company, will be entitled to receive customary representations and warranties from the Purchaser regarding the sale of the Common Stock and Series B Shares including a representation that the Purchaser has good and marketable title to the Common Stock and Series B Shares to be transferred free and clear of all liens, claims and other encumbrances.

               (d) As used herein, the following terms shall have the following respective meanings:

                    Entity Fair Market Value shall mean the fair market value of the Company and its Subsidiaries considered as one entity (as established pursuant to a Valuation), in the event of a sale of the Company and its Subsidiaries pursuant to an active marketing process, less any indebtedness of the Company and its Subsidiaries for borrowed money.

                    Fair Market Value of a share of Common Stock shall mean the
               Entity Fair Market Value divided by the total number of issued and outstanding shares of Common Stock of the Company on a fully diluted basis (including the conversion of all securities convertible into Common Stock and the exercise of all warrants which are exercisable into Common Stock). Fair Market Value of a Series B Share shall mean the Fair Market Value of a share of Common Stock multiplied by the number of shares of Common Stock into which such Series B Share is then convertible.

                    "Valuation" shall mean with respect to Entity Fair Market
               Value, the agreement of the Company and the applicable Purchaser(s), or if the Company and such Purchaser(s) are unable to agree within 30 days after delivery of the Put Notice, the opinion of an investment banking firm of national standing designated by mutual agreement of the Company and the Purchaser. The costs of conducting the Valuation shall be borne equally by the applicable Purchaser and the Company.

          1.2 Repurchase Rights. (a) At any time commencing December 30, 2004, the Company may, by notice to the Purchasers

     (a "Call Notice"), elect to purchase (a "Call") all of the Purchasers' Common Stock and Series B Shares at a price equal to the Fair Market Value thereof, determined as of the date of the Call Notice. The Call Notice will set forth the time and place for the closing of the transaction.

               (b) At any time commencing December 30, 2004, the Company may, by a Call Notice to Equitable, elect to Call all of Equitable's Common Stock at a price equal to the Fair Market Value thereof, determined as of the date of the Call Notice. The Call Notice will set forth the time and place for the closing of the transaction.

               (c)  The closing of the transactions contemplated by this Section
     1.2 shall take place on the date and at the place designated by the Company in the Call Notice which date shall not be more than 90 days after the delivery of such notice. The Company will pay for the Common Stock and Series B Shares to be purchased pursuant to a Call in cash by wire transfer payable to the holder of such Common Stock and Series B Shares. The Company will be entitled to receive customary representations and warranties from each Purchaser regarding the sale of the Common Stock and Series B Shares, including but not limited to the representation that the Purchaser has good and marketable title to the Common Stock and Series B Shares to be transferred free and clear of all liens, claims and other encumbrances.


                                   SECTION 2

                                BULLDOG OPTION

          2.1 Option. On each dividend payment date with respect to the Series A Shares (and whether or not any dividend in respect of the Series A Shares is earned or declared), in the event that there is an aggregate amount of accrued and unpaid dividends in respect of the Series A Shares in excess of $500,000, then Bulldog shall grant to each Purchaser an option to purchase such Purchaser's pro rata share (as defined below) of that number of Series B Shares (adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares) (the "Option Shares") owned by Bulldog as equals .21875 times the difference between (a) the aggregate amount of accrued and unpaid dividends in respect of all Series A Shares minus (b) the greater of (x) $500,000 and (y) the lowest aggregate amount of accrued and unpaid dividends outstanding in respect of all Series A Shares since the immediately preceding dividend payment date (or, if Bulldog has converted some or all of the Series B Shares such that it owns an insufficient number of Series B Shares to satisfy such option, then such option shall be for such number of shares of Common Stock as such number of Option Shares would then convert into at the then applicable Series B Conversion Price); provided that the maximum number of Option Shares as to which the Purchasers may be granted options hereunder shall be that number of Option Shares as shall represent ten percent (10%) of the Company's Common Stock on a fully-diluted basis. The option exercise price per share with respect to any such option shall equal $2.2857 per share (as adjusted for combinations, consolidations or stock distributions or dividends with respect to such shares) and the term of each such option shall be eight years from the date of grant of such option. Each option may be exercised in whole or in part provided that options shall be exercised in amounts no less than the lesser of (i) $10,000 in aggregate exercise price and (ii) the total dollar amount in exercise price of all unexercised options held by such optionee. If prior to exercise of any option granted pursuant to this Section, the Company pays dividends in respect of the Series A Shares such that the aggregate amount of accrued and unpaid dividends in respect of all Series A Shares is less than $500,000, then one-half of the unexercised options which are then held by such optionee (but excluding any options which have previously been outstanding at any time when the aggregate amount of accrued and unpaid dividends on all Series A Shares is less than $500,000) shall expire and be of no further force or effect. A Purchaser's pro rata share shall be that percentage which expresses the ratio between the number of shares of Common Stock owned by such Purchaser and the aggregate number of shares of Common Stock owned by all such Purchasers.


                                   SECTION 3

                                 MISCELLANEOUS

          3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

          3.2 Successors and Assigns; Assignment of Rights. The rights and benefits of a Purchaser hereunder (including such Purchaser's rights and benefits under Section 1.1 hereof) may be assigned to a transferee or assignee in connection with transfer or assignment of any Series A Shares owned by such Purchaser (A) to any person or entity which is a majority-owned subsidiary of a Purchaser or controls, is controlled by or under common control with the Purchaser, (B) to any other person or entity provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) such transferee or assignee acquires at least 160,000 Series A Shares and (c) such assignee or transferee executes a written instrument agreeing to be bound by the terms and provisions of this Agreement, (C) to a constituent partner of a Purchaser, a trust (including liquidating trusts for the benefit of such a partner or partners) or the estate of such a constituent partner, and (D) to a successor trustee of a Purchaser in its capacity as trustee. Any such transfer or assignment permitted hereby shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          3.3 Entire Agreement; Amendment; Waiver. This Agreement, the Series A Agreement and the other agreements contemplated thereby constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of at least sixty six and 2/3 percent (66-2/3%) of the Series A Shares and any such amendment, waiver, discharge or termination shall be binding upon all the parties hereto, but in no event shall the obligation of any party hereto be materially increased, except upon the written consent of such party.

          3.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by -facsimile or delivered personally by hand or nationally recognized courier addressed (a) if to a Purchaser, as indicated on the list of Purchasers attached hereto as Exhibit A, or at such other address as such Purchaser or permitted assignee shall have furnished to the Company in writing, (b) if to Bulldog to Strategic Investments & Holdings, Inc., Cyclorama Building, 369 Franklin Street, Buffalo, New York 14202; Attention: Gary M. Brost or at such other address as shall have furnished to the Company in writing, or (c) if to the Company, at such address or facsimile number as the Company shall have furnished to each Purchaser in writing. All such notices and other written communications shall be effective on the date of mailing, facsimile transfer or delivery.

          3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Purchaser (in any capacity hereunder), upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Purchaser (in any capacity hereunder) of any breach or default under this Agreement or any waiver on the part of any Purchaser of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Purchaser, shall be cumulative and not alternative.

          3.6 Rights; Separability. Unless otherwise expressly provided herein, a Purchaser's rights hereunder are several rights, not rights jointly held with any of the other Purchaser. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          3.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

          3.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          3.9 No Third Party Beneficiaries. The covenants and agreements set forth herein are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and such covenants and agreements shall not be construed as conferring, and are not intended to confer, any rights or benefits upon any other persons.

          3.10 Remedies. The parties to this Agreement acknowledge and agree that a breach of any of the covenants of the Company, the Purchasers or Bulldog set forth in this Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the foregoing parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any disputes arise concerning Section 1 hereof, the parties to this Agreement agree that an injunction may be issued pending resolution of such controversy. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement. Any transfer or acquisition of Restricted Securities in violation of this Agreement shall be null and void ab initio.

          3.11 Definitions. As used in this Agreement, the following definitions shall apply:

               "Common Stock" shall mean, collectively, the Company's Class A Common Stock, par value $0.001 per share, the Company's Class C Common Stock, par value $0.001 per share, including shares of Class C Common Stock issued or issuable upon conversion of Series B Shares, and the Company's Class B Common Stock, par value $0.001 per share, including shares of Class A or Class B Common Stock issued or issuable upon exercise of the warrants issued to Equitable on the date hereof.

               "Series A Shares" shall mean the Company's Series A Redeemable Preferred Stock, par value $0.001 per share.

               "Series B Shares" shall mean the Company's Series B Convertible Preferred Stock, par value $0.001 per share.


                 [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Investors' Rights Agreement effective as of the day and year first above written.

     THE COMPANY:                  GMH HOLDINGS, INC.


                                   By:________________________________
                                        Name:
                                        Title:


     BULLDOG:                      BULLDOG HOLDINGS LLC
     By:  SIHI-GMH LLC
                                   Its Managing Member


                                   By:________________________________



     THE PURCHASERS:               RFE INVESTMENT PARTNERS V, L.P.


                                   By:  RFE ASSOCIATES V, L.P.,
                                        Its General Partner


                                   By:________________________________
                               A General Partner


                                   STERLING COMMERCIAL CAPITAL, INC.


                                   By: /s/ Harvey Rosenblatt
                                       _______________________________
                                       Harvey Rosenblatt,
                                       Executive Vice President

                                   State Treasurer of the State of
                                   Michigan, Custodian of the Michigan
                                   Public School Employees' Retirement
                                   System, State Employees' Retirement
                                   System, Michigan State Police
                                   Retirement System, and Michigan
                                   Judges Retirement System

                                   By:   /s/ Paul E. Rice
                                         _____________________________
                                   Name: Paul E. Rice

                                   Title:Administrator, Alternative
                                         Investments Division


     EQUITABLE:                    THE EQUITABLE LIFE ASSURANCE
                                   SOCIETY OF THE UNITED STATES


                                   By:  ______________________________
                                   Investment Officer

                                                                       Exhibit A
                            SCHEDULE OF PURCHASERS

     Purchaser's Name and Address

     RFE Investment Partners V, L.P.
     36 Grove Street
     New Canaan, CT  06840

     State Treasurer of the
     State of Michigan, Custodian
     430 West Allegan, 3rd Floor
     Lansing, MI  48992

     Sterling Commercial Capital, Inc.
     175 Great Neck Road
     Great Neck, NY  11021

                          INVESTORS' RIGHTS AGREEMENT
                                   EXHIBIT I

                                PROMISSORY NOTE


          FOR VALUE RECEIVED, GMH Holdings, Inc., a Delaware corporation (hereinafter called the "Company"), with offices at ___________________________________ hereby promises to pay to the order of
     ________________________________ [name of person exercising Put], a
     ____________________________________________ ("Payee"), at its office at
     _________________________________________ [address of Payee], or at such other office as it designates in writing to the Company, the principal sum of ______________________ Dollars ($___________), such payment to be in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. The principal amount of this Note shall be paid in three equal annual installments (or in three installments as nearly equal as possible), one year, two years, and three years from the initial issuance date of this Note. This Note shall bear interest on the unpaid principal amount hereof from time to time outstanding, payable every three months from the initial issuance date of this Note, commencing on the third month from the initial issuance date of this Note in like money on the principal sum unpaid hereof, from the date hereof, and upon payment of principal in full, at a rate per annum equal to [Three year Treasury rate plus 500 basis points] per annum. Payments of principal and/or interest shall be made at the office of Payee. Notwithstanding the provisions of this Note, if the rate of interest payable hereunder is limited by law, the rate payable hereunder shall be the maximum rate permitted by law. If, however, the Company pays any interest in excess of the maximum rate of interest permitted by law, any interest so paid which exceeds such maximum rate shall automatically be considered a payment of principal and shall automatically be applied in reduction of principal due on this Note to the extent of such excess.

          This Note may be prepaid in whole or in part by the Company. In addition, in the event that at the end of any fiscal year ending after the date hereof there shall exist "Excess Cash Flow" (as defined below), then within ten (10) days after the date upon which the Company's audited consolidated financial statements with respect to such fiscal year become available, the Company shall be required to pay to Payee, an amount equal to all of such Excess Cash Flow. Notwithstanding anything to the contrary contained in this Note, the Company shall (a) with respect to any mandatory or permitted prepayment under this paragraph, prepay this Note and other notes initially issued in the same year as this Note by reason of the exercise of Put rights given to holders of certain securities of the Company pursuant to repurchase rights granted in an Investors' Rights Agreement dated as of December __, 1995 (the "Investors' Rights Agreement") between the Company and the Purchasers named therein pro rata based on the relative aggregate principal amounts thereof outstanding; and (b) prepay in full Notes issued in early years by reason of the exercise of Put rights given to holders of Company securities pursuant to the Investors' Rights Agreement prior to prepayment of Notes issued in later years.

          To secure payment of this Note and of any liability or liabilities of the Company to the holder, due or to become due or that may hereafter be contracted or existing, however acquired by the holder, the Company hereby grants a security interest in and shall deliver to the holder appropriate documentation, including a Pledge Agreement of even date herewith, representing such security interest, securities of the Company which the Company has delivered to the Payee pursuant to the exercise by the Payee of the Put option contained in the Investors' Rights Agreement.

          Reference to any other agreement referred to in this Note shall in no way impair the negotiability of this Note or the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein.

          In case of default in the payment of this Note or breach of the obligations of the Company contained herein, the holder shall have all rights given by the Uniform Commercial Code in the property, assets and securities in which it has a security interest. In addition, in the case of default in the payment of this Note or a breach of the obligations of the Company contained herein, the unpaid balance of the principal and interest due hereunder shall be immediately due and payable without notice. The waiver (which may only be by a written instrument) or the remedying of any default in a reasonable manner shall not operate as a waiver of the default remedied or any prior or subsequent default. If any amount payable hereunder is not paid when due in accordance with the terms hereof, the Company shall pay the holder hereof all its reasonable costs and expenses of collection, including but not limited to, its reasonable attorneys' fees actually incurred.

          Presentment for payment, demand, notice of dishonor, protest and notice of protest are hereby waived.

          This Note shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

          For purposes of this Note, the following definitions shall apply.

          "Consolidated Net Income" for any period, shall mean the consolidated net income (or deficit) of the Company and its subsidiaries for such period, determined in accordance with GAAP, excluding, however, any gains or losses from the sale or other disposition of assets (other than sales of inventory in the ordinary course of business) and any other non-cash extraordinary or non-recurring gains or losses.

          "Excess Cash Flow" for any period, shall mean an amount equal to the sum of (i) Consolidated Net Income for such period, plus (ii) an amount equal to the amount of depreciation expense, depletion expense, non-cash amortization expense (including the amortization of goodwill), accrued non-cash interest expense and all other non-cash charges deducted in arriving at such net income

          IN WITNESS WHEREOF, GMH Holdings, Inc. has caused this Note to be duly executed and delivered in its corporate name by its officers duly authorized on this ____ day of _______________, 199__.

                                                  GMH HOLDINGS, INC.


                                                  By:___________________________
                                                          Its:


     ATTEST


     _____________________________
     Secretary

                          INVESTORS' RIGHTS AGREEMENT
                                  EXHIBIT II

                               PLEDGE AGREEMENT


          THIS AGREEMENT is made as of ________________, 199__, by and between ____________________________, and _______________________ corporation
     ("Pledgor") and [ ] ("Pledgee").

          The following is a recital of facts of facts underlying this
     Agreement:

          Pledgor has sold Common Stock, par value $.001 par share ("Common Stock") to Pledgee pursuant to a Securities Purchase Agreement dated as of December __, 1995, by and between Pledgor, General Manufactured Housing, Inc. and the Purchasers named therein (the "Purchase Agreement"). Pursuant to an Investors' Rights Agreement dated as of December __, 1995 between Pledgee, Pledgor, and certain other Purchasers named therein, (the "Investors' Rights Agreement"), Pledgor granted to Pledgee the right to put the Common Stock. Pledgee has exercised its put rights pursuant to the Investors' Rights Agreement. In connection with the put, the Pledgor is making payment by delivering a promissory note in the principal amount of _________________________ Dollars ($ ) of even date herewith (the "Note").
     In order to secure payment of the Note and all other sums due to Pledgee pursuant to the terms of the Investors' Rights Agreement, Pledgor desires to pledge to Pledgee its securities of the class and in the number being repurchased as provided in Investors' Rights Agreement (the "Stock").

          NOW, THEREFORE, the parties agree as follows:

          1. Pledge. Pledgor pledges and herewith delivers to Pledgee as security for payment of the Note and all other sums due to Pledgee pursuant to the Investors' Rights Agreement, in accordance with their respective terms, all the Stock and given Pledgee a continuing lien upon the Stock as security therefor. If Pledgor comes into default under the terms of the Note, and fails to cure such default within any grace period specifically provided in the Note, Pledgor authorizes Pledgee to sell all or any portion of the Stock at public or private sale by completing the endorsements and/or assignments in blank and to apply the proceeds, after deducting all expenses of collection and sale (including reasonable attorney fees) in payment of any and all obligations of Pledgor evidenced by the Note. Pledgee shall have all the rights and remedies provided under the Uniform Commercial Code. Whenever any notice of sale is required to be given to Pledgor, it shall be considered reasonable if such notice is given at least
     (7) days prior to the date of such sale. Simultaneously with the execution hereof, Pledgor has delivered the Stock to Pledgee, endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by Pledgor.

          2. Release of Collateral. When the Note and all sums due to Pledgee pursuant to the Investors' Rights Agreement are paid in full, Pledgee shall deliver the certificate(s) representing the Stock and endorsements and/or assignments separate from certificates to Pledgor.

          3. Pledgee's Rights. So long as Pledgor is not in default under the Note or terms of this Agreement, Pledgee shall not have the right to receive any dividends payable with respect to the Stock and Pledgee shall have no right to vote the Stock except as provided in the Purchase Agreement. If, however, any stock dividends or distributions of stock or other securities are made on account of the Stock, then Pledgor shall promptly deliver such stock or securities to Pledgee, endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by Pledgor, whereupon such stock or securities shall be subject to the terms of this Agreement and shall be considered to be Stock as that term is used herein. Upon the occurrence of any default under the Note Pledge may exercise all voting rights incident to the Stock (which term shall include any voting securities issued as a dividend and distribution made thereon.)

          4. Remedies Cumulative. Pledgee may pursue any and all remedies in connection with the collateral pledged hereunder notwithstanding the availability of other remedies, all such remedies shall be cumulative and may be pursued simultaneously or independently.

          5. Notices. Any notices required or desired to be given hereunder, shall be in writing and shall be considered sufficiently given for all purposes if delivered by hand or sent by registered or certified mail, to the parties hereto at the address set forth below or such other address as they may direct in writing by similar notice:

                    If to Pledgor:

                    [                 ]

                    If to Pledgee:

                    [                 ]

          6. Miscellaneous. This Agreement is binding upon the parties hereto and their successors and assigns. This Agreement may only be amended by a writing signed by all of the parties hereto and may be waived only by a writing signed by the party charged with such waiver. This Agreement may be signed in more than one counterpart, each of which shall be considered to be an original, but all of which shall constitute one and the same Agreement. This Agreement is government by and shall be construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                             "PLEDGOR"
                                             [                          ]

                                             By:______________________________


                                             "PLEDGEE"
                                             [                          ]



                                             _________________________________

                                   EXHIBIT G
                        Form of Subordination Agreement

                          SUBORDINATION AGREEMENT

          This SUBORDINATION AGREEMENT (this "Agreement") is entered into as of December 21, 1995 among GENERAL MANUFACTURED HOUSING, INC., a Georgia corporation and successor by merger to GMH Acquisition Corp., a Delaware corporation ("Borrower"), GMH HOLDINGS, INC., a Delaware corporation ("Parent"), THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York insurance company ("Senior Subordinated Lender"), RFE INVESTMENT PARTNERS V, L.P., a Delaware limited partnership ("RFE"), STERLING COMMERCIAL CAPITAL, INC., a New York corporation ("Sterling"), STATE TREASURER OF THE STATE OF MICHIGAN, Custodian of the Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges Retirement System (the "State of Michigan") (RFE, Sterling and the State of Michigan hereinafter are referred to collectively as "Junior Subordinated Lenders"), STRATEGIC INVESTMENTS & HOLDINGS, INC., a Delaware corporation ("Strategic"), and FIRST SOURCE FINANCIAL LLP, an Illinois registered limited liability partnership ("Senior Lender").

                                R E C I T A L S

          A. Borrower and Senior Lender have entered into a Secured Credit Agreement of even date herewith (as the same hereafter may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), subject to the terms and conditions of which Senior Lender will make certain loans and other financial accommodations to Borrower.

          B. Borrower is indebted to Senior Subordinated Lender in the principal amount of $17,243,295, which indebtedness is evidenced by a certain senior subordinated note of even date herewith issued by Borrower payable to Senior Subordinated Lender, a copy of which is attached hereto as Exhibit A (the "Senior Subordinated Note").

          C. Borrower is indebted to Junior Subordinated Lenders in the aggregate principal amount of $5,000,000, which indebtedness is evidenced by certain junior subordinated notes of even date herewith issued by Borrower payable to Junior Subordinated Lenders, copies of which are attached hereto as Exhibit B (the "Junior Subordinated Notes").

          D. Parent owns 100% of the issued and outstanding capital stock of Borrower.

          E. Junior Subordinated Lenders collectively own 100% (8,000,000 shares) of the issued and outstanding Series A Preferred Stock of Parent (the "Preferred Stock").

          F. One of the conditions precedent to Senior Lender's obligations under the Credit Agreement is that this Agreement shall have been executed and delivered.

          NOW THEREFORE, the parties hereto hereby agree as follows:

     1.   Recitals and Definitions.

          1.1 Recitals. The Recitals set forth above are acknowledged by the parties hereto to be true and correct and are incorporated herein by this reference.

          1.2 Definitions. All capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement. As used herein, the following terms shall have the following meanings:

                    Additional Principal Amount: with respect to each Principal
               Payment Date, an amount equal to the quotient obtained by dividing (a) the amount of any Permitted Increase by (b) the number of Principal Payment Dates remaining after the effective date of such Permitted Increase.

                    Applicable Period: with respect to the calculation of Total
               Cash Sources or Non-Subordinated Fixed Charges as of (a) April 30, 1996, the three month period then ended, (b) July 31, 1996, the six month period then ended and (c) any other Determination Date, the nine month period then ended.

                    Articles: the Restated Certificate of Incorporation of
               Parent as in effect on the date hereof.

                    Available Cash: as of any Determination Date, an amount
               equal to the remainder of (a) the quotient obtained by dividing
               (i) Total Cash Sources for the Applicable Period ending on such Determination Date by (ii) 1.10 minus (b) Non-Subordinated Fixed Charges for the Applicable Period ending on such Determination Date minus (c) for any Determination Date which occurs on or after July 31, 1996, all Subordinated Payments actually paid with respect to the (i) first Fiscal Quarter of 1996, in the case of the Determination Date which occurs on July 31, 1996 and (ii) in the case of any other Determination Date, the last two Fiscal Quarters ending during the Applicable Period ending on such Determination Date (which Subordinated Payments correspond to the calculation of Available Cash for the first two Determination Dates of such Applicable Period).

                    Cash Overage: as of any Determination Date, an amount equal to the remainder of (a) Total Cash Sources for the Applicable Period ending on such Determination Date minus (b) Non-Subordinated Fixed Charges for such Applicable Period minus (c) the aggregate amount of all accrued and unpaid Senior Subordinated Payments (including for the current period) minus
               (d) 110% of the amount of the accreted discount on the Senior Subordinated Notes with respect to such Applicable Period.

                    Determination Date: the last day of each January, April,
               July and October.

                    Incentive Management Fees: the management fees payable by
               Borrower to Strategic pursuant to Section 2.3(b) of the Management Agreement, in an aggregate amount not to exceed (a) $69,500 with respect to the last ten days of December, 1995 and the first Fiscal Quarter of 1596 and (b) $62,500 with respect to any other Fiscal Quarter.

                    Junior Subordinated Default: a default in the payment of the
               Junior Subordinated Indebtedness or any other occurrence permitting Junior Subordinated Lenders to accelerate the payment of all or any portion of the Junior Subordinated Indebtedness.

                    Junior Subordinated Default Notice: a written notice from
               Junior Subordinated Lenders to Borrower of the occurrence of a Junior Subordinated Default.

                    Junior Subordinated Indebtedness: all of the obligations of
               Borrower to Junior Subordinated Lenders under the Junior Subordinated Instruments and all other amounts now or hereafter owed by Borrower to Junior Subordinated Lenders other than the Preferred Obligations.

                    Junior Subordinated Instruments: the Junior Subordinated
               Notes, the Junior Subordinated Note Purchase Agreement and all other documents and instruments evidencing or pertaining to any portion of the Junior Subordinated Indebtedness.

                    Junior Subordinated Note Purchase Agreement: the Securities
               Purchase Agreement of even date herewith among Borrower, Parent and the Junior Subordinated Lenders.

                    Junior Subordinated Payments: quarterly cash payments of
               interest on the Junior Subordinated Indebtedness (other than any Junior Subordinated Indebtedness representing accrued and unpaid interest added to the principal amount of the Junior Subordinated Indebtedness) required by the Junior Subordinated Notes at a rate not to exceed 13.00% per annum.

                    Lien: any lien, mortgage, security interest, financing
               statement, pledge, hypothecation, assignment or judgment lien of any kind or nature whatsoever, whether arising by contract, operation of law, or otherwise.

                    Management Agreement: that certain Management Agreement of even date herewith between Borrower and Strategic.

                    Non-Subordinated Fixed Charges: for any Applicable Period,
               the sum of (a) all scheduled payments of interest on account of the Senior Indebtedness for such Applicable Period, plus (b) all Senior Principal Payments for such Applicable Period, plus (c) without double counting, all income taxes accrued (but not less than zero) by Borrower and Parent with respect to such Applicable Period.

                    Preferred Dividends: quarterly cash dividends from Borrower to Parent in an amount sufficient to enable Parent to pay the Parent Preferred Dividends.

                    Parent Preferred Dividends: quarterly cash dividends on the
               Preferred Stock required by the Articles in an amount not to exceed $240,000 per quarter. Parent Preferred Dividends shall not include any accrued and unpaid interest on any unpaid Parent Preferred Dividends from prior quarters.

                    Permitted Increase: any and all increases in the Commitments agreed to by Borrower and Senior Lender after the date hereof in an aggregate amount not to exceed $2,600,000.

                    Preferred Dividend Instruments: the Articles and all other documents and instruments evidencing or pertaining to the payment of the Preferred Dividends or the Parent Preferred Dividends.

                    Preferred Obligations: all of the obligations of Borrower to
               Parent and Parent to Junior Subordinated Lenders under the Preferred Dividend Instruments and all other amounts now or hereafter owed by Borrower to Parent and by Parent to Junior Subordinated Lenders, in their capacity as owners of the Preferred Stock.

                    Principal Payment Date: the last day of each Fiscal Quarter.

                    Proceeding: any insolvency, bankruptcy, receivership,
               custodianship, liquidation, reorganization, assignment for the benefit of creditors or other proceeding for the liquidation, dissolution or other winding up of Borrower or its property.

                    Senior Indebtedness: the Liabilities, together with post-
               petition interest thereon, whether or not allowed in any Proceeding.

                    Senior Principal Payments: with respect to each Applicable
               Period, the sum of the amounts set forth below opposite each Principal Payment Date which occurs during such Applicable Period plus the Additional Principal Amount, if any, applicable to each such Principal Payment Date:

                    Principal Payment Date        Amount

                    March 31, 1996             $  350,000
                    June 30, 1996              $  700,000
                    September 30, 1996         $1,050,000
                    December 31, 1996          $1,050,000
                    March 31, 1997             $1,075,000
                    June 30, 1997              $1,100,000
                    September 30, 1997         $1,125,000
                    December 31, 1997          $1,125,000
                    March 31, 1998             $1,687,500
                    June 30, 1998              $2,250,000
                    September 30, 1998         $2,812,500
                    December 31, 1998          $2,812,500
                    March 31, 1999             $3,250,000
                    June 30, 1999              $3,687,500
                    September 30, 1999         $4,125,000
                    December 31, 1999          $4,125,000
                    March 31, 2000             $4,250,000
                    June 30, 2000              $4,375,000
                    September 30, 2000         $4,500,000
                    December 31, 2000          $4,500,000

                    Senior Subordinated Default: a default in the payment of the
               Senior Subordinated Indebtedness or any other occurrence permitting Senior Subordinated Lender to accelerate the payment of all or any portion of the Senior Subordinated Indebtedness.

                    Senior Subordinated Default Notice: a written notice from
               Senior Subordinated Lender to Borrower of the occurrence of a Senior Subordinated Default.

                    Senior Subordinated Indebtedness: all of the obligations of
               Borrower to Senior Subordinated Lender under the Senior Subordinated Instruments and all other amounts now or hereafter owed by Borrower to Senior Subordinated Lender.

                    Senior Subordinated Instruments: the Senior Subordinated
               Note, the Senior Subordinated Note

               Purchase Agreement and all other documents and instruments evidencing or pertaining to any portion of the Senior Subordinated Indebtedness.

                    Senior Subordinated Note Purchase Agreement: the Note and
               Warrant Purchase Agreement of even date herewith among Borrower, Parent and Senior Subordinated Lender.

                    Senior Subordinated Payments: quarterly cash payments of
               interest on the Senior Subordinated Indebtedness (other than any Senior Subordinated Indebtedness representing accrued and unpaid interest added to the principal amount of the Senior Subordinated Indebtedness) required by the Senior Subordinated Note at a rate not to exceed 10.87% per annum through March 31, 2001 and 14.50% per annum thereafter, or, if the Liabilities have been paid in full and the Commitments have been terminated, any other applicable rate set forth in the Senior Subordinated Instruments.

                    Subordinated Holders: Senior Subordinated Lender, Junior
               Subordinated Lenders, Parent and Strategic.

                    Subordinated Instruments: the Senior Subordinated
               Instruments, the Junior Subordinated Instruments, the Preferred Dividend Instruments and the Management Agreement.

                    Subordinated Obligations: the Senior Subordinated
               Indebtedness, the Junior Subordinated Indebtedness, the Preferred Obligations and the Incentive Management Fees.

                    Subordinated Payments: the Senior Subordinated Payments, the
               Junior Subordinated Payments, the Preferred Dividends and the Incentive Management Fees.

                    Total Cash Sources: for any Applicable Period, (a) the
               amount which, in conformity with GAAP, would be set forth opposite the caption "net income" (or any like caption) (plus, to the extent subtracted from gross income in determining such net income, any dividends paid or payable by Borrower) on an income statement of Borrower for such Applicable Period, plus (b) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on such an income statement, plus (c) the amount (but not less than zero) which, in conformity with GAAP, would be set forth opposite the caption "income tax expense" (or any like caption) on such an income statement, plus (d) the amount which, in conformity with GAAP, would be set forth opposite the caption "depreciation and amortization expenses" (or any like caption) on such an income statement, plus (e) the amount accrued by Borrower related to Incentive Management Fees during such Applicable Period in an aggregate amount not to exceed (i) $62,500 for the Applicable Period ending April 30, 1996, (ii) $125,000 for the Applicable Period ending July 31, 1996 and (iii) $187,500 for any Applicable Period thereafter, less (f) the amount which, in conformity with GAAP, would be set forth opposite the caption "extraordinary pre-tax gain" (or any like caption) on such an income statement, less
               (g) capital expenditures (as determined in conformity with GAAP) incurred during such Applicable Period.

     2.   Subordination of the Subordinated Obligations to Senior Indebtedness.

          2.1 Subordination. The payment of any and all of the (a) Subordinated Obligations is hereby expressly subordinated to the prior payment in full of the Senior Indebtedness, (b) Junior Subordinated Indebtedness, Preferred Dividends and Incentive Management Fees is hereby expressly subordinated to the prior payment in full of the Senior Subordinated Indebtedness and

     (c) Preferred Dividends and Incentive Management Fees is hereby expressly subordinated to the prior payment in full of the Junior Subordinated Indebtedness.

          2.2 Restrictions on Payments. Notwithstanding any provision of the Subordinated Instruments to the contrary and in addition to any other limitations set forth herein or therein, no payment of principal, interest, dividends, fees or any other amount due with respect to the Subordinated Obligations shall be made, and no Subordinated Holder shall exercise any right of set-off (other than a set-off by Senior Subordinated Lender of the exercise price of the warrant issued to it by Parent on the Closing Date against the Senior Subordinated Indebtedness provided the amount of such set-off does not exceed $3,500 in the aggregate) or recoupment with respect to any Subordinated Obligations, until all of the Senior Indebtedness is paid in full, except that, subject to the proviso at the end of this
     Section 2.2, (i) on April 1, 1996, Borrower may make and the applicable Subordinated Holder may receive and retain all Subordinated Payments accrued through March 31, 1996 and (ii) on the first Business Day after the end of each Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 1996 Borrower may make and the applicable Subordinated Holder may receive and retain accrued and unpaid Subordinated Payments in an aggregate amount not to exceed Available Cash as of the most recent Determination Date in the following order of priority:

               (a)  first, all accrued and unpaid Senior Subordinated Payments;

               (b) second, all accrued and unpaid Junior Subordinated Payments; and

               (c) third, all accrued and unpaid Preferred Dividends and Incentive Management Fees, pro rata to the aggregate amount thereof then outstanding;

     provided, that in the event that due to the payment restrictions of this
     Section 2.2 any Junior Subordinated Payments, Preferred Dividends or Incentive Management Fees have accrued with respect to any prior Fiscal Quarter and remain unpaid, no Junior Subordinated Payments, Preferred Dividends and Incentive Management Fees shall be paid except to the extent of any Cash Overage.

          2.3 Proceedings. In the event of any Proceeding, (i) all Senior Indebtedness first shall be paid in full in cash before any payment of or with respect to the Subordinated Obligations shall be made; (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Obligations shall be paid or delivered directly to Senior Lender (to be held and/or applied by Senior Lender in accordance with the terms of the Credit Agreement) until all Senior Indebtedness is paid in full, and each Subordinated Holder irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and each Subordinated Holder also irrevocably authorizes, empowers and directs Senior Lender to demand, sue for, collect and receive every such payment or distribution upon the failure of such Subordinated Holder to do so within a reasonable period of time after requested to do so by Senior Lender; (iii) each Subordinated Holder agrees to execute and deliver to Senior Lender or its representative all such further instruments reasonably requested by Senior Lender confirming the authorization referred to in the foregoing clause
     (ii) and (iv) each Subordinated Holder agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Obligations reasonably requested by Senior Lender in connection with any such proceeding at least 15 days prior to the bar date for filing such proofs of claim and, upon the failure of such Subordinated Holder to do so, such Subordinated Holder hereby irrevocably authorizes, empowers and appoints Senior Lender its agent and attorney-in-fact to (A) execute, verify, deliver and file such proofs of claim and (B) vote such proofs of claim in any such proceeding if such Subordinated Holder fails to do so within a reasonable time prior to the deadline for voting such proofs of claim. Notwithstanding the provisions of this

     Section 2.3, in the event of any Proceeding and if so ordered by a court of competent jurisdiction, Subordinated Holders may receive securities (including equity securities) of Borrower as reorganized, or securities of Borrower or any other Person provided for by a plan of reorganization, composition, arrangement, adjustment or readjustment of Borrower or of its securities, the payment of which is subordinate, at least to the extent provided in this Agreement with respect to the Subordinated Obligations, to the payment of all Senior Indebtedness of Borrower at the time outstanding and to the payment of all securities issued to Senior Lender in exchange therefor.

          2.4  Incorrect Payments. If any payment not permitted under subsection
     2.2 is received by any Subordinated Holder on account of the Subordinated Obligations before all Senior Indebtedness is paid in full, such payment shall not be commingled with any asset of such Subordinated Holder, shall be held in trust by such Subordinated Holder for the benefit of Senior Lender and shall be paid over to Senior Lender, or its designated representative, for application (in accordance with the Credit Agreement) to the payment of the Senior Indebtedness then remaining unpaid, until all of the Senior Indebtedness is paid in full.

          2.5 Sale, Transfer. No Subordinated Holder shall sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Obligations unless, prior to the consummation of any such action, the transferee thereof executes and delivers to Senior Lender an agreement substantially identical to this Agreement, providing for the continued subordination and forbearance of the Subordinated Obligations to the Senior Indebtedness as provided herein and for the continued effectiveness of all of the rights of Senior Lender arising under this Agreement. Notwithstanding the failure to execute or deliver any such agreement, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of each Subordinated Holder, as provided in Section 10 below.

          2.6 Legends. Until the Senior Indebtedness is paid in full, each of the Subordinated Instruments at all times shall contain in a conspicuous manner the following legend:

               "The obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the "Subordination Agreement") dated as of December 20, 1995 among General Manufactured Housing, Inc. ("Borrower"), GMH Holdings, Inc., The Equitable Life Assurance Society of the United States, RFE Investment Partners V, L.P., Sterling Commercial Capital, Inc., the State Treasurer of the State of Michigan, as Custodian of the Michigan Public School Employees' Retirement System, the Michigan State Employees' Retirement System, the Michigan State Police Retirement System and the Michigan Judges Retirement System, Strategic Investments & Holdings, Inc. and First Source Financial LLP ("Senior Lender") to the obligations (including interest) owed by Borrower to the holders of all of the notes issued pursuant to that certain Secured Credit Agreement dated as of December 20, 1995 between Borrower and Senior Lender, as such Secured Credit Agreement has been and hereafter may be supplemented and amended from time to time; and each holder hereof, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

          2.7  Restriction on Action by each Subordinated Holder.

          (a) Until the Senior Indebtedness is paid in full and notwithstanding anything contained in the Subordinated Instruments, the Credit Agreement or the other Related Documents to the contrary, no Subordinated Holder shall agree to any amendment or modification of, or supplement to, the Subordinated Instruments as in effect on the date hereof, the effect of which is to (i) increase the amount of the Subordinated Obligations,

     (ii) increase the rate of interest or dividends on or fees payable in respect of any of the Subordinated Obligations, (iii) shorten the maturity date of any of the Subordinated Obligations, (iv) accelerate the terms under which the Subordinated Obligations are payable or (v) make the covenants or events of default contained therein, taken as a whole, materially more restrictive to Borrower or Parent.

          (b) Until the Senior Indebtedness is paid in full, no Subordinated Holder shall exercise any of the remedies with respect to the Subordinated Obligations set forth in any of the Subordinated Instruments or that otherwise may be available to such Subordinated Holder, either at law or in equity, except that:

               (1) in the event Senior Lender accelerates the Senior Indebtedness, Senior Subordinated Lender may accelerate the Senior Subordinated Indebtedness and Junior Subordinated Lenders may accelerate the Junior Subordinated Indebtedness, and, in the event Senior Subordinated Lender is entitled under clause (3) below to accelerate and does accelerate the Senior Subordinated Indebtedness, Junior Subordinated Lenders may accelerate the Junior Subordinated Indebtedness;

               (2) in the event of any Proceeding not initiated by any Subordinated Holder, such Subordinated Holder may participate in such Proceeding;

               (3) in the event the aggregate amount of all accrued and unpaid Senior Subordinated Payments exceeds $937,500, or in the event that Senior Subordinated Lender receives less than $237,500 in the aggregate on account of the Senior Subordinated Payments with respect to any two successive Fiscal Quarters, then, provided Senior Subordinated Lender, at any time after either such event occurs, gives Senior Lender not less than 30 days' prior notice of its intent to exercise such remedies, Senior Subordinated Lender may exercise any of the remedies set forth in the Senior Subordinated Instruments;

               (4) in the event the aggregate amount of all accrued and unpaid Junior Subordinated Payments exceeds $650,000, then, provided provided Junior Subordinated Lenders, at any time after such event occurs, give Senior Lender not less than 120 days' prior notice of their intent to exercise such remedies, Junior Subordinated Lenders may exercise any of the remedies set forth in the Junior Subordinated Instruments;

               (5) in the event Junior Subordinated Lenders give the notice referred to in clause (4) above, Senior Subordinated Lender may exercise any of the remedies set forth in the Senior Subordinated Instruments provided Senior Subordinated Lender, at any time after the Junior Subordinated Lenders give the notice referred to in clause (4) above, gives Senior Lender not less than 60 days' prior notice of its intent to exercise such remedies;

               (6) Junior Subordinated Lenders may exercise their rights to elect a majority of the Board of Directors of Parent pursuant to Article C, Section 4(f) of the Articles and Section 10(g) of the Stockholders Agreement;

               (7) in the event any Subordinated Payment permitted to be made under the terms of this Agreement is not made by Borrower, the applicable Subordinated Holder may take action to collect the amount of such Subordinated Payment provided such Subordinated Holder gives Senior Lender not less than 15 days' prior notice of its intent to take such action; and

               (8) each Subordinated Holder may take action to enforce its rights under the Articles, the Investors Rights Agreement and the Stockholders Agreement other than any such rights pertaining to the acceleration or payment of the Subordinated Obligations.

          2.8 Amendments of Credit Agreement and Related Documents. Until the Senior Indebtedness is paid in full and notwithstanding anything contained in the Subordinated Instruments, the Credit Agreement or the other Related Documents to the contrary, Senior Lender shall not agree to any amendment or modification of, or supplement to, the Credit Agreement or the Related Documents as in effect on the date hereof, the effect of which is to (i) increase the Commitments (except for any Permitted Increase), (ii) increase the rate of interest on or fees payable in respect of any of the Senior Indebtedness, (iii) shorten the maturity date of any of the Senior Indebtedness, (iv) accelerate the terms under which the Senior Indebtedness (other than any Permitted Increase) is payable or (v) make the covenants or events of default contained therein, taken as a whole, materially more restrictive to Borrower or Parent.

          3. Continued Effectiveness of this Agreement. The terms of this Agreement, the subordination effected hereby, and the rights and the obligations of each Subordinated Holder and Senior Lender arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Credit Agreement, any of the other Related Documents or any of the Subordinated Instruments; (b) the validity or enforceability of any of such documents; or (c) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Obligations or any of the instruments or documents referred to in clause
     (a) above.

          4. Representations and Warranties. Each party hereto hereby represents and warrants that this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such party enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles.

          5. Cumulative Rights, No Waivers. Each and every right, remedy and power granted to Senior Lender hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein, in the Credit Agreement or the other Related Documents, in the Subordinated Instruments or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Senior Lender, from time to time, concurrently or independently and as often and in such order as Senior Lender may deem expedient. Any failure or delay on the part of Senior Lender in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect Senior Lender's right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of Senior Lender's rights hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

          6. Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any Subordinated Holder therefrom, shall not be effective in any event unless the same is in writing and signed by Senior Lender and the Subordinated Holder against whom enforcement of such modification, waiver or consent is sought, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any Subordinated Holder in any event not specifically required of Senior Lender hereunder shall not entitle any Subordinated Holder to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

          7. Additional Documents and Actions. Each Subordinated Holder at any time, and from time to time, after the execution and delivery of this Agreement, upon the request of Senior Lender and at the expense of such Subordinated Holder, promptly will execute and deliver such further documents and do such further acts and things as Senior Lender reasonably may request in order to effect fully the purposes of this Agreement.

          8. Notices. All notices under this Agreement shall be in writing and shall be (a) delivered in person, (b) sent by telecopy or (c) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or by overnight express courier, addressed as follows:


          To Borrower or Parent:   c/o General Manufactured Housing,
                                   Inc.
                                   2255 Industrial Boulevard
                                   Waycross, GA  31501
                                   Attention:  Sam Scott
                                   Telecopy No.:  (912) 285-1397

                                   and

                                   Strategic Investments & Holdings,
                                   Inc.
                                   Cyclorama Building
                                   369 Franklin Street
                                   Buffalo, NY  14202
                                   Attention:  Gary M. Brost
                                   Telecopy No.:  (716) 857-6490

     To Senior Subordinated
       Lender:                     c/o Alliance Corporate Finance
                                   Group
                                   1345 Avenue of the Americas
                                   New York, NY  10105
                                   Attention:  Susan C. Penny
                                   Telecopy No.:  (212) 969-1529

     To Junior Subordinated
       Lenders:                    c/o RFE Investment Partners V, L.P.
                                   36 Grove Street
                                   New Canaan, CT  06840
                                   Attention:  James A. Parsons
                                   Telecopy No.:  (203) 966-3109

                                   and

                                   Alternative Investments Division
                                   Bureau of Investments
                                   Michigan Department of Treasury
                                   P.O. Box 15128 (U.S. Mail)
                                   Lansing, MI 48901 (U.S. Mail)
                                   430 W. Allegan (Overnight Courier)
                                   Lansing, MI 48922 (Overnight
                                   Courier)
                                   Attention:  Linda Rose
                                               Thomas Hufnagel
                                   Telecopy No.:  (517) 335-3668

                                   and

                                   Finance and Development Division
                                   Department of Attorney General
                                   P.O. Box 30217 (U.S. Mail)
                                   Lansing, MI 48909 (U.S. Mail)
                                   120 Michigan Avenue, Fourth Floor
                                   (Overnight Courier)
                                   Lansing, MI 48933 (Overnight
                                   Courier)
                                   Attention:  Timothy F. Konieczny
                                   Telecopy No.:  (517) 335-3088

     To Strategic:                 Strategic Investments & Holdings,
                                   Inc.
                                   Cyclorama Building
                                   369 Franklin Street
                                   Buffalo, NY  14202
                                   Attention:  Gary M. Brost
                                   Telecopy No.:  (716) 857-6490

     To Senior Lender:             c/o First Source Financial, Inc.
                                   2850 West Golf Road, 5th Floor
                                   Rolling Meadows, IL 60008
                                   Attention:  Contract Administration

                                   Telecopy No.:  (708) 734-7910

     or to any other address or telecopy number, as to any of the parties hereto, as such party shall designate in a notice to the other parties hereto. All notices sent pursuant to the terms of this Section 8 shall be deemed received (i) if personally delivered, then on the Business Day of delivery, (ii) if sent by telecopy, on the day sent if a Business Day or if such day is not a Business Day, then on the next Business Day, (iii) if sent by registered or certified mail, on the earlier of the third Business Day following the day sent or when actually received or (iv) if sent by overnight, express courier, on the next Business Day immediately following the day sent. Any notice by telecopy shall be followed by delivery of a copy of such notice on the next Business Day by overnight, express courier or by personal delivery.

          9. Severability. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, this Agreement shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

          10. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Senior Lender and shall be binding upon the successors and assigns of Borrower and each Subordinated Holder.

          11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same instrument.

          12. Defines Rights of Creditors. The provisions of this Agreement are solely for the purpose of defining the relative rights of each Subordinated Holder and Senior Lender and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, Borrower.

          13. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Instruments, the provisions of this Agreement shall control and govern. For purposes of this Section 13, to the extent that any provisions of any of the Subordinated Instruments provide rights, remedies and benefits to Senior Lender that exceed the rights, remedies and benefits provided to Senior Lender under this Agreement, such provisions of the applicable Subordinated Instruments shall be deemed to supplement (and not to conflict with) the provisions hereof.

          14. Statement of Indebtedness to Subordinated Holders. Pursuant to the Credit Agreement, Borrower is obligated to furnish to Senior Lender a monthly Compliance Certificate containing, among other things, computations of Available Cash and the Subordinated Payments owing from Borrower to each Subordinated Holder. Borrower will furnish a copy of such computations to each Subordinated Holder as and when furnished to Senior Lender. Senior Lender may rely without further investigation upon such computations unless the affected Subordinated Holder notifies Senior Lender of its objections to such computations within 30 days after receipt.

          15. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

          16. Termination. All obligations of Senior Lender under this Agreement shall terminate upon the indefeasible payment in full of the Senior Indebtedness. All obligations of all other parties under this agreement shall terminate upon the indefeasible payment in full of the Senior Subordinated Indebtedness.

          17. Default Notices. Senior Subordinated Lender shall provide Senior Lender with a copy of each Senior Subordinated Default Notice concurrently with the sending thereof to Borrower, and promptly shall notify Senior Lender in the event the Senior Subordinated Default which is the subject of such Senior Subordinated Default Notice is cured or waived. Junior Subordinated Lenders shall provide Senior Lender with a copy of each Junior Subordinated Default Notice concurrently with the sending thereof to Borrower, and promptly shall notify Senior Lender in the event the Junior Subordinated Default which is the subject of such Junior Subordinated Default Notice is cured or waived.

          18. No Contest of Liens; No Security for Subordinated Obligations. Each Subordinated Holder agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Liens in the Collateral granted to Senior Lender pursuant to the Credit Agreement and the other Related Documents or accept or take any collateral security for the Subordinated Obligations. The provisions of this Agreement shall apply regardless of any invalidity, unenforceability or lack of perfection of the Liens in the Collateral granted to Senior Lender pursuant to the Credit Agreement and the other Related Documents.

          19. SUBMISSION TO JURISDICTION. SENIOR LENDER MAY ENFORCE ANY CLAIM ARISING OUT OF THIS AGREEMENT, THE CREDIT AGREEMENT OR THE RELATED DOCUMENTS IN ANY STATE OR FEDERAL COURT HAVING SUBJECT MATTER JURISDICTION AND LOCATED IN CHICAGO, ILLINOIS. FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO ANY SUCH CLAIM, BORROWER AND EACH SUBORDINATED HOLDER OTHER THAN THE STATE OF MICHIGAN HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS. BORROWER AND PARENT EACH HEREBY IRREVOCABLY DESIGNATE PRENTICE-HALL, WITH OFFICES ON THE DATE HEREOF AT 33 NORTH LASALLE STREET, SUITE 1925, CHICAGO, ILLINOIS 60602, TO RECEIVE FOR AND ON BEHALF OF SUCH PERSON SERVICE OF PROCESS IN ILLINOIS. EACH OTHER SUBORDINATED HOLDER OTHER THAN THE STATE OF MICHIGAN AND SENIOR SUBORDINATED LENDER HEREBY IRREVOCABLY DESIGNATES THE PERSON WHOSE NAME AND ADDRESS ARE SET FORTH ON EXHIBIT C TO RECEIVE FOR AND ON BEHALF OF SUCH SUBORDINATED HOLDER SERVICE OF PROCESS IN ILLINOIS. SENIOR SUBORDINATED LENDER ACKNOWLEDGES AND AGREES THAT IT HAS A PRESENCE IN THE STATE OF ILLINOIS AND IS SUBJECT TO SERVICE OF PROCESS IN ILLINOIS. BORROWER AND EACH SUBORDINATED HOLDER OTHER THAN THE STATE OF MICHIGAN FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF SAID COURTS BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER OR SUCH SUBORDINATED HOLDER AND AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW, (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT OF SENIOR LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR PRECLUDE SENIOR LENDER FROM BRINGING AN ACTION OR PROCEEDING IN RESPECT HEREOF IN ANY OTHER COUNTRY, STATE OR PLACE HAVING JURISDICTION OVER SUCH ACTION. BORROWER AND EACH SUBORDINATED HOLDER OTHER THAN THE STATE OF MICHIGAN HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT LOCATED IN CHICAGO, ILLINOIS AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          20. GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

               [remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              GENERAL MANUFACTURED HOUSING, INC.,
                              a Georgia corporation and successor
                              by merger to GMH Acquisition Corp.,
                              a Delaware corporal

                              By:   /s/ Gary M. Brost
                                   ______________________________
                                   Gary M. Brost
                                   President


                              GMH HOLDINGS, INC., a Delaware
                              corporation

                              By:   /s/ Gary M. Brost
                                   ______________________________
                                   Gary M. Brost
                                   President


                              THE EQUITABLE LIFE ASSURANCE
                              SOCIETY OF THE UNITED STATES, a New
                              York insurance company

                              By: /s/ James R. Wilson
                                 ________________________________
                              Name: James R. Wilson
                              Title: Investment Officer


                              RFE INVESTMENT PARTNERS V, L.P., a
                              Delaware limited partnership

                              By:  RFE Associates V, L.P., a
                                   Delaware limited partnership,
                                   its sole general partner

                                   By: /s/ James A. Parsons
                                      ___________________________
                                      James A. Parsons
                                      General Partner


                              STERLING COMMERCIAL CAPITAL, INC.,
                              a New York corporation

                              By:   /s/ Harvey Rosenblatt
                                   _______________________________
                                   Harvey Rosenblatt
                                   Executive Vice President


                              STATE TREASURER OF THE STATE OF
                              MICHIGAN, Custodian of the Michigan
                              Public School Employees' Retirement
                              System, State Employees' Retirement
                              System, Michigan State Police
                              Retirement System and Michigan
                              Judges Retirement System

                              By:   /s/ Paul E. Rice
                                   _______________________________
                                   Paul E. Rice
                                   Administrator, Alternative
                                   Investments Division


                              STRATEGIC INVESTMENTS & HOLDINGS,
                              INC., a Delaware corporation

                              By:   /s/ Gary M. Brost
                                   _______________________________
                                   Gary M. Brost
                                   President


                              FIRST SOURCE FINANCIAL LLP, an
                              Illinois registered limited
                              liability partnership

                              By:  First Source Financial, Inc.,
                                   a Delaware corporation, its
                                   Agent/Manager

                                   By: /s/ illegible
                                      ____________________________
                                   Name:
                                   Title:

                                   EXHIBIT A


                                (See Attached)

                      GENERAL MANUFACTURED HOUSING, INC.

                Senior Subordinated Note due December 21, 2002

     PPN# 37029* AA 7
     No. R-1                                                      New York, N.Y.
     $17,243,295                                               December 21, 1995

               GENERAL MANUFACTURED HOUSING, INC., a Georgia corporation (the "Company"), for value received, hereby promises to pay to THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, or registered assigns, the principal amount of $17,243,295 on December 21, 2002, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal amount at the rate of (a) for the period from the date hereof to and including March 31, 2001, 10.87% per annum, and
     (b) 14.50% per annum thereafter, payable quarterly on each March 31, June 30, September 30 and December 31 after the date hereof, commencing March 31, 1996, until such unpaid balance shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue interest, at the rate of 2.00% per annum plus the otherwise applicable rate until paid, payable quarterly as aforesaid or, at the option of the holder hereof, on demand. Payments of principal, premium, if any, and interest on this Note shall be made in lawful money of the United States of America at the principal office of The Chase Manhattan Bank, N.A., in the Borough of Manhattan, the City and State of New York, or at such other office or agency in such Borough as the Company shall have designated by written notice to the holder of this Note as provided in the Note and Warrant Purchase Agreement referred to below.

               This Note is one of the Company's Senior Subordinated Notes due December 21, 2002 (the "Notes"), originally issued in the aggregate principal amount of $17,243,295 pursuant to the Note and Warrant Purchase Agreement, dated as of December 21, 1995, as from time to time amended, between the Company and the institutional investor referred to therein. The holder of this Note is entitled to the benefits of such Note and Warrant Purchase Agreement and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

               The obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement, dated as of December 21, 1995 (the "Subordination Agreement"), among the Company, The Equitable Life Assurance Society of the United States., RFE Investment Partners V, L.P., Sterling Commercial Capital, Inc., the State Treasurer of the State of Michigan, as Custodian, and First Source Financial LLP (the "Senior Lender"), to the obligations (including interest) owed by the Company to the holders of all the Notes issued pursuant to that certain Secured Credit Agreement, dated as of December 21, 1995, between the Company and the Senior Lender, as such Secured Credit Agreement has been and hereafter may be supplemented and amended from time to time; and each holder hereof, by its acceptance hereof, agrees to be bound by the provisions of the Subordination Agreement.

               This Note is a registered Note and is transferable only upon surrender of this Note for registration or transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder hereof or his attorney duly authorized in writing. References in this Note to a "holder" shall mean the person in whose name this Note is at the time registered on the register kept by the Company as provided in such Note and Warrant Purchase Agreement and the Company may treat such person as the owner of this Note for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

               The Notes are subject to required and optional prepayment, in whole or in part, in certain cases with a premium and in other cases without a premium, all as specified in such Note and Warrant Purchase Agreement.

               In case an Event of Default, as defined in such Note and Warrant Purchase Agreement, shall occur and be continuing, the unpaid balance of the principal of this Note may become due and payable to the extent provided in such Note and Warrant Purchase Agreement.

                                   EXHIBIT B


                                (See Attached)

        THIS JUNIOR SUBORDINATED NOTE IS SUBORDINATED PURSUANT TO THE
         TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED THE DATE
         HEREOF AMONG THE PAYEE, THE OTHER PURCHASERS WHO ARE PARTIES
          TO THE AGREEMENT (AS DEFINED BELOW), THE MAKER, THE SENIOR
             LENDER, THE SENIOR SUBORDINATED LENDER AND STRATEGIC
             INVESTMENTS & HOLDINGS, INC. (ALL AS DEFINED BELOW).


                      GENERAL MANUFACTURED HOUSING, INC.

                  JUNIOR SUBORDINATED NOTE DUE JUNE 30, 2003


     $145,454.50
                                                               December 21, 1995


          FOR VALUE RECEIVED, GENERAL MANUFACTURED HOUSING, INC. a Georgia corporation with its principal office at 2255 Industrial Boulevard, Waycross, Georgia 31503 (the "Maker"), hereby unconditionally promise(s) to pay to the order of STERLING COMMERCIAL CAPITAL, INC. (the "Payee"), or registered assigns at the office of the Payee located at 175 Great Neck Road, Great Neck, New York 11021 or at such other office as the holder hereof may designate, in lawful money of the United States, the principal sum of One Hundred Forty Five Thousand Four Hundred Fifty Four and 50/100 Dollars ($145,454.50), together with interest thereon as provided for below.

          This Note is one of a duly authorized issue of Junior subordinated Notes of the Maker, limited in aggregate principal amount to Five Million Dollars ($5,000,000.00) (the "Notes"), copies of which are available for inspection at the Maker's principal office. The Notes have been sold pursuant to a Securities Purchase Agreement dated as of the date hereof, among the Maker and the Payees of the Notes (the "Agreement"), a copy of which is available for inspection at the Maker's principal office. This
     Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Agreement. Reference to the Agreement and the Subordination Agreement (as defined below) shall in no way impair the negotiability hereof or the absolute and unconditional obligation of the Maker to pay both principal of and interest on this Note as provided herein.

     1. Equal Rank. The Notes rank equally and ratably without priority over one another. No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to the other Notes in an amount which bears the same ratio to the then unpaid balance on such other Notes as the payment made hereon bears to the then unpaid balance under this Note.

     2. Interest. Interest shall accrue on the outstanding principal balance hereof at a rate per annum equal to thirteen percent (13%) per annum, payable (in the event and only to the extent that Maker has accumulated earnings sufficient to pay such accrued interest) quarterly, on the first day of December, March, June and September in each year and on the Maturity Date (as defined below), commencing on March 31, 1996. Interest for the period commencing with the date of this Note through March 31, 1996 shall be payable on March 31, 1996.

          If all or a portion of the principal amount of or interest on this Note shall not be paid when due (whether or not such interest has been earned as provided above and whether at stated maturity, by acceleration or otherwise) such overdue amount shall bear interest at a rate per annum which is 2% above the rate that would otherwise be applicable thereto.

          Anything contained in this Note to the contrary notwithstanding, the Payee does not intend to charge and the Maker shall not be required to pay interest or other charges in excess of the maximum rate (if any) permitted by applicable law (if any). Any payments in excess of such maximum shall be refunded to the Maker or credited against principal.

     3. Payment of Principal and Interest. The Maker shall pay the entire unpaid principal hereof and any accrued and unpaid interest thereon in one lump payment due on June 30, 2003. The term "Maturity Date" shall mean June 30, 2003.

     4. Subordination. Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall be subordinated to the prior payment and satisfaction of all indebtedness of the Maker to (i) First Source Financial LLP (the "Senior Lender") arising out of the Secured Credit Agreement dated December 21, 1995 (the "Loan Agreement") between the Senior Lender and the Maker, including any such additional indebtedness permitted by the Subordination Agreement, and (ii) The Equitable Life Assurance Society of the United States (the "Senior Subordinated Lender") arising out of that certain Note and Warrant Purchase Agreement dated as of December 21, 1995 (the "Note Agreement"), between the Maker and the Senior Subordinated Lender (such indebtedness of the Maker to which this Note is subordinated being hereinafter referred to as "Senior Indebtedness"), which subordination shall be subject to the terms and conditions of that certain Subordination Agreement dated as of the date hereof between the Maker, the Senior Lender, the Senior Subordinated Lender, Strategic Investments & Holdings, Inc. and the Payees of the Notes. Senior Indebtedness shall include any replacement or refinancing thereof. This Note and the other Notes shall be senior in right of payment to all other borrowed money indebtedness of the Maker, except the Senior Indebtedness.

     5. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Maker, this Note shall be entitled to a claim in liquidation after the payment in full of all Senior Indebtedness of the Maker, but before participation by the holders of any debt subordinate hereto or of any capital stock of the Maker. The amount of the claim in liquidation shall equal the amount to which the Payee of this Note would be entitled in the case of payment, whether or not this Note is eligible for payment at the time of liquidation. If upon such liquidation, dissolution, or winding up, the assets available for distribution among the holders of the Notes shall be insufficient to permit the payment of the full amounts of their claims in liquidation, then the entire assets of the Maker to be distributed to the holders of the Notes shall be distributed pro-rata among the holders of the Notes based upon the amounts of their respective claims in liquidation.

     6. Prepayment. Optional prepayment. The Maker may prepay the principal hereof and all interest thereon in whole or in part at any time without penalty or premium after ten (10) days' prior written notice to the holders of the Notes; provided that any partial prepayment is in multiples of $10,000. At the time of prepayment, all interest owing on the amount prepaid to the date of payment must simultaneously be paid.

     7. Expenses. The Maker shall pay the Payee, on demand, for all reasonable costs and expenses, including, but not limited to, reasonable attorneys' fees, incurred in the collection or enforcement of this Note.

     8. Disclosure of Senior Indebtedness. The Maker shall notify the Payee of this Note of the existence of any Senior Indebtedness, incurred from time to time, or any written modification, extension, renewal or rollover thereof or any default therein within five (5) days of the date it is incurred or occurs. Such notice shall provide the Payee of this Note access to all documents executed in connection therewith and all information with respect thereto.

     9. Default; Acceleration. The occurrence of any of the following shall constitute an "Event of Default":

          (a) The breach by the Maker of any of the terms or provisions contained in this Note or any of the Notes, including without limitation the failure to pay when due (whether at the date hereof or at a date fixed for prepayment hereof or by acceleration hereof or otherwise) any principal, interest, charges or other amounts hereunder or failure to perform hereunder or under any of the Notes and such breach shall continue unremedied for five business days; or

          (b)  If the Maker

               (i) shall commence any case or proceeding or other action relating to it under any bankruptcy, insolvency or other similar law or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or

               (ii) shall admit the material allegations of any petition or pleading in connection with any such case or proceeding; or

               (iii) makes an application for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for the Maker or for all or a substantial part of the Maker's property; or

               (iv)  makes a general assignment for the benefit of creditors; or

               (v) is unable or admits in writing its inability to pay its debts as they mature; or

          (c) Commencement of any case or proceeding or the taking of any other action against the maker in bankruptcy, insolvency, or similar law or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, winding-up, composition or for any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act of law or any jurisdiction, domestic or foreign, now or hereafter existing; or the appointment of a receiver, conservator, trustee or similar officer for the Maker or for all or a substantial part of the Maker's property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Maker; and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or

          (d) An event of default shall occur under (i) the Senior Loan Agreement (as defined in the Securities Purchase Agreement) or related documents, or (ii) any of the Senior Subordinated Note Instruments (as defined in the Securities Purchase Agreement) or related documents, or
     (iii) any other agreements relating to Senior Indebtedness or (iv) any of the Notes; or

          (e) The Maker shall fail to comply with any of its covenants contained in the Agreement or the Investors Rights Agreement dated as of the date hereof among the Maker, the Payees of the Notes and certain other parties, and such failure continues unremedied for a period of thirty (30) days after the Maker receives written notice from the Payee of such default; or

          (f) Any representation or warranty of the Maker in the Agreement or in any other document or instrument delivered pursuant to the Agreement shall prove to have been false in any material respect upon the date when made; or

          (g) Maker shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any indebtedness for borrowed money (other than the Senior Indebtedness) or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any indebtedness for borrowed money (other than the Senior Indebtedness) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; or

          (h) There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against maker that with other outstanding final judgments, undischarged, against Maker exceeds in the aggregate $250,000; or

          (i) The Maker shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business; or

          (j) The Agreement or the Investors' Rights Agreement shall cease, for any reason, to be in full force and effect other than in accordance with the terms thereof.

          Upon the occurrence, and at any time during the continuance, of an Event of Default, the Payee, at the Payee's option and without the need for presentment, demand, protest, or other notice of any kind, may declare all unpaid principal hereof and interest hereunder to be immediately due and payable and same shall become immediately due and payable upon such declaration; provided that in the event of any Event of Default specified in clauses (b) and (c) above, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Payee.

     10. Certain Waivers. The Maker and any endorser or guarantor hereof (collectively, the "Obligors") and each of them (i) waive(s) presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, or any collateral or other security; (ii) consent(s) to any and all delays, extensions, renewals or other modifications of this Note, any related document or the debt(s) or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect, record, preserve, realize upon, or lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Payee or any other forbearance or indulgence shown by the Payee, from time to time and in one or more instances (without notice to or assent from any of the Obligors) and agree(s) that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; (iii) agree(s) that the full or partial release or discharge of any Obligor(s) shall not release, discharge or otherwise impair the liabilities of any other Obligor(s); and (iv) otherwise waive(s) any other defenses based on suretyship or impairment of collateral.

     11. Registration and Transfer of this Note. The Maker shall keep at its principal executive office a register (herein sometimes referred to as the "Note Register"), in which, but at its expense (other than transfer taxes, if any), the Maker shall provide for the registration and transfer of the Notes. The Payee of this Note, at such Payee's option, may in person or by duly authorized attorney surrender this Note for exchange at the principal office of the Maker, to receive in exchange therefor a new Note or Notes, as may be requested by such Payee, of the same series and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered; provided, however, that any transfer tax relating to such transaction shall be paid by the Payee requesting the exchange. Each such new Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so surrendered and shall be in such principal amount and registered in such name or names as such Payee may designate in writing.

     12. Lost Documents. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Notes exchanged for it, and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Maker will make and deliver in lieu of such Note a new Note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Note in lieu of which such new Note is made and delivered.

     13. Commercial Transaction; Jury Waiver. THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION. THE MAKER HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH, THIS NOTE AND/OR ANY RELATED DOCUMENT. THE MAKER FURTHER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS NOTE AND THE OTHER FINANCING DOCUMENTS WITH ITS COUNSEL AND THAT IT ON ITS OWN HAS MADE THE DETERMINATION TO EXECUTE THIS NOTE AND ALL OTHER FINANCING DOCUMENTS TO WHICH IT IS A PARTY AFTER CONSIDERATION OF ALL OF THE TERMS OF THIS NOTE AND SUCH OTHER DOCUMENTS (INCLUDING THE INTEREST RATE) AND OF ALL OTHER FACTORS WHICH IT CONSIDERS RELEVANT.

     14. Binding Nature. This Note shall bind the Maker and the Maker's successors and permitted assigns and shall inure to the benefit of the Payee and the Payee's heirs, representatives, successors and permitted assigns. This Note may only be transferred to a transferee of shares of capital stock of GMH Holdings, Inc. which have been issued pursuant to the Agreement. The term "Payee" as used herein shall include, in addition to the initial Payee, any successors, endorsees, or other permitted assigns of such Payee and shall also include any other holder of this Note.

     15. Governing Law. This Note shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to its rules pertaining to conflicts of laws thereunder.

     16. Miscellaneous. No delay or omission by the Payee in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or any other right or remedy; and a waiver on one occasion shall not be a bar to or waiver of any right or remedy on any other occasion. All rights and remedies of the Payee hereunder, any other applicable document and under applicable law shall be cumulative and not in the alternative. No provision of this Note may be waived or modified orally but only by a writing (a) signed by the party against whom enforcement of such amendment, waiver or other modification is sought and (b) consented to in writing by holders of Notes representing sixty six and 2/3 percent (66-2/3%) in principal amount of the Notes.

     17. Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed first class postage prepaid, or delivered by hand or by messenger to the Maker or to the Payee hereof at their respective addresses set forth at the beginning of this Note or at such other respective addresses as may be furnished in writing to each other.

          IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the day and year first written above.

                                   Maker:

                                   GENERAL MANUFACTURED HOUSING, INC.



                                   By:    /s/ Gary M. Brost
                                      _________________________________
                                      Name:   Gary M. Brost
                                      Title:  President